Exhibit 99.1

October 8, 2014

Dear Agilent Technologies, Inc. Shareholder:

In September 2013, we announced plans to separate our electronic measurement business from our life sciences, chemical analysis and diagnostics and genomics businesses. The separation will occur by means of a spinoff of a company named Keysight Technologies, Inc. (“Keysight”), which was formed to hold our electronic measurement business. The life sciences, chemical analysis and diagnostics and genomics businesses will remain a part of the existing publicly traded company, which will continue to be named Agilent Technologies, Inc. (“Agilent”). As two distinct businesses, Agilent and Keysight will be better positioned to capitalize on significant growth opportunities and provide greater focus on their respective businesses and strategic priorities.

Both of these companies have businesses with valuable assets and industry-leading products and services. Keysight will be a leading global provider of electronic measurement solutions. As an independent, publicly traded company, Keysight will be able to pursue its own growth strategies and prioritize investment spending and capital allocation accordingly. Agilent will continue to be a leading measurement company providing core bio-analytical measurement solutions to the life sciences, chemical analysis and diagnostics and genomics industries. After the separation, Agilent will be able to better focus its capital deployment strategy and implement an appropriate capital structure to meet the needs of its shareholder base.

The separation will provide current Agilent shareholders with ownership interests in both Agilent and Keysight. We expect that, for U.S. federal income tax purposes, the separation will be tax-free to Agilent shareholders.

The separation will be in the form of a pro rata distribution of 100% of the outstanding shares of Keysight common stock to holders of Agilent common shares. Each Agilent shareholder will receive one share of Keysight common stock for every two shares of Agilent common stock held on October 22, 2014, the record date for the distribution. You do not need to take any action to receive shares of Keysight common stock to which you are entitled as an Agilent shareholder. You do not need to pay any consideration or surrender or exchange your Agilent common shares to participate in the spin-off.

I encourage you to read the attached information statement, which is being provided to all Agilent shareholders who held shares on the record date for the distribution. The information statement describes the separation in detail and contains important business and financial information about Keysight.

I believe the separation is a positive progression for our businesses and our shareholders. We remain committed to working on your behalf to continue to build long-term shareholder value.

Sincerely,

William P. (Bill) Sullivan President and Chief Executive Officer Agilent Technologies, Inc.

October 8, 2014

Dear Future Keysight Technologies, Inc. Shareholder:

I am pleased to welcome you as a future shareholder of our company, Keysight Technologies, Inc. (“Keysight”). We are a leading global provider of electronic measurement equipment with a legacy of more than 75 years. Our knowledge and expertise in this business are unparalleled and translate into superior quality, customer support and service. During the past decade, we have developed a business model that has resulted in sustained financial performance throughout the business cycle.

Now, as a stand-alone company, we will focus 100% on opportunities in electronic measurement. We have plans to expand beyond our current leadership positions and win in key markets, including wireless communications, modular instrumentation and software. With those growth opportunities, and our solid financial profile, we are committed to creating and enhancing shareholder value.

I encourage you to learn more about Keysight and our strategic initiatives by reading the attached information statement. Keysight has applied to list its common stock on the New York Stock Exchange under the symbol “KEYS.”

Sincerely,

Ronald S. Nersesian President and Chief Executive Officer Keysight Technologies, Inc.

INFORMATION STATEMENT

Keysight Technologies, Inc.

This information statement is being furnished in connection with the distribution by Agilent Technologies, Inc. (“Agilent”) to its shareholders of all of the outstanding shares of common stock of Keysight Technologies, Inc., a wholly owned subsidiary of Agilent that will hold, directly or indirectly, the assets and liabilities associated with Agilent’s electronic measurement business (“Keysight”). To implement the distribution, Agilent will distribute all of the shares of Keysight common stock on a pro rata basis to the Agilent shareholders in a manner that is intended to be tax-free for U.S. federal income tax purposes.

For every two shares of Agilent common stock held of record by you as of the close of business on October 22, 2014, the record date for the distribution, you will receive one share of Keysight common stock. You will receive cash in lieu of any fractional shares of Keysight common stock that you would have received after application of the above ratio. As discussed under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your Agilent common shares “regular-way” after the record date and before the distribution, you also will be selling your right to receive shares of Keysight common stock in connection with the separation. Keysight expects the shares of Keysight common stock to be distributed by Agilent to you on November 1, 2014. Keysight refers to the date of the distribution of the Keysight common stock as the “distribution date.”

No vote of Agilent shareholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Agilent a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing Agilent common shares or take any other action to receive your shares of Keysight common stock.

There is no current trading market for Keysight common stock, although Keysight expects that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and Keysight expects “regular-way” trading of Keysight common stock to begin on the first trading day following the distribution. Keysight has been authorized to have its common stock listed on the New York Stock Exchange (the “NYSE”) under the symbol “KEYS.” Following the distribution, Agilent will continue to trade on the NYSE under the symbol “A.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 9.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is October 8, 2014.

This information statement was first mailed to Agilent shareholders on or about October 8, 2014.

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION	i
INFORMATION STATEMENT SUMMARY	1
SUMMARY HISTORICAL COMBINED FINANCIAL INFORMATION	8
RISK FACTORS	9
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	28
DIVIDEND POLICY	29
CAPITALIZATION	30
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	31
SELECTED HISTORICAL COMBINED FINANCIAL DATA	39
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.	40
BUSINESS	63
MANAGEMENT	75
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS	83
DIRECTOR COMPENSATION	113
KEYSIGHT TECHNOLOGIES, INC. 2014 EQUITY AND INCENTIVE COMPENSATION PLAN	114
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	119
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	128
THE SEPARATION AND DISTRIBUTION	130
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	136
DESCRIPTION OF MATERIAL INDEBTEDNESS	139
DESCRIPTION OF KEYSIGHT’S CAPITAL STOCK	141
WHERE YOU CAN FIND MORE INFORMATION	146
INDEX TO FINANCIAL STATEMENTS	F-1

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Keysight assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Keysight” and the “company” refer to Keysight Technologies, Inc., a Delaware corporation, and its consolidated subsidiaries. References to Keysight’s historical business and operations refer to the business and operations of Agilent’s electronic measurement business that will be transferred to Keysight in connection with the separation and distribution. References in this information statement to “Agilent” refer to Agilent Technologies, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

Trademarks, Trade Names and Service Marks

Keysight owns or has rights to use the trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the more important trademarks that Keysight owns or has rights to use that appear in this information statement include: “Keysight” and “Keysight Technologies,” which may be registered or trademarked in the United States or other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this information statement is, to our knowledge, owned by such other company.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Keysight Technologies, Inc. and why is Agilent separating Keysight’s business and distributing Keysight stock?

Keysight, which is currently a wholly owned subsidiary of Agilent, was formed to hold Agilent’s electronic measurement business. The separation of Keysight from Agilent and the distribution of Keysight common stock are intended to provide you with equity investments in two separate, publicly traded companies that will be able to focus on each of their respective businesses. Agilent and Keysight expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the sections entitled “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?

Agilent is delivering this document to you because you are a holder of Agilent common shares. If you are a holder of Agilent common shares as of the close of business on October 22, 2014, the record date of the distribution, you will be entitled to receive one share of Keysight common stock for every two shares of Agilent common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in Agilent and your investment in Keysight after the separation.

How will the separation of Keysight from Agilent work?

To accomplish the separation, Agilent will distribute all of the outstanding shares of Keysight common stock to Agilent shareholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes.

Why is the separation of Keysight structured as a distribution?

Agilent believes that a tax-free distribution for U.S. federal income tax purposes of shares of Keysight stock to the Agilent shareholders is an efficient way to separate its electronic measurement business in a manner that will create long-term value for Agilent, Keysight and their respective shareholders.

What is the record date for the distribution?	The record date for the distribution will be October 22, 2014.

When will the distribution occur?

It is expected that all of the shares of Keysight common stock will be distributed by Agilent on November 1, 2014 to holders of record of Agilent common shares at the close of business on October 22, 2014, the record date for the distribution.

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What do shareholders need to do to participate in the distribution?

Shareholders of Agilent as of the record date for the distribution will not be required to take any action to receive Keysight common stock in the distribution, but you are urged to read this entire information statement carefully. No shareholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing Agilent common shares or take any other action to receive your shares of Keysight common stock. Please do not send in your Agilent stock certificates. The distribution will not affect the number of outstanding Agilent shares or any rights of Agilent shareholders, although it will affect the market value of each outstanding Agilent common share.

How will shares of Keysight common stock be issued?

You will receive shares of Keysight common stock through the same channels that you currently use to hold or trade Agilent common shares, whether through a brokerage account, 401(k) plan or other channel. Receipt of Keysight shares will be documented for you in the same manner that you typically receive shareholder updates, such as monthly broker statements and 401(k) statements.

If you own Agilent common shares as of the close of business on the record date for the distribution, including shares owned in certificate form or through the Agilent dividend reinvestment plan, Agilent, with the assistance of Computershare Trust Company, N.A., the settlement and distribution agent, will electronically distribute shares of Keysight common stock to you or to your brokerage firm on your behalf in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of Keysight common stock, or your bank or brokerage firm will credit your account for the shares.

If I was enrolled in the Agilent dividend reinvestment plan, will I automatically be enrolled in the Keysight dividend reinvestment plan?	Keysight does not currently expect to pay a cash dividend on shares of Keysight common stock. Accordingly, Keysight will not initially have a dividend reinvestment plan. See “Dividend Policy.”

How many shares of Keysight common stock will I receive in the distribution?

Agilent will distribute to you one share of Keysight common stock for every two shares of Agilent common stock held by you as of the record date for the distribution. Based on approximately 333,632,232 Agilent common shares outstanding as of August 31, 2014, a total of approximately 166,816,116 shares of Keysight common stock will be distributed. For additional information on the distribution, see “The Separation and Distribution.”

Will Keysight issue fractional shares of its common stock in the distribution?

No.  Keysight will not issue fractional shares of its common stock in the distribution. Fractional shares that Agilent shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those shareholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences.”

What are the conditions to the distribution?	The distribution is subject to final approval by the board of directors of Agilent, as well as to a number of conditions, including, among others:

•      the transfer of assets and liabilities to Keysight in accordance with the separation and distribution agreement will have been completed, other than assets and liabilities intended to transfer after the distribution;

•      Agilent will have received an opinion of Baker & McKenzie LLP, tax counsel to Agilent, regarding the qualification of the separation and the distribution as a reorganization within the meaning of Sections 355(a) and 368(a)(1)(D) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•      the U.S. Securities and Exchange Commission (or the “SEC”) will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to Agilent shareholders;

•      no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

• the shares of Keysight common stock to be distributed will have been accepted for listing on the NYSE, subject to official notice of distribution;

• the financing described under the section entitled “Description of Material Indebtedness” will have been completed; and

•      no other event or development will have occurred or exist that, in the judgment of Agilent’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Agilent and Keysight cannot assure you that any or all of these conditions will be met. In addition, Agilent can decline at any time to go forward with the separation. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the separation?

The completion and timing of the separation are dependent upon a number of conditions. It is expected that the shares of Keysight common stock will be distributed by Agilent on November 1, 2014 to the holders of record of Agilent common shares at the close of business on October 22, 2014, the record date for the distribution. However, no assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

Can Agilent decide to cancel the distribution of Keysight common stock even if all the conditions have been met?

Yes.  The distribution is subject to the satisfaction or waiver of certain conditions. See “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, Agilent has the right to terminate the distribution, even if all of the conditions are satisfied.

What if I want to sell my Agilent common stock or my Keysight common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of Agilent stock?

Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, it is expected that there will be two markets in Agilent common shares: a “regular-way” market and an “ex-distribution” market. Agilent common shares that trade in the “regular-way” market will trade with an entitlement to shares of Keysight common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Keysight common stock distributed pursuant to the distribution.

If you decide to sell any Agilent common shares before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Agilent common shares with or without your entitlement to Keysight common stock pursuant to the distribution.

Where will I be able to trade shares of Keysight common stock?

Keysight has been authorized to have its common stock listed on the NYSE under the symbol “KEYS.” Keysight anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to the distribution date and that “regular-way” trading in Keysight common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell Keysight common stock up to the distribution date, but your transaction will not settle until after the distribution date. Keysight cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of Agilent common shares?	Agilent common stock will continue to trade on the NYSE after the distribution under the symbol “A.”

Will the number of Agilent common shares that I own change as a result of the distribution?	No. The number of Agilent common shares that you own will not change as a result of the distribution.

Will the distribution affect the market price of my Agilent shares?

Yes.  As a result of the distribution, Agilent expects the trading price of Agilent common shares immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the electronic measurement business held by Keysight. There can be no assurance that the aggregate market value of the Agilent common shares and the Keysight common stock following the separation will be higher or lower than the market value of Agilent common shares if the separation did not occur. This means, for example, that the combined trading prices of one Agilent common share and 0.5 shares of Keysight common stock after the distribution (representing the number of shares of Keysight common stock to be received per every one share of Agilent common stock in the distribution) may be equal to, greater than or less than the trading price of one Agilent common share before the distribution.

What are the material U.S. federal income tax consequences of the distribution?

Provided the distribution qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Keysight’s common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Keysight’s common stock.

For more information regarding the potential U.S. federal income tax consequences to Keysight, Agilent and you of the separation and distribution, see “Material U.S. Federal Income Tax Consequences.”

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What are the material state, local and foreign income tax consequences of the separation and distribution?

The opinion of tax counsel does not address the state, local or foreign income tax consequences of the separation and the distribution. You should consult your tax advisor about the particular state, local and foreign tax consequences of the distribution to you, which consequences may differ from those described in the section entitled “Material U.S. Federal Income Tax Consequences.”

How will I determine my tax basis in the shares I receive in the distribution?

For U.S. federal income tax purposes, your aggregate basis in the common shares that you hold in Agilent and the new Keysight common stock received in the distribution (including any fractional share interest in Keysight common stock for which cash is received) will equal the aggregate basis in the Agilent common shares held by you immediately before the distribution, allocated between your Agilent common shares and the Keysight common stock (including any fractional share interest in Keysight common stock for which cash is received) you receive in the distribution in proportion to the relative fair market value of each on the distribution date.

You should consult your tax advisor about the particular consequences of the distribution to you, including the application of the tax basis allocation rules and the application of state, local and foreign tax laws.

What will Keysight’s relationship be with Agilent following the separation?

Keysight has entered into a separation and distribution agreement with Agilent to effect the separation and provide a framework for Keysight’s relationship with Agilent after the separation and has entered into certain other agreements, including a services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a trademark license agreement and a real estate matters agreement. These agreements govern the separation between Keysight and Agilent of the assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) of Agilent and its subsidiaries attributable to periods prior to, at and after Keysight’s separation from Agilent and will govern certain relationships between Keysight and Agilent after the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Person Transactions.”

Who will manage Keysight after the separation?

Keysight benefits from having in place a management team with an extensive background in the electronic measurement business. Led by Ron Nersesian, who will be Keysight’s chief executive officer after the separation, Keysight’s management team possesses deep knowledge of, and extensive experience in, its industry. Keysight’s management team also includes Neil Dougherty, Ingrid Estrada, Mike Gasparian, Soon Chai Gooi, Guy Séné, John Skinner and Stephen Williams, who have all held senior positions of responsibility at Agilent. For more information regarding Keysight’s management, see “Management.”

Are there risks associated with owning Keysight common stock?

Yes.  Ownership of Keysight common stock is subject to both general and specific risks, including those relating to Keysight’s business, the industry in which it operates, its ongoing contractual relationships with Agilent and its status as a separate, publicly traded company. Ownership of Keysight common stock is also subject to risks relating to the separation. These risks are described in the “Risk Factors” section of this information statement beginning on page 9. You are encouraged to read that section carefully.

Does Keysight plan to pay dividends?

Keysight does not currently expect to pay dividends on its common stock. The declaration and payment of any dividends in the future by Keysight will be subject to the sole discretion of its board of directors and will depend upon many factors. See “Dividend Policy.”

Will Keysight incur any indebtedness prior to or at the time of the distribution?	Yes. Keysight anticipates having certain indebtedness upon completion of the separation. See “Description of Material Indebtedness” and “Risk Factors—Risks Related to Keysight’s Business.”

Who will be the distribution agent, transfer agent, registrar and information agent for the Keysight common stock?

The distribution agent, transfer agent and registrar for the Keysight common stock will be Computershare Trust Company, N.A. For questions relating to the transfer or mechanics of the stock distribution, you should contact:

Computershare 211 Quality Circle, Suite 210 College Station, TX 77845 (877) 373-6374

Where can I find more information about Agilent and Keysight ?	Before the distribution, if you have any questions relating to Agilent’s business performance, you should contact:

Agilent Technologies, Inc. 5301 Stevens Creek Blvd. Santa Clara, CA 95051

After the distribution, Keysight shareholders who have any questions relating to Keysight’s business performance should contact Keysight at:

Keysight Technologies, Inc. 1400 Fountaingrove Parkway Santa Rosa, CA 95403

Keysight’s investor website is http://investor.keysight.com.

INFORMATION STATEMENT SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and Keysight’s business and financial position, you should carefully review this entire information statement.

This information statement describes the Electronic Measurement Business of Agilent to be transferred to Keysight by Agilent in the separation as if the transferred business were Keysight’s business for all historical periods described. References in this information statement to Keysight’s historical assets, liabilities, products, businesses or activities of Keysight’s business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the Electronic Measurement Business as part of Agilent and its subsidiaries prior to the separation.

The Company

Keysight provides electronic measurement solutions to the communications and electronics industries. We provide electronic measurement instruments and systems and related software, software design tools and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. We also offer customization, consulting and optimization services throughout the customer’s product lifecycle.

In the first quarter of 2014, in conjunction with the separation, we reorganized our business into two reportable operating segments, the measurement solutions segment and customer support and services segment. The measurement solutions segment consists of businesses that sell hardware and software products including radio frequency (“RF”), microwave, digital and other test technology solutions. The customer support and services segment consists of businesses that provide repair and calibration services for our customers’ installed base of instruments and facilitates the resale of refurbished used equipment.

We have a comprehensive sales strategy that uses our direct sales force, distributors, resellers and manufacturer’s representatives. The strategy varies based on the size of the customer, the complexity of products and geographical coverage. Of our total net revenue of $2.9 billion for the fiscal year ended October 31, 2013, we generated 33% in the United States and 67% outside the United States.

Our primary research and development and manufacturing sites are in California and Colorado in the United States and, outside the United States, in China, Germany, India, Japan, Malaysia, Singapore and Spain.

As of October 31, 2013, our headcount was approximately 8,500. Prior to the separation, approximately 1,200 additional employees of Agilent’s corporate and shared services will be transferred to our business. We generated $2.9 billion in total net revenue in the fiscal year ended October 31, 2013 and $3.3 billion in total net revenue in each of the fiscal years ended October 31, 2012 and 2011.

The net revenue, income from operations and assets by business segment, for each of the three years ended October 31, 2013 are shown in Note 16, “Segment Information,” to our combined financial statements, which are included elsewhere in this information statement.

Strategies

Keysight plans to invest in product development as well as expand its presence in the emerging markets to facilitate growth.

Invest in our product portfolio to address the changing needs of the market:  Keysight is investing in research and development to design measurement solutions that will satisfy the changing needs of our customers. These changes are being driven by the need for faster data rates and new form factors, and by evolving technology standards.

•                  Invest in new wireless communication measurement platforms.  Keysight is investing in the development of new wireless communications test solutions to satisfy the market that is being driven by the explosive growth in mobile data and evolving wireless standards.

•                  Invest in modular solutions.  The market for modular solutions is expected to grow faster than the overall electronic measurement market. Keysight is investing to leverage our strength in feature rich instrumentation into a portfolio of modular measurement solutions.

•                  Accelerate the value migration to software solutions.  An increasing percentage of measurement science and functionality is delivered through software solutions. Keysight’s portfolio of embedded software solutions, stand-alone software packages and software productivity tools is extensive and represents a significant corporate asset. Keysight will continue to invest in software development to capitalize on the growth opportunity in software.

Invest to expand our presence in emerging markets:  Keysight is investing to capitalize on higher emerging market growth rates. The emerging markets of China, Russia, Brazil and India, as well as other high-growth economies in Asia and Latin America, represent an excellent opportunity to leverage our broad portfolio of electronic measurement solutions. The drivers of growth vary by country but include the following as examples: rapid adoption of wireless communications in large centers of populations, government-sponsored education and research funding, investment in satellite communications and modernization of critical defense systems.

Strengths

Keysight’s Electronic Measurement Business originated in 1939. Our legacy encompasses 75 years of innovation, measurement science expertise and deep customer relationships. Keysight does business with most Fortune 1000 companies that are developing electronic products. The following strengths are significant:

Technology Leadership as a Competitive Differentiator:  Twelve research and development (“R&D”) centers around the world provide expertise in specific measurement technologies, as well as proprietary integrated circuit design capability. We believe our products typically offer the highest specifications and fastest measurement speeds, which are required to test leading-edge technologies, and can give our customers a first-to-market advantage. These contributions are often recognized by industry-specific trade press, such as the EDN/EE Times ACE Award in 2013 for the Infiniium 90000 Q-Series Oscilloscope.

Broad Portfolio of Solutions to Address Customer Needs:  We believe Keysight has the broadest portfolio of electronic measurement products in the industry. Our hardware product portfolio spans many technologies, price points and form factors. We address time and frequency domain applications with RF, microwave, high-speed digital and general instrumentation. In addition, Keysight has a broad portfolio of software products including Electronic Design Automation software for RF and high-speed digital design, hundreds of measurement application packages to help customers make specific measurements quickly and consistently, and software tools for programming.

Industry Leading Commitment to Product Quality and Reliability:  We believe Keysight has a reputation in the industry for high-quality and high-reliability electronic measurement instrumentation and software. This reputation for quality is supported by a three-year instrument warranty. Quality and reliability are an integral part of our new product development processes.

Large Customer Installed Base:  Keysight has a large customer installed base based on the breadth of our product portfolio and our long history of  producing high performance and high quality products. This enables a strong and growing Customer Support and Service organization that provides a wide range of calibration and repair services, on both a per incident and contract basis, and provides a significant source of loyal customers for future sales.

Sales Channel with Global Reach:  Keysight has a worldwide and comprehensive sales channel. We have experienced management teams and highly technical sales and application engineers in all parts of the world, including a strong local presence in emerging markets. Our sales channel strategy is segmented by customer size and product characteristics. We deploy a direct sales organization for medium and large targeted accounts, and focus our direct sales efforts on higher performance products that require configuration and application specific information. Approximately 75% of our business comes from customer interactions with our direct sales organization. To ensure broad geographic coverage and wide availability of our general purpose products, we maintain a network of over 600 channel partners to complement our direct sales force.

Centralized Order Fulfillment:  Our order fulfillment organization allows us to leverage the scale and scope of our business to provide high-quality, market-leading instrument solutions to our customers while generating competitive gross margins. Our Penang, Malaysia site is our largest manufacturing facility, with a proven track record of operational excellence, technology capability and quality. We have an established network of suppliers and subcontractors, especially in Asia, that complement our in-house capabilities.

Business Model:  Keysight’s operating model incorporates a substantial amount of cost structure flexibility with the intent to be materially profitable across the business cycle. Our variable compensation programs, sales channel strategy and the outsourced components of our supply chain have been implemented to improve the flexibility of our cost structure.

Risks Associated with the Business and the Separation and Distribution

An investment in Keysight’s common stock is subject to a number of risks, including risks relating to the separation and distribution. The following list of risk factors is not exhaustive. Please read the information in the section captioned “Risk Factors” for a more thorough description of these and other risks.

Risks Related to Keysight’s Business

•                  Depressed and uncertain general economic conditions may adversely affect Keysight’s operating results and financial condition.

•                  Keysight’s operating results and financial condition could be harmed if the markets into which Keysight sells its products decline or do not grow as anticipated.

•                  If Keysight does not introduce successful new products and services in a timely manner to address increased competition through frequent new product and service introductions, rapid technological changes and changing industry standards, its products and services will become obsolete, and its operating results will suffer.

•                  Dependence on contract manufacturing and outsourcing other portions of Keysight’s supply chain may adversely affect its ability to bring products to market and damage its reputation. Dependence on outsourced information technology and other administrative functions may impair Keysight’s ability to operate effectively.

•                  Keysight’s operating results may suffer if its manufacturing capacity does not match the demand for its products.

•                  Economic, political and other risks associated with international sales and operations could adversely affect Keysight’s results of operations.

•                  Keysight’s business will suffer if it is not able to retain and hire key personnel.

•                  Keysight’s acquisitions, strategic alliances, joint ventures and divestitures may result in financial results that are different than expected.

•                  Environmental contamination from past operations could subject Keysight to unreimbursed costs and could harm on-site operations and the future use and value of the properties involved, and environmental contamination caused by ongoing operations could subject Keysight to substantial liabilities in the future.

•                  Keysight and its customers are subject to various governmental regulations, compliance with which may cause Keysight to incur significant expenses, and if Keysight fails to maintain satisfactory compliance with certain regulations, it may be forced to recall products and cease their manufacture and distribution, and Keysight could be subject to civil or criminal penalties.

•                  Keysight’s effective tax rate may fluctuate and it could be subject to additional tax liabilities, including in the event of repatriation of Keysight’s overseas earnings to fund Keysight’s liquidity needs in the United States.

•                  Keysight is subject to evolving and complex tax laws, which may result in additional liabilities that may affect results of operations.

Risks Related to the Separation

•                  Keysight has no history operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

•                  Keysight may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect Keysight’s business.

•                  Challenges in the commercial and credit environment may materially adversely affect Keysight’s ability to complete the separation.

•                  After Keysight’s separation from Agilent, Keysight will have debt obligations that could adversely affect its business and its ability to meet its obligations and pay dividends.

Risks Related to Keysight’s Common Stock

•                  Keysight cannot be certain that an active trading market for its common stock will develop or be sustained after the separation and, following the separation, Keysight’s stock price may fluctuate significantly.

•                  A number of shares of Keysight common stock are or will be eligible for future sale, which may cause Keysight’s stock price to decline.

•                  Keysight does not currently expect to pay dividends on its common stock. There is no assurance as to whether or when Keysight will pay any dividends on its common stock or as to the amount of any such dividends.

•                  Certain provisions in Keysight’s amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of Keysight, which could decrease the trading price of Keysight’s common stock.

•                  Keysight’s amended and restated certificate of incorporation will contain an exclusive forum provision that may discourage lawsuits against Keysight and Keysight’s directors and officers.

The Separation and Distribution

On September 19, 2013, Agilent announced that it intended to separate its electronic measurement business from the remainder of its businesses, including its life sciences, chemical analytics and diagnostics and genomics businesses.

On September 16, 2014, the Agilent board of directors approved the distribution of all of Keysight’s issued and outstanding shares of common stock on the basis of one share of Keysight common stock for every two shares of Agilent common stock held as of the close of business on October 22, 2014, the record date for the distribution.

Keysight’s Post-Separation Relationship with Agilent

Keysight has entered into a separation and distribution agreement with Agilent, which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the separation, Keysight has also entered into various other agreements to effect the separation and provide a framework for its relationship with Agilent after the separation, including a services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a trademark license agreement and a real estate matters agreement. These agreements provide for the allocation between Keysight and Agilent of Agilent’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Keysight’s separation from Agilent and will govern certain relationships between Keysight and Agilent after the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Person Transactions.”

Reasons for the Separation

The Agilent board of directors believes that separating the electronic measurement business from the remainder of Agilent is in the best interests of Agilent and its shareholders for a number of reasons, including that:

•                  the separation will allow investors to separately value Agilent and Keysight based on their unique investment identities, including the merits, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities;

•                  the separation will allow each business to more effectively pursue its own distinct operating priorities and strategies, and will enable the management of both companies to pursue appropriate opportunities for long-term growth and profitability;

•                  the separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business in a time and manner appropriate for its distinct strategy and business needs. We anticipate this will facilitate a more efficient allocation of capital;

•                  the separation will create an independent equity structure that will afford Keysight direct access to capital markets and facilitate the ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock; and

•                  the separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

The Agilent board of directors also considered a number of potentially negative factors in evaluating the separation, including that:

•                  as a current part of Agilent, the electronic measurement business benefits from Agilent’s size and purchasing power in procuring certain goods and services. After the separation, as a separate, independent entity, Keysight may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Agilent obtained prior to the separation. Keysight may also incur costs for certain functions previously performed by Agilent, such as accounting, tax, legal, human resources and other general administrative functions that are higher than the amounts reflected in Keysight’s historical financial statements, which could cause Keysight’s profitability to decrease;

•                  the actions required to separate Keysight’s and Agilent’s respective businesses could disrupt Keysight’s operations;

•                  certain costs and liabilities that were otherwise less significant to Agilent as a whole will be more significant for Keysight as a stand-alone company;

•                  Keysight will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning Keysight personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems;

•                  Keysight may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Keysight’s business; (ii) following the separation, Keysight may be more susceptible to market fluctuations and other adverse events than if it were still a part of Agilent; and (iii) following the separation, Keysight’s business will be less diversified than Agilent’s business prior to the separation; and

•                  to preserve the tax-free treatment for U.S. federal income tax purposes to Agilent of the separation and the distribution, under the tax matters agreement that Keysight has entered into with Agilent, Keysight will be restricted from taking any action that prevents the separation and distribution from being tax-free for U.S. federal income tax purposes. These restrictions may limit Keysight’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its business.

The Agilent board of directors concluded that the potential benefits of the separation outweighed these factors. For more information, see the sections entitled “The Separation and Distribution—Reasons for the Separation” and “Risk Factors.”

Corporate Information

Keysight was incorporated in Delaware for the purpose of holding Agilent’s electronic measurement business in connection with the separation and distribution. Prior to the contribution of this business to Keysight, which occurred on August 1, 2014, Keysight had no operations. The address of Keysight’s principal executive offices is 1400 Fountaingrove Parkway, Santa Rosa, California 95403. Keysight’s telephone number is (877) 424-4536.

Since January 7, 2014, Keysight has maintained an Internet site at www.keysight.com. Keysight’s website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to shareholders of Agilent who will receive shares of Keysight common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Keysight’s securities. The information contained in this information statement is believed by Keysight to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Agilent nor Keysight will update the information except in the normal course of their respective disclosure obligations and practices.

SUMMARY HISTORICAL COMBINED FINANCIAL INFORMATION

The following table sets forth summary historical financial information for the Electronic Measurement Business of Agilent, which will be transferred to Keysight prior to the distribution, for the periods indicated below. The summary balance sheet data as of October 31, 2013 and 2012 and the summary statement of operations data for the fiscal years ended October 31, 2013, 2012 and 2011 have been derived from the audited combined financial statements of the Electronic Measurement Business of Agilent, which are included elsewhere in this information statement. The summary balance sheet data as of October 31, 2011 has been derived from the unaudited combined financial statements of the Electronic Measurement Business of Agilent that are not included in this information statement. The summary balance sheet data as of July 31, 2014 and the summary statement of operations data for the nine months ended July 31, 2014 and 2013 have been derived from the unaudited combined financial statements of the Electronic Measurement Business of Agilent, which are included elsewhere in this information statement. In our management’s opinion, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair statement of the information for the periods presented.

Our historical combined financial statements include certain expenses of Agilent that were allocated to us for certain functions, including general corporate expenses related to information technology, research and development, finance, legal, insurance, compliance and human resources activities. These costs may not be representative of the future costs we will incur as an independent public company. In addition, our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation and distribution from Agilent, including changes in our cost structure, personnel needs, tax structure, financing and business operations. Our historical combined financial statements also do not reflect certain other adjustments between Agilent and us as reflected under “Unaudited Pro Forma Combined Financial Statements” included elsewhere in this information statement. Consequently, the financial information included here may not necessarily reflect our financial position and results of operations or what our financial position and results of operations would have been had we been an independent, publicly traded company during the periods presented or be indicative of Keysight’s future performance as an independent company. The summary financial information should be read in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma combined financial statements and corresponding notes, the audited combined financial statements and corresponding notes and the unaudited combined financial statements and corresponding notes included elsewhere in this information statement.

	Nine Months Ended July 31,		Year Ended October 31,
	2014	2013	2013	2012	2011
	(in millions)
Combined Statement of Operations Data:
Net revenue	$2,171	$2,183	$2,888	$3,315	$3,316
Income before taxes	$342	$374	$501	$746	$749
Net income	$291	$342	$457	$841	$787

	July 31,	October 31,
	2014	2013	2012	2011
	(in millions)
Combined Balance Sheet Data:
Working capital	$438	$412	$398	$272
Total assets	$1,999	$2,028	$2,133	$1,908
Invested equity	$1,261	$1,245	$1,305	$996

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating Keysight and Keysight’s common stock. Any of the following risks could materially and adversely affect Keysight’s results of operations or financial condition. The risk factors generally have been separated into three groups: risks related to Keysight’s business, risks related to the separation and risks related to Keysight’s common stock.

Risks Related to Keysight’s Business

Depressed and uncertain general economic conditions may adversely affect Keysight’s operating results and financial condition.

Keysight’s business is sensitive to negative changes in general economic conditions, both inside and outside the United States. The continued economic downturn may adversely impact Keysight’s business, resulting in:

•                  reduced demand for Keysight’s products, delays in the shipment of orders or increases in order cancellations;

•                  increased risk of excess and obsolete inventories;

•                  increased price pressure for Keysight’s products and services; and

•                  greater risk of impairment to the value, and a detriment to the liquidity, of Keysight’s future investment portfolio.

Keysight’s operating results and financial condition could be harmed if the markets into which Keysight sells its products decline or do not grow as anticipated.

Visibility into Keysight’s markets is limited. Keysight’s quarterly sales and operating results are highly dependent on the volume and timing of technology-related spending and orders received during the fiscal quarter, which are difficult to forecast and may be cancelled by Keysight’s customers. In addition, Keysight’s revenues and earnings forecasts for future fiscal quarters are often based on the expected seasonality or cyclicality of Keysight’s markets. However, the markets Keysight serves do not always experience the seasonality or cyclicality that Keysight expects. Any decline in our customers’ markets would likely result in a reduction in demand for Keysight products and services. The broader semiconductor market is one of the drivers for Keysight’s business, and therefore, a decrease in the semiconductor market could harm Keysight’s business. Also, if Keysight’s customers’ markets decline, Keysight may not be able to collect on outstanding amounts due to it. Such declines could harm Keysight’s combined financial position, results of operations, cash flows and stock price, and could limit Keysight’s profitability. Also, in such an environment, pricing pressures could intensify. Since a significant portion of Keysight’s operating expenses is relatively fixed in nature due to sales, R&D and manufacturing costs, if Keysight were unable to respond quickly enough, these pricing pressures could further reduce Keysight’s operating margins.

If Keysight does not introduce successful new products and services in a timely manner to address increased competition through frequent new product and service introductions, rapid technological changes and changing industry standards, its products and services will become obsolete, and its operating results will suffer.

Keysight generally sells its products in industries that are characterized by increased competition through frequent new product and service introductions, rapid technological changes and changing industry standards. In addition, many of the markets in which Keysight operates are seasonal and cyclical. Without the timely introduction of new products, services and enhancements, Keysight’s products and services will become technologically obsolete over time, in which case its revenue and operating results would suffer. The success of new products and services will depend on several factors, including Keysight’s ability to:

•                  properly identify customer needs;

•                  innovate and develop new technologies, services and applications;

•                  successfully commercialize new technologies in a timely manner;

•                  manufacture and deliver its products in sufficient volumes and on time;

•                  differentiate its offerings from its competitors’ offerings;

•                  price its products competitively;

•                  anticipate its competitors’ development of new products, services or technological innovations; and

•                  control product quality in its manufacturing process.

Dependence on contract manufacturing and outsourcing other portions of Keysight’s supply chain may adversely affect its ability to bring products to market and damage its reputation. Dependence on outsourced information technology and other administrative functions may impair Keysight’s ability to operate effectively.

As part of Keysight’s efforts to streamline operations and to cut costs, Keysight outsources aspects of its manufacturing processes and other functions and continues to evaluate additional outsourcing. If Keysight’s contract manufacturers or other outsourcers fail to perform their obligations in a timely manner or at satisfactory quality levels, Keysight’s ability to bring products to market and its reputation could suffer. For example, during a market upturn, Keysight’s contract manufacturers may be unable to meet its demand requirements, which may preclude it from fulfilling its customers’ orders on a timely basis. The ability of these manufacturers to perform is largely outside of Keysight’s control. Additionally, changing or replacing Keysight’s contract manufacturers or other outsourcees could cause disruptions or delays. In addition, Keysight outsources significant portions of its information technology (“IT”) and other administrative functions. Since IT is critical to Keysight’s operations, any failure to perform on the part of its IT providers could impair its ability to operate effectively. In addition to the risks outlined above, problems with manufacturing or IT outsourcing could result in lower revenues and unrealized efficiencies, and could impact Keysight’s results of operations and stock price. Much of Keysight’s outsourcing takes place in developing countries and, as a result, may be subject to geopolitical uncertainty.

Failure to adjust Keysight’s purchases due to changing market conditions or failure to estimate its customers’ demand could adversely affect Keysight’s income.

Keysight’s income could be harmed if Keysight is unable to adjust its purchases to market fluctuations, including those caused by the seasonal or cyclical nature of the markets in which Keysight operates. The sale of Keysight’s products and services are dependent, to a large degree, on customers whose industries are subject to seasonal or cyclical trends in the demand for their products. For example, the consumer electronics market is particularly volatile, making demand difficult to anticipate. During a market upturn, Keysight may not be able to purchase sufficient supplies or components to meet increasing product demand, which could materially affect its results. In the past, Keysight has seen a shortage of parts for some of its products. In addition, some of the parts that require custom design are not readily available from alternate suppliers due to their unique design or the length of time necessary for design work. Should a supplier cease manufacturing such a component, Keysight would be forced to reengineer its product. In addition to discontinuing parts, suppliers may also extend lead times, limit supplies or increase prices due to capacity constraints or other factors. In order to secure components for the production of products, Keysight may continue to enter into non-cancelable purchase commitments with vendors, or at times make advance payments to suppliers, which could impact Keysight’s ability to adjust its inventory to declining market demands. Prior commitments of this type have resulted in an excess of parts when demand for communications and electronics products has decreased. If demand for Keysight’s products is less than it expects, Keysight may experience additional excess and obsolete inventories and be forced to incur additional charges.

Keysight’s operating results may suffer if its manufacturing capacity does not match the demand for its products.

Because Keysight cannot immediately adapt its production capacity and related cost structures to rapidly changing market conditions, when demand does not meet its expectations, Keysight’s manufacturing capacity will likely exceed its production requirements. If, during a general market upturn or an upturn in Keysight’s business, Keysight cannot increase its manufacturing capacity to meet product demand, Keysight will not be able to fulfill orders in a timely manner, which could lead to order cancellations, contract breaches or indemnification obligations. This inability could materially and adversely limit Keysight’s ability to improve its income, margin and operating results. By contrast, if, during an economic downturn, Keysight had excess manufacturing capacity, then its fixed costs associated with excess manufacturing capacity would adversely affect its income, margins and operating results.

Economic, political and other risks associated with international sales and operations could adversely affect Keysight’s results of operations.

Because Keysight sells its products worldwide, Keysight’s business is subject to risks associated with doing business internationally. Keysight anticipates that revenue from international operations will continue to represent a majority of Keysight’s total revenue. In addition, many of Keysight’s employees, contract manufacturers, suppliers, job functions and manufacturing facilities are located outside the United States. Accordingly, Keysight’s future results could be harmed by a variety of factors, including:

•                  interruption to transportation flows for delivery of parts to it and finished goods to its customers;

•                  changes in foreign currency exchange rates;

•                  changes in a specific country’s or region’s political, economic or other conditions;

•                  trade protection measures, sanctions, and import or export licensing requirements or restrictions;

•                  negative consequences from changes in tax laws;

•                  difficulty in staffing and managing widespread operations;

•                  differing labor regulations;

•                  differing protection of intellectual property;

•                  unexpected changes in regulatory requirements; and

•                  volatile political environments or geopolitical turmoil, including regional conflicts, terrorism, and war.

Keysight centralizes most of its accounting processes to two locations: India and Malaysia. These processes include general accounting, cost accounting, accounts payable and accounts receivables functions. If conditions change in those countries, it may adversely affect operations, including impairing Keysight’s ability to pay its suppliers. Keysight’s results of operations, as well as its liquidity, may be adversely affected and possible delays may occur in reporting financial results.

Additionally, Keysight must comply with complex foreign and U.S. laws and regulations, such as the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other local laws prohibiting corrupt payments to governmental officials, and anti-competition regulations. Violations of these laws and regulations could result in fines and penalties, criminal sanctions, restrictions on Keysight’s business conduct and on its ability to offer its products in one or more countries, and could also materially affect Keysight’s brand, ability to attract and retain employees, international operations, business and operating results. Although Keysight plans to implement policies and procedures designed to ensure compliance with these laws and regulations, there can be no assurance that Keysight’s employees, contractors or agents will not violate these policies and procedures.

In addition, although a substantial amount of Keysight’s products are priced and paid for in U.S. dollars, many of Keysight’s products are priced in local currencies and a significant amount of certain types of expenses, such as payroll, utilities, tax and marketing expenses, are paid in local currencies. In the future, Keysight’s hedging programs will be designed to reduce, but not always entirely eliminate, within any given 12-month period, the impact of currency exchange rate movements, including those caused by currency controls, which could impact Keysight’s business, operating results and financial condition by resulting in lower revenue or increased expenses. However, for expenses beyond a 12-month period, Keysight’s hedging strategy will not mitigate its exchange rate risk. In addition, Keysight’s future currency hedging programs will involve third-party financial institutions as counterparties. The weakening or failure of these counterparties may adversely affect Keysight’s future hedging programs and its financial condition through, among other things, a reduction in the number of available counterparties, increasingly unfavorable terms or the failure of counterparties to perform under hedging contracts.

Significant key customers or large orders may expose us to additional business and legal risks that could have a material adverse impact on our operating results and financial condition.

Certain significant key customers have substantial purchasing power and leverage in negotiating contractual arrangements with us. These customers may demand contract terms that differ considerably from our standard terms and conditions. Large orders may also include severe contractual liabilities for us if we fail to provide the quantity and quality of product at the required delivery times. While we attempt to contractually limit our potential liability under such contracts, we expect to be forced to agree to some or all of these types of provisions to secure these orders and to continue to grow our business. Such actions expose us to significant additional risks which could result in a material adverse impact on our operating results and financial condition.

Keysight’s business will suffer if it is not able to retain and hire key personnel.

Keysight’s future success depends partly on the continued service of its key research, engineering, sales, marketing, manufacturing, executive and administrative personnel. If Keysight fails to retain and hire a sufficient number of these personnel, it may not be able to maintain or expand its business. The markets in which Keysight operates are dynamic, and Keysight may need to respond with reorganizations, workforce reductions and site closures from time to time. Keysight believes its pay levels are competitive within the regions that it operates. However, there is also intense competition for certain highly technical specialties in geographic areas in which Keysight operates, and it may become more difficult to retain key employees.

Environmental contamination from past operations could subject Keysight to unreimbursed costs and could harm on-site operations and the future use and value of the properties involved, and environmental contamination caused by ongoing operations could subject Keysight to substantial liabilities in the future.

Some of Keysight’s properties are undergoing remediation by Hewlett-Packard Company (“HP”) for subsurface contaminations that were known at the time of Agilent’s separation from HP in 1999. In connection with Agilent’s separation from HP, HP and Agilent entered into an agreement pursuant to which HP agreed to retain the liability for this subsurface contamination, perform the required remediation and indemnify Agilent with respect to claims arising out of that contamination. We expect that Agilent will seek to assign its rights and obligations under this agreement to Keysight in respect of facilities transferred to Keysight in the separation. As a result, HP will have access to a limited number of Keysight properties to perform remediation. Although HP agreed to minimize interference with on-site operations at such properties, remediation activities and subsurface contamination may require Keysight to incur unreimbursed costs and could harm on-site operations and the future use and value of the properties. In connection with the separation, Agilent will indemnify Keysight directly for any liabilities related thereto. Keysight cannot be sure that HP will continue to fulfill its remediation obligations or that Agilent will continue to fulfill its indemnification obligations.

In connection with the separation, Agilent also agreed to indemnify Keysight for any liability associated with contamination from past operations at all properties transferred from Agilent to Keysight. Keysight cannot be sure that Agilent will fulfill its indemnification obligations.

Keysight’s current manufacturing processes involve the use of substances regulated under various international, federal, state and local laws governing the environment. As a result, Keysight may become subject to liabilities for environmental contamination, and these liabilities may be substantial. Although Keysight’s policy is to apply strict standards for environmental protection at its sites inside and outside the United States, even if the sites outside the United States are not subject to regulations imposed by foreign governments, Keysight may not be aware of all conditions that could subject it to liability.

Keysight and its customers are subject to various governmental regulations, compliance with which may cause Keysight to incur significant expenses, and if Keysight fails to maintain satisfactory compliance with certain regulations, it may be forced to recall products and cease their manufacture and distribution, and Keysight could be subject to civil or criminal penalties.

Keysight and its customers are subject to various significant international, federal, state and local regulations, including, but not limited to, health and safety, packaging, product content, labor and import/export regulations. These regulations are complex, change frequently and have tended to become more stringent over time. Keysight may be required to incur significant expenses to comply with these regulations or to remedy violations of these regulations. Any failure by Keysight to comply with applicable government regulations could also result in cessation of its operations or portions of its operations, product recalls or impositions of fines and restrictions on its ability to carry on or expand its operations. If demand for its products is adversely affected or Keysight’s costs increase, its business would suffer.

Keysight’s products and operations are also often subject to the rules of industrial standards bodies, like the International Standards Organization, as well as regulation by other agencies such as the U.S. Federal Communications Commission. Keysight also must comply with work safety rules. If Keysight fails to adequately address any of these regulations, its businesses could be harmed.

Keysight’s business may suffer if it fails to comply with government contracting laws and regulations.

Keysight derives a portion (less than five percent) of its revenues from direct and indirect sales to U.S., state, local and foreign governments and their respective agencies. Such contracts are subject to various procurement laws and regulations, and contract provisions relating to their formation, administration and performance. Failure to comply with these laws, regulations or provisions in Keysight’s government contracts could result in the imposition of various civil and criminal penalties, termination of contracts, forfeiture of profits, suspension of payments or suspension from future government contracting. On March 4, 2013, Agilent made a report to the Inspector General of the Department of Defense regarding pricing irregularities relating to certain sales of electronic measurement products to U.S. government agencies. See “Business—Legal Proceedings.” If Keysight’s government contracts are terminated, if Keysight is suspended from government work or if Keysight’s ability to compete for new contracts is adversely affected, Keysight’s business could suffer.

Third parties may claim that Keysight is infringing their intellectual property rights, and Keysight could suffer significant litigation or licensing expenses or be prevented from selling products or services.

From time to time, third parties may claim that one or more of Keysight’s products or services infringe their intellectual property rights. Keysight analyzes and takes action in response to such claims on a case-by-case basis. Any dispute or litigation regarding patents or other intellectual property could be costly and time-consuming due to the complexity of Keysight’s technology and the uncertainty of intellectual property litigation and could divert Keysight’s management and key personnel from business operations. A claim of intellectual property infringement could cause Keysight to enter into a costly or restrictive license agreement (which may not be available under acceptable terms, or at all), require Keysight to redesign certain of its products (which would be costly and time-consuming) and/or subject Keysight to significant damages or an injunction against the development and sale of certain products or services. In certain of its businesses, Keysight relies on third-party intellectual property licenses, and Keysight cannot ensure that these licenses will be available to us in the future on terms favorable to Keysight or at all.

Third parties may infringe Keysight’s intellectual property rights, and Keysight may suffer competitive injury or expend significant resources enforcing its intellectual property rights.

Keysight’s success depends in part on its proprietary technology, including technology Keysight obtained through acquisitions. Keysight relies on various intellectual property rights, including patents, copyrights, trademarks and trade secrets, as well as confidentiality provisions and licensing arrangements, to establish its proprietary rights. If Keysight does not enforce its intellectual property rights successfully, its competitive position may suffer, which could harm Keysight’s operating results.

Keysight’s pending patent, copyright and trademark registration applications may not be allowed or competitors may challenge the validity or scope of Keysight’s patents, copyrights or trademarks. In addition, Keysight’s patents, copyrights, trademarks and other intellectual property rights may not provide Keysight with a significant competitive advantage. In preparation for the separation and distribution, we have applied for trademarks related to our new global brand name in various jurisdictions worldwide.  Any successful opposition to our applications in material jurisdictions could impose material costs on us or make it more difficult to protect our brand.  Different jurisdictions vary widely in the level of protection and priority they give to trademark and other intellectual property rights.

Keysight may be required to spend significant resources monitoring its intellectual property rights, and Keysight may or may not be able to detect infringement of such rights by third parties. Keysight’s competitive position may be harmed if Keysight cannot detect infringement and enforce its intellectual property rights in a timely manner, or at all. In some circumstances, Keysight may choose to not pursue enforcement due to a variety of reasons. In addition, competitors may avoid infringement by designing around Keysight intellectual property rights or by developing non-infringing competing technologies. Intellectual property rights and Keysight’s ability to enforce them may be unavailable or limited in some countries, which could make it easier for competitors to capture market share and could result in lost revenues to Keysight. Furthermore, some of Keysight’s intellectual property is licensed to others, which allows them to compete with Keysight using that intellectual property.

Keysight is or will be subject to ongoing tax examinations of its tax returns by the IRS and other tax authorities. An adverse outcome of any such audit or examination by the IRS or other tax authority could have a material adverse effect on Keysight’s results of operations, financial condition and liquidity.

Keysight is or will be subject to ongoing tax examinations of its tax returns by the IRS and other tax authorities in various jurisdictions. Keysight regularly assesses the likelihood of adverse outcomes resulting from ongoing tax examinations to determine the adequacy of its provision for income taxes. These assessments can require considerable estimates and judgments. Intercompany transactions associated with the sale of inventory, services, intellectual property and cost sharing arrangements are complex and affect Keysight’s tax liabilities. The calculation of Keysight’s tax liabilities involves uncertainties in the application of complex tax laws and regulations in multiple jurisdictions. The outcomes of any tax examinations could have an adverse effect on Keysight’s operating results and financial condition. Due to the complexity of tax contingencies, the ultimate resolution of any tax matters related to operations post-separation may result in payments greater or less than amounts accrued.

Keysight’s effective tax rate may be adversely impacted by, among other things, changes in the mix of its earnings among countries with differing statutory tax rates, changes in the valuation allowance of deferred tax assets and changes in tax laws. Keysight cannot give any assurance as to what its effective tax rate will be in the future because of, among other things, uncertainty regarding the tax policies of the jurisdictions where Keysight operates. In addition, Keysight may be impacted by changes in tax laws, including tax rate changes, changes to the laws related to the treatment and remittance of foreign earnings, new tax laws and subsequent interpretations of tax law in the United States and other jurisdictions.

If tax incentives change or cease to be in effect, Keysight’s income taxes could increase significantly.

Keysight benefits from tax incentives extended to its foreign subsidiaries to encourage investment or employment. Several jurisdictions have granted or are anticipated to grant Keysight tax incentives that require renewal at various times in the future, the most significant being in Singapore. We do not expect incentives granted by other tax authorities to have a material impact on the financial statements. The specific conditions of the tax incentives with Singapore are being negotiated and have not been finally agreed. However, we expect that these conditions will be different from those currently agreed between Agilent and Singapore, and will include achieving different thresholds of employment, ownership of certain assets as well as specific types of investment activities within Singapore. Keysight believes that it will satisfy such conditions in the future.

Keysight’s taxes could increase if the incentives are not granted or renewed upon expiration. If Keysight cannot or does not wish to satisfy all or portions of the tax incentive conditions, it may lose the related tax incentive and could be required to refund tax incentives previously realized. As a result, Keysight’s effective tax rate could be higher than it would have been had Keysight maintained the benefits of the tax incentives.

If Keysight suffers a loss to its factories, facilities or distribution system due to catastrophic loss, its operations could be significantly harmed.

Keysight’s factories, facilities and distribution system are subject to catastrophic loss due to fire, flood, terrorism or other natural or manmade disasters. In particular, several of Keysight’s facilities could be subject to a catastrophic loss caused by earthquake or other natural disasters due to their locations. For example, Keysight’s production facilities, headquarters and laboratories in California, and Keysight’s production facilities in Japan, are all located in areas with above-average seismic activity. If any of these facilities were to experience a catastrophic loss, it could disrupt Keysight’s operations, delay production, shipments and revenue and result in large expenses to repair or replace the facility. If such a disruption were to occur, Keysight could breach its agreements, Keysight’s reputation could be harmed and Keysight’s business and operating results could be adversely affected. In addition, since Keysight has consolidated its manufacturing facilities, Keysight is more likely to experience an interruption to its operations in the event of a catastrophe in any one location. Although Keysight carries insurance for property damage and business interruption, Keysight does not carry insurance or financial reserves for interruptions or potential losses arising from earthquakes or terrorism. Also, Keysight’s third-party insurance coverage will vary from time to time in both type and amount depending on availability, cost and Keysight’s decisions with respect to risk retention. Economic conditions and uncertainties in global markets may adversely affect the cost and other terms upon which Keysight is able to obtain third-party insurance. If Keysight’s third-party insurance coverage is adversely affected, or to the extent Keysight has elected to self-insure, it may be at a greater risk that its operations will be harmed by a catastrophic loss.

If Keysight experiences a significant disruption in, or breach in security of, its information technology systems, or if Keysight fails to implement new systems and software successfully, its business could be adversely affected.

Keysight relies on several centralized information technology systems to provide products and services, maintain financial records, process orders, manage inventory, process shipments to customers and operate other critical functions. Keysight’s information technology systems may be susceptible to damage, disruptions or shutdowns due to power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors, catastrophes or other unforeseen events. If Keysight were to experience a prolonged system disruption in the information technology systems that involve Keysight’s interactions with customers or suppliers, it could result in the loss of sales and customers and significant incremental costs, which could adversely affect Keysight’s business. In addition, security breaches of Keysight’s information technology systems could result in the misappropriation or unauthorized disclosure of confidential information belonging to Keysight or its employees, partners, customers or suppliers, which could result in significant financial or reputational damage to Keysight.

Keysight’s business and financial results may be adversely affected by various legal and regulatory proceedings.

Keysight is subject to legal proceedings, lawsuits and other claims in the normal course of business and could become subject to additional claims in the future, some of which could be material. The outcome of existing proceedings, lawsuits and claims may differ from Keysight’s expectations because the outcomes of litigation are often difficult to reliably predict. Various factors or developments can lead Keysight to change current estimates of liabilities and related insurance receivables where applicable, or permit Keysight to make such estimates for matters previously not susceptible to reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. A future adverse ruling, settlement or unfavorable development could result in charges that could adversely affect Keysight’s business, operating results or financial condition.

Keysight’s acquisitions, strategic alliances, joint ventures and divestitures may result in financial results that are different than expected.

In the normal course of business, Keysight may engage in discussions with third parties relating to possible acquisitions, strategic alliances, joint ventures and divestitures. As a result of such transactions, Keysight’s financial results may differ from its own or the investment community’s expectations in a given fiscal quarter, or over the long term. Such transactions often have post- closing arrangements, including, but not limited to, post-closing adjustments, transition services, escrows or indemnifications, the financial results of which can be difficult to predict. In addition, acquisitions and strategic alliances may require Keysight to integrate a different company culture, management team and business infrastructure. Keysight may have difficulty developing, manufacturing and marketing the products of a newly acquired company in a way that enhances the performance of Keysight’s businesses or product lines to realize the value from expected synergies. Depending on the size and complexity of an acquisition, the successful integration of the entity depends on a variety of factors, including:

•                  the retention of key employees and/or customers;

•                  the management of facilities and employees in different geographic areas; and

•                  the compatibility of Keysight’s infrastructure, policies and organizations with those of the acquired company.

In addition, effective internal controls are necessary for Keysight to provide reliable and accurate financial reports and to effectively prevent fraud. Keysight anticipates devoting significant resources and time to comply with the internal control over financial reporting requirements of the Sarbanes- Oxley Act of 2002. However, Keysight cannot be certain that these measures will ensure that it designs, implements and maintains adequate control over its financial processes and reporting in the future, especially in the context of acquisitions of other businesses. Any difficulties in the assimilation of acquired businesses into Keysight’s control system could harm Keysight’s operating results or cause Keysight to fail to meet its financial reporting obligations. Inferior internal controls could also cause investors to lose confidence in Keysight’s reported financial information, which could have a negative effect on the trading price of Keysight’s stock and Keysight’s access to capital.

A successful divestiture depends on various factors, including Keysight’s ability to:

•                  effectively transfer liabilities, contracts, facilities and employees to the purchaser;

•                  identify and separate the intellectual property to be divested from the intellectual property that Keysight wishes to keep; and

•                  reduce fixed costs previously associated with the divested assets or business.

In addition, if customers of the divested business do not receive the same level of service from the new owners of the business, this may adversely affect Keysight’s other businesses to the extent that these customers continue to purchase other products from Keysight. All of these efforts require varying levels of management resources, which may divert Keysight’s attention from other business operations. Further, if market conditions or other factors lead Keysight to change its strategic direction, it may not realize the expected value from such transactions. If Keysight does not realize the expected benefits or synergies of such transactions, its consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

Keysight’s operations require substantial capital.

Keysight has substantial capital requirements for expansion and repair or replacement of existing facilities or equipment. Although Keysight maintains its production equipment with regular scheduled maintenance, key pieces of equipment may need to be repaired or replaced periodically. The costs of repairing or replacing such equipment and the associated downtime of the affected production line could adversely affect Keysight’s operating results and financial condition.

Keysight believes its capital resources will be adequate to meet its current projected operating needs, capital expenditures and other cash requirements. If for any reason Keysight is unable to provide for its operating needs, capital expenditures and other cash requirements on economic terms, Keysight could experience an adverse effect on its business, operating results and financial condition.

Keysight has substantial cash requirements in the United States, although most of its cash is generated outside of the United States. The failure to maintain a level of cash sufficient to address Keysight’s cash requirements in the United States could adversely affect its financial condition and results of operations.

Although the cash generated in the United States from Keysight’s operations is expected to cover its normal operating requirements and debt service requirements, a substantial amount of additional cash may be required for special purposes such as the maturity of Keysight’s future debt obligations, any dividends that may be declared, any future stock repurchase programs and any acquisitions. If Keysight encounters a significant need for liquidity domestically or at a particular location that it cannot fulfill through borrowings, equity offerings or other internal or external sources, Keysight may incur unfavorable tax and earnings consequences if Keysight chooses to repatriate cash. These adverse consequences would occur, for example, if the transfer of cash into the United States is taxed and no foreign tax credit is available to offset the U.S. tax liability, resulting in higher taxes. Foreign exchange ceilings imposed by local governments and the sometimes lengthy approval processes that foreign governments require for international cash transfers may delay Keysight’s internal cash transfers from time to time. These factors may cause Keysight to have an overall tax rate higher than other companies or higher than Keysight’s tax rates have been in the past. Keysight’s business, operating results, financial condition and strategic initiatives could be adversely impacted if Keysight were unable to address its U.S. cash requirements through the efficient and timely repatriations of overseas cash or other sources of cash obtained at a cost and on other terms acceptable to Keysight.

Keysight may need additional financing in the future to meet its capital needs or to make opportunistic acquisitions, and such financing may not be available on terms favorable to Keysight, if at all, and may be dilutive to existing shareholders.

Keysight may need to seek additional financing for its general corporate purposes. For example, it may need to increase its investment in R&D activities or need funds to make acquisitions. Keysight may be unable to obtain any desired additional financing on terms favorable to it, if at all. If adequate funds are not available on acceptable terms, Keysight may be unable to fund its expansion, successfully develop or enhance products or respond to competitive pressures, any of which could negatively affect Keysight’s business. If Keysight raises additional funds through the issuance of equity securities, its shareholders will experience dilution of their ownership interest. If Keysight raises additional funds by issuing debt, it may be subject to further limitations on its operations and ability to pay dividends due to restrictive covenants.

Adverse conditions in the global banking industry and credit markets may adversely impact the value of Keysight’s cash investments or impair its liquidity.

As of the distribution, Keysight anticipates having cash and cash equivalents of approximately $700 million invested or held in a mix of money market funds, time deposit accounts and bank demand deposit accounts. Disruptions in the financial markets may, in some cases, result in an inability to access assets such as money market funds that traditionally have been viewed as highly liquid. Any failure of Keysight’s counterparty financial institutions or funds in which Keysight has invested may adversely impact Keysight’s cash and cash equivalent positions and, in turn, its results and financial condition.

Future investment returns on pension assets may be lower than expected or interest rates may decline, requiring Keysight to make significant additional cash contributions to Keysight’s future plans.

Prior to the distribution, Keysight will sponsor several defined benefit pension plans, which will cover many of Keysight’s salaried and hourly employees. The Federal Pension Protection Act of 2006 requires that certain capitalization levels be maintained in each of the U.S. plans and there may be similar funding requirements in the plans outside the United States. Because it is unknown what the investment return on pension assets will be in future years or what interest rates may be at any point in time, no assurances can be given that applicable law will not require Keysight to make future material plan contributions. Any such contributions could adversely affect Keysight’s financial condition.

Risks Related to the Separation

Keysight has no history of operating as an independent company, and Keysight’s historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

The historical information about Keysight in this information statement refers to Keysight’s business as operated by and integrated with Agilent. Keysight’s historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Agilent. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that Keysight would have achieved as a separate, publicly traded company during the periods presented or those that Keysight will achieve in the future primarily as a result of the factors described below:

•                  prior to the separation, Keysight’s business has been operated by Agilent as part of its broader corporate organization, rather than as an independent company. Agilent or one of its affiliates performed various corporate functions for Keysight such as legal, treasury, accounting, auditing, human resources, corporate affairs and finance. Keysight’s historical and pro forma financial results reflect allocations of corporate expenses from Agilent for such functions and are likely to be less than the expenses Keysight would have incurred had it operated as a separate publicly traded company. Following the separation, Keysight’s cost related to such functions previously performed by Agilent may therefor increase;

•                  currently, Keysight’s business is integrated with the other businesses of Agilent. Historically, Keysight has shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although Keysight’s transition agreements with Agilent will take effect upon the separation, these arrangements may not fully capture the benefits that Keysight has enjoyed as a result of being integrated with Agilent and may result in Keysight paying higher charges than in the past for these services. This could have an adverse effect on Keysight’s results of operations and financial condition following the completion of the separation;

•                  generally, Keysight’s working capital requirements and capital for its general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Agilent. Following the completion of the separation, Keysight may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements;

•                  after the completion of the separation, the cost of capital for Keysight’s business may be higher than Agilent’s cost of capital prior to the separation; and

•                  Keysight’s historical financial information does not reflect the debt or the associated interest expense that it will incur as part of the separation and distribution.

Other significant changes may occur in Keysight’s cost structure, management, financing and business operations as a result of operating as a company separate from Agilent. For additional information about the past financial performance of Keysight’s business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of Keysight’s business, see “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.

Certain contracts that will need to be assigned from Agilent or its affiliates to Keysight in connection with the separation require the consent of the counterparty to such an assignment, and failure to obtain these consents could increase Keysight’s expenses or otherwise reduce Keysight’s profitability.

The separation agreement provides that, in connection with Keysight’s separation, a number of contracts are to be assigned from Agilent or its affiliates to Keysight or Keysight’s affiliates. Approximately five percent of these contracts require the contractual counterparty’s consent to such an assignment. It is possible that some parties may use the consent requirement to seek more favorable contractual terms from Keysight. If Keysight is unable to obtain these consents, Keysight may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to Keysight as part of the separation. If Keysight is unable to obtain these consents, the loss of these contracts could increase Keysight’s expenses or otherwise reduce Keysight’s profitability.

Potential indemnification liabilities to Agilent pursuant to the separation and distribution agreement could materially and adversely affect Keysight’s business, financial condition, results of operations and cash flows.

The separation and distribution agreement provides for, among other things, indemnification obligations designed to make Keysight financially responsible for any Keysight Liabilities (defined below); the failure of Keysight to pay, perform or otherwise promptly discharge any Keysight Liabilities or contracts, in accordance with their respective terms, whether prior to, at or after the distribution; any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by Agilent for the benefit of Keysight, unless related to an Agilent Liability (defined below); any breach by Keysight of the separation agreement or any of the ancillary agreements or any action by Keysight in contravention of its amended and restated certificate of incorporation or amended and restated bylaws; and any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement of which this information statement forms a part, this information statement (as amended or supplemented) or any other disclosure document that describes the separation or the distribution or Keysight and its subsidiaries or primarily relates to the transactions contemplated by the separation and distribution agreement, subject to certain exceptions. If Keysight is required to indemnify Agilent under the circumstances set forth in the separation and distribution agreement, Keysight may be subject to substantial liabilities. See “Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Indemnification.”

In connection with Keysight’s separation from Agilent, Agilent will indemnify Keysight for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure Keysight against the full amount of such liabilities, or that Agilent’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the separation and distribution agreement and certain other agreements with Agilent, Agilent agreed to indemnify Keysight for certain liabilities as discussed further in “Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Indemnification.” However, third parties could also seek to hold Keysight responsible for any of the liabilities that Agilent has agreed to retain, and there can be no assurance that the indemnity from Agilent will be sufficient to protect Keysight against the full amount of such liabilities, or that Agilent will be able to fully satisfy its indemnification obligations. In addition, Agilent’s insurers may attempt to deny coverage to Keysight for liabilities associated with certain occurrences of indemnified liabilities prior to the separation. Moreover, even if Keysight ultimately succeeds in recovering from Agilent or such insurance providers any amounts for which Keysight is held liable, Keysight may be temporarily required to bear these losses. Each of these risks could negatively affect Keysight’s business, financial position, results of operations and cash flows.

Keysight will be subject to continuing contingent liabilities of Agilent following the separation.

After the separation, there will be several significant areas where the liabilities of Agilent may become Keysight’s obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of the Agilent U.S. consolidated group during a taxable period or portion of a taxable period ending on or before the effective time of the distribution is severally liable for the U.S. federal income tax liability of the entire Agilent U.S. consolidated group for that taxable period. Consequently, if Agilent is unable to pay the consolidated U.S. federal income tax liability for a prior period, Keysight could be required to pay the entire amount of such tax, which could be substantial and in excess of the amount allocated to it under the tax matters agreement between it and Agilent. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.” Other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans, as well as other contingent liabilities.

There could be significant liability if the distribution is determined to be a taxable transaction.

A condition to the distribution is that Agilent will have received an opinion of Baker & McKenzie LLP, tax counsel to Agilent, regarding the qualification of the separation and the distribution as a reorganization within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code. The opinion relies on certain facts, assumptions, representations and undertakings from Agilent and Keysight, including those regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not satisfied, Agilent and its shareholders may not be able to rely on the opinion, and could be subject to significant tax liabilities. Notwithstanding the opinion of tax counsel, the IRS could determine on audit that the distribution is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion. For more information regarding the tax opinion, see “Material U.S. Federal Income Tax Consequences.”

If the distribution were determined to be taxable for U.S. federal income tax purposes, Agilent and its shareholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities. For example, if the distribution failed to qualify for tax-free treatment, Agilent would for U.S. federal income tax purposes be treated as if it had sold the Keysight common stock in a taxable sale for its fair market value, and Agilent’s shareholders, who are subject to U.S. federal income tax, would be treated as receiving a taxable distribution in an amount equal to the fair market value of the Keysight common stock received in the distribution. In addition, if the separation and distribution failed to qualify for tax-free treatment under federal, state and local tax law and/or foreign tax law, Agilent (and, under the tax matters agreement described below, Keysight) could incur significant tax liabilities under U.S. federal, state, local and/or foreign tax law.

Under the tax matters agreement between Agilent and Keysight, Keysight is generally required to indemnify Agilent against taxes incurred by Agilent that arise as a result of Keysight taking or failing to take, as the case may be, certain actions that result in the distribution failing to meet the requirements of a tax-free distribution under Section 355 of the Code. Under the tax matters agreement between Agilent and Keysight, Keysight may also be required to indemnify Agilent for other contingent tax liabilities, which could materially adversely affect Keysight’s financial position. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.”

Keysight may not be able to engage in certain corporate transactions for a two-year period after the separation.

To preserve the tax-free treatment for U.S. federal income tax purposes to Agilent of the separation and distribution, under the tax matters agreement that Keysight has entered into with Agilent, Keysight will be restricted from taking any action that prevents the separation and distribution from being tax-free for U.S. federal income tax purposes. Under the tax matters agreement, for the two-year period following the distribution, Keysight is prohibited, except in certain circumstances, from entering into acquisition, merger, liquidation, sale and stock redemption transactions with respect to Keysight stock if such transactions, taken as a whole, would result in one or more persons acquiring forty percent (40%) or more of the outstanding Keysight stock.

These restrictions may limit Keysight’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its shareholders or that might increase the value of its business. In addition, under the tax matters agreement, Keysight may be required to indemnify Agilent against any such tax liabilities as a result of the acquisition of Keysight’s stock or assets, even if it did not participate in or otherwise facilitate the acquisition. For more information, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.”

After the separation, certain of Keysight’s executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Agilent and because certain converted Keysight performance share awards held by them will be earned based on the performance of Agilent.

The ownership by Keysight’s expected executive officers and some of Keysight’s expected directors of common shares of Agilent may create, or may create the appearance of, conflicts of interest. Because of their current or former positions with Agilent, certain of the expected executive officers and directors of Keysight own Agilent common shares. The individual holdings of common shares may be significant for some of these persons compared to these persons’ total assets. Further, the fact that Keysight’s expected executive officers will hold certain converted Keysight performance share awards which will be earned based on Agilent’s performance may create, or may create the appearance of, conflicts of interest. Specifically, the outstanding Agilent performance share awards with a fiscal year 2013-2015 performance period held by Keysight’s expected executive officers will be converted into performance share awards with respect to Keysight common stock upon the separation, but will continue to be subject, for the remainder of the performance period, to the same performance criteria (Agilent total shareholder return) as applied immediately prior to the separation. Even though Keysight’s board of directors will consist of a majority of directors who are independent, and Keysight’s expected executive officers who are currently employees of Agilent will cease to be employees of Agilent upon the separation, continuing ownership of Agilent common shares by Keysight’s expected executive officers and some of Keysight’s expected directors, and continued application of performance criteria based on Agilent total shareholder return to certain converted Keysight performance share awards held by Keysight’s expected executive officers, could create, or appear to create, potential conflicts of interest if Keysight and Agilent pursue the same corporate opportunities or face decisions that could have different implications for Keysight and Agilent.

Until the separation occurs, Agilent has sole discretion to change the terms of the separation in ways that may be unfavorable to Keysight.

Until the separation occurs, Keysight will be a wholly owned subsidiary of Agilent. Accordingly, Agilent will effectively have the sole and absolute discretion to determine and change the terms of the separation, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable to Keysight. In addition, Agilent may decide at any time not to proceed with the separation and distribution.

Keysight may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect Keysight’s business.

Keysight may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide the following benefits, among others:

•                  a distinct investment identity allowing investors to evaluate the merits, performance and future prospects of Keysight separately from Agilent;

•                  more effective pursuit of each company’s distinct operating priorities and strategies;

•                  more efficient allocation of capital for both Agilent and Keysight;

•                  direct access by Keysight to the capital markets; and

•                  facilitation of incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, and potential enhancement of employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives, while at the same time creating an independent equity structure that will facilitate Keysight’s ability to effect future acquisitions utilizing Keysight common stock.

Keysight may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Keysight’s business; (ii) following the separation, Keysight may be more susceptible to market fluctuations and other adverse events than if it were still a part of Agilent; (iii) following the separation, Keysight’s business will be less diversified and have less scale than Agilent’s business prior to the separation; and (iv) the other actions required to separate Agilent’s and Keysight’s respective businesses could disrupt Keysight’s operations. If Keysight fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, the business, operating results and financial condition of Keysight could be adversely affected.

Keysight or Agilent may fail to perform under various transaction agreements that have been executed as part of the separation or Keysight may fail to have necessary systems and services in place when certain of the transaction agreements expire.

In connection with the separation, Keysight and Agilent have entered into a separation agreement and various other agreements, including a services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a trademark license agreement and a real estate matters agreement. The separation agreement, tax matters agreement, employee matters agreement, intellectual property matters agreement, trademark license agreement and real estate matters agreement determine the allocation of assets and liabilities between the companies following the separation for those respective areas and include any necessary indemnifications related to liabilities and obligations. The services agreement provides for the performance of certain services by each company for the benefit of the other for a period of time after the separation. Keysight will rely on Agilent to satisfy its performance and payment obligations under these agreements. If Agilent is unable to satisfy its obligations under these agreements, including its indemnification obligations, Keysight could incur operational difficulties or losses. If Keysight does not have in place its own systems and services, or if Keysight does not have agreements with other providers of these services once certain transaction agreements expire, Keysight may not be able to operate its business effectively and its profitability may decline. Keysight is in the process of creating its own, or engaging third parties to provide, systems and services to replace many of the systems and services that Agilent currently provides to Keysight. However, Keysight may not be successful in implementing these systems and services or in transitioning data from Agilent’s systems to Keysight’s.

Challenges in the commercial and credit environment may materially adversely affect Keysight’s and Agilent’s ability to complete the separation.

Keysight’s ability to issue debt or enter into other financing arrangements on acceptable terms could be materially adversely affected if there is a material decline in the demand for Keysight’s products or in the solvency of its customers or suppliers or if other significantly unfavorable changes in economic conditions occur. Volatility in the world financial markets could increase borrowing costs or affect Keysight’s ability to gain access to the capital markets, all of which could have a material adverse effect on Keysight’s or Agilent’s ability to complete the separation.

After Keysight’s separation from Agilent, Keysight will have debt obligations that could adversely affect its business and its ability to meet its obligations and pay dividends.

Immediately following the separation, Keysight expects to carry net debt. See “Description of Material Indebtedness.” Keysight may also incur additional indebtedness in the future. This significant amount of debt could have important, adverse consequences to Keysight and its investors, including:

•                  requiring a substantial portion of Keysight’s cash flow from operations to make interest payments;

•                  making it more difficult to satisfy other obligations;

•                  increasing the risk of a future credit ratings downgrade of Keysight’s debt, which could increase future debt costs and limit the future availability of debt financing;

•                  increasing Keysight’s vulnerability to general adverse economic and industry conditions;

•                  reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow Keysight’s business;

•                  limiting Keysight’s flexibility in planning for, or reacting to, changes in its business and the industry; and

•                  limiting Keysight’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

To the extent that Keysight incurs additional indebtedness, the risks described above could increase. In addition, Keysight’s actual cash requirements in the future may be greater than expected. Keysight’s cash flow from operations may not be sufficient to service its outstanding debt or to repay the outstanding debt as it becomes due, and Keysight may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to service or refinance its debt.

Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect Keysight’s financial condition and its results of operations.

In connection with the separation and distribution, Agilent has undertaken and will undertake several corporate restructuring transactions which, along with the separation and distribution, may be subject to federal and state fraudulent conveyance and transfer laws. If, under these laws, a court were to determine that, at the time of the separation and distribution, any entity involved in these restructuring transactions or the separation and distribution:

•                  was insolvent;

•                  was rendered insolvent by reason of the separation and distribution;

•                  had remaining assets constituting unreasonably small capital; or

•                  intended to incur, or believed it would incur, debts beyond its ability to pay these debts as they matured,

then the court could void the separation and distribution, in whole or in part, as a fraudulent conveyance or transfer. The court could then require Keysight’s shareholders to return to Agilent some or all of the shares of Keysight common stock issued in the distribution, or require Agilent or Keysight, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency will vary depending upon the jurisdiction whose law is being applied. Generally, however, an entity would be considered insolvent if the fair value of its assets was less than the amount of its liabilities or if it incurred debt beyond its ability to repay the debt as it matures.

Risks Related to Keysight’s Common Stock

Keysight cannot be certain that an active trading market for its common stock will develop or be sustained after the separation, and following the separation, Keysight’s stock price may fluctuate significantly.

A public market for Keysight common stock does not currently exist. Keysight anticipates that on or prior to the record date for the distribution, trading of shares of its common stock will begin on a “when-issued” basis and will continue through the distribution date. However, Keysight cannot guarantee that an active trading market will develop or be sustained for its common stock after the separation. Nor can Keysight predict the prices at which shares of its common stock may trade after the separation. Similarly, Keysight cannot predict the effect of the separation on the trading prices of its common stock or whether the combined market value of the shares of Keysight common stock and the Agilent common shares will be less than, equal to or greater than the market value of Agilent common shares prior to the separation.

The market price of Keysight common stock may fluctuate significantly due to a number of factors, some of which may be beyond Keysight’s control, including:

•                  actual or anticipated fluctuations in Keysight’s operating results;

•                  changes in earnings estimated by securities analysts or Keysight’s ability to meet those estimates;

•                  the operating and stock price performance of comparable companies;

•                  changes to the regulatory and legal environment in which Keysight operates; and

•                  domestic and worldwide economic conditions.

A number of shares of Keysight common stock are or will be eligible for future sale, which may cause Keysight’s stock price to decline.

Any sales of substantial amounts of Keysight common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of Keysight common stock to decline. Upon completion of the distribution, Keysight expects that it will have an aggregate of approximately 166,816,116 shares of its common stock issued and outstanding. These shares will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (“Securities Act”), unless the shares are owned by one or more of Keysight’s “affiliates,” as that term is defined in Rule 405 under the Securities Act. Keysight is unable to predict whether large amounts of its common stock will be sold in the open market following the distribution. Keysight is also unable to predict whether a sufficient number of buyers would be in the market at that time.

Keysight cannot guarantee the payment of dividends on its common stock, or the timing or amount of any such dividends.

Keysight does not currently expect to pay dividends on its common stock. The payment of any dividends in the future, and the timing and amount thereof, to Keysight shareholders will fall within the discretion of Keysight’s board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as Keysight’s financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in Keysight’s debt, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. For more information, see “Dividend Policy.” Keysight’s ability to pay dividends will depend on its ongoing ability to generate cash from operations and on its access to the capital markets. Keysight cannot guarantee that it will pay a dividend in the future or continue to pay any dividends if Keysight commences paying dividends.

Your percentage ownership in Keysight may be diluted in the future.

In the future, your percentage ownership in Keysight may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that Keysight will be granting to Keysight’s directors, officers and employees and purchases of shares from Keysight through Keysight’s employee stock purchase plan. Keysight’s employees will have options to purchase shares of its common stock after the distribution as a result of conversion of their Agilent stock options to Keysight stock options. Keysight employees will also have stock-based awards for Keysight common stock after the distribution as a result of conversion of their Agilent stock-based awards to Keysight stock-based awards. The conversion of Agilent stock options and stock-based awards held by Keysight employees into Keysight stock options and stock-based awards, respectively, is described in further detail in the section entitled “Treatment of Equity-Based Compensation Awards at the Time of the Separation.” As of the date of this information statement, the exact number of shares of Keysight common stock that will be subject to the converted Keysight options and stock-based awards is not determinable, and, therefore, it is not possible to determine the extent to which your percentage ownership in Keysight could by diluted as a result of the converted Keysight options and stock-based awards. Keysight anticipates its compensation committee will grant additional stock options or other stock-based awards to its employees and directors after the distribution, from time to time, under Keysight’s employee benefits plans. Such awards will have a dilutive effect on Keysight’s earnings per share, which could adversely affect the market price of Keysight’s common stock.

In addition, Keysight’s amended and restated certificate of incorporation will authorize Keysight to issue, without the approval of Keysight’s shareholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Keysight’s common stock respecting dividends and distributions, as Keysight’s board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Keysight’s common stock. For example, Keysight could grant the holders of preferred stock the right to elect some number of Keysight’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that Keysight could assign to holders of preferred stock could affect the residual value of the common stock. See “Description of Keysight’s Capital Stock.”

Certain provisions in Keysight’s amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of Keysight, which could decrease the trading price of Keysight’s common stock.

Keysight’s amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with Keysight’s board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•                  the inability of Keysight’s shareholders to call a special meeting;

•                  the inability of Keysight’s shareholders to act without a meeting of shareholders;

•                  rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

•                  the right of Keysight’s board to issue preferred stock without shareholder approval;

•                  the division of Keysight’s board of directors into three classes of directors, with each class serving a staggered three-year term, and this classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult;

•                  a provision that shareholders may only remove directors with cause;

•                  the ability of Keysight’s directors, and not shareholders, to fill vacancies on Keysight’s board of directors; and

•                  the requirement that the affirmative vote of shareholders holding at least 80% of Keysight’s voting stock is required to amend certain provisions in Keysight’s amended and restated certificate of incorporation (relating to the number, term and removal of its directors, the filling of its board vacancies, the advance notice to be given for nominations for elections of directors, the calling of special meetings of shareholders, shareholder action by written consent, the ability of the board of directors to amend the bylaws, elimination of liability of directors to the extent permitted by Delaware law, exclusive forum for certain types of actions and proceedings that may be initiated by Keysight’s shareholders and amendments of the certificate of incorporation) and certain provisions in Keysight’s amended and restated bylaws (relating to the calling of special meetings of shareholders, the business that may be conducted or considered at annual or special meetings, the advance notice of shareholder business and nominations, shareholder action by written consent, the number, tenure, qualifications and removal of Keysight’s directors, the filling of its board vacancies, director and officer indemnification and amendments of the bylaws).

In addition, because Keysight has not chosen to be exempt from Section 203 of the Delaware General Corporation Law (the “DGCL”), this provision could also delay or prevent a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation (an “interested stockholder”) shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Keysight believes these provisions will protect its shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with Keysight’s board of directors and by providing Keysight’s board of directors with more time to assess any acquisition proposal. These provisions are not intended to make Keysight immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that Keysight’s board of directors determines is not in the best interests of Keysight and Keysight’s shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, an acquisition or further issuance of Keysight’s stock could trigger the application of Section 355(e) of the Code. For a discussion of Section 355(e) of the Code, see “Material U.S. Federal Income Tax Consequences.” Under the tax matters agreement, Keysight would be required to indemnify Agilent for the resulting tax, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

Keysight’s amended and restated certificate of incorporation will designate the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Keysight’s shareholders, which could discourage lawsuits against Keysight and Keysight’s directors and officers.

Keysight’s amended and restated certificate of incorporation will provide that unless the board of directors otherwise determines, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Keysight, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Keysight to Keysight or Keysight’s shareholders, any action asserting a claim against Keysight or any director or officer of Keysight arising pursuant to any provision of the DGCL or Keysight’s amended and restated certificate of incorporation or bylaws, or any action asserting a claim against Keysight or any director or officer of Keysight governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of Keysight’s shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with Keysight or Keysight’s directors or officers, which may discourage such lawsuits against Keysight and Keysight’s directors and officers.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials Agilent and Keysight have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “will,” “should,” “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “The Separation and Distribution” contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Keysight’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Except as may be required by law, Keysight undertakes no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this information statement. Factors that could cause actual results or events to differ materially from those anticipated include, but are not limited to, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

DIVIDEND POLICY

Keysight does not currently expect to pay dividends on its common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of Keysight’s board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as Keysight’s financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in Keysight’s debt, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Keysight’s ability to pay dividends will depend on its ongoing ability to generate cash from operations and on its access to the capital markets. Keysight cannot guarantee that it will pay a dividend in the future or continue to pay any dividends if Keysight commences paying dividends.

Keysight understands that Agilent currently expects to maintain approximately the same dividend yield on its common stock following the distribution, which would result in a lower per share dividend if the trading price of Agilent common stock decreases following the distribution. As a result, Keysight expects that holders of (i) one Agilent common share and (ii) 0.5 shares of Keysight common stock after the distribution (representing the number of shares of Keysight common stock to be received per share of Agilent common stock in the distribution) will receive a smaller aggregate dividend than holders of one share of Agilent common stock historically received before the distribution.

CAPITALIZATION

The following table sets forth the capitalization of the Electronic Measurement Business of Agilent on an historical basis and on a pro forma basis to give effect to the separation and distribution and the transactions related to the separation and distribution as if they occurred on July 31, 2014. You can find an explanation of the pro forma adjustments made to our historical combined financial statements under “Unaudited Pro Forma Combined Financial Statements.” You should review the following table in conjunction with the “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical unaudited combined financial statements and accompanying notes included elsewhere in this information statement. The historical financial information may not necessarily reflect what our capitalization would have been had we been an independent, publicly traded company during the period presented and is not necessarily indicative of our future capitalization.

	As of July 31, 2014
	Historical	Pro Forma
	(in millions)
	(unaudited)
Indebtedness:
Senior unsecured notes(1)	$—	$1,100
Total indebtedness	$—	$1,100
Equity
Common stock; par value	$—	$2
Additional paid-in capital(2)	—	1,104
Net parent company investment(1)(2)	1,238	—
Accumulated other comprehensive income (loss)	23	(246)
Total equity	$1,261	$860
Total capitalization	$1,261	$1,960

(1)                                 Prior to the distribution date, Keysight expects to issue approximately $1,100 million principal senior unsecured notes to fund a cash distribution of $900 million to Agilent and to fund working capital and other liquidity needs of the Keysight business.

(2)                                 Reflects Agilent’s net investment impact as a result of the anticipated post-distribution capital structure. As of the distribution date, Agilent’s net investment in Keysight will be exchanged to reflect the distribution of Keysight’s common stock to Agilent shareholders and to reflect the aggregate par value of our shares of common stock being distributed.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements consist of unaudited pro forma combined statements of operations for the nine months ended July 31, 2014 and for the year ended October 31, 2013 and an unaudited pro forma combined balance sheet as of July 31, 2014. The unaudited pro forma combined financial statements reported below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical combined annual and interim financial statements and the corresponding notes included elsewhere in this information statement.

The unaudited pro forma combined financial statements are derived from the historical combined annual and condensed interim financial statements of the Electronic Measurement Business of Agilent and reflect adjustments in connection with our separation from Agilent and related financing and other transactions. The statements are for informational purposes only and do not purport to represent what our financial position and results of operations actually would have been had the separation and distribution occurred on the dates indicated, or to project our financial performance for any future period.

The unaudited pro forma combined balance sheet assumes that our separation from Agilent occurred as of July 31, 2014. The unaudited pro forma combined statements of operations for the nine months ended July 31, 2014 and for the year ended October 31, 2013 assume that the separation occurred as of November 1, 2012.

Agilent did not account for us as, and the business was not operated as, a separate, independent company for the periods presented. We expect to experience changes in our ongoing cost structure when we become an independent, publicly traded company. For example, Agilent currently allocates expenses to us arising from shared services and infrastructure costs. Our historical combined financial statements include allocations of these expenses from Agilent. However, these costs may not be representative of the future costs we will incur as an independent public company.

The unaudited pro forma combined statements of operations for the nine months ended July 31, 2014 and for the year ended October 31, 2013 and the unaudited pro forma combined balance sheet as of July 31, 2014 have been adjusted to give effect to the following transactions:

•                  incurrence of certain indebtedness;

•                  receipt of $700 million cash partially derived from separation-related financing;

•                  the removal of non-recurring pre-separation and transaction costs that were incurred that are directly related to the separation of Keysight from Agilent;

•                  transfer of net liabilities between Agilent and us, including certain employee benefit plan and other obligations net of any related assets. Our estimates may change as we approach the distribution date and continue to refine our estimates of the net liability transfers as of that date. The discount rate assumptions reflect the rate at which pension and post-retirement obligations were calculated based on the measurement date of the plans, which is August 1, 2014. The actual assumed net benefit plan obligations could change based on final asset transfers;

•                  the net transfer of various corporate and other assets and liabilities not included in our historical condensed combined balance sheet;

•                  the issuance of approximately 167 million shares of Keysight common stock. This number of shares is based on the number of Agilent common shares outstanding on July 31, 2014 and a distribution ratio of one share of our common stock for every two shares of Agilent common stock; and

•                  the impact of the separation agreement, the tax matters agreement, the services agreement, the employee matters agreement, including pension and postretirement benefit plans, and other commercial agreements between us and Agilent.

The pro forma adjustments are based on available information and assumptions that management believes are reasonable; however, such adjustments are subject to change based on the final terms of the distribution and the agreements that define our relationship with Agilent after the distribution. In addition, such adjustments are estimates and may not prove to be accurate.

Included in our historical combined statement of operations for the nine months ended July 31, 2014 and the year ended October 31, 2013 are non-recurring transaction and pre-separation costs totaling $51 million and $2 million, respectively, related to the separation and transition from Agilent which have been allocated to us by Agilent. We expect to recognize additional transaction and separation costs, which are currently estimated to range from $51 million to $65 million, of which $26 million to $30 million is expected to be recognized in the fourth quarter of fiscal year 2014. These costs, which have not been included in the unaudited pro forma combined financial statements, are expected to include, among other things, branding, legal, accounting and other advisory fees and other costs to separate and transition from Agilent.

We also expect to experience changes in our ongoing cost structure when we become an independent, publicly traded company. For example, our historical combined financial statements include allocations of certain expenses from Agilent, including expenses related to information technology, accounting and legal services, real estate and facilities, corporate advertising, insurance services, treasury and other corporate and infrastructure services. These costs may not be representative of the future costs we will incur as an independent, publicly traded company. We also expect to incur certain incremental costs as an independent, publicly traded company as compared to the costs historically allocated to us by Agilent. These incremental costs, which are estimated to be $10 million to $15 million on an annual pre-tax basis, are incremental to those costs previously incurred by us. For a description of the allocation of expenses to us by Agilent, see Note 3, “Transactions with Agilent,” to our audited combined financial statements included elsewhere in this information statement. No pro forma adjustment has been made to the unaudited pro forma combined financial statements to reflect the additional costs, as they are projected amounts based on judgmental estimates.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED JULY 31, 2014

(in millions, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Net revenue:
Products	$1,833	$		$1,833
Services and other	338			338
Total net revenue	2,171			2,171
Costs and expenses:
Cost of products	801			801
Cost of services and other	169			169
Total costs	970			970
Research and development	270			270
Selling, general and administrative	592	(51)	(A)	541
Total costs and expenses	1,832	(51)		1,781
Income from operations	339	51		390
Other income (expense), net	3	(35)	(B)	(32)
Income before taxes	342	16		358
Provision for income taxes	51	(10)	(C)	41
Net income	$291	$26		$317
Unaudited pro forma net income per share:
Basic			(D)	$1.90
Diluted			(E)	$1.88
Weighted average number of shares used in computing unaudited pro forma net income per share:
Basic			(D)	167
Diluted			(E)	169

See accompanying notes to unaudited pro forma combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED OCTOBER 31, 2013

(in millions, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Net revenue:
Products	$2,434	$		$2,434
Services and other	454			454
Total net revenue	2,888			2,888
Costs and expenses:
Cost of products	1,044			1,044
Cost of services and other	221			221
Total costs	1,265			1,265
Research and development	375			375
Selling, general and administrative	752	(2)	(A)	750
Total costs and expenses	2,392	(2)		2,390
Income from operations	496	2		498
Other income (expense), net	5	(47)	(B)	(42)
Income before taxes	501	(45)		456
Provision for income taxes	44	(17)	(C)	27
Net income	$457	$(28)		$429
Unaudited pro forma net income per share:
Basic			(D)	$2.52
Diluted			(E)	$2.48
Weighted average number of shares used in computing unaudited pro forma net income per share:
Basic			(D)	170
Diluted			(E)	173

See accompanying notes to unaudited pro forma combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 31, 2014

(in millions)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$—	$700	(H)	$700
Accounts receivable, net	319			319
Inventory	516			516
Deferred tax assets	61	11	(L)(N)	72
Other current assets	93	13	(K)	106
Total current assets	989	724		1,713
Property, plant and equipment, net	462	19	(K)	481
Goodwill	405			405
Other intangible assets, net	14			14
Long-term investments	60	3	(K)	63
Long-term deferred tax assets	51	10	(F)(L)(N)	61
Other assets	18	65	(F)(K)	83
Total assets	$1,999	$821		$2,820
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$112	$9	(K)	$121
Employee compensation and benefits	129	15	(K)	144
Deferred revenue	185			185
Income and other taxes payable	80	(32)	(M)(N)	48
Other accrued liabilities	45			45
Total current liabilities	551	(8)		543
Long-term deferred revenue	76			76
Long-term debt	—	1,100	(G)	1,100
Retirement and post-retirement benefits	—	182	(F)	182
Other long-term liabilities	111	(52)	(F)(K)(M)(N)	59
Total liabilities	738	1,222		1,960
Commitments and contingencies
Invested equity:
Common stock	—	2	(I)	2
Additional paid-in-capital	—	1,104	(J)(O)	1,104
Agilent net investment	1,238	(1,238)	(J)(O)	—
Accumulated other comprehensive income	23	(269)	(F)	(246)
Total equity	1,261	(401)		860
Total liabilities and invested equity	$1,999	$821		$2,820

See accompanying notes to unaudited pro forma combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements as of July 31, 2014 and for the nine months ended July 31, 2014 and for the year ended October 31, 2013 include the following adjustments:

(A)                               Reflects the removal of non-recurring transaction and pre-separation costs incurred in the historical periods that are directly related to the separation of Keysight from Agilent.

(B)                               Reflects interest expense related to approximately $1,100 million of long-term debt expected to be issued by Keysight. Based on current market conditions and Keysight’s currently expected debt rating, the interest rate on the debt is expected to be approximately 4.25 percent. Interest expense was calculated assuming constant debt levels throughout the periods. Interest expense may be higher or lower if Keysight’s actual interest rate or market conditions change. A 0.125 percent change to the annual interest rate would change interest expense by approximately $1 million on an annual basis.

(C)                               Reflects the tax effects of the tax deductible pro forma adjustments at the applicable jurisdictional statutory income tax rates.

(D)                               The pro forma weighted-average number of Keysight shares used to compute pro forma basic net income per share for the year ended October 31, 2013 and for the nine months ended July 31, 2014 is based on the weighted-average number of Agilent shares outstanding for the year ended October 31, 2013 and for the nine months ended July 31, 2014, respectively, applying a distribution ratio of one share of Keysight common stock for every two shares of Agilent common stock outstanding.

(E)                                The pro forma weighted-average number of Keysight shares used to compute pro forma diluted net income per share is based on the weighted-average number of basic shares of Keysight common stock as described in note (D) above, plus incremental shares assuming exercise of dilutive outstanding options and restricted stock awards granted to our employees under Agilent’s stock based compensation programs. The actual effect of the dilution on a go-forward basis will depend on various factors, including the employment of our personnel in one company or the other and the value of the equity awards at the time of distribution. We cannot fully estimate the dilutive effects at this time, although we believe an estimate based on applying the distribution ratio as described in note (D) above to the Agilent weighted-average shares outstanding for diluted EPS provides a reasonable approximation of the potential dilutive effect of the equity awards.

(F)                                 Certain of our eligible employees participate in retirement plans and post-retirement pension plans offered by Agilent. When we become a stand-alone independent company, we will assume these obligations and provide benefits directly. Agilent will transfer to us the plan liabilities and assets associated with our active and retired and other former employees. The net benefit obligations we will assume will result in our recording an estimated net unfunded benefit plan liability of $182 million and net funded benefit plan assets of $57 million, which are based on the actual discount rates and plan assumptions determined as of the transfer date, accumulated other comprehensive income losses, net of tax, of $269 million, $47 million of related deferred tax assets and $21 million of related deferred tax liabilities. These estimates will change based on the final asset values on the transfer date.

(G)                               Reflects the expected issuance of approximately $1,100 million aggregate principal in (senior) notes. Following the senior note issuance and in accordance with the separation agreement, Keysight is expected to distribute $900 million in cash to Agilent.

(H)                              Reflects the following adjustments to cash and cash equivalents (in millions):

Cash received from incurrence of new debt (see note (G))	$1,100
Cash distribution paid to Agilent (see note (G))	(900)
Cash funding from Agilent	500
Cash pro forma adjustment	$700

(I)                                   Represents the issuance of approximately 167 million common shares at a par value of $0.01 per share. The number of common shares is based on the number of Agilent common shares outstanding on July 31, 2014 and a distribution ratio of one share of Keysight common stock for every two shares of Agilent common stock.

(J)                                   On the separation and distribution date, Agilent’s net investment in Keysight will be redesignated as Keysight shareholders equity and will be allocated between common stock and additional paid-in capital based on the number of shares of Keysight common stock outstanding at the distribution date. The cash distribution and contribution described in notes (G) and (H) will impact Agilent’s net investment in Keysight prior to the redesignation of the investment as Keysight shareholder’s equity.

(K)                              Reflects various corporate assets and liabilities to be transferred to (from) Keysight as follows:

(in millions)	Increase (decrease)
Other current assets	$13
Property, plant and equipment, net	19
Long-term investments	3
Other assets	8
Total assets	$43

Accounts Payable	$9
Employee compensation and benefits	15
Other long-term liabilities	18
Total liabilities	$42

These adjustments include a portion of shared information technology assets, shared service and infrastructure employee obligations, reclassification adjustment of Agilent Long-Term Performance (“LTP”) Program FY13-15 tranche from equity-classified to liability-classified as their payout to our employees will be based on Agilent’s performance, and adjustments to prepaid and accrued expenses in accordance with the separation agreement. The amount of shared technology assets will be determined by a number of factors, primarily including specific location of technology assets, actual software license transfers, actual numbers of users of applications and allocations based on respective headcount. The amount of infrastructure employee obligations was determined based on actual data for those infrastructure employees identified as transferring from Agilent to Keysight. We do not expect incremental depreciation on those shared information technology assets, which typically have lives of between three and five years, to be materially different from depreciation previously charged to Keysight through allocations from Agilent corporate functions.

(L)                                Our historical financial statements reflect the calculation of certain deferred tax assets and deferred tax liabilities that have been estimated based on a separate return methodology. As of the distribution date, we anticipate assuming certain additional current deferred tax assets of $4 million and transferring certain noncurrent deferred tax assets of $13 million. The actual amounts being assumed and transferred will be determined as of the distribution date and may be significantly different from our estimates.

(M)                            Under the terms of the tax matters agreement, current taxes payable for 2014 will be paid by the legal entity that files the tax return for such tax year. Current taxes payable are reduced by $28 million to reflect the amount expected to be paid by Keysight with its 2014 returns. The historical financial information includes the allocation of liabilities for uncertain tax positions. Other long-term liabilities have been reduced by $75 million, which reflects the difference between the reserves being transferred to Keysight per the tax matters agreement and the reserves that were allocated to Keysight in their historical carve out financial statements using the separate return methodology.

(N)                               Certain transfers of assets and liabilities will be characterized as taxable transactions for local income tax purposes. The historical balances reflect deferred tax assets and liabilities in these jurisdictions. To calculate the deferred tax adjustment related to the tax basis step up, we computed the taxable gain on the sale transactions using the fair market value of the assets acquired by the Keysight entities over the historical tax basis, taking any permanent adjustments to basis under local jurisdictional law into consideration, and applied the applicable statutory rate. The pro forma adjustments required to bring the historical balances to the taxable transaction position are $7 million increase to current deferred tax asset, $4 million decrease to current deferred tax liability, $24 million decrease to non-current deferred tax asset and $16 million decrease to non-current deferred tax liability. The law in Singapore regarding the amortization of intangibles is still being finalized and the treatment of Keysight’s acquisition of intangibles from Agilent is still being discussed with the Singaporean Economic Development Board. Depending on how the law is finalized and the outcome of such negotiations, there could be a material increase in the deferred tax assets balance for Keysight.

(O)                               Represents the elimination of the net investment by Agilent and adjustments to additional paid-in capital resulting from the following:

Reclassification of Agilent net investment	$1,238
Cash distribution to Agilent (see Note (G) and (H))	(900)
Cash funding from Agilent (see Note (H))	500
Net corporate assets and liabilities to be recorded on Keysight books (see Note (K))	1
Net retirement obligations and associated deferred taxes (see Note (F))	175
Net deferred tax assets and liabilities (see Note (L))	(9)
Net tax liabilities assumed by Keysight (see Note (M))	103
Net taxable sales from transfer of assets (see Note (N))	3
Common stock ($0.01 par value) (see Note (I))	(2)
Total additional paid-in capital	$1,109

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table presents the selected historical combined financial data for the Electronic Measurement Business of Agilent as of July 31, 2014 and for the nine months ended July 31, 2014 and 2013 and as of and for each of the fiscal years in the five-year period ended October 31, 2013. We derived the selected historical combined financial data as of July 31, 2014 and for the nine months ended July 31, 2014 and 2013 from our unaudited condensed combined financial statements included elsewhere in this information statement. We derived the selected historical financial data as of October 31, 2013 and 2012, and for each of the fiscal years in the three-year period ended October 31, 2013, from our audited combined financial statements included elsewhere in this information statement. We derived the selected historical combined financial data as of October 31, 2011 and as of and for the fiscal years ended October 31, 2010 and 2009, from our unaudited combined financial statements that are not included in this information statement. In our management’s opinion, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair statement of the information for the periods presented.

Our historical combined financial statements include certain expenses of Agilent that were allocated to us for certain functions, including general corporate expenses related to information technology, research and development, finance, legal, insurance, compliance and human resources activities. These costs may not be representative of the future costs we will incur as an independent public company. In addition, our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation and distribution from Agilent, including changes in our cost structure, personnel needs, tax structure, financing and business operations. Our historical combined financial statements also do not reflect certain other adjustments between Agilent and us as reflected under “Unaudited Pro Forma Combined Financial Statements” included elsewhere in this information statement. Consequently, the financial information included here may not necessarily reflect our financial position and results of operations or what our financial position and results of operations would have been had we been an independent, publicly traded company during the periods presented or be indicative of Keysight’s future performance as an independent company.

	Nine Months Ended July 31,		Years Ended October 31,
	2014	2013	2013	2012	2011	2010	2009
	(in millions)
Combined Statement of Operations Data:
Net revenue	$2,171	$2,183	$2,888	$3,315	$3,316	$2,706	$2,205
Income (loss) before taxes	$342	$374	$501	$746	$749	$360	$(243)
Net income (loss)	$291	$342	$457	$841	$787	$355	$(203)

	July 31,	October 31,
	2014	2013	2012	2011	2010	2009
	(in millions)
Combined Balance Sheet Data:
Working capital	$438	$412	$398	$272	$199	$192
Total assets	$1,999	$2,028	$2,133	$1,908	$1,766	$1,632
Invested equity	$1,261	$1,245	$1,305	$996	$817	$771

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OF THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

You should read the following discussion in conjunction with the audited combined financial statements and the corresponding notes, the unaudited combined financial statements and the corresponding notes, and the unaudited pro forma combined financial statements and the corresponding notes of the Electronic Measurement Business of Agilent included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Separation from Agilent

On September 19, 2013, Agilent announced plans to separate into two publicly traded companies, one comprising of the life sciences, diagnostics and chemical analysis businesses that will retain the Agilent name, and the other that will be comprised of the electronic measurement business that will be renamed Keysight Technologies, Inc. (“Keysight”). As part of the separation, Agilent has transferred substantially all of the assets, liabilities and operations of the electronic measurement business to Keysight. The distribution is expected to occur through a pro rata distribution of Keysight shares to Agilent shareholders that is tax free for U.S. federal income tax purposes. Keysight was incorporated in Delaware as a wholly owned subsidiary of Agilent on December 6, 2013. The distribution is subject to a number of conditions, including among others that the transfer of assets and liabilities to Keysight has occurred in accordance with the separation agreement, the receipt of an external counsel opinion regarding the qualification of the separation and the distribution as a reorganization within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code, all actions and filings necessary or appropriate under U.S. laws have become effective or accepted, and the completion of the financing needed for Keysight.

Our historical combined financial statements have been prepared on a stand-alone basis and are derived from Agilent’s consolidated financial statements and accounting records. The combined financial statements reflect our financial position, results of operations, comprehensive income and cash flows as its business was operated as part of Agilent prior to the distribution, in conformity with U.S. generally accepted accounting principles.

The combined financial statements include the allocation of certain assets and liabilities that have historically been held at the Agilent level but which are specifically identified or allocated to us. Cash and cash equivalents held by Agilent were not allocated to us. Agilent’s debt and related interest expense have not been allocated to us for any of the periods presented since we are not the legal obligor of the debt and Agilent’s borrowings were not directly attributable to us. All intercompany transactions between us and Agilent are considered to be effectively settled in the combined financial statements at the time the transactions are recorded. All cash generated by our business is assumed to be remitted to the Agilent subsidiary located in the same legal entity or country. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as Agilent Net investment in us.

The combined statement of operations includes our direct expenses for cost of products and services sold, research and development, sales and marketing, distribution, and administration as well as allocations of expenses arising from shared services and infrastructure provided by Agilent to us. These allocated expenses include costs of information technology, accounting and legal services, real estate and facilities, corporate advertising, insurance services, treasury and other corporate and infrastructure services. In addition, other costs allocated to us include restructuring costs, share-based compensation expense and retirement plan expenses related to Agilent’s corporate and shared services employees. These expenses are allocated to us using estimates that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by us. The allocation methods include headcount, square footage, actual consumption and usage of services, adjusted invested capital and others.

We expect Agilent to continue to provide some of these services related to these functions on a transitional basis for a fee, which will be partially offset by other income from Keysight services provided to Agilent. These services will be received or provided under the transition services agreement described in “Certain Relationships and Related Person Transactions.” We do not expect the net costs associated with the transition services agreement to be materially different than the historical costs that have been allocated to us related to these same services.

We also expect to incur other incremental costs as an independent, publicly traded company as compared to the costs historically allocated to us by Agilent. These incremental costs are estimated to be $10 million to $15 million on an annual pre-tax basis.

Of the total cost allocated from Agilent to date, $53 million was allocated for non-recurring transaction and pre-separation costs, of which $51 million was recognized in the nine months ended July 31, 2014. We expect to recognize additional non-recurring transaction and separation costs, which are currently estimated to range from $51 million to $65 million, of which $26 million to $30 million is expected to be recognized in the fourth quarter of fiscal year 2014. These costs are expected to include, among other things, branding, legal, accounting and other advisory fees and other costs to separate and transition from Agilent.

Overview and Executive Summary

As the Electronic Measurement Business (“we,” “us,” the “company,” “our Business” or “the Business”) of Agilent, we provide electronic measurement solutions to communications and electronics industries. We provide electronic measurement instruments and systems and related software, software design tools, and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. We also offer customization, consulting and optimization services throughout the customer’s product lifecycle.

Historically, we conducted our business in one reportable operating segment. In the first quarter of 2014, in conjunction with the planned separation, we implemented changes in our organizational structure which resulted in the formation of two reportable operating segments, measurement solutions and customer support and services. The measurement solutions segment is primarily the hardware and associated software businesses serving the electronic measurement market. The customer support and services segment provides repair and calibration of the hardware measurement solutions and the resale of used instrument equipment.

Years ended October 31, 2013, 2012 and 2011

Our total orders in 2013 were $2,866 million, a decrease of 13 percent when compared to 2012. Orders were lower for all market segments, including aerospace and defense; industrial, computer and semiconductor test; and communications test, which decreased year-over-year primarily due to lower wireless manufacturing demand relating to the loss of business from a large customer with whom we could not agree on contractual terms. Foreign currency movements had an unfavorable impact of 2 percentage points on the year-over-year comparison. Orders of $3,280 million in 2012 declined 1 percent year-over-year, on slight declines in industrial, computer and semiconductor and aerospace and defense business partially offset by slight improvement in communications test.

Our net revenue of $2,888 million in 2013 declined 13 percent when compared to 2012. Compared to last year, lower communications test revenue contributed to 8 percentage points of the revenue decline, and lower industrial, computer and semiconductor test revenue further decreased revenue by approximately 5 percentage points; while aerospace and defense was flat year-over-year. The decline in communications test reflected significantly lower wireless manufacturing revenue mostly driven by the loss of business from a large customer with whom we could not agree on contractual terms. The unfavorable impact of foreign currency movements contributed 2 percentage points of the year-over-year decrease. Our revenue was flat in 2012 compared to 2011 on slightly higher industrial, computer and semiconductor business, flat communications test, and slightly lower aerospace and defense demand.

Net income was $457 million in 2013 compared to net income of $841 million and $787 million in 2012 and 2011, respectively. In 2013, 2012 and 2011 we generated operating cash flows of $566 million, $724 million and $751 million, respectively.

Nine Months ended July 31, 2014 and 2013

Total orders of $2,203 million for the nine months ended July 31, 2014 increased 4 percent compared to the same period last year. The overall increase reflected stronger growth in our aerospace and defense business, and a moderate increase in our communications test business. Foreign currency movements for the nine months ended July 31, 2014 had an unfavorable impact of approximately 1 percentage point compared to the same period last year.

Net revenue of $2,171 million for the nine months ended July 31, 2014, decreased 1 percent when compared to the same period last year. Lower aerospace and defense revenue contributed to a 2 percentage point decline, partially offset by increased revenue from industrial, computer and semiconductor and communications test businesses. Foreign currency movements for the nine months ended July 31, 2014 had an unfavorable impact of approximately 1 percentage point compared to the same period last year.

Net income for the nine months ended July 31, 2014 was $291 million compared to $342 million for the corresponding period last year. In the nine months ended July 31, 2014, we generated $362 million of cash from operations compared with $431 million generated in the same period last year.

Looking forward, the macroeconomic indicators support modest growth. The geopolitical situation does represent risk, particularly related to the situation in Russia. We expect modest seasonal improvement in aerospace and defense business next quarter driven by U.S. government related spending. The communication test market projections continue to be mixed with base station spending expected to remain steady and handset/device manufacturing projected to remain soft in the short-term.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in our combined financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and actions that may impact the company in the future, actual results may be different from the estimates. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used or changes in the accounting estimate that are reasonably likely to occur could materially change the financial statements. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Those policies are revenue recognition, inventory valuation, allocation methods and allocated expenses from Agilent, including share-based compensation and retirement and post-retirement plan assumptions, restructuring, valuation of goodwill and accounting for income taxes.

Revenue recognition.  We enter into agreements to sell products (hardware or software), services, and other arrangements (multiple element arrangements) that include combinations of products and services. Revenue from product sales, net of trade discounts and allowances, is recognized provided that persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. Revenue is reduced for estimated product returns, when appropriate. For sales that include customer-specified acceptance criteria, revenue is recognized after the acceptance criteria have been met. For products that include installation, if the installation meets the criteria to be considered a separate element, product revenue is recognized upon delivery, and recognition of installation revenue occurs when the installation is complete. Otherwise, neither the product nor the installation revenue is recognized until the installation is complete. Revenue from services is deferred and recognized over the contractual period or as services are rendered and accepted by the customer. We allocate revenue to each element in our multiple-element arrangements based upon their relative selling prices. We determine the selling price for each deliverable based on a selling price hierarchy. The selling price for a deliverable is based on our vendor specific objective evidence (VSOE) if available, third-party evidence (TPE) if VSOE is not available, or estimated selling price (ESP) if neither VSOE nor TPE is available. Revenue from the sale of software products that are not required to deliver the tangible product’s essential functionality are accounted for under software revenue recognition rules. Revenue allocated to each element is then recognized when the basic revenue recognition criteria for that element have been met. The amount of product revenue recognized is affected by our judgments as to whether an arrangement includes multiple elements.

We use VSOE of selling price in the selling price allocation in all instances where it exists. VSOE of selling price for products and services is determined when a substantial majority of the selling prices fall within a reasonable range when sold separately. TPE of selling price can be established by evaluating largely interchangeable competitor products or services in stand-alone sales to similarly situated customers. As our products contain a significant element of proprietary technology and the solution offered differs substantially from that of competitors, it is difficult to obtain the reliable stand-alone competitive pricing necessary to establish TPE. ESP represents the best estimate of the price at which we would transact a sale if the product or service were sold on a stand-alone basis. We determine ESP for a product or service by using historical selling prices which reflect multiple factors including, but not limited to, customer type, geography, market conditions, competitive landscape, gross margin objectives and pricing practices. The determination of ESP is made through consultation with and approval by management. We may modify or develop new pricing practices and strategies in the future. As these pricing strategies evolve, changes may occur in ESP. The aforementioned factors may result in a different allocation of revenue to the deliverables in multiple element arrangements, which may change the pattern and timing of revenue recognition for these elements but will not change the total revenue recognized for the arrangement.

Inventory valuation.  We assess the valuation of our inventory on a periodic basis and make adjustments to the value for estimated excess and obsolete inventory based upon estimates about future demand and actual usage. Such estimates are difficult to make under most economic conditions. The excess balance determined by this analysis becomes the basis for our excess inventory charge. Our excess inventory review process includes analysis of sales forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory. If actual market conditions are less favorable than those projected by management, additional write-downs may be required. If actual market conditions are more favorable than anticipated, inventory previously written down may be sold to customers, resulting in lower cost of sales and higher income from operations than expected in that period.

Allocations.  Agilent has allocated certain costs such as share-based compensation expense and retirement and post-retirement benefit plan expense relating to our employees and Agilent’s corporate and shared services employees. These expenses are subject to certain underlying assumptions mentioned below.

Share-based compensation.  Our employees have historically participated in Agilent’s stock plans and will continue participating until consummation of the distribution. Share-based compensation expense has been allocated to us based on our employees participating in Agilent’s stock plan and our share of Agilent’s corporate and shared services employee costs based on our share of revenue. Agilent accounts for share-based awards in accordance with the authoritative guidance where share-based compensation expense is primarily based on estimated grant date fair value and is recognized on a straight line basis. The fair value of share-based awards for employee stock option awards was estimated using the Black-Scholes option pricing model. Shares granted under the Long-Term Performance (“LTP”) Program were valued using the Monte Carlo simulation model. The estimated fair value of restricted stock unit awards is determined based on the market price of Agilent’s common stock on the date of grant adjusted for expected dividend yield. The Employee Stock Purchase Plan (“ESPP”) allows eligible employees to purchase shares of Agilent’s common stock at 85 percent of the purchase price and uses the purchase date to establish the fair market value.

Both the Black-Scholes and Monte Carlo simulation fair value models require the use of highly subjective and complex assumptions used by Agilent, including the option’s expected life and the price volatility of Agilent stock.

The assumptions used in calculating the fair value of share-based awards represent Agilent’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. Although we believe the assumptions and estimates made are reasonable and appropriate, changes in assumptions could materially impact our reported financial results.

Retirement and post-retirement plan assumptions.  Substantially all of our employees are covered under various defined benefit and/or defined contribution retirement plans sponsored by Agilent. Agilent provides U.S. employees, who meet eligibility criteria, defined benefits which are based on an employee’s base or target pay during the years of employment and on length of service. U.S. employees who meet eligibility requirements as of their termination date may participate in a post-retirement health care plan. Eligible employees outside the U.S. generally receive retirement benefits under various retirement plans based upon factors such as years of service and/or employee compensation levels. Eligibility is generally determined in accordance with local statutory requirements. We have accounted for our employee participation in Agilent’s defined benefit retirement plans and the post-retirement health care plan as multiemployer plans. As a result, no asset or liability was recorded by us to recognize the funded status of such plans in our combined balance sheet.

Our combined statements of operations include expense allocations for these benefits for our employees which were determined based on a review of personnel by business unit and for allocations of Agilent’s corporate and shared services personnel. We consider the expense allocation methodology and results to be reasonable for all periods presented. At or prior to the separation date, we will establish defined benefit retirement and post retirement plans for our current and former employees. The defined benefit retirement and post retirement obligations relating to those participants in these plans will be transferred from Agilent’s plans to our defined benefit plans. A proportionate share of the defined benefit plan assets will be allocated from the Agilent pension trust in each applicable country to a newly established Keysight pension trust. Subject to local law, it is anticipated that the share of assets allocated to us will be in the same proportion as the projected benefit obligation of our participants to the total projected benefit obligation of Agilent.

Retirement and post-retirement benefit plan costs are a significant cost of doing business. They represent obligations that will ultimately be settled sometime in the future and therefore are subject to estimation. Pension accounting is intended to reflect the recognition of future benefit costs over the employees’ average expected future service to us based on the terms of the plans and investment and funding decisions. The net periodic pension costs allocated to operations for our U.S. and Non-U.S. retirement plans were $32 million in 2013, $34 million in 2012 and $31 million in 2011. The net periodic benefits allocated to operations for our U.S. post-retirement plan were $10 million in 2013, $10 million in 2012 and $4 million in 2011.

The net periodic pension costs allocated to operations for our U.S. and Non-U.S. retirement plans were $12 million and $24 million for the nine months ended July 31, 2014 and 2013, respectively. The net periodic benefits allocated to operations for our U.S. post-retirement plan were $9 million for both the nine months ended July 31, 2014 and 2013.

Restructuring.  The main component of our restructuring plan is related to workforce reductions. Workforce reduction charges are accrued when payment of benefits becomes probable that the employees are entitled to the severance and the amounts can be estimated. If the amounts and timing of cash flows from restructuring activities are significantly different from what we have estimated, the actual amount of restructuring and other related charges could be materially different, either higher or lower, than those we have recorded.

Goodwill and purchased intangible assets.  We review goodwill for impairment annually during our fourth fiscal quarter and whenever events or changes in circumstances indicate the carrying value may not be recoverable. As defined in the authoritative guidance, a reporting unit is an operating segment, or one level below an operating segment. At the time of an acquisition, we assign goodwill to the reporting unit that is expected to benefit from the synergies of the combination.

In September 2011, the Financial Accounting Standards Board (“FASB”) approved changes to the goodwill impairment guidance which are intended to reduce the cost and complexity of the annual impairment test. The changes provide entities an option to perform a qualitative assessment to determine whether further impairment testing is necessary. The revised standard gives an entity the option to first assess qualitative factors to determine whether performing the current two-step test is necessary. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not (i.e., > 50 percent chance) that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test will be required. Otherwise, no further testing will be required.

The revised guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. The factors that we consider include macroeconomic conditions such as a deterioration in the business’ operating environment, industries and market considerations; business-specific events such as increasing costs, declining financial performance, or loss of key personnel; or other events such as an expectation that a reporting unit will be sold or a sustained decrease in the perceived value on either an absolute basis or relative to peers.

The qualitative indicators replace those previously used to determine whether an interim goodwill impairment test is required. We adopted this guidance for the year ended October 31, 2011.

If it is determined, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the provisions of authoritative guidance require that we perform a two-step impairment test on goodwill. In the first step, we compare the fair value of each reporting unit to its carrying value. The second step (if necessary) measures the amount of impairment by applying fair value-based tests to the individual assets and liabilities within each reporting unit.

We performed a qualitative test for goodwill impairment as of September 30, 2013. Based on the results of our testing, we believe that it is more-likely-than-not that the fair value of the reporting unit is greater than its respective carrying value. In the first quarter of 2014, in conjunction with the planned separation, we implemented changes in our organizational structure which resulted in the formation of two reportable operating segments. There was no impairment of goodwill during the years ended October 31, 2013, 2012 and 2011 and for the nine months ended July 31, 2014 and 2013. Each quarter we review the events and circumstances to determine if goodwill impairment is indicated.

Accounting for income taxes.  We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits and deductions, and in the calculation of certain tax assets and liabilities which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as interest and penalties related to uncertain tax positions. Significant changes to these estimates may result in an increase or decrease to our tax provision in a subsequent period.

Significant management judgment is also required in determining whether deferred tax assets will be realized in full or in part. When it is more likely than not that all or some portion of specific deferred tax assets such as net operating losses or foreign tax credit carryforwards will not be realized, a valuation allowance must be established for the amount of the deferred tax assets that cannot be realized. We consider all available positive and negative evidence on a jurisdiction-by-jurisdiction basis when assessing whether it is more likely than not that deferred tax assets are recoverable. We consider evidence such as our past operating results, the existence of losses in recent years and our forecast of future taxable income. In the fourth quarter of fiscal year 2012 we released the valuation allowance for the majority of our U.S. deferred tax assets. At October 31, 2013 and July 31, 2014, we continue to recognize a valuation allowance for certain U.S. state and foreign deferred tax assets. We intend to maintain a valuation allowance in these jurisdictions until sufficient positive evidence exists to support its reversal.

We have not provided for all U.S. federal income and foreign withholding taxes on the undistributed earnings of some of our foreign subsidiaries because we intend to indefinitely reinvest such earnings abroad. Should we decide to remit this income to the United States in a future period, our provision for income taxes will increase materially in that period.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax law and regulations in a multitude of jurisdictions. Although the guidance on the accounting for uncertainty in income taxes prescribes the use of a recognition and measurement model, the determination of whether an uncertain tax position has met those thresholds will continue to require significant judgment by management. In accordance with the guidance on the accounting for uncertainty in income taxes, for all U.S. and other tax jurisdictions, we recognize potential liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes and interest will be due. The ultimate resolution of tax uncertainties may differ from what is currently estimated, which could result in a material impact on income tax expense. If our estimate of income tax liabilities proves to be less than the ultimate assessment, a further charge to expense would be required. If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. We include interest and penalties related to unrecognized tax benefits within the provision for income taxes on the combined statements of operations.

We have calculated our taxes on a separate return basis. However, the amounts recorded are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of Agilent. It is possible that we will make different tax accounting elections and assertions, such as the amount of earnings that will be permanently reinvested outside the U.S. following our distribution from Agilent. Consequently, our future results after our separation from Agilent may be materially different from our historical results.

Adoption of New Pronouncements

See Note 2, “New Accounting Pronouncements,” to the combined financial statements for a description of new accounting pronouncements.

Restructuring

In the second quarter of 2013, in response to slow revenue growth due to macroeconomic conditions, we accrued for a targeted restructuring program to reduce our total headcount by approximately 200 regular employees, representing approximately 2 percent of our global workforce. The timing and scope of workforce reductions will vary based on local legal requirements. When completed, the restructuring program is expected to result in an approximately $22 million reduction in annual cost of sales and operating expenses.

For the year ended October 31, 2013, we accrued $15 million associated with the headcount reductions. Within the United States, we have substantially completed these restructuring activities. As of October 31, 2013, approximately 110 employees were terminated and $9 million was paid under the targeted restructuring program.

After the separation announcement in the fourth quarter of 2013, approximately 40 employees from the targeted restructuring plan have been redeployed within the company, reducing the total headcount under this plan to 160 and a corresponding reduction in annual cost of sales and operating expenses of $18 million.

For the nine months ended July 31, 2014, we reversed $3 million of accrual related to approximately 40 employees that have been redeployed within the company. As of July 31, 2014, approximately 145 employees were terminated and $11 million was paid under the targeted restructuring program.

We have substantially completed these actions as of July 31, 2014.

Foreign Currency

Our revenues, costs and expenses, and monetary assets and liabilities are exposed to changes in foreign currency exchange rates as a result of our global operating and financing activities. Currently, Agilent hedges revenues, expenses and balance sheet exposures that are not denominated in the functional currencies of our subsidiaries on a short term and anticipated basis on our behalf. The result of the hedging has been allocated to us and is included in our combined statement of operations. We do experience some fluctuations within individual lines of the combined statement of operations and balance sheet because Agilent’s hedging program is not designed to offset the currency movements in each category of revenues, expenses, monetary assets and liabilities. None of the financial instruments used in Agilent’s hedging program have been included on our combined balance sheet. Agilent’s hedging program is designed to hedge currency movements on a relatively short-term basis (up to a rolling twelve month period). Therefore, we are exposed to currency fluctuations over the longer term. To the extent that we are required to pay for all, or portions, of an acquisition price in foreign currencies, Agilent may enter into foreign exchange contracts to reduce the risk that currency movements will impact the U.S. dollar cost of the transaction. After our separation from Agilent, we anticipate that we will be exposed to the same changes in foreign currency exchange rates. We intend to implement our own program to hedge revenues, expenses and balance sheet exposures that are not denominated in the functional currencies of our subsidiaries. We intend for our program to be similar to the activities that Agilent currently employs.

Results from Operations—Years ended October 31, 2013, 2012 and 2011

Orders and Net Revenue

In general, recorded orders represent firm purchase commitments from our customers with established terms and conditions for products and services that will be delivered within six months. Revenue reflects the delivery and acceptance of the products and services as defined on the customer’s terms and conditions. Cancellations are recorded in the period received from the customer and historically have not been material.

	Years Ended October 31,			2013 Over 2012	2012 Over 2011
	2013	2012	2011	% Change	% Change
	(in millions)
Orders	$2,866	$3,280	$3,305	(13)%	(1)%
Net revenue:
Products	$2,434	$2,862	$2,875	(15)%	—
Services and other	$454	$453	$441	—	3%
Total net revenue	$2,888	$3,315	$3,316	(13)%	—

	Years Ended October 31,			2013 Over 2012		2012 Over 2011
	2013	2012	2011	Ppts Change		Ppts Change
% of total net revenue:
Products	84%	86%	87%	(2	)ppts	(1	)ppt
Services and other	16%	14%	13%	2	ppts	1	ppt
Total	100%	100%	100%

Our orders declined 13 percent in 2013 compared to 2012. Orders were lower for all market segments, including aerospace and defense; industrial, computer and semiconductor test; and communications test, which decreased year-over-year primarily due to lower wireless manufacturing demand relating to the loss of business from a large customer with whom we could not agree on contractual terms. Foreign currency movements had an unfavorable impact of 2 percentage points on the year-over-year compare. On a geographic basis, orders declined 20 percent in the Americas, 12 percent in Japan, 7 percent in Asia Pacific excluding Japan, and 4 percent in Europe. The decline in orders in the Americas was driven by weak communications test and soft aerospace and defense demand. Japan orders were lower due to the unfavorable impact of currency movements, improving by 1 percent year-over-year in local currency. Electronic measurement orders declined 1 percent in 2012 compared to 2011 on slight declines in industrial, computer and semiconductor test and aerospace and defense business partially offset by slight improvement in communications test business.

Our revenue declined 13 percent in 2013 compared to 2012. Lower communications test and industrial, computer and semiconductor related revenue drove the decline compared to last year; aerospace and defense was flat year-over-year. Communications test decreased year-over-year primarily due to lower wireless manufacturing demand relating to the loss of business from a large customer with whom we could not agree on contractual terms. Revenue from the Americas decreased 19 percent on weakness across all market segments, particularly for wireless manufacturing. Japan revenue was 14 percent lower year-over-year but declined only 3 percent in local currency. Asia Pacific excluding Japan decreased 7 percent, and Europe declined 6 percent when compared to last year. The unfavorable impact of foreign currency movements contributed to 2 percentage points of the year-over-year decrease. Our revenue was flat in 2012 compared to 2011 on slightly higher industrial, computer and semiconductor business, flat communications test, and slightly lower aerospace and defense demand.

Communications test revenue, representing approximately 34 percent of total electronic measurement revenue, declined compared to 2012 primarily due to significantly lower wireless manufacturing demand driven by the loss of business from a large customer with whom we could not agree on contractual terms. Wireless R&D spending remained soft reflecting a cautious spending environment though long-term industry fundamentals remain intact, with continued interest in high data rate applications such as long-term evolution (LTE). In 2012, communications test represented approximately 37 percent of total electronic measurement revenue; strong wireless manufacturing test demand was offset by lower wireless R&D and broadband communications business.

Aerospace and defense test, representing approximately 23 percent of total electronic measurement revenue, was flat compared to 2012, with lower demand in the Americas offset by stronger spending in Europe. In 2012, aerospace and defense test, representing approximately 20 percent of total revenue, was down slightly from 2011, on softer demand across regions, particularly Asia.

Industrial, computer and semiconductor test revenue, representing approximately 43 percent of total business, declined compared to 2012. Uncertain global economic conditions contributed to lower industrial test business across all regions. Semiconductor test revenue declined on moderating investments in new process technology and weak manufacturing demand. The shift from personal computers to lower priced, more highly integrated tablets has resulted in a reduction in test equipment demand. In 2012, industrial, computer and semiconductor test represented approximately 43 percent of the total business with slight growth in computer and semiconductor business and flat industrial demand compared to 2011.

Backlog

Backlog represents the amount of revenue expected from orders that have already been booked, including orders for goods and services that have not been delivered to customers, orders invoiced but not yet recognized as revenue, and orders for goods that were shipped but not invoiced, awaiting acceptance by customers.

On October 31, 2013, our backlog was approximately $761 million, as compared to approximately $804 million at October 31, 2012. We expect the majority of the backlog to be delivered to customers within six months. On average, our backlog represents approximately three months’ worth of revenues. We believe backlog on any particular date, while indicative of short-term revenue performance, is not necessarily a reliable indicator of medium or long-term revenue performance.

Costs and Expenses

	Years Ended October 31,			2013 Over 2012		2012 Over 2011
	2013	2012	2011	Change		Change
Gross margin on products	57.1%	57.8%	59.7%	(1	)ppt	(2	)ppts
Gross margin on services and other	51.3%	50.1%	47.2%	1	ppt	3	ppts
Total gross margin	56.2%	56.7%	58.0%	(1	)ppt	(1	)ppt
Operating margin	17.2%	22.1%	22.2%	(5	)ppts	—

(in millions)
Research and development	$375	$377	$381	(1)%		(1)%
Selling, general and administrative	$752	$771	$806	(2)%		(4)%

Gross margin declined 1 percentage point in 2013 compared to 2012 primarily due to the lower sales volume. A decline in variable and incentive pay and reduced infrastructure spending were offset by higher inventory charges, wage increases, acquisition and integration costs, and restructuring expenses. In 2012, gross margin declined 1 percentage point compared to 2011 on flat revenue primarily driven by the unfavorable impact of a higher proportion of lower gross margin wireless manufacturing business.

Gross inventory charges were $21 million in 2013, $14 million in 2012 and $17 million in 2011. Sales of previously written down inventory was $1 million in each of 2013, 2012 and 2011.

Research and development expenses for 2013 decreased by 1 percent when compared to 2012. Reductions in development spending, variable and incentive pay, and infrastructure related expenses, and the favorable impact of currency movements were offset by investments in acquisitions, wage increases, and restructuring expenses. Research and development expenses declined 1 percent in 2012 compared to 2011 on lower variable and incentive pay and infrastructure costs partially offset by incremental spending on acquisitions and wage increases.

Selling, general and administrative expenses decreased 2 percent in 2013 compared to 2012. Reductions in discretionary spending, lower variable and incentive pay, and the favorable impact of currency movements were partially offset by wage increases and restructuring expenses. Selling, general and administrative expenses decreased 4 percent in 2012 compared to 2011 on lower variable and incentive pay, infrastructure costs and commissions partially offset by wage increases.

Operating margin declined by 5 percentage points in 2013 compared to 2012 on lower revenue partially offset by reduced operating expenses. Operating margin was approximately the same in 2012 compared to 2011 on flat revenue with the net impact of lower gross margins mostly offset by reductions in operating expenses.

As of October 31, 2013, our headcount was approximately 8,500. Prior to the separation, approximately 1,200 additional employees of Agilent’s corporate and shared services will be transferred to our business.

Income Taxes

	Years Ended October 31,
	2013	2012	2011
	(in millions)
Provision (benefit) for income taxes	$44	$(95)	$(38)

For 2013, the effective tax rate was 9 percent. The 9 percent effective tax is lower than the U.S. statutory rate primarily due to the mix of earnings in non-U.S. jurisdictions taxed at lower statutory tax rates; in particular Singapore where we enjoy tax holidays.

For 2012, the effective tax rate reflects a favorable benefit of 13 percent. The 13 percent effective tax rate benefit reflects tax on earnings in jurisdictions that have low effective tax rates and includes a $227 million tax benefit due to the reversal of a valuation allowance for our U.S. federal deferred tax assets. Valuation allowances require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction by jurisdiction basis. In the fourth quarter of 2012, management concluded that the valuation allowance for our U.S. federal deferred tax assets is no longer needed primarily due to the emergence from cumulative losses in recent years, the return to sustainable U.S. operating profits and the expectation of sustainable profitability in future periods. As of October 31, 2012, the cumulative positive evidence outweighed the negative evidence regarding the likelihood that most of the deferred tax asset for our U.S. combined income tax group will be realized. Accordingly, we recognized a non-recurring tax benefit of $227 million in 2012 relating to the valuation allowance reversal. The effective tax rate also included a non-recurring tax expense of $80 million relating to an increase in the overall residual tax expected to be imposed upon the repatriation of unremitted foreign earnings previously considered permanently reinvested. During the fourth quarter of 2012, we assessed the forecasted cash needs and the overall financial position of our foreign subsidiaries and determined that a portion of previously permanently reinvested earnings would no longer be reinvested overseas.

For 2011, the effective tax rate reflects a benefit of 5 percent. The 5 percent effective tax rate reflected tax on earnings in jurisdictions that had low effective tax rates and included a $55 million net tax benefit due to the changes in the valuation allowance for U.S. federal and state deferred tax assets related to fiscal year 2011 earnings in the United States and included a $57 million tax benefit associated with the recognition of previously unrecognized tax benefits and the reversal of the related interest accruals due to the reassessment of certain uncertain tax positions, primarily as a result of a settlement with the IRS.

We enjoy tax holidays in several different jurisdictions, most significantly in Singapore. The tax holidays provide lower rates of taxation on certain classes of income and require various thresholds of investments and employment or specific types of income in those jurisdictions. The tax holidays are due for renewal between 2015 and 2023. As a result of the incentives, the impact of the tax holidays decreased income taxes by $68 million, $96 million, and $84 million in 2013, 2012, and 2011, respectively.

In accordance with the guidance on the accounting for uncertainty in income taxes, for all U.S. and other tax jurisdictions, we recognize potential liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes and interest will be due. If our estimate of income tax liabilities proves to be less than the ultimate assessment, a further charge to expense would be required. If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. We include interest and penalties related to unrecognized tax benefits within the provision for income taxes on the combined statements of operations.

In the United States, tax years remain open back to the year 2008 for federal income tax purposes and the year 2000 for significant states. On January 29, 2014 Agilent reached an agreement with the IRS for the tax years 2006 through 2007. Tax adjustments resulting from this agreement are reflected in the first quarter of 2014. Agilent’s U.S. federal income tax returns for 2008 through 2011 are currently under audit by the IRS. In other major jurisdictions where we conduct business, the tax years generally remain open back to the year 2003. With these jurisdictions and the United States, it is reasonably possible that there could be significant changes to our unrecognized tax benefits in the next twelve months due to either the expiration of a statute of limitation or a tax audit settlement. Given the number of years and numerous matters that remain subject to examination in various tax jurisdictions, management is unable to estimate the range of possible changes to the balance of our unrecognized tax benefits.

We have calculated our taxes on a separate return basis. However, the amounts recorded are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of Agilent. Consequently our future results after our separation from Agilent may be materially different from our historical results.

Segment Overview

Historically, we conducted our business in one reportable operating segment. In the first quarter of 2014, in conjunction with the planned separation, we implemented changes in our organizational structure which resulted in the formation of two reportable operating segments, measurement solutions and customer support and services. The measurement solutions segment is primarily the hardware and associated software businesses serving the electronic measurement market. The customer support and services segment provides repair and calibration of the hardware measurement solutions and the resale of used instrument equipment.

Measurement Solutions Business

Our measurement solutions business provides electronic measurement instruments and systems with related software and software design tools that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment. We provide start-up assistance, consulting, optimization and application support throughout the customer’s product lifecycle.

Our electronic measurement solutions serve the following markets: communications test, aerospace and defense test, and industrial, computer and semiconductor test.

Net Revenue

	Years Ended October 31,			2013 Over	2012 Over
	2013	2012	2011	2012 Change	2011 Change
	(in millions)
Net revenue	$2,493	$2,942	$2,943	(15)%	—

Measurement solutions net revenue in 2013 declined 15 percent compared to 2012 primarily on lower communications test and industrial, computer and semiconductor test demand. Communications test net revenue declined year-over-year on significantly lower wireless manufacturing demand primarily relating to the loss of business from a large customer with whom we could not agree on contractual terms.

Measurement solutions net revenue was flat in 2012 compared to 2011 on flat communications test with slight improvement in industrial, computer and semiconductor test offset by lower aerospace and defense business.

Gross Margin and Operating Margin

The following table shows the measurement solutions business’s margins, expenses and income from operations for 2013 versus 2012 and 2012 versus 2011.

	Years Ended October 31,			2013 Over		2012 Over
	2013	2012	2011	2012 Change		2011 Change
Total gross margin	58.3%	58.0%	60.0%	—		(2	)ppts
Operating margin	18.1%	22.8%	23.4%	(5	)ppts	(1	)ppt

(in millions)
Research and development	$356	$367	$371	(3)%		(1)%
Selling, general and administrative	$646	$672	$705	(4)%		(5)%
Income from operations	$451	$669	$690	(33)%		(3)%

Gross margin in 2013 remained flat when compared to 2012 primarily due to the lower sales volume, offset by the favorable impact of a lower proportion of the wireless manufacturing business. Gross margin decreased 2 percentage points in 2012 compared to 2011 driven by the unfavorable impact of a higher proportion of lower gross margin wireless manufacturing.

Research and development expenses decreased 3 percent in 2013 compared to 2012 primarily driven by reductions in variable and incentive pay, discretionary spending and infrastructure related expenses. Research and development expenses decreased 1 percent in 2012 compared to 2011 driven by lower variable pay and infrastructure costs. We remain committed to invest in research and development and have focused our development efforts on key strategic opportunities in order to align our business with available markets and position ourselves to capture market share.

Selling, general and administrative expenses decreased 4 percent in 2013 compared to 2012. Reductions in discretionary spending, lower variable and incentive pay, and favorable impact of currency movements were partially offset by wage increases. Selling, general and administrative expenses decreased 5 percent in 2012 compared to 2011 on lower variable and incentive pay, commissions, and infrastructure costs offset by wage increases.

Operating margin decreased by 5 percentage points in 2013 compared to 2012 on lower revenue partially offset by reduced operating expenses. Operating margin decreased 1 percentage point in 2012 compared to 2011 driven by lower gross margin partially offset by expense reductions.

Income from Operations

Income from operations in 2013 decreased by $218 million or 33 percent, on a revenue decrease of $449 million. Income from operations in 2012 decreased $21 million or 3 percent on a revenue decrease of $1 million.

Customer Support and Services Business

The customer support and services business provides repair and calibration services for our installed base measurement solutions customers and facilitates the resale of used equipment. Our customer support and services business enables our customers to maximize the value from their electronic measurement equipment and strengthen customer loyalty. Providing these services assures a high level of instrument performance and availability while minimizing the cost of ownership and downtime.

Net Revenue

	Years Ended October 31,			2013 Over	2012 Over
	2013	2012	2011	2012 Change	2011 Change
	(in millions)
Net revenue	$395	$373	$373	6%	—

Customer support and services net revenue in 2013 increased 6 percent compared to 2012 on slightly higher repair and calibration services and stronger demand for remarketed equipment. Customer support and services net revenue was flat in 2012 compared to 2011 on improvement in repair and calibration services offset by lower remarketed equipment revenue.

Gross Margin and Operating Margin

The following table shows the customer support and services business’s margins, expenses and income from operations for 2013 versus 2012, and 2012 versus 2011.

	Years Ended October 31,			2013 Over		2012 Over
	2013	2012	2011	2012 Change		2011 Change
Total gross margin	48.1%	48.2%	46.1%	—		2	ppts
Operating margin	23.5%	22.0%	18.8%	2	ppts	3	ppts

(in millions)
Research and development	$10	$8	$9	20%		(7)%
Selling, general and administrative	$87	$90	$93	(3)%		(4)%
Income from operations	$93	$82	$70	14%		17%

Gross margin in 2013 was flat compared to 2012 while gross margin increased by 2 percentage points in 2012 compared to 2011, driven by lower overall costs.

Research and development expenses for customer support and services represent the segment’s share of centralized investment. Research and development expenses increased 20 percent in 2013 compared to 2012 due to an increase in centralized research and development allocation. Research and development expenses declined in 2012 compared to 2011 on lower centralized spending.

Selling, general, and administrative expenses were 3 percent lower in 2013 compared to 2012. Reductions in discretionary spending, lower variable and incentive pay, and the favorable impact of currency movements were offset by wage increases. Selling, general, and administrative expenses decreased 4 percent in 2012 compared to 2011 on lower variable and incentive pay, infrastructure costs and commissions partially offset by wage increases.

Operating margin increased by 2 percentage points in 2013 compared to 2012; the increase was mainly due to favorable gross margin from higher revenue with slightly lower operating expenses. Operating margin increased 3 percentage points from 2012 compared to 2011 on increased gross margin and lower operating expenses.

Income from Operations

Income from operations in 2013 increased by $11 million or 14 percent on a revenue increase of $22 million, a 50 percent year-over-year operating margin incremental. Income from operations in 2012 increased by $12 million or 17 percent compared to 2011 on flat revenue. Operating margin incremental is measured by the increase in income from operations compared to the prior period divided by the increase in revenue compared to the prior period.

Results from Operations—Nine Months ended July 31, 2014 and 2013

Orders and Net Revenue

	Nine Months Ended July 31,		Year Over Year Change
	2014	2013	Nine Months
	(in millions)
Orders	$2,203	$2,124	4%
Net revenue:
Products	$1,833	$1,845	(1)%
Services and other	338	338	0%
Total net revenue	$2,171	$2,183	(1)%

Total orders for the nine months ended July 31, 2014 increased 4 percent compared to the same period last year, reflecting growth in industrial, computer and semiconductor and in aerospace and defense businesses. The communications test business had growth in wireless manufacturing offset by a modest decrease in wireless R&D. On a geographical basis, orders grew 1 percent in the Americas primarily impacted by recent increases in aerospace and defense orders. Asia Pacific excluding Japan increased 11 percent, with growth in all market segments and particular strength in computers and semiconductors and aerospace and defense. Europe orders grew 10 percent with growth in communications and aerospace and defense offset by declines in industrial, computers and semiconductors. Japan orders declined 16 percent year-over-year in the nine months ended July 31, 2014 with 8 percentage points from unfavorable currency impact; the market weakness was primarily in aerospace and defense. Foreign currency movements for the nine months ended July 31, 2014 had an unfavorable impact of 1 percentage point compared to the same period last year.

Net revenue of $2,171 million for the nine months ended July 31, 2014 decreased 1 percent when compared to the same period last year. Lower aerospace and defense revenue contributed to a 2 percentage point decline, partially offset by increased revenue from industrial, computer and semiconductor and communications test businesses. Asia Pacific excluding Japan increased 12 percent year-over-year for the nine months ended July 31, 2014, with growth in all market segments. Europe revenue increased 5 percent year-over-year, with strength in communications partially offset by declines in aerospace and defense. The Americas revenue declined 9 percent with declines in the aerospace and defense and the communications test businesses. Japan revenue declined 13 percent for the nine months ended July 31, 2014, with 9 percentage points from unfavorable currency movements with declines in the aerospace and defense and communications markets. In total, foreign currency movements for the nine months ended July 31, 2014 had an unfavorable impact of approximately 1 percentage point compared to the same period last year.

	Nine Months Ended July 31,		Year Over Year Change
	2014	2013	Nine Months
Gross margin	55.3%	56.3%	(1	)ppt
Operating margin	15.6%	16.9%	(1	)ppt

(in millions)
Research and development	$270	$287	(6)%
Selling, general and administrative	$593	$573	3%

Gross margin for products and services for the nine months ended July 31, 2014 decreased 1 percentage point compared to the same period last year. The decline was driven by a change in product mix and an increase in inventory charges. Operating margins for the nine months ended July 31, 2014 declined 1 percentage point compared to the same period last year impacted by the decrease in gross margin.

Research and development expenses decreased 6 percent in the nine months ended July 31, 2014 compared to the same period last year, primarily due to lower wages and benefits resulting from prior restructuring activity.

Selling, general and administrative expenses increased 3 percent for the nine months ended July 31, 2014 compared to the same period last year. The overall increase reflected higher pre-separation costs of $49 million, which were partially offset by lower infrastructure costs.

At July 31, 2014, our headcount was approximately 8,500. Prior to the separation, approximately 1,200 additional employees of Agilent’s corporate and shared services will be transferred to our business.

Income Taxes

Our effective tax rate was 14.9 percent and 8.6 percent for the nine months ended July 31, 2014 and 2013, respectively. Income tax expense was $51 million and $32 million for the nine months ended July 31, 2014 and 2013, respectively.

The income tax provision for the nine months ended July 31, 2014 included a net discrete expense of $18 million primarily due to the recognition of tax expense related to the repatriation of earnings to the U.S. offset somewhat by the settlement of an IRS audit in the United States. The income tax provision for the nine months ended July 31, 2013 included a net discrete tax expense of $3 million consisting of $6 million of net tax expense related to an increase in the Company’s uncertain tax positions for prior years partially offset by a $3 million benefit due to the recognition of research and development tax credits relating to the company’s prior fiscal year.

At July 31, 2014, our estimate of annual effective tax rate is 9.4 percent excluding discrete items and 13.5 percent including discrete items. We determine our interim tax provision using an estimated annual effective tax rate methodology except in jurisdictions where we anticipate a full year loss or we have a year-to-date ordinary loss for which no tax benefit can be recognized. In these jurisdictions, tax expense is computed separately. Our effective tax rate differs from the U.S. statutory rate primarily due to the mix of earnings in non-U.S. jurisdictions taxed at lower statutory rates; in particular Singapore where we enjoy a tax holiday.

In the U.S., tax years remain open back to the year 2008 for federal income tax purposes and the year 2000 for significant states. On January 29, 2014 Agilent reached an agreement with the IRS for the tax years 2006 through 2007 which resulted in $55 million of tax benefits associated with the recognition of previously unrecognized U.S. federal and state tax benefits and the reversal of the related interest accruals resulting from this agreement and are reflected in the first quarter of 2014. Agilent’s U.S. federal income tax returns for 2008 through 2011 are currently under audit by the IRS. In other major jurisdictions where we conduct business, the tax years generally remain open back to the year 2003. With these jurisdictions and the U.S., it is reasonably possible that there could be significant changes to our unrecognized tax benefits in the next twelve months due to either the expiration of a statute of limitation or a tax audit settlement. Given the number of years and numerous matters that remain subject to examination in various tax jurisdictions, management is unable to estimate the range of possible changes to the balance of our unrecognized tax benefits.

Segment Overview

Our reportable segments are measurement solutions and customer support and services. The measurement solutions segment is primarily the hardware and associated software serving the electronic measurement market. The customer support and services segments provide repair and calibration of the instrument products and the resale of used instrument equipment.

Measurement Solutions Business

Our measurement solutions business provides electronic measurement instruments and systems and related software and software design tools that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment. We provide start-up assistance, consulting, optimization and application support throughout the customer’s product lifecycle.

Our electronic measurement solutions serve the following markets: communications test, aerospace and defense test, and industrial, computer and semiconductor test.

Net Revenue

	Nine Months Ended July 31,		Year Over Year Change
	2014	2013	Nine Months
	(in millions)
Net revenue	$1,870	$1,891	(1)%

Measurement solutions net revenue for the nine months ended July 31, 2014 decreased 1 percent when compared to the same period last year. The decrease was primarily due to lower aerospace and defense revenue, which contributed to a 2 percentage point decline, partially offset by increased revenue from the computer and semiconductor and communications test businesses. Foreign currency movements for the nine months ended July 31, 2014 had an unfavorable currency impact of 1 percentage point when compared to the same period last year.

Looking forward, the macroeconomic indicators support modest growth. The geopolitical situation does represent risk, particularly related to the situation in Russia. We expect modest seasonal improvement in the aerospace and defense business next quarter driven by U.S. government related spending. The communications test market projections continue to be mixed with base station spending expected to remain steady and handset/device manufacturing projected to remain soft in the short-term.

Operating Results

	Nine Months Ended July 31,		Year Over Year Change
	2014	2013	Nine Months
Gross margin	57.2%	58.4%	(1	)ppt
Operating margin	17.9%	18.2%	0	ppt

(in millions)
Research and development	$261	$270	(3)%
Selling, general and administrative	$475	$491	(3)%
Income from operations	$334	$344	(3)%

Gross margins for the nine months ended July 31, 2014, declined 1 percentage point compared to the same period last year due to a change in product mix and an increase in inventory charges.

Research and development expenses for the nine months ended July 31, 2014 decreased 3 percent when compared to the same period last year, primarily due to lower wages and benefits resulting from prior restructuring activity.

Selling, general and administrative expenses for the nine months ended July 31, 2014 decreased 3 percent compared to the same period last year, primarily due to lower infrastructure costs and partially offset by wage increases.

Operating margins for measurement solutions for the nine months ended July 31, 2014, were flat compared to the same period last year.

Income from Operations

Income from operations for the nine months ended July 31, 2014, decreased $10 million on a corresponding revenue decrease of $21 million. The resultant year-over-year operating margin decremental was 47 percent. The operating margin decremental is the decrease in income from operations compared to the prior period divided by the decrease in revenue compared to the prior period.

Customer Support and Services Business

The customer support and services business provides repair and calibration services for our installed base instrument customers and facilitates the resale of used equipment. Our customer support and services business broadly addresses the same markets as the measurement solutions business, which includes the communications, aerospace and defense and industrial, computer and semiconductor test markets.

Net Revenue

	Nine Months Ended July 31,		Year Over Year Change
	2014	2013	Nine Months
	(in millions)
Net revenue	$301	$292	3%

Customer support and services net revenue for nine months ended July 31, 2014, increased 3 percent when compared to the same period last year. Both repair and calibration services and remarketing equipment revenue were slightly higher year-over-year. Foreign currency movements for the nine months ended July 31, 2014 had an unfavorable currency impact of 1 percentage point when compared to the same period last year.

Looking forward, while the customer support and services business will be impacted by the same market trends as the measurement solutions business, it is typically less volatile as orders and revenue are primarily driven from the existing installed base of previously purchased measurement solutions products and less impacted by economic cycles.

Operating Results

	Nine Months Ended July 31,		Year Over Year Change
	2014	2013	Nine Months
Gross margin	46.3%	48.0%	(2	)ppts
Operating margin	21.6%	22.6%	(1	)ppt

(in millions)
Research and development	$8	$7	7%
Selling, general and administrative	$67	$67	0%
Income from operations	$65	$66	(1)%

Gross margin for the nine months ended July 31, 2014, declined 2 percentage points compared to the same period last year. The decline was driven by an unfavorable product mix, with a higher percentage of sales from our remarketed equipment.

Research and development expenses for the nine months ended July 31, 2014, increased 7 percent when compared to the same period last year. Research and development expenses for customer support and services represent the segment’s share of centralized investment. The increase in research and development expenses is due to an increase in centralized research and development allocation.

Selling, general and administrative expenses for the nine months ended July 31, 2014, were flat when compared to the same period last year. Reductions from lower infrastructure costs were offset by wage increases.

Operating margin for the nine months ended July 31, 2014, was down 1 percentage point when compared to the same period last year. Factors which led to operating margin decrease over the prior year have been explained in the above discussions.

Income from Operations

Income from operations for the nine months ended July 31, 2014, remained flat on a corresponding revenue increase of $9 million.

Financial Condition

Liquidity and Capital Resources

Historically, Agilent has provided financing, cash management and other treasury services to us. Cash transferred to and from Agilent has been recorded as intercompany payables and receivables which are reflected in Agilent net investment in the accompanying historical combined financial statements.

We believe our cash generated from operations and our ability to access capital markets and credit lines and financing available from Agilent prior to the separation date will satisfy, for the foreseeable future, our liquidity requirements, both globally and domestically, including the following: working capital needs, capital expenditures, business acquisitions, contractual obligations, commitments, and other liquidity requirements associated with our operations.

Although the cash generated in the United States from future operations is expected to cover our normal operating requirements and debt service requirements, a substantial amount of additional cash could be required for other purposes, such as the maturity of Keysight’s future debt obligations, any dividends that may be declared, any future stock repurchase programs and any acquisitions. If in the future, after the separation, Keysight encounters a significant need for liquidity domestically or at a particular location that it cannot fulfill through borrowings, equity offerings, or other internal or external sources, Keysight may determine that cash repatriations are necessary. Repatriation could result in additional material U.S. federal and state income tax payments in future years. Such adverse consequences would occur, for example, if the transfer of cash into the United States is taxed and no foreign tax credit is available to offset the U.S. tax liability, resulting in higher taxes. These factors may cause us to have an overall tax rate higher than other companies or higher than our tax rates have been in the past.

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $566 million in 2013 as compared to $724 million provided in 2012 and $751 million provided in 2011. To date, Agilent has paid any taxes and pension contributions on our behalf.

In 2013, accounts receivable provided cash of $44 million, used cash of $3 million in 2012 and used cash of $6 million in 2011. Days’ sales outstanding were 42 days in 2013 and 43 days in 2012 and 2011. Accounts payable used cash of $24 million in 2013, used cash of $23 million in 2012 and used cash of $10 million in 2011. Cash used in inventory was $53 million in 2013, $46 million in 2012 and $74 million in 2011. Inventory days-on-hand increased to 143 days in 2013 compared to 118 days in 2012 and 113 days in 2011. The increase in days-on-hand between 2013 and 2012 was due to the reduced shipment volume within our business.

Net cash provided by operating activities within the nine months ended July 31, 2014 was negatively impacted by advanced accounts payable payments of approximately $34 million made to suppliers prior to the separation activities by Agilent on our behalf.

Agilent contributed $15 million on our behalf to our U.S. multiemployer plans in each of 2013, 2012 and 2011. Agilent contributed $45 million, $30 million and $32 million to our non-U.S. multiemployer plans in 2013, 2012 and 2011, respectively. There were no contributions to the U.S. multiemployer post-retirement health care plan for the years ended October 31, 2013, 2012, and 2011, respectively.

Net cash provided by operating activities was $362 million for the nine months ended July 31, 2014 compared to cash provided of $431 million for the same period in 2013. Historically, Agilent has paid taxes and pension contributions on our behalf.

In the nine months ended July 31, 2014, accounts receivable provided cash of $20 million compared to cash provided of $44 million for the same period in 2013. Revenue decreased by approximately 1 percent in the nine months ended July 31, 2014 as compared to the same period in 2013. Days’ sales outstanding decreased to 38 days as of July 31, 2014 from 43 days a year ago. Accounts payable used cash of $19 million for the nine months ended July 31, 2014 compared to cash used of $21 million in the same period in 2013. Cash used for inventory was $40 million for the nine months ended July 31, 2014 compared to cash used of $49 million for the same period in 2013. Inventory days on-hand decreased to 136 days as of July 31, 2014 compared to 146 days as of the end of the same period last year.

Agilent contributed $47 million and $51 million on our behalf to our multi-employer defined benefit plans in the first nine months of 2014 and 2013.

Net Cash Used in Investing Activities

Net cash used in investing activities in 2013 was $85 million as compared to net cash used of $172 million in 2012 and $88 million in 2011.

Investments in property, plant and equipment were $69 million in 2013, $103 million in 2012 and $95 million in 2011. In 2012 and 2011, we had higher capital expenditures due to specific building and IT projects. Proceeds from sale of property, plant and equipment were zero in 2013 and 2012 and $5 million in 2011. Acquisitions of businesses and intangible assets were $1 million in 2013, $69 million in 2012 and $3 million in 2011. In 2012 we acquired two businesses for $44 million along with some smaller acquisitions. There was $15 million of a purchase of an investment in 2013 and zero in 2012 and 2011. Proceeds from the sale of investment securities in 2013 and 2012 were zero and $5 million in 2011.

Net cash used in investing activities was $52 million for the nine months ended July 31, 2014 as compared to net cash used in investing activities of $75 million for the same period of 2013.

Investments in property, plant and equipment were $52 million for the nine months ended July 31, 2014 compared to $59 million in the same period of 2013. In the nine months ended July 31, 2014, there were no purchases of investments compared to $15 million of investments in 2013.

Net Cash Used in Financing Activities

Net cash used in financing activities in 2013 was $481 million compared to $552 million in 2012 and $663 million in 2011, respectively. Net cash used in financing activities for the nine months ended July 31, 2014 was $310 million compared to cash used of $356 million for the same period of 2013. This reflects the cash that has been returned to Agilent.

Off Balance Sheet Arrangements and Other

We have contractual commitments for non-cancelable operating leases. See Note 14, “Commitments and Contingencies,” to our combined financial statements for further information on our non-cancelable operating leases.

Our liquidity is affected by many factors, some of which are based on normal ongoing operations of our business and some of which arise from fluctuations related to global economics and markets. We generate cash in many locations throughout the world. Local government regulations may restrict our ability to move cash balances to meet cash needs under certain circumstances.

Contractual Commitments

Our cash flows from operations are dependent on a number of factors, including fluctuations in our operating results, accounts receivable collections, inventory management, and the timing of other payments. As a result, the impact of contractual obligations on our liquidity and capital resources in future periods should be analyzed in conjunction with such factors.

The following table summarizes our total contractual obligations at October 31, 2013 for operations and excludes amounts recorded in our combined balance sheet (in millions):

	Less than one year	One to three years	Three to five years	More than five years
Operating leases	$23	$28	$10	$2
Commitments to contract manufacturers and suppliers	208	—	—	—
Other purchase commitments	26	—	—	—
Total	$257	$28	$10	$2

Operating leases.  Commitments under operating leases relate primarily to leasehold property, see Note 14, “Commitments and Contingencies.”

Commitments to contract manufacturers and suppliers.  We purchase components from a variety of suppliers and use several contract manufacturers to provide manufacturing services for our products. During the normal course of business, we issue purchase orders with estimates of our requirements several months ahead of the delivery dates. However, our agreements with these suppliers usually provide us the option to cancel, reschedule, and adjust our requirements based on our business needs prior to firm orders being placed. Typically, purchase orders outstanding with delivery dates within 30 days are non-cancelable. Therefore, approximately 83 percent of our reported purchase commitments arising from these agreements are firm, non-cancelable, and unconditional commitments. We expect to fulfill most of our purchase commitments for inventory within one year.

In addition to the above mentioned commitments to contract manufacturers and suppliers, we record a liability for firm, non-cancelable and unconditional purchase commitments for quantities in excess of our future demand forecasts consistent with our policy relating to excess inventory. As of October 31, 2013, the liability for our firm, non-cancelable and unconditional purchase commitments was $5 million, compared to $4 million as of October 31, 2012. These amounts are included in other accrued liabilities in our combined balance sheet.

Other purchase commitments.  We have categorized “other purchase commitments” related to contracts with professional services suppliers. Typically, we can cancel these contracts within 90 days without penalties. For those contracts that are not cancelable within 90 days without penalties, we are disclosing the amounts we are obligated to pay to a supplier under each contract in that period before such contract can be cancelled. As of July 31, 2014 our contractual obligations with these suppliers under “other purchase commitments” were approximately $35 million for next fiscal year as compared to $26 million as at October 31, 2013. The increase was due to additional contracts associated with our pre-separation expenditures and the duplication of a number of contracts related to the operational separation of our electronic measurement business on August 1, 2014.

We had no material off-balance sheet arrangements as of October 31, 2013 or October 31, 2012.

On Balance Sheet Arrangements.  Other long-term liabilities include $92 million and $80 million of liabilities for uncertain tax positions as of October 31, 2013 and October 31, 2012, respectively. Other long-term liabilities include $75 million of tax liabilities for uncertain tax positions as of July 31, 2014. We are unable to accurately predict when these amounts will be realized or released. It is reasonably possible that there could be significant changes to our unrecognized tax benefits in the next 12 months due to either the expiration of a statute of limitations or a tax audit settlement.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to foreign currency exchange rate risks inherent in our sales commitments, anticipated sales, and assets and liabilities denominated in currencies other than the functional currency of our subsidiaries. Agilent has historically hedged on our behalf future cash flows denominated in currencies other than the functional currency using sales forecasts up to twelve months in advance. Our exposure to exchange rate risks has historically been managed by Agilent on an enterprise-wide basis. This strategy utilizes derivative financial instruments, including option and forward contracts, to hedge certain foreign currency exposures with the intent of offsetting gains and losses that occur on the underlying exposures with gains and losses on the derivative contracts hedging them. Gains and losses on derivative contracts entered into by Agilent on our behalf have been allocated to us with the intent of offsetting gains and losses on the underlying foreign currency exposures. We do not currently and do not intend to utilize derivative financial instruments for speculative trading purposes.

Our operations generate non-functional currency cash flows such as revenues, third-party vendor payments and inter-company payments. In anticipation of these foreign currency cash flows and in view of volatility of the currency market, Agilent has historically entered on our behalf into such foreign exchange contracts as are described above to manage our currency risk. Approximately 75 percent of our revenues in 2013,

76 percent of our revenues in 2012 and 75 percent of our revenues in 2011 were generated in U.S. dollars. Approximately 74 percent and 75 percent of our revenues were generated in U.S. dollars during the nine months ended July 31, 2014 and 2013, respectively.

We performed a sensitivity analysis assuming a hypothetical 10 percent adverse movement in foreign exchange rates to the hedging contracts and the underlying exposures described above. As of July 31, 2014 and October 31, 2013, the analysis indicated that these hypothetical market movements would not have a material effect on our combined financial position, results of operations or cash flows.

BUSINESS

Overview

As the Electronic Measurement Business (“we,” “us,” the “company,” “our Business” or “the Business”) of Agilent, we provide electronic measurement solutions to the communications and electronics industries.

On September 19, 2013, Agilent announced plans to separate into two publicly traded companies, one comprising of the life sciences, diagnostics and chemical analysis businesses that will retain the Agilent name, and the other that will be comprised of the electronic measurement business that will be renamed Keysight Technologies, Inc. As part of the separation, Agilent has transferred substantially all of the assets, liabilities and operations of the electronic measurement business to Keysight. The distribution is expected to occur through a pro rata distribution of Keysight shares to Agilent shareholders that is tax-free for U.S. federal income tax purposes. Keysight was incorporated in Delaware as a wholly owned subsidiary of Agilent on December 6, 2013. The distribution is subject to a number of conditions, including among others that the transfer of assets and liabilities to Keysight has occurred in accordance with the separation agreement, the receipt of an external counsel opinion regarding the qualification of the separation and the distribution as a reorganization within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code and all actions and filings necessary or appropriate under U.S. laws have become effective or accepted, and the completion of the financing needed for Keysight.

We provide electronic measurement instruments and systems and related software, software design tools, and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. We also offer customization, consulting and optimization services throughout the customer’s product lifecycle.

In the first quarter of 2014, in conjunction with the planned separation, we reorganized our business into two operating segments, the measurement solutions and customer support and services segments. The measurement solutions segment consists of businesses that sell hardware and software products including RF, microwave, digital and other test technology solutions. The customer support and services segment consists of businesses that provide repair and calibration services for our customers’ installed base of instruments and facilitates the resale of refurbished used equipment.

We have a comprehensive sales strategy that uses our direct sales force, distributors, resellers and manufacturer’s representatives. The strategy varies based on the size of customer, the complexity of products and geographical coverage. Of our total net revenue of $2.9 billion for the fiscal year ended October 31, 2013, we generated 33 percent in the United States and 67 percent outside the United States.

Our primary research and development and manufacturing sites are in California and Colorado in the United States and outside the United States in China, Germany, India, Japan, Malaysia, Singapore and Spain.

As of October 31, 2013, our headcount was approximately 8,500. Prior to the separation, approximately 1,200 additional employees of Agilent’s corporate and shared services will be transferred to our business. We generated $2.9 billion in total net revenue in fiscal year 2013 and $3.3 billion in total net revenue in both fiscal years 2012 and 2011.

The net revenue, income from operations and assets by business segment, for each of the three years ended October 31, 2013 are shown in Note 16, “Segment Information,” to our combined financial statements, which we incorporate by reference herein.

Strategies

Keysight plans to invest in product development as well as expand its presence in the emerging markets to facilitate growth.

Invest in our product portfolio to address the changing needs of the market:  Keysight is investing in research and development to design measurement solutions that will satisfy the changing needs of our customers. These changes are being driven by the need for faster data rates and new form factors, and by evolving technology standards.

•                  Invest in new wireless communication measurement platforms.  Keysight is investing in the development of new wireless communications test solutions to satisfy the market which is being driven by the explosive growth in mobile data and evolving wireless standards.

•                  Invest in modular solutions.  The market for modular solutions is expected to grow faster than the overall electronic measurement market. Keysight is investing to leverage our strength in feature rich instrumentation into a portfolio of modular measurement solutions.

•                  Accelerate the value migration to software solutions.  An increasing percentage of measurement science and functionality is delivered through software solutions. Keysight’s portfolio of embedded software solutions, stand-alone software packages and software productivity tools is extensive and represents a significant corporate asset. Keysight will continue to invest in software development to capitalize on the growth opportunity in software.

Invest to expand our presence in emerging markets:  Keysight is investing to capitalize on higher emerging market growth rates. The emerging markets of China, Russia, Brazil and India, as well as other high-growth economies in Asia and Latin America, represent an excellent opportunity to leverage our broad portfolio of electronic measurement solutions. The drivers of growth vary by country but include the following as examples: rapid adoption of wireless communications in large centers of populations, government sponsored education and research funding, investment in satellite communications and modernization of critical defense systems.

Strengths

Keysight’s Electronic Measurement Business originated in 1939. Our legacy encompasses 75 years of innovation, measurement science expertise and deep customer relationships. Keysight does business with most Fortune 1000 companies that are developing electronic products. The following strengths are significant:

Technology Leadership as a Competitive Differentiator:   Twelve R&D centers around the world provide expertise in specific measurement technologies, as well as proprietary integrated circuit design capability. We believe our products typically offer the highest specifications and fastest measurement speeds, which are required to test leading edge technologies, and can give our customers a first-to-market advantage. These contributions are often recognized by industry specific trade press, such as the EDN/EE Times ACE Award in 2013 for the Infiniium 90000 Q-Series Oscilloscope.

Broad Portfolio of Solutions to Address Customer Needs:   We believe Keysight has the broadest portfolio of electronic measurement products in the industry. Our hardware product portfolio spans many technologies, price points and form factors. We address time and frequency domain applications with RF, microwave, high-speed digital and general instrumentation. In addition, Keysight has a broad portfolio of software products including Electronic Design Automation software for RF and high-speed digital design, hundreds of measurement application packages to help customers make specific measurements quickly and consistently, and software tools for programming.

Industry Leading Commitment to Product Quality and Reliability:  We believe Keysight has a reputation in the industry for high quality and high reliability electronic measurement instrumentation and software. This reputation for quality is supported by a three-year instrument warranty. Quality and reliability are an integral part of our new product development processes.

Large Customer Installed Base:  Keysight has a large customer installed base based on the breadth of our product portfolio and our long history of producing high performance and high quality products. This enables a strong and growing Customer Support and Service organization that provides a wide range of calibration and repair services, on both a per incident and contract basis, and provides a significant source of loyal customers for future sales.

Sales Channel with Global Reach:  Keysight has a worldwide and comprehensive sales channel. We have experienced management teams and highly technical sales and application engineers in all parts of the world, including a strong local presence in emerging markets. Our sales channel strategy is segmented by customer size and product characteristics. We deploy a direct sales organization for medium and large targeted accounts, and focus our direct sales efforts on higher performance products that require configuration and application specific information. Approximately 75% of our business comes from customer interactions with our direct sales organization. To ensure broad geographic coverage and wide availability of our general purpose products, we maintain a network of over 600 channel partners to complement our direct sales force.

Centralized Order Fulfillment:  Our order fulfillment organization allows us to leverage the scale and scope of our business to provide high-quality, market-leading instrument solutions to our customers while generating competitive gross margins. Our Penang, Malaysia site is our largest manufacturing facility, with a proven track record of operational excellence, technology capability and quality. We have an established network of suppliers and subcontractors, especially in Asia, that complement our in-house capabilities.

Business Model:  Keysight’s operating model incorporates a substantial amount of cost structure flexibility with the intent to be materially profitable across the business cycle. Our variable compensation programs, sales channel strategy and the outsourced components of our supply chain have been implemented to improve the flexibility of our cost structure.

Measurement Solutions Business

Our measurement solutions business provides electronic measurement instruments and systems and related software and software design tools that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment. We provide start-up assistance, consulting, optimization and application support throughout the customer’s product lifecycle.

Measurement Solutions Markets

Our electronic measurement solutions serve the following three markets:

Communications Test Market

We market our electronic measurement solutions to network equipment manufacturers (“NEMs”), wireless device manufacturers, and communications service providers, including the component manufacturers within the supply chain for these customers. Growth in mobile data traffic and increasing complexity in semiconductors and components are drivers of test demand across the communications market.

NEMs manufacture and sell products to facilitate the transmission of voice, data and video traffic. The NEMs’ customers are communications service providers that deploy and operate the networks and services as well as distribute end-user subscriber devices, including wireless personal communication devices and set-top boxes. To meet their customers’ demands, NEMs require test and measurement instruments, systems and solutions for the development, production and installation of each network technology.

Wireless device manufacturers require test and measurement products for the design, development, manufacture and repair of mobile devices. These mobile devices are used for voice, data and video delivery to individuals who connect wirelessly to the service provider’s network. The device manufacturers’ primary customers are large and small service providers and consumers who purchase devices directly from retailers. Wireless device manufacturers require test and measurement products that enable technology development in conformance with the latest communications standards.

Communications service providers require reliable network equipment that enables new service offerings and allows their networks to operate at ever- increasing capacities. To achieve this, communications service providers require a range of sophisticated test instruments and systems to monitor and evaluate network performance and to identify any sources of communications failure throughout the wireless and fiber optic networks.

Component manufacturers design, develop and manufacture electronic components and modules used in network equipment and wireless devices. The component manufacturers require test and measurement products to verify that the performance of their components and modules meet the specifications of their NEM and device customers.

Aerospace and Defense Test Market

We market our electronic measurement solutions to manufacturers and research facilities within the aerospace and defense industries. This includes commercial and government customers and their contracted suppliers. The modernization of satellite, radar and surveillance systems worldwide are drivers of test demand within the aerospace and defense market.

Government customers include departments or ministries of defense and related agencies around the world. Contractors support the government and commercial customers by providing design and manufacturing capabilities for a variety of programs. We also sell to sub-contractors and component manufacturers within the supply chain.

Customers use our electronic measurement instruments to develop and manufacture a wide variety of electronic components and systems used in aerospace and defense industries including commercial and military aircraft, space, satellite, radar, intelligence and surveillance. Customers test the electrical parameters of radio frequency (“RF”), microwave frequency and digital components and assemblies, final products and large systems containing multiple electronic instruments.

Industrial, Computer and Semiconductor Test Market

We market our electronic measurement solutions to customers with significant electronic content within the industrial, computer and semiconductor test market. These industries design, develop and manufacture a wide range of products, including those produced in high volumes, such as computers, computer peripherals, electronic components, consumer electronics, enterprise servers, storage networks and automotive electronics. The components, printed circuit assemblies and functional devices for these products may be designed, developed and manufactured by electronic components companies, by original equipment manufacturers or by contract manufacturers. Other industrial applications for products include power, energy, medical, research and education.

Customers use test solutions in developing and manufacturing a wide variety of electronic components and systems. These customers’ test requirements include testing the electrical parameters of digital, radio frequency, and microwave frequency components and assemblies; testing multiple parameters of the printed circuit boards used in almost every electronic device; testing of the final product; and testing of systems containing multiple electronic instruments. For semiconductor and board test applications, customers use our solutions in the design, development, manufacture, installation, deployment, and operation of semiconductor and printed circuit assemblies.

Measurement Solutions Products

Our electronic measurement solutions include RF and microwave instruments, digital instruments and various other general purpose test instruments and targeted test solutions. We offer these products and related software in a variety of form factors, including benchtop, modular and handheld, depending on the specific requirements of the customer application.

RF and Microwave Products

Our RF and microwave test instruments and related software and electronic design automation (“EDA”) software tools are used mainly in wireless and aerospace and defense applications. These products are required for the design and production of wireless network products, communications links, cellular handsets and base stations. RF and microwave test instruments include vector and signal analyzers, signal generators, vector network analyzers, one box testers and power meters. Our high-frequency EDA software tools and instruments are used to model, simulate and analyze communications product designs at the circuit and system levels.

Digital Products

Our digital test products are used by research and development engineers across a broad range of industries to validate the function and performance of their digital product and system designs. These designs include a wide range of products from simple digital control circuits to complex high speed systems such as computer servers and the latest generation gaming consoles. The test products offered include oscilloscopes, logic and serial protocol analyzers, logic-signal sources, arbitrary waveform generators, and bit error ratio testers. Our customers also use our high-frequency EDA software tools to model signal integrity problems in digital design applications as digital speeds continue to increase.

Other Products

Our general purpose instruments and related software are used across all of our markets by engineers in research and development laboratories, in manufacturing, for calibration and service, for measuring voltage, current, frequency, signal pulse width, modulation and other complex electronics measurements. Our general purpose products include voltmeters, multimeters, frequency counters, bench and system power supplies, function generators and waveform synthesizers.

Our semiconductor and board test solutions enable customers to develop and test state of the art semiconductors, test printed circuit boards and measure position and distance information to the sub-nanometer level. We supply parametric test instruments and systems used primarily to examine semiconductor wafers during the manufacturing process. Our in-circuit test system helps identify quality defects, such as faulty or incorrect parts, that affect electrical performance. Our laser interferometer measurement systems are based on precision optical technology and provide precise position or distance information for dimensional measurements.

Our surveillance systems and subsystems are used by defense and government engineers and technicians to detect, locate and analyze signals of interest. The products offered include probes for detecting signals and software that enables the identification and analysis of these signals.

Our suite of fiber optic test products measure and analyze a wide variety of critical optical and electrical parameters in fiber optic networks and their components. Components which can be tested with our solutions include source lasers, optical amplifiers, filters and other passive components. Test products include optical modulation analyzers, optical component analyzers, optical power meters, and optical laser source products.

Our microscopy products are high-resolution imaging devices that can resolve features as small as an atomic lattice. Our atomic force microscopes and scanning electron microscopes allow researchers to observe and manipulate molecular and atomic level features. Our expanding portfolio provides customers with reliable, easy-to-use tools for a wide range of nanotechnology applications, including semiconductor, data storage, polymers, materials science and life science studies.

Measurement Solutions Customers

Our customers include original equipment and contract manufacturers of electronic products, wireless device manufacturers and network equipment manufacturers who design, develop, manufacture and install network equipment. Other customers are service providers who implement, maintain and manage communication networks and services, and companies who design, develop, and manufacture semiconductors and semiconductor lithography systems. Our customers use our products to conduct research and development, manufacture, install and maintain radio frequency, microwave frequency, digital, semiconductor, and optical products and systems. Many of our customers purchase solutions across several of our major product lines for their different business units.

We had approximately 6,000 customers for the measurement solutions business in fiscal year 2013 and no single customer represented a material amount of the net revenue of the electronic measurement solutions business.

In general, the orders and revenues from many of the electronic measurement markets and product categories are seasonal, traditionally marked by lower business levels in the first quarter of the fiscal year and higher volumes in the fourth quarter of the fiscal year. This seasonality is particularly evident in products that we sell into the aerospace and defense industry, as well as those linked to consumer spending, which includes some of our communications test equipment. The seasonal impact of our business is tempered by broader economic trends and the diversity of our electronic measurement products and customers, which span multiple industries.

Measurement Solutions Sales, Marketing and Support

We have a comprehensive sales strategy, using a direct sales force, resellers, manufacturer’s representatives and distributors to meet our customers’ needs.

Our direct sales force focuses on addressing our largest customer needs and recommending solutions involving the effective use and deployment of our equipment, systems and capabilities. Some of our direct sales force concentrate on more complex products such as our high-performance instruments, where customers require strategic consultation. Our direct sales force consists of field and application engineers who have in-depth knowledge of the customers’ business and technology needs. Our application engineers provide a combination of consulting, systems integration and application and software engineering services that are instrumental in all stages of the sale, implementation and support of our complex systems and solutions.

To complement our direct sales force we have agreements with channel partners around the world. These partners, including resellers, manufacturer’s representatives and distributors, serve our customers across both segments and provide the same level of service and support expected from our direct sales force. Lower dollar sales transactions are also served by our tele-sales and electronic commerce channels.

Measurement Solutions Manufacturing

We concentrate our electronic measurement manufacturing efforts primarily on final assembly and test of our products. To maximize our productivity and our ability to respond to market conditions, we use contract manufacturers for the production of printed circuit boards, sheet metal fabrication, metal die- casting, plastic molding and standard electronic components. We also manufacture proprietary devices and assemblies in our own fabrication facilities for competitive advantage. We have manufacturing facilities in California and Colorado in the United States. Outside of the United States we have manufacturing centralized in Malaysia with other manufacturing facilities in China, Germany and Japan. Our Penang, Malaysia site is our largest test and measurement manufacturing facility with proven operational excellence through scale, scope and expertise.

Within our business, there are three Technology Centers (centers that focus on fabrication of various integrated circuits) that collectively provide key components and sub-systems. The three Technology Centers are located in Boeblingen, Germany, Colorado Springs, Colorado and Santa Rosa, California. These technologies include optical components and sub-systems, ASICs, Thick Films, High Speed Probes, Gallium Arsenide and Indium Phosphide IC Wafer Fab, Thin Film fab and Precision Machining. These Technology Centers provide a competitive advantage by developing unique technologies for our instrumentation needs.

We generally only manufacture products when we have received firm orders for delivery and do not generally hold large stocks of finished inventory.

Measurement Solutions Competition

The market for electronic measurement solutions is highly competitive across our targeted markets. In the communications test market, our primary competitors are Aeroflex Incorporated, Anritsu Corporation, Ansoft Corporation (a subsidiary of Ansys Corporation), National Instruments Corporation, Rohde & Schwarz GmbH & Co. KG, Spirent plc, Tektronix, Inc. (a subsidiary of Danaher Corporation) and Teradyne, Inc. In the aerospace and defense market our primary competitors are Aeroflex Incorporated, Rohde & Schwarz GmbH & Co. KG, and Tektronix, Inc. In the industrial, computer, and semiconductor market we compete against companies such as Aeroflex Incorporated, Fluke Corporation (a subsidiary of Danaher Corporation), Teledyne Technologies Incorporated, National Instruments Corporation, Rohde & Schwarz GmbH & Co. KG, Tektronix, Inc., Teradyne, Inc., Test Research Inc. and Zygo Corporation.

Our electronic measurement business offers a wide range of products and related software, and these products compete primarily on the basis of product quality and functionality, as well as performance and reliability.

Customer Support and Services Business

The customer support and services business provides accredited repair and calibration services for our installed base instrument customers and facilitates the resale of used equipment. Our customer support and services business enables our customers to maximize the value from their electronic measurement equipment through system uptime support, customer site residential professionals, on- site calibrations and localized service centers. Providing these services assures a high level of instrument performance and availability while minimizing the cost of ownership and equipment downtime.

Customer Support and Services Markets

Our customer support and services business broadly addresses the same markets as the measurement solutions business, which includes the communications, aerospace and defense and industrial, computer and semiconductor test markets.

Customer Support and Services Products

Our customer support and services business provides accredited repair and calibration services for our electronic measurement instruments. We also manage instrument trade-in programs and refurbish and sell used instruments.

Repair:  We provide repair services to our customers. Repair services are performed in company service centers or on-site at customer locations.

Calibration:  We are an accredited calibration service provider for our electronic measurement solutions. Calibration services are performed in company service centers or on-site at customer locations.

Parts:  We provide parts and self-maintenance tools to customers who do their own in-house maintenance.

Refurbished Used Equipment:  We refurbish and resell used equipment sourced primarily from trade-in programs and sales demonstration equipment. Our CertiPrime program ensures the same high quality product as new equipment.

Customer Support and Services Customers

The customers for our customer support and services business include most of the measurement solutions customers and customers who buy repair and calibration services and parts for our products they already own. We had approximately 12,000 customers for the customer support and services business and no single customer represented a material amount of its net revenue in fiscal year 2013.

Customer Support and Services Sales, Marketing and Support

Our electronic measurement customer support and services business shares the same industry-leading sales, marketing and support resources as the measurement solutions business, including the same direct sales force and complementary channel partners.

Our global presence, with localized service proximity, is an important factor in sustaining our customers’ equipment uptime. The delivery organization includes more than 50 Keysight service locations in 30 countries, customer on-site campaigns, resident professionals and a network of complementary channel partners.

Customer Support and Services Competition

Our electronic measurement customer support and services business competes with independent test instrument service providers and other original equipment manufacturers. Many of these competitors offer a wide range of services and can support instruments from multiple manufacturers. Service quality, cost and turn-around time drive competitiveness. In addition, some of our customers have in-house calibration and repair capabilities.

We compete with independent regional and country-specific test instrument service providers and government measurement laboratories that are not original equipment manufacturers. Our primary independent competitors are Trescal Limited, Tektronix Service Solutions and Ceprei Laboratories. Due to differing country and regulatory accreditation standards, the services provided may vary greatly.

We also compete with our measurement solutions business original equipment manufacturers which service test and measurement instruments. Competition with these manufacturers varies greatly, depending upon equipment functionality and specifications.

Our refurbished instruments business faces competition from other electronic measurement instrument competitors with trade-in programs and from numerous rental companies, equipment dealers, brokers and resellers.

Keysight Order Fulfillment Organization

Our Keysight Order Fulfillment organization (“KOF”) includes order fulfillment and supply organizations and operations. KOF leverages our strength in manufacturing, engineering, strategic sourcing and logistics for Keysight.

The following discussions of Research and Development, Backlog, Intellectual Property, Materials, Environmental and International Operations include information common to each of our businesses.

Research and Development

R&D expenditures were $375 million in fiscal year 2013, $377 million in fiscal year 2012 and $381 million in fiscal year 2011. We anticipate that we will continue to have significant R&D expenditures in order to maintain our competitive position with a continuing flow of innovative, high-quality products and services. We remain committed to investing in research and development and have focused our development efforts on key strategic opportunities in order to align our business with available markets and position ourselves to capture market share.

Our R&D efforts focus on potential new products and product improvements covering a wide variety of technologies, none of which is individually significant to our operations. We conduct four types of R&D: applied research in enabling technologies, communications, simulation and measurement. Our research seeks to improve on various technical competencies in electronics, software, systems and solutions. In each of these research fields, we conduct research that is focused on specific product development for release in the short term as well as other research that is intended to be the foundation for future products over a longer time horizon. Some of our product development research is designed to improve on products already in production, focus on major new product releases, and develop new product segments for the future. Due to the breadth of research and development projects across all of our businesses, there are a number of drivers of this expense.

Backlog

Backlog represents the amount of revenue expected from orders that have already been booked, including orders for goods and services that have not been delivered to customers, orders invoiced but not yet recognized as revenue, and orders for goods that were shipped but not invoiced, awaiting acceptance by customers.

On October 31, 2013, our backlog was approximately $761 million, as compared to approximately $804 million at October 31, 2012. We expect the majority of the backlog to be delivered to customers within six months. On average, our backlog represents approximately three months’ worth of revenues. We believe backlog on any particular date, while indicative of short-term revenue performance, is not necessarily a reliable indicator of medium- or long-term revenue performance.

Intellectual Property

We generate patent and other intellectual property rights covering significant inventions and other innovations in order to create a competitive advantage. Although we believe that our licenses, patents and other intellectual property rights have value, in general no single license, patent or other intellectual property right is in itself material, other than the Keysight mark. In addition, our intellectual property rights may be challenged, invalidated or circumvented or may otherwise not provide significant competitive advantage.

Materials

Our manufacturing operations employ a wide variety of semiconductors, electromechanical components and assemblies and raw materials such as plastic resins and sheet metal. We purchase materials from thousands of suppliers on a global basis. Some of the parts that require custom design work are not readily available from alternate suppliers due to their unique design or the length of time necessary for design work. Our long-term relationships with suppliers allow us to proactively manage technology road maps and product discontinuance plans and monitor their financial health. Even so, some suppliers may still extend their lead times, limit supplies, increase prices or cease to produce necessary parts for our products. If these are unique components, we may not be able to find a substitute quickly or at all. To address the potential disruption in our supply chain, we use a number of techniques, including qualifying multiple sources of supply and redesign of products for alternative components. In addition, while we generally attempt to keep our inventory at minimal levels, we do purchase incremental inventory as circumstances warrant to protect the supply chain.

Environmental

Our R&D, manufacturing and distribution operations involve the use of hazardous substances and are regulated under international, federal, state and local laws governing health and safety and the environment. We apply strict standards for protection of the environment and occupational health and safety to sites inside and outside the United States, even if not subject to regulation imposed by foreign governments. We believe that our properties and operations at our facilities comply in all material respects with applicable environmental laws and occupational health and safety laws. However, the risk of environmental liabilities cannot be completely eliminated and there can be no assurance that the application of environmental and health and safety laws will not require us to incur significant expenditures. We are also regulated under a number of international, federal, state and local laws regarding recycling, product packaging and product content requirements. The environmental, product content/disposal and recycling laws are gradually becoming more stringent and may cause us to incur significant expenditures in the future.

Some of our properties are undergoing remediation by HP for subsurface contaminations that were known at the time of Agilent’s separation from HP in 1999. In connection with Agilent’s separation from HP, HP and Agilent entered into an agreement pursuant to which HP agreed to retain the liability for this subsurface contamination, perform the required remediation and indemnify Agilent with respect to claims arising out of that contamination. We expect that Agilent will seek to assign its rights and obligations under this agreement to Keysight in respect of facilities transferred to Keysight in the separation. As a result, HP will have access to a limited number of our properties to perform remediation. Although HP agreed to minimize interference with on-site operations at such properties, remediation activities and subsurface contamination may require us to incur unreimbursed costs and could harm on-site operations and the future use and value of the properties. In connection with the separation, Agilent will indemnify us directly for any liabilities related thereto. We cannot be sure that HP will continue to fulfill its remediation obligations or that Agilent will continue to fulfill its indemnification obligations.

In connection with the separation, Agilent will also indemnify us for any liability associated with contamination from past operations at all properties transferred from Agilent to us. We cannot be sure that Agilent will fulfill its indemnification obligations.

We maintain a comprehensive Environmental Site Liability insurance policy which may cover certain clean-up costs or legal claims related to environmental contamination. This policy covers specified active, inactive and divested locations.

International Operations

Our net revenue originating outside the United States, as a percentage of our total net revenue, was approximately 67 percent in fiscal year 2013, 63 percent in fiscal year 2012 and 67 percent in fiscal year 2011, the majority of which was from customers other than foreign governments. Revenues from external customers are generally attributed to regions based upon the location of the Agilent sales representative.

Long-lived assets located outside of the United States, as a percentage of our total long-lived assets, was approximately 63 percent in fiscal year 2013 and 64 percent in fiscal year 2012. Approximately 23 and 30 percent of our long-lived assets were located in Japan in fiscal years 2013 and 2012, respectively. Approximately 18 and 17 percent of our long-lived assets were located in Malaysia in fiscal years 2013 and 2012, respectively.

Most of our sales in international markets are made by foreign sales subsidiaries. In countries with low sales volumes, sales are made through various representatives and distributors. However, we also sell into international markets directly from the United States.

Our international business is subject to risks customarily encountered in foreign operations, including interruption to transportation flows for delivery of parts to us and finished goods to our customers, changes in a specific country’s or region’s political or economic conditions, trade protection measures, import or export licensing requirements, consequences from changes in tax laws and regulatory requirements, difficulty in staffing and managing widespread operations, differing labor regulations, differing protection of intellectual property and geopolitical turmoil, including terrorism and war. We are also exposed to foreign currency exchange rate risk inherent in our sales commitments, anticipated sales and expenses, and assets and liabilities denominated in currencies other than the local functional currency, and may also become subject to interest rate risk inherent in any debt we incur, or investment portfolios we hold. There may be an increased risk of political unrest in regions where we have significant manufacturing operations such as Southeast Asia. However, we believe that our international diversification provides stability to our worldwide operations and reduces the impact on us of adverse economic changes in any single country. Financial information about our international operations is contained in Note 16, “Segment Information,” to our combined financial statements.

Properties

Our executive offices are located in the United States in an owned facility in Santa Rosa, California. We own or lease a total of approximately 100 operating facilities located throughout the world that handle manufacturing production, assembly, reach, quality, assurance testing, distribution and packaging of our products. These facilities are located in the following countries: Australia, Belgium, Brazil, Canada, China, Denmark, Finland, France, Germany, Great Britain, Hong Kong, India, Israel, Italy, Japan, Malaysia, Mexico, Netherlands, Russia, Singapore, Spain, South Korea, Sweden, Switzerland, Taiwan and the United States. Our owned operating facilities consist of approximately 4 million square feet, and our leased facilities consist of approximately 1.1 million square feet. All of these facilities are well-maintained and suitable for the operations conducted in them.

Legal Proceedings

We are involved in lawsuits, claims, investigations and proceedings, including, but not limited to, patent, commercial and environmental matters, which arise in the ordinary course of business. There are no matters pending that we currently believe are reasonably possible of having a material impact to our business, combined financial condition, results of operations or cash flows.

On March 4, 2013, Agilent made a report to the Inspector General of the Department of Defense (“DOD IG”) regarding pricing irregularities relating to certain sales of electronic measurement products to U.S. government agencies. Agilent has conducted a thorough investigation with the help of external counsel, and has approached the DOD IG with a proposed methodology for resolving possible overcharges to U.S. government purchasers resulting from these sales  and now will be discussing the matter with the Department (“DOJ”). Based on the investigation and interactions with the DOD IG and the DOJ, we do not believe that this matter is reasonably possible of having a material impact on Keysight’s financial condition, results of operations or cash flows. As of July 31, 2014, we have accrued for this matter based on our current understanding.

As part of routine internal audit activities, Agilent determined that certain employees of Agilent’s subsidiaries in China, including our employees, did not comply with Agilent’s Standards of Business Conduct and other policies. Based on those findings, Agilent initiated an internal investigation, with the assistance of outside counsel, relating to certain sales of our products through third-party intermediaries in China. The internal investigation included a review of compliance by our employees in China with the requirements of the U.S. Foreign Corrupt Practices Act and other applicable laws and regulations. On September 5, 2013, Agilent voluntarily contacted the SEC and DOJ to advise both agencies of this internal investigation. On September 15, 2014, Agilent received a letter from the SEC’s Division of Enforcement stating that its investigation had been completed and that the Division of Enforcement did not intend to recommend any enforcement action against Agilent by the SEC.  On September 24, 2014, Agilent received a letter from DOJ stating that DOJ had closed its inquiry into the matter, citing Agilent’s voluntary disclosure and thorough investigation.

MANAGEMENT

Executive Officers Following the Separation

While some of the individuals who are expected to serve as Keysight’s executive officers are currently officers and employees of Agilent, upon the separation, none of these individuals will continue to be employees or executive officers of Agilent. The following table sets forth information regarding individuals who are expected to serve as Keysight’s executive officers, including their positions after the separation.

Name	Age	Position
Ronald S. Nersesian	54	President and Chief Executive Officer
Neil Dougherty	45	Senior Vice President and Chief Financial Officer
Ingrid Estrada	49	Senior Vice President, Human Resources
Michael Gasparian	56	Senior Vice President, Customer Support and Services and Worldwide Marketing
Soon Chai Gooi	53	Senior Vice President, Order Fulfillment and Infrastructure
Guy Séné	59	Senior Vice President, Measurement Solutions and Worldwide Sales
John Skinner	52	Vice President and Corporate Controller
Stephen Williams	42	Senior Vice President, General Counsel and Secretary

Ronald S. Nersesian, 54, has served as Executive Vice President, Agilent, and President and Chief Executive Officer of Keysight since September 2013. Mr. Nersesian served as President of Agilent from November 2012 to September 2013 and as Chief Operating Officer, Agilent from November 2011 to September 2013. From November 2011 to November 2012, Mr. Nersesian served as Agilent’s Executive Vice President and Chief Operating Officer. He served as Senior Vice President, Agilent, and President, Electronic Measurement Group from March 2009 to November 2011, as Agilent’s Vice President and General Manager of the Wireless Business Unit of the Electronics Measurement Group from February 2005 to February 2009, and as Agilent’s Vice President and General Manager of the Design Validation Division from May 2002 to February 2005. Prior to joining Agilent, Mr. Nersesian served in management positions with LeCroy Corporation from 1996 to 2002. From 1984 through 1996, Mr. Nersesian served in various roles with HP. Mr. Nersesian serves on the Board of Directors of Trimble Navigation Limited.

Neil Dougherty, 45, has served as Vice President, Agilent, since 2012 and as Chief Financial Officer of Keysight since December 2013. From 2012 to 2013, Mr. Dougherty also served as Agilent’s Treasurer. He served as Senior Director in Agilent’s Corporate Development Group from 2010 to 2012, and from 2006 to 2010, he served as Agilent’s Assistant Treasurer. Prior to that, Mr. Dougherty held a broad variety of positions in finance for Agilent and HP.

Ingrid Estrada, 49, has served as Vice President, Agilent, since 2006 and as General Manager of Global Sourcing of Agilent since 2011. From 2006 to 2010, Ms. Estrada served as General Manager of the Remarketing Solutions Division of Agilent.

Michael Gasparian, 56, has served as Vice President, Agilent since 2000, although he did not work at Agilent from 2009 to 2010. Mr. Gasparian is currently Agilent’s Senior Vice President of Customer Support and Services and Worldwide Marketing for Keysight, and from 2011 to 2012, he served as Agilent’s Vice President of Marketing. From 2007 to 2008, Mr. Gasparian served as the General Manager of the Material Science Solutions Unit of Agilent. From 2002 to 2007, he served as the General Manager of the Multi-Industry Business Unit, and served as the General Manager of Worldwide Field Sales and Support Organizations from 2000 to 2001.

Soon Chai Gooi, 53, has served as Senior Vice President, Agilent since December 2011 and as President of Electronic Measurement Order Fulfillment and Infrastructure since September 2013. From November 2012 to September 2013, he served as President of Agilent Order Fulfillment and Supply Chain,

and from December 2011 to November 2012, he was the Senior Vice President of Order Fulfillment and Supply Chain. Previously, Mr. Gooi served as Agilent’s Vice President and General Manager of the Electronic Instruments Business Unit and EMG Order Fulfillment from May 2006 to December 2011, and from March 2005 to May 2006, he was Agilent’s Vice President and General Manager of the Asia Instruments Business Unit.

Guy Séné, 59, has served as Senior Vice President, Agilent, and President, Electronic Measurement Group since November 2011 and is currently Senior Vice President of Measurement Solutions and Worldwide Sales for Keysight. From May 2009 to November 2011, Mr. Séné served as Agilent’s Vice President and General Manager, Microwave and Communications Division of the Electronic Measurement Group, and from October 2006 to April 2009, he served as Agilent’s Vice President and General Manager, Signal Analysis Division. Prior to that, Mr. Séné held a broad variety of positions in sales, marketing and support in Europe and Asia for Agilent and HP.

John Skinner, 52, has served as Vice President, Agilent, and Corporate Controller of Keysight since December 2013. From April 2012 to December 2013, Mr. Skinner served as Vice President Agilent and Controller of Global Infrastructure and Enterprise Financial Planning and Analysis. From April 2009 to April 2012 Mr. Skinner served as Agilent’s Senior Director of Agilent Business Reporting. Prior to that Mr. Skinner held a broad variety of controllership positions in Asia and the United States for Agilent and HP.

Stephen Williams, 42, has served as Agilent’s Vice President, Assistant General Counsel and Assistant Secretary since November 2009 and General Counsel and Secretary of Keysight Technologies since December 2013. From February 2007 to November 2009, Mr. Williams served as Managing Counsel in Agilent’s Legal Department and from October 2005 to February 2007, Mr. Williams served as Corporate Counsel in Agilent’s Legal Department.

Board of Directors Following the Separation

The following table sets forth information with respect to those persons who are expected to serve on Keysight’s board of directors following the completion of the separation. The nominees will be presented to Keysight’s sole shareholder, Agilent, for election prior to the separation. Keysight may name and present additional nominees for election prior to the separation.

Name	Age	Position
Paul N. Clark	67	Chairman of the Board
James G. Cullen	72	Director
Charles J. Dockendorff	60	Director
Jean M. Halloran	61	Director
Richard Hamada	56	Director
Ronald S. Nersesian	54	Director

At the time of the separation, Keysight expects that its board of directors will consist of the directors set forth above. Upon completion of the separation, Keysight’s board of directors will be divided into three classes, each comprised of two directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of shareholders following the distribution, which Keysight expects to hold in 2015. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of shareholders, which Keysight expects to hold in 2016, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of shareholders, which Keysight expects to hold in 2017. Keysight expects that Class I will include Mr. Nersesian and Mr. Dockendorff; Class II  will include Mr. Cullen and Ms. Halloran; and Class III will include Mr. Clark and Mr. Hamada. Commencing with the first annual meeting of shareholders following the separation, directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the shareholders entitled to vote in the election.

As a result of his years of experience at Keysight, Agilent, HP, and other technology companies, Mr. Nersesian has developed extensive business, management, and leadership experience, as well as broad and deep experience with Keysight and its businesses. Mr. Nersesian brings unique understandings and perspectives to the Keysight board on strategic, management, and operational matters. Mr. Nersesian brings additional public company director experience from his current position on the Trimble board.

Mr. Clark has been a Strategic Advisory Board member of Genstar Capital, LLC since August 2007 and was an Operating Partner from August 2007 to January 2013. Genstar Capital LLC is a middle market private equity firm that focuses on investments in selected segments of life sciences and healthcare services, industrial technology, business services and software. Prior to that, Mr. Clark was the Chief Executive Officer and President of ICOS Corporation, a biotherapeutics company, from June 1999 to January 2007, and the Chairman of the Board of Directors of ICOS from February 2000 to January 2007. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, a health care products manufacturer, retiring from Abbott Laboratories as Executive Vice President and a board member. His previous experience included senior positions with Marion Laboratories, a pharmaceutical company, and Sandoz Pharmaceuticals (now Novartis Corporation), a pharmaceutical company. Mr. Clark has significant experience with Keysight and its businesses, having been a director of Keysight’s predecessor, Agilent, since May 2006. He additionally brings extensive management experience from numerous senior management positions and considerable public company director experience.

Mr. Cullen has been a director of Agilent since April 2000 and the non-executive chairman of Agilent’s board since March 2005. Mr. Cullen was President and Chief Operating Officer of Bell Atlantic Corporation (now known as Verizon) from 1997 to June 2000 and a member of the office of chairman from 1993 to June 2000. Prior to this appointment, Mr. Cullen was the President and Chief Executive Officer of the Telecom Group of Bell Atlantic from 1995 to 1997. Prior to the creation of Bell Atlantic on January 1, 1984, Mr. Cullen held management positions with New Jersey Bell from 1966 to 1981 and AT&T from 1981 to 1983. Mr. Cullen has considerable managerial and operational experience and expertise from his senior leadership position with Bell Atlantic and its predecessors. In addition, Mr. Cullen brings significant public company director experience and perspective on public company management and governance. Mr. Cullen has a strong understanding of Keysight’s business having served on the board of Agilent for over 10 years, including more than five years as the non-executive chairman.

Charles J. Dockendorff, 60, has served as the Executive Vice President and Chief Financial Officer of Covidien plc since 2006, and as Vice President and Chief Financial Officer from 1995 to 2006. Mr. Dockendorff is a Certified Public Accountant and holds a Bachelor’s degree in Business Administration and Accounting from the University of Massachusetts and a Master of Science degree in Finance from Bentley College. As a result of Mr. Dockendorff’s significant financial experience, Mr. Dockendorff provides the Keysight board with extensive accounting, tax, treasury, financial planning, and audit knowledge.

Ms. Halloran has been the Senior Vice President of Human Resources for Agilent, from which position she will retire shortly prior to the distribution. Ms. Halloran’s responsibilities at Agilent have included directing Agilent’s global policies and programs for leadership and talent development, compensation, benefits, staffing and workforce planning, human resources systems, education, and organization development. Ms. Halloran has extensive experience in human resources, extending back to when she joined HP’s Medical Products Group in 1980. Within that group, she held a number of positions in human resources, Manufacturing and Strategic Planning before becoming group personnel manager. In 1993, Ms. Halloran was promoted to personnel manager for the Measurement Systems Organization and, in 1997, was appointed to director of Corporate Education and Development for HP. She has served as Agilent’s Senior Vice President, Human Resources since August 1999. Ms. Halloran received her bachelor’s degree in art history from Princeton University and a master’s degree in business administration from Harvard University. In addition, she performed research in developmental psychology at Oxford University, in England. Ms. Halloran has also been a director of several schools and non-profit organizations, including Concord Academy, the Human Resources Policy Institute, Jobs for the Future, and RAFT (Resource Area for Teachers). Ms. Halloran has deep experience with Keysight and its businesses having been an employee of Keysight’s predecessors, Agilent and HP, for over 30 years. Over the course of her career, she has developed considerable expertise in, and in-depth knowledge of, Keysight’s businesses, policies, practices, and initiatives. This perspective gives valuable insight to the Keysight board.

Mr. Hamada has served as the Chief Executive Officer of Avnet, Inc. since July 2011 and as a member of the Avnet board of directors since February 2011. He first joined Avnet in 1983 and has served in many capacities including President from May 2010 until July 2011 and Chief Operating Officer from July 2006 until July 2011, as President of Avnet’s Technology Solutions operating group from July 2003 until July 2006, and as President of its Computer Marketing business unit from January 2002 until July 2003. Mr. Hamada holds a Bachelor of Science degree in Finance from San Diego State University where, in June 2009, he was named as a member of the College of Business Administration Advisory Board. As a result of Mr. Hamada’s broad background in the technology and electronics industries, spanning his career, Mr. Hamada provides the Keysight board with extensive sales, marketing and management knowledge.

Director Independence

A majority of Keysight’s board of directors will include directors who are “independent” as defined by the rules of the NYSE and the Corporate Governance Guidelines to be adopted by the board. The criteria to be adopted by Keysight’s board to assist it in making determinations regarding the independence of its members, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the board will have to determine that a director does not have a material relationship with Keysight or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Keysight or its subsidiaries). In assessing independence, the board will consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with Keysight or its subsidiaries, the board will consider the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if:

•                  the director is, or has been within the last three years, an employee of Keysight or its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of Keysight or its subsidiaries;

•                  the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from Keysight or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as an employee (other than an executive officer);

•                  (i) the director or an immediate family member is a current partner of a firm that is Keysight’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on Keysight’s or its subsidiaries’ audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Keysight’s or its subsidiaries’ audit within that time;

•                  the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the present executive officers of Keysight or its subsidiaries at the same time serves or served on that company’s compensation committee; or

•                  the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Keysight or its subsidiaries for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such other company’s consolidated gross revenues.

Keysight’s board of directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, will make a determination as to which members are independent. The terms “immediate family member” and “executive officer” above have the same meanings specified for such terms in the NYSE listing standards.

Committees of the Board of Directors

Effective upon the completion of the separation, Keysight’s board of directors will have the following standing committees: an Executive Committee, an Audit and Finance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Executive Committee.  Mr. Nersesian and Mr. Clark are expected to be the members of the board’s Executive Committee. Mr. Clark is expected to be the Executive Committee Chairman. The Executive Committee meets or takes written action when the board is not otherwise meeting. The Executive Committee has full authority to act on behalf of the board, except that it cannot amend Keysight’s bylaws, recommend any action that requires the approval of Keysight’s shareholders, fill vacancies on the board or any board committee, fix director compensation, amend or repeal any non-amendable or non-repealable resolution of the board of directors, declare a distribution to the shareholders except at rates determined by the board, appoint other committees or take any action not permitted under Delaware law to be delegated to a committee.

Audit and Finance Committee.  Mr. Dockendorff and Mr. Clark are expected to be the members of the board’s Audit and Finance Committee. Mr. Dockendorff is expected to be the Audit and Finance Committee Chairman. The rules of the NYSE require the Audit and Finance Committee to have at least two members within 90 days after the date our common stock is first listed on the NYSE and require the Audit and Finance Committee to have at least three members within one year after the date our common stock is first listed on the NYSE. Keysight intends to comply with this requirement. The board of directors is expected to determine that at least one member of the Audit and Finance Committee is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, Keysight expects that the board of directors will determine that each of the members of the Audit and Finance Committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the U.S. Securities Exchange Act of 1934, as amended (or the Exchange Act), and in accordance with the company’s Corporate Governance Guidelines. The Audit and Finance Committee will meet at least quarterly and will assist the board of directors in fulfilling its oversight responsibilities by reviewing and reporting to the board of directors on Keysight accounting and financial reporting practices and the audit process, the quality and integrity of the company’s financial statements, the independent auditors’ qualifications, independence, and performance, the performance of the company’s internal audit function and internal auditors and certain areas of legal and regulatory compliance.

Compensation Committee.  Mr. Cullen and Mr. Hamada are expected to be the members of the board’s Compensation Committee. Mr. Cullen is expected to be the Compensation Committee Chairman.

The board of directors is expected to determine that each member of the Compensation Committee will be independent, as defined by the rules of the NYSE and in accordance with the company’s Corporate Governance Guidelines. In addition, Keysight expects that the members of the Compensation Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Code. The Compensation Committee will assist the board of directors in carrying out the board’s responsibilities relating to the compensation of Keysight’s executive officers and directors. The Compensation Committee will annually review the compensation paid to the members of the board and give its recommendations to the full board regarding both the amount of director compensation that should be paid and the allocation of that compensation between equity-based awards and cash. In recommending director compensation, the Compensation Committee will take comparable director fees into account and review any arrangement that could be viewed as indirect director compensation. The Compensation Committee will also review, approve and administer the incentive compensation plans in which any executive officer of Keysight participates in all of Keysight’s equity-based plans. The Compensation Committee may delegate the responsibility to administer and make grants under these plans to management, except to the extent that such delegation would be inconsistent with applicable law or regulation or with the rules of the NYSE. The Compensation Committee will have the sole authority, under its charter, to select, retain and/or terminate independent compensation advisors.

Nominating and Corporate Governance Committee.  Mr. Clark, Mr. Cullen, Mr. Dockendorff and Mr. Hamada are expected to be the members of the board’s Nominating and Corporate Governance Committee. Mr. Clark is expected to be the Nominating and Corporate Governance Committee Chairman. The board of directors is expected to determine that each of the members of the Nominating and Corporate Governance Committee will be independent, as defined by the rules of the NYSE and in accordance with the company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will assist the board of directors in identifying individuals qualified to become members of the board of directors (consistent with the criteria approved by Keysight’s board of directors), recommending director candidates for Keysight’s board of directors and its committees, recommending to the board the persons to be elected as Keysight’s executive officers, developing and recommending Corporate Governance Guidelines to Keysight’s board of directors, leading the annual review of the board’s and management’s performance, serving as a point of contact for shareholders and performing a leadership role in shaping Keysight’s corporate governance.

The board of directors is expected to adopt a written charter for each of the Executive Committee, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These charters will be posted on Keysight’s website in connection with the separation.

Compensation Committee Interlocks and Insider Participation

During the company’s fiscal year ended October 31, 2013, Keysight was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as Keysight’s executive officers for that fiscal year were made by Agilent, as described in the section of this information statement captioned “Executive Compensation Discussion and Analysis.”

Corporate Governance

Shareholder Recommendations for Director Nominees

Keysight’s amended and restated bylaws will contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the board of directors. Keysight expects that the board of directors will adopt a policy concerning the evaluation of shareholder recommendations of board candidates by the Nominating and Corporate Governance Committee.

Corporate Governance Guidelines

The board of directors is expected to adopt a set of Corporate Governance Guidelines in connection with the separation to assist it in guiding Keysight’s governance practices. These practices will be regularly reevaluated by the Nominating and Corporate Governance Committee in light of changing circumstances in order to continue serving the company’s best interests and the best interests of its shareholders.

Communicating with the Board

Shareholders and other interested parties may communicate with the board and Keysight’s chairman of the board by filling out the form at “Contact Chairman” under “Corporate Governance” at investor.keysight.com or by writing to Paul N. Clark, c/o Keysight Technologies, Inc., General Counsel, 1400 Fountaingrove Parkway, Santa Rosa, CA 95403. The general counsel will perform a legal review in the normal discharge of his or her duties to ensure that communications forwarded to the chairman of the board preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the board such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (“Unrelated Items”) will not be forwarded to the chairman of the board. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the chairman of the board. Any communication that is relevant to the conduct of Keysight’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the chairman of the board and any other independent director upon request. The independent directors grant the general counsel discretion to decide what correspondence will be shared with Keysight’s management and specifically instruct that any personal employee complaints be forwarded to Keysight’s Human Resources Department.

Director Qualification Standards

Keysight’s Corporate Governance Guidelines will provide that the Nominating and Corporate Governance Committee is responsible for reviewing with Keysight’s board of directors the appropriate skills and characteristics required of board members in the context of the makeup of the board of directors and developing criteria for identifying and evaluating board candidates.

The process that this committee will use to identify a nominee to serve as a member of the board of directors will depend on the qualities being sought. From time to time, Keysight may engage an executive search firm to assist the committee in identifying individuals qualified to be board members. The Nominating and Corporate Governance Committee considers the knowledge, experience, diversity and personal and professional integrity of potential directors, as well as their willingness to devote the time necessary to effectively carry out the duties and responsibilities of board membership. The Nominating and Corporate Governance Committee may reevaluate the relevant criteria for board membership from time to time in response to changing business factors or regulatory requirements. The board will be responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.

Board Leadership Structure

Keysight’s board of directors is expected to separate the positions of chief executive officer and chairman of the board. Mr. Clark, one of Keysight’s independent directors, is expected to serve as Keysight’s chairman of the board. The responsibilities of the chairman of the board include setting the agenda for each board meeting, in consultation with the chief executive officer; chairing the meetings of independent directors; and facilitating and conducting, with the Nominating and Corporate Governance Committee, the annual self-assessments by the board and each standing committee of the board, including periodic performance reviews of individual directors.

Separating the positions of chief executive officer and chairman of the board allows the chief executive officer to focus on Keysight’s day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to and independent oversight of management. The board believes that having an independent director serve as chairman of the board is the appropriate leadership structure for Keysight at this time. However, in the future the board may wish to consider alternative structures. Subject to the requirements under Keysight’s amended and restated bylaws, the board will be free to decide how to structure its leadership.

Board’s Role in Risk Oversight

The board will execute its risk management responsibility directly and through its committees. The Audit and Finance Committee will have primary responsibility for overseeing Keysight’s enterprise risk management process. The Audit and Finance Committee will receive updates and discuss individual and overall risk areas during its meetings, including Keysight’s financial risk assessments, risk management policies and major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee will oversee risks associated with Keysight’s compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee will receive reports and discuss whether Keysight’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

The board will be kept abreast of its committees’ risk oversight and other activities via reports of the committee chairpersons to the full board during board meetings.

Policies on Business Ethics

In connection with the separation, Keysight will adopt a Code of Business Conduct and Ethics that requires all its business activities to be conducted in compliance with laws, regulations and ethical principles and values. All officers and employees of Keysight will be required to read, understand and abide by the requirements of the Code of Business Conduct and Ethics. Keysight will also adopt a Director Code of Ethics applicable to Keysight’s directors.

These documents will be accessible on the company’s website. Any waiver of these codes for directors or executive officers may be made only by the Audit and Finance Committee. Keysight will disclose any amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on the company’s website within four business days following the date of the amendment or waiver. In addition, Keysight will disclose any waiver from these codes for the other executive officers and for directors on the website.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

In accordance with the Sarbanes-Oxley Act of 2002, Keysight expects that its Audit and Finance Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Introduction

As discussed above, Agilent announced in September 2013 that it is separating into two publicly traded companies. Agilent will focus on the life sciences industry and the new company, Keysight will focus on the electronic measurement industry. This Compensation Discussion and Analysis describes compensation of the Agilent employees who are expected to be appointed to serve as Keysight’s Chief Executive Officer and Chief Financial Officer, as well as the three most highly compensated Agilent employees who are expected to be appointed to serve as Keysight executive officers (other than the Chief Executive Officer and Chief Financial Officer), based on 2013 compensation from Agilent (collectively, our “named executive officers” or “our NEOs”). Keysight is currently part of Agilent and is not yet an independent company, and its Compensation Committee has not yet been formed. Accordingly, decisions as to the past compensation of our NEOs have been made by Agilent. Our anticipated compensation programs and policies remain subject to the review and approval of the Keysight Compensation Committee after the separation.

In this Executive Compensation Discussion and Analysis, we first provide an executive summary. We next discuss the Agilent Compensation Committee’s process for determining the compensation for our NEOs who previously served as executive officers of Agilent, and the role of Agilent’s management team in such decisions, as well as the process for determining the compensation for our NEOs who did not serve as executive officers of Agilent. Finally, we discuss and analyze the Agilent Compensation Committee’s specific decisions regarding fiscal year 2013 compensation for our NEOs who previously served as executive officers of Agilent, as well as the 2013 compensation for our NEOs who did not serve as executive officers of Agilent, and other related matters.

For the fiscal year ended October 31, 2013, our NEOs and their designated titles are as follows:

•                  Ronald S. Nersesian, President and Chief Executive Officer of Keysight. Prior to this role, Mr. Nersesian served as President and Chief Operating Officer of Agilent.

•                  Neil Dougherty, Senior Vice President and Chief Financial Officer of Keysight. Prior to this role, Mr. Dougherty served as Vice President, Treasurer of Agilent.

•                  Ingrid Estrada, Senior Vice President, Human Resources of Keysight. Prior to this role, Ms. Estrada served as Vice President, Procurement of Agilent.

•                  Soon Chai Gooi, Senior Vice President, Order Fulfillment & Infrastructure of Keysight. Prior to this role, Mr. Gooi served as Senior Vice President, President, Agilent Order Fulfillment.

•                  Guy Séné, Senior Vice President, R&D and Sales of Keysight. Prior to this role, Mr. Séné served as Senior Vice President, President, Electronic Measurement Group of Agilent.

For the fiscal year ended October 31, 2013, Mr. Nersesian and Mr. Séné served as executive officers of Agilent and therefore the Agilent Compensation Committee determined, reviewed and approved their compensation; and Mr. Dougherty, Ms. Estrada and Mr. Gooi served as non-executive officers of Agilent, and therefore the Agilent Compensation Committee did not determine, review or approve their compensation.

Executive Summary

Agilent’s executive compensation programs have remained substantially the same for several years. Agilent believes that its programs are effectively designed, with a focus on pay for performance. Agilent’s programs are well aligned with the interests of Agilent’s shareholders and are instrumental to achieving Agilent’s business strategy. In determining executive compensation for fiscal year 2013, the Agilent Compensation Committee considered the overwhelming shareholder support (94% approval of votes cast)

that the “Say-on-Pay” proposal received at Agilent’s March 21, 2012 annual meeting of shareholders. As a result, the Agilent Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation. Fiscal year 2013 was successful for Agilent despite uncertainties in the economy.

As set forth above, the primary focus of Agilent’s compensation philosophy is to pay for performance. This philosophy was executed at Agilent with the following compensation governance provisions:

•                  an annual opportunity for shareholders to cast an advisory vote on executive compensation;

•                  stock ownership guidelines for officers and directors;

•                  an independent Compensation Committee;

•                  an independent Compensation Committee compensation consultant, F.W. Cook;

•                  prohibitions on executive officers engaging in hedging transactions or pledging Agilent securities as collateral for loans;

•                  a compensation recoupment or clawback policy that applies to executive officers as described further below (the “Executive Compensation Recoupment Policy”); and

•                  an annual review and assessment of potential compensation-related risks, conducted independently for the Committee by F.W. Cook, which for fiscal year 2013 concluded that Agilent’s compensation program (including all incentive and commission arrangements at all levels) does not encourage behaviors that would create material risk for Agilent.

Compensation Philosophy

The main objectives of Agilent’s executive compensation program are to pay for performance while aligning executives’ interests with shareholder interests. Agilent’s pay levels are reasonable and competitive to attract and retain the best talent and structure pay to support Agilent’s business objectives with appropriate rewards for short-term operating results and long-term shareholder value creation. Accordingly, Agilent structures its executive compensation program with three basic direct elements:

Base Salary.  Base salaries are intended to establish the minimum or baseline competitive compensation level for each Agilent executive. The remaining total compensation is performance-based as described below.

Short-Term Cash Incentives.  Agilent uses financial metrics such as revenue growth, operating margin and ROIC, as well as strategic objectives, to determine Agilent’s short-term cash performance incentives. The short-term incentives are used to provide a competitive element of total direct compensation and to focus the efforts of Agilent’s executives on critical operating and strategic goals that are best measured within annual periods, where there is downside risk for underperforming and upside reward for success.

Long-Term Incentives.  Agilent’s long-term incentives consist of a combination of (1) stock options that vest over four years and have a 10-year term and (2) restricted stock units that typically vest equally over four years and (3) performance shares that vest at the end of a three-year period based on continued employment and Agilent’s relative Total Shareholder Return (“TSR”) versus peer companies. The purpose of the long-term incentives is to provide a competitive element of total direct compensation, enable employment retention, facilitate executive stock ownership, and reward for multi-year shareholder value creation through the performance of Agilent’s stock as measured against (1) historical prices and (2) the shareholder return of Agilent’s peers.

Agilent’s target total compensation for each executive varies based on (i) company performance measured against external metrics that correlate to long-term shareholder value, (ii) performance of the business organizations against specific targets, and (iii) individual performance. These three factors are considered in positioning salaries, adjusting earned short-term incentives and determining long-term incentive grant values.

Compensation Governance

Although a primary element of Agilent’s compensation philosophy is to pay for performance, the context for that element includes the following compensation governance policies:

•                  Recoupment Policy;

•                  Hedging and Insider Trading Policy;

•                  Stock Ownership Guidelines; and

•                  Risk Assessment.

Recoupment Policy

In July 2009, the Agilent Compensation Committee adopted an Executive Compensation Recoupment Policy that applies to all of Agilent’s executive officers covered by Section 16 of the Exchange Act. Under this Policy, in the event of (A) a material restatement of financial results (wherein results were incorrect at the time published due to mistake, fraud or other misconduct), or (B) fraud or misconduct by an executive officer, the Agilent Compensation Committee will, in the case of a restatement, review all short- and long-term incentive compensation awards that were paid or awarded to executive officers for performance periods beginning after July 14, 2009 that occurred, in whole or in part, during the restatement period. In the case of fraud or misconduct, the Committee will consider actions to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoers, in each case, as the Committee deems appropriate.

These actions may include, without limitation, to the extent permitted by governing law, requiring reimbursement of compensation, causing the cancellation of outstanding restricted stock or deferred stock awards, stock options, and other equity incentive awards, limiting future awards or compensation, and requiring the disgorgement of profits realized from the sale of Agilent stock to the extent such profit resulted, in part or in whole, from fraud or misconduct. The Agilent Compensation Committee will amend the policy, as necessary, to comply with the final SEC rules regarding the recoupment policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Insider Trading Policy

In 2010, Agilent’s insider trading policy was updated to expressly bar ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning Agilent stock. Agilent also prohibits officers and directors from pledging Agilent securities as collateral for loans. In addition, Agilent prohibits its officers, directors and employees from purchasing or selling Agilent securities while in possession of material, non-public information, or otherwise using such information for their personal benefit. Agilent’s executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 so that they can prudently diversify their asset portfolios and exercise their stock options before their scheduled expiration dates.

Stock Ownership Guidelines

Agilent’s stock ownership guidelines are designed to encourage Agilent’s executive officers to achieve and maintain a significant equity stake in the company and more closely align their interests with those of Agilent’s shareholders. The guidelines provide that each of our NEOs who served as Agilent executive officers, in their capacities as Agilent executive officers, should accumulate and hold, within five years from appointment to their executive officer positions, an investment level in Agilent’s stock equal to the lesser of either (1) a specified multiple of their annual base salary or (2) direct ownership of a certain level of shares of company stock. The investment level as a multiple of annual base salary or direct ownership guidelines is set forth below:

Level	Investment Level = Multiple of Annual Base Salary	Direct Ownership of Agilent Stock (# of Shares)
Agilent CEO	6X	N/A
Agilent CFO/COO	3X	80,000
All other Agilent executive officers	3X	40,000

An annual review is conducted to assess compliance with stock ownership guidelines. As of November 1, 2013, all of our NEOs who served as Agilent executive officers are subject to the above guidelines in their capacity as an Agilent executive officer.

Risk Assessment

F.W. Cook conducts an annual review of Agilent’s compensation-related risks. The risk assessment conducted during fiscal year 2013 confirmed that Agilent’s executive compensation program is well designed to encourage behaviors aligned with the long-term interests of shareholders. F.W. Cook also found an appropriate balance in fixed versus variable pay, cash and equity, corporate, business unit, and individual goals, financial and non-financial performance measures, and formulas and discretion. Finally, it was determined that there are appropriate policies in place to mitigate compensation-related risk, including stock ownership guidelines, insider trading prohibitions, the Executive Compensation Recoupment Policy, and independent Compensation Committee oversight.

Peer Group

At the beginning of each fiscal year, the Agilent Compensation Committee meets with F.W. Cook, the Agilent Compensation Committee’s current independent compensation consultant, to review and approve the peer group companies that satisfy Agilent’s selection criteria. F.W. Cook has been the Agilent Compensation Committee’s consultant for a number of years and is considered one of the premier independent compensation consulting firms in the country. The peer group for fiscal year 2012 consisted of 46 technology and life sciences companies with annual revenues between $3 billion and $15 billion. In 2012, with the help of F.W. Cook, the Agilent Compensation Committee decided to change the selection criteria for the peer group for fiscal year 2013 to provide greater focus on Agilent’s product, capital market, and labor competitors. The peer group for fiscal year 2013, as noted below, consists of 29 product, capital market and labor market competitors with revenues between $1.8 billion and $18 billion or between 0.25x and 2.5x times Agilent’s projected revenue of about $7 billion for fiscal year 2013. The range of annual revenues for peer group members was determined so that Agilent’s size measured in annual revenue would be at the median of the peer group. The 29 companies are all in the S&P 500 Information Technology, Health Care and Industrials Sectors. A comparison between the old and new comparator groups showed an insignificant statistical impact on compensation levels between the two groups. This peer group data is used to set the compensation of each of Agilent’s executive officers, including Mr. Nersesian and Mr. Séné. For Mr. Nersesian and Mr. Séné, F.W. Cook used the compensation information reported in the public filings of Agilent’s peer group companies to make Agilent’s comparisons and adjusted the data to reflect the age of the reported information.

The following is a list of peer group companies for fiscal year 2013:

Bard (C.R.)*	Harris Corporation	PerkinElmer*	Stryker*

Baxter International Inc.	JDS Uniphase*	Precision Castparts*	Textron*

Becton Dickinson	Juniper Networks, Inc.	Qualcomm, Inc.	Thermo Fischer Scientific, Inc.

Boston Scientific Corporation	L-3 Communications*	Rockwell Automation	Tyco International*

Carefusion	Life Technologies Corporation	Rockwell Collins Inc.	Varian Medical Systems*

Cooper Industries*	Medtronic	Roper Industries*	Waters*

Covidien PLC	Motorola Solutions*	St. Jude Medical Inc.	Zimmer Holdings, Inc.

Danaher*

*                                         New peer group companies were added in fiscal year 2013 because they satisfied the above peer group selection criteria.

Note:                  The following companies did not satisfy Agilent’s selection criteria and were removed from the peer group in fiscal year 2013 as each was either no longer in the technology, life sciences or industrial industries; not product, capital market and labor competitors or did not have projected revenues between $1.8 billion and $18 billion for fiscal year 2013: Adobe Systems, Advanced Micro Devices, Amgen, Applied Materials, Automatic Data Processing, Biogen, Broadcom, CA, Celgene, eBay, Electronic Arts, Fidelity National, Fiserv, Forest Laboratories, Gilead Sciences, Jabil Circuit, Lexmark, Micron Technology, NetApp, NVIDIA, Pitney Bowes, Quest Diagnostics, SAIC, SanDisk, Symantec, Texas Instruments, Visa, Watson Pharmaceuticals, Western Digital and Yahoo.

For Mr. Dougherty, Ms. Estrada and Mr. Gooi, Agilent management used Radford survey data to determine the market median for each position. The Radford survey is comprised of companies in the Technology and Life Sciences industries, which represent the diverse markets and industries in which Agilent operates. The market median was provided to the direct manager of Mr. Dougherty, Ms. Estrada and Mr. Gooi. The direct manager made a compensation recommendation for FY13 which was ultimately approved by the Agilent CEO.

The Agilent Compensation Committee believes that an expanded peer group is more appropriate for determining TSR under the Company’s Long-Term Performance (“LTP”) Program, as an expanded peer group provides a broader index for comparison and better alignment with shareholder investment choices. Therefore, the Agilent Compensation Committee uses the companies in the S&P 500 Information Technology, Health Care and Industrials Sectors Indexes (approximately 182 companies) for determining TSR under the LTP Program. The S&P 500 constituent list is maintained by the S&P Index Committee, which is available at www.standardandpoors.com/indices/main/en/us. Any change in the expanded peer group is due to Standard & Poor’s criteria for inclusion in the index.

Process and the Role of Management

For fiscal year 2013, the Agilent Compensation Committee retained F.W. Cook as its compensation consultant. F.W. Cook performs no other work for Agilent, and does not trade Agilent stock; has an Independence Policy that is reviewed annually by F.W. Cook’s Board of Directors; and proactively notifies the Agilent Compensation Committee chair of any potential or perceived conflicts of interest. The Agilent Compensation Committee found no conflict of interest during fiscal year 2013.

To determine total compensation for the upcoming fiscal year, the Agilent Compensation Committee considers (1) the performance of each individual executive for the last fiscal year, (2) the most recent peer group data from F.W. Cook, and (3) Agilent’s business and strategic goals for the coming fiscal year. F.W. Cook presents and analyzes market data, for benchmarking each individual position, and provides insight to market practices for the Agilent Compensation Committee’s actions, but it does not make any specific compensation recommendations on the individual Agilent NEOs. The Agilent Compensation Committee determines the form and amount of compensation for all executive officers after considering the market data and company, business unit and individual performance. For fiscal year 2013, F.W. Cook advised the Agilent Compensation Committee on a wide spectrum of compensation matters, including but not limited to:

•                  criteria used to identify peer companies for executive compensation and performance metrics;

•                  evaluation of Agilent’s total direct compensation levels and mix for the Agilent NEOs and four other senior officers;

•                  mix of long-term incentives, grant types and allocation of stock options and full value shares; and

•                  reviewing various other proposals presented to the Agilent Compensation Committee by management.

The Agilent Compensation Committee also reviews detailed tally sheets for each of its executive officers, including Mr. Nersesian and Mr. Séné, our NEOs who were executive officers of Agilent. Tally sheets used for 2013 included all elements of executive compensation listed in the section under “Fiscal Year 2013 Compensation,” including potential compensation to search for our NEOs who were not executive officers of Agilent in the event of a change of control.

The Agilent Compensation Committee, which is composed solely of independent members of the Board, operates under a Board-approved charter that spells out the Committee’s major duties and responsibilities. This charter is available on Agilent’s website at http://www.investor.agilent.com/phoenix.zhtml?c=103274&p=irol-govhighlights.

The Agilent CEO and the Agilent Senior Vice President, Human Resources, consider the responsibilities, performance and capabilities of each of Agilent’s executive officers, including our NEOs who served as Agilent executive officers, other than Agilent’s CEO, and what compensation package they believe will incent each to achieve the targeted results for Agilent. The Agilent Senior Vice President, Human Resources, does not provide input on setting her own compensation. A comprehensive analysis is conducted using a combination of the market data based on Agilent’s peer group and the survey data mentioned above, performance against targets, and overall performance assessment. This data and analysis is used as the primary consideration to determine if an increase in compensation is warranted and the amount and type of any increase for each of the total compensation components for the then-current fiscal year. After consulting with the Agilent Senior Vice President, Human Resources, the Agilent CEO makes compensation recommendations, other than for his own compensation, to the Agilent Compensation Committee at the first Agilent Compensation Committee meeting of the fiscal year. The Agilent Compensation Committee does not assign specific weights to individual items, but rather exercises its business judgment to set the compensation of Agilent’s executive officers, including our NEOs who were Agilent executive officers.

Fiscal Year 2013 Compensation

Typically, for compensation paid to Agilent’s executive officers, including our NEOs who served as Agilent executive officers, Agilent targets a range between the 25th to the 75th percentile of Agilent’s peer group because the Agilent Compensation Committee believes that the Company fits within this range on the basis of projected revenues of $7.3 billion (as projected at the beginning of fiscal year 2013), market capitalization and number of employees, as shown below. The Agilent Compensation Committee also chose this range in order to attract, retain and motivate Agilent’s executives as well as to provide rewards for job performance, skill set, prior experience, time in the position and/or with Agilent, and superior achievement in current business conditions. Agilent’s compensation targets for our NEOs who served as Agilent executive officers (and actual compensation delivered) are in line with Agilent’s total shareholder return relative to Agilent’s peer group for fiscal year 2013 and for the last three completed fiscal years.

The following illustrates that Agilent is approximately between the 50th and 75th percentile of the peer group based on revenue, market capitalization, number of employees, and 1-Year total shareholder return:

	Revenues as of each company’s most recent fiscal year end on 9/30/2012* (in millions) ($)	Number of Market Capitalization on 9/30/2012 (in millions) ($)	Employees as of 10/31/2012 (#)	3-Year TSR end on 10/31/2013	1-Year TSR end on 10/31/2013
25th Percentile	$3,776	$7,352	9,869	41.9%	23.3%
Median	$6,000	$10,748	21,750	59.8%	39.1%
75th Percentile	$11,574	$21,505	34,475	85.0%	42.8%
Agilent Technologies, Inc.	$6,626	$13,419	20,500	48.5%	42.5%
Percentile Rank				28th	69th

*                                         Agilent’s actual Revenue for FY13 (ending 10/31/13) was $6.8B.

Our NEOs’ target total compensation for fiscal year 2013 varied from the 25th to 75th percentile of the peer group for each position. Actual earned variable compensation relative to target depends on the performance as discussed below.

Agilent’s executives’ total compensation packages reflect Agilent’s philosophy of aligning pay with performance and rewarding top talent. Accordingly, long-term incentive awards, which for fiscal year 2013 consisted primarily of stock options and performance-based stock awards, represent the largest element of pay for senior executives in order to encourage creation of lasting value for Agilent’s shareholders by directly tying executive compensation to Agilent’s success and Agilent’s shareholders’ interests.

For fiscal year 2013, approximately 71% of our CEO’s and 57% of the NEOs’ total direct compensation consisted of long-term incentives and is “at-risk”—which means that this component varies year to year depending on Agilent’s stock price and TSR versus Agilent’s peers.

CEO	Average of other NEOs

Base Salary

Agilent’s salaries reflect the responsibilities of each of our NEOs, the competitive market for comparable professionals in Agilent’s industry, and are set to create an incentive for executives to remain with Agilent. Base salaries and benefits packages are the fixed components of our NEOs’ compensation and do not vary with company performance. The base salaries of our NEOs are set by considering benchmark market data as well as the performance of each of our NEOs.

In November 2012, the base salaries increased for Mr. Nersesian, from $650,000 to $750,000, for Mr. Dougherty, from $230,000 to $245,000, for Ms. Estrada, from $290,000 to $299,000, and for Mr. Séné, from $450,000 to $550,000, to compensate each one of them appropriately against their respective peers.

Short-Term Cash Incentives

The Performance-Based Compensation Plan applies to our NEOs and provides the opportunity for cash awards every six months linked to specific annual financial goals and strategic goals for the overall company and the major line of business, EMG. Annual cash incentives are paid to reward achievement of critical shorter-term operating, financial and strategic measures and goals that are expected to contribute to shareholder value creation over time. Financial goals for each six-month period are pre-established by the Agilent Compensation Committee at the beginning of the period, based on recommendations from management and approval by the Agilent Compensation Committee. The financial goals are based on Agilent’s fiscal year 2013 financial plan established by the Board of Directors. After the Agilent Compensation Committee certifies the calculations of performance against the goals for each period, payouts, if any, are made in cash. Metrics and goals cannot be changed after they have been approved by the Agilent Compensation Committee. The Performance-Based Compensation Plan reflects Agilent’s pay-for-performance philosophy and directly ties short-term incentives to short-term business performance.

For fiscal year 2013, the awards under the Performance-Based Compensation Plan were calculated by multiplying the individual’s base salary for the performance period by the individual’s target award percentage and the performance, determined as follows:*

*                                         For fiscal year 2013, Mr. Dougherty was not assigned any strategic objectives.

Financial Target Metrics

The Performance-Based Compensation Plan financial target metrics were based on (1) Agilent’s ROIC and Agilent’s revenue goals for Mr. Nersesian, Mr. Dougherty, Ms. Estrada and Mr. Gooi and (2) the respective business unit’s ROIC and revenue goals for Mr. Séné.

The Agilent Compensation Committee chose those metrics because:

•                  revenue places focus on Agilent’s continued growth; and

•                  ROIC measures how efficiently and effectively management deploys capital.

Agilent believes that sustained ROIC levels greater than Agilent’s cost of capital create wealth for Agilent’s shareholders.

ROIC is a non-GAAP measure and is defined as income (loss) from operations less other (income) expense and taxes, divided by the average of the three most recent quarter-end balances of assets less net current liabilities.

To determine earned awards, Agilent uses payout matrices that link the metrics and reflect threshold-to-maximum opportunities based on various achievement levels of the metrics. No awards are paid unless the ROIC or Operating Profit Percentage threshold is achieved. The maximum award under the plan is capped at 200% of the target award. The target metrics set for Agilent’s short-term incentives and their corresponding results were as follows:

First Half FY13

	ROIC					Revenue
	Threshold %	Target %	Max %	Results %	Achievement	Target (Mil)	Max (Mil)	Results (Mil)	Achievement
Agilent	9%	18%	24%	16%	Below Target	$3,609	$3,970	$3,412	Below Target
EMG*	21%	42%	54%	33%	Below Target	$1,635	$1,799	$1,446	Below Target

Second Half FY13

	ROIC					Revenue
	Threshold %	Target %	Max %	Results %	Achievement	Target (Mil)	Max (Mil)	Results (Mil)	Achievement
Agilent	9%	19%	25%	16%	Below Target	$3,700	$4,071	$3,370	Below Target
EMG*	22%	45%	57%	31%	Below Target	$1,673	$1,840	$1,377	Below Target

*                                         EMG metrics do not include numbers for the Signal Networks Division (SND).

Note:                  There are no thresholds for revenue metrics.

Strategic Component

For fiscal year 2013, under the Performance-Based Compensation Plan, Agilent continued to utilize annual strategic goals to align each of our NEO’s specific business group objectives (for those of our NEOs with specific business groups) with the company’s overall business objectives. These goals tie each of our NEO’s achievement to their specific business objectives. Each of our NEOs had strategic objectives for fiscal year 2013, with the exception of Mr. Dougherty. The strategic component is established within the time prescribed by Section 162(m) of the Internal Revenue Code and is determined on an annual basis. The strategic component accounts for 25% of the total target bonus for each of our NEOs. The maximum payout per our NEO for satisfaction of the strategic component is the lesser of (1) up to 200% of strategic objective performance results or (2) 0.5% of non-GAAP pre-tax earnings.

Non-GAAP pre-tax earnings is defined as earnings before income taxes that exclude primarily the impact of integration costs, acquisition fair value adjustments, restructuring and asset impairment charges, business acquisition and separation costs, non-cash intangibles amortization, as well as gains and losses from the sale of investments and disposals of businesses.

The Agilent Compensation Committee or its delegates have full authority to exercise negative discretion and to consider subjective performance against individual strategic objectives. The strategic objectives set for our short-term incentives were as follows:

FY13 Strategic Objectives
Name	Organic Growth	Emerging Markets Growth	Gross Margins	DGG Revenue	Increase Global Sourcing Impact
Ronald S. Nersesian	X	X	X	X
Neil Dougherty
Ingrid Estrada					X
Soon Chai Gooi			X
Guy Séné	X	X

Agilent’s Compensation Committee or its delegates set the monetary value of the fiscal year 2013 short-term incentive targets based on a percent of base salary for each NEO. The Agilent Compensation

Committee or its delegates also considered the relative responsibility of each NEO. Each NEO’s short-term incentive target for fiscal year 2013 was set between 50% and 100% of base salary (depending on his/her position), as follows:

Fiscal Year 2013 Short-Term Incentive Payout Table*

	Expressed as a % of base salary
	First Half FY13		Second Half FY13		FY13 Strategic Objectives		Total Target Short-Term Incentives for FY13
Name	Target Award	Actual Award	Target Award	Actual Award	Target Award	Actual Award	Target Award	Actual Award
Ronald S. Nersesian	38%	31%	38%	29%	25%	18%	100%	78%
Neil Dougherty	30%	25%	30%	23%	0%	0%	60%	48%
Ingrid Estrada	16%	13%	16%	12%	18%	21%	50%	47%
Soon Chai Gooi	30%	25%	30%	23%	20%	19%	80%	66%
Guy Séné	30%	19%	30%	13%	20%	19%	80%	51%

*                                         Financial performance is measured and paid out each fiscal half; performance against strategic objectives is measured and paid out annually.

The payouts under the Performance-Based Compensation Plan for fiscal year 2013 are provided in the table below and in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.”

	First Half FY13		Second Half FY13		FY13 Strategic Objectives		Actual Short-Term Incentives
Name	Target Incentive	Actual Award	Target Incentive	Actual Award	Target Incentive	Actual Award	Paid for the Fiscal Year
	($)	($)	($)	($)	($)	($)	($)
Ronald S. Nersesian	$281,250	$232,031	$281,250	$215,803	$187,500	$137,344	$585,178
Neil Dougherty	$73,500	$60,638	$73,500	$56,397	$0	$0	$117,035
Ingrid Estrada	$48,588	$40,085	$48,588	$37,281	$52,325	$62,999	$140,365
Soon Chai Gooi	$140,294	$115,743	$140,294	$107,648	$93,529	$87,572	$310,963
Guy Séné	$165,000	$102,630	$165,000	$72,930	$110,000	$103,400	$278,960

Long-Term Incentives

For fiscal year 2013, the Agilent Compensation Committee granted long-term incentives with target values for each of our NEOs that were between approximately the 25th and 75th percentiles of grant values for comparable executives at peer companies. Grant values were delivered as follows:

•                  Approximately half the value was in the form of stock options calculated using the Black-Scholes model and 20-day average closing price of Agilent’s common stock prior to grant. The exercise price of the option was the closing price of Agilent’s common stock on the date of grant.

•                  The remaining value of the long-term award is a target stock award, delivered under the LTP Program, and determined by dividing the remaining value by the Monte-Carlo valuation factor. The resulting final stock payout award may range from 0% to 200% of the originally set target and, if earned, is awarded in the form of unrestricted shares.

Targeting approximately half of the long-term incentive value in a stock option and half of the value in performance shares keeps focus on improving Agilent’s stock price and Agilent’s stock price performance relative to its peers.

The target value of the long-term incentive awards is determined at the beginning of the then-current fiscal year for each of our NEOs and is partially derived from the peer group data provided by the Agilent Compensation Committee’s independent compensation consultant. The target value also reflects the Agilent Compensation Committee’s judgment on the relative role of each of our NEOs’ position within Agilent, as well as the performance of each of our NEOs.

On November 21, 2012, restricted stock units were granted to Mr. Gooi as a special one-time retention bonus. The Agilent Compensation Committee determined that Mr. Gooi is critical to the future success of the company and that this bonus was reasonable and necessary to the business. The restricted stock units vest 100% on the fourth anniversary date of the grant, subject to Mr. Gooi’s continued employment.

The following table shows the long-term incentive awards granted in respect of fiscal year 2013 to each of our NEOs:

	Number & Type of Award			Total Target Value of Long
Name	Stock Options (#)(1)	Performance Stock Units (#)(1)	Restricted Stock Units (#)	Term-Incentive Awards ($)
Ronald S. Nersesian	140,000	35,605	—	$3,500,000
Neil Dougherty	9,200	2,339	—	$230,000
Ingrid Estrada	6,720	1,709	—	$168,000
Soon Chai Gooi	24,000	6,103	25,000	$1,522,000
Guy Séné	58,000	14,750	—	$1,450,000

(1)         Regular stock options and performance stock units were granted on November 21, 2012.

The Agilent Compensation Committee has established rolling three-year performance periods for determining earned awards under Agilent’s LTP Program and uses relative TSR as a single metric. This metric aligns with shareholder interests as higher TSR results in higher potential returns for shareholders as well as ensuring a correlation between performance and payouts. As noted above, Agilent’s short-term incentive program focuses on ROIC and Revenue and they drive internal business strategies that in turn impact Agilent’s TSR.

For purposes of determining the awards, relative TSR reflects (i) the aggregate change in the 20-day average closing price of Agilent’s stock versus each of the companies in Agilent’s LTP Program peer group, each as measured at the beginning and end of the three-year performance period plus (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested quarterly on a pre-tax basis.

Performance Stock Units Earned in Fiscal Year 2013

The performance shares earned in fiscal year 2013 were based on relative TSR versus all companies in the S&P 500 Information Technology, Health Care and Industrials Sectors Indexes for fiscal year 2011 through fiscal year 2013. The performance schedule determined by the Agilent Compensation Committee in fiscal year 2011 was as follows:

Performance	Payout as a % of Target
Below 25th Percentile Rank (threshold)	0%
25th Percentile Rank	25%
50th Percentile Rank (target)	100%
75th Percentile Rank and Above	200%

Performance shares are completely “at-risk” compensation because Agilent’s performance must be at or above the 25th percentile in order for the individuals to receive a payout. The performance shares will then pay out linearly for each level of performance as illustrated below:

Percentile Performance Relative to Performance Peer Group

Agilent Relative Total Shareholder Return

Agilent’s TSR performance relative to peers and the payout percentages for the LTP Program for the past five years are set forth in the following table:

Fiscal Year	Agilent TSR Relative Rank to Peer Group	Payout %
2011 - 2013	45.8%	87.0%
2010 - 2012	46.9%	91.0%
2009 - 2011	54.9%	120.0%
2008 - 2010	59.6%	138.0%
2007 - 2009	50.9%	104.0%

The table below sets forth the targeted number of shares for the performance period covering fiscal year 2011 through fiscal year 2013, the shares earned at 87% of target and the cash value of the shares based on the closing price of Agilent’s common stock on November 20, 2013. On November 20, 2013, the Agilent Compensation Committee certified the TSR results and approved the payout at 87% for the performance period concluded on October 31, 2013. The payout of these awards was made in November 2013, with the payouts to our NEOs shown on the following table.

Fiscal Year 2011 - 2013 LTP Program Payout Table

Name	Target Awards (Shares)	Payout at 87% (Shares)	Cash Value of Payout at 87% ($)(1)
Ronald S. Nersesian	21,645	18,831	$1,008,023
Neil Dougherty	1,573	1,368	$73,229
Ingrid Estrada	2,061	1,793	$95,979
Soon Chai Gooi	4,122	3,586	$191,959
Guy Séné	3,968	3,452	$184,786

(1)         Reflects the fair market value of the shares based on the closing stock price of Agilent’s common stock on November 20, 2013.

Equity Grant Practices

The Agilent Compensation Committee generally makes grants of stock awards to its officers, including our NEOs, at its first meeting of Agilent’s fiscal year. Awards are neither timed to relate to the price of Agilent’s stock nor to correspond with the release of material non-public information, although grants are generally made when Agilent’s trading window is open. Grants to current employees are generally effective on the date of the Agilent Compensation Committee meeting approving such grants. Grants to new employees are typically made at the next regularly scheduled Agilent Compensation Committee meeting following the employee’s start date. When an employee retires from Agilent, all unvested restricted stock units and/or stock options granted on or after November 17, 2010 continue to vest per the original terms of the grant. Grants prior to November 17, 2010 have accelerated vesting upon retirement.

Benefits

The Agilent global benefits philosophy is to provide its officers, including our NEOs, with protection and security through health and welfare, retirement, disability insurance and life insurance programs. During fiscal year 2013, our NEOs were eligible to receive the same benefits that are generally available to other Agilent employees.

In addition to the company-wide benefits, our NEOs have company-paid financial counseling through a third-party service to assist with their personal finances. Agilent believes that providing this service gives our NEOs a better understanding of their pay and benefits, allowing them to concentrate on Agilent’s future success. Agilent officers, including our NEOs, are also provided executive physical examinations, for which Agilent covers the costs that are not otherwise covered under each of our NEOs’ chosen health plan. Agilent believes that the executive physical is a prudent measure to help ensure the health of Agilent’s executives. Both the financial counseling and the executive physicals are benefits generally provided by Agilent’s peer companies and are available at a reasonable group cost to Agilent.

Generally, it is Agilent’s Compensation Committee’s philosophy to not provide perquisites to its officers except in limited circumstances. For example, in fiscal year 2013, there were no special perquisites for our NEOs except for financial counseling, the executive physicals mentioned above and the occasional use by executive officers of company drivers to transport them and their family members to the airport for personal travel.

Deferred Compensation

Our NEOs are eligible to voluntarily defer base salary, short-term incentives in the form of awards under the Performance-Based Compensation Plan and long-term incentives in the form of stock awards under the LTP Program. The deferrals are made through Agilent’s 2005 Deferred Compensation Plan. This is a common benefit arrangement offered by Agilent’s peer companies.

Based on a participant’s election, payouts are either distributed in the form of a lump sum or annual distributions commencing in January of the year following termination of employment, if termination occurs during the first six months of the calendar year or commencing in July of the year following termination of employment, if termination occurs during the second six months of the calendar year. No early distributions or withdrawals are allowed. If an election is made to defer performance shares earned under the LTP Program, shares are deferred in the form of Agilent common stock only. At the end of the deferral period, the LTP Program shares are simply released to the executive.

These benefits and an additional description of plan features are set forth in the section entitled “Non-Qualified Deferred Compensation in Last Fiscal Year” below and the narrative descriptions accompanying this section.

Pension Plans

Agilent provides a pension plan, the Agilent Technologies, Inc. Retirement Plan (“Retirement Plan”), to our NEOs, as well as other eligible Agilent employees, for long-term employment retention and to support Agilent’s career-employment strategy, as well as to provide employee retirement savings. The Agilent Retirement Plan is an important benefit that is not generally available within the technology sector and differentiates Agilent from many of Agilent’s peer companies. In addition, Agilent provides the Agilent Technologies, Inc. Supplemental Benefit Retirement Plan (the “Supplemental Benefit Retirement Plan”) to our NEOs and other eligible Agilent employees. The Supplemental Benefit Retirement Plan is an unfunded, non-qualified pension plan that pays amounts upon retirement that would be due under the regular Retirement Plan benefit formula, but are limited under the tax-qualified Retirement Plan by the Code.

Additionally, Agilent provides the Agilent Technologies, Inc. Deferred Profit-Sharing Plan (the “Deferred Profit-Sharing Plan”) that provides certain amounts to our NEOs and other Agilent employees who provided services to Agilent’s predecessor company, HP, prior to November 1, 1993. None of these plans provides any credit of benefits prior to the date of hire or where there is a break in service.

Retirement benefits are set forth in the table entitled “Pension Benefits” below and the narrative descriptions accompanying this table.

Policy Regarding Compensation in Excess of $1 Million a Year

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to Agilent’s chief executive officer (“CEO”) and the three other most highly compensated Agilent NEOs (excluding the Agilent CFO) employed at the end of the year. Certain compensation is specifically exempt from the deduction limit to the extent that it is “performance based” as defined in Section 162(m) of the Code.

The Agilent Compensation Committee considers the impact of Section 162(m) of the Code in setting and determining executive compensation because it is concerned with the net cost of executive compensation to Agilent (i.e., taking into account the tax treatment of the compensation), and its ability to effectively administer executive compensation in the long-term interests of shareholders.

For fiscal year 2013, stock options, short-term cash incentives and long-term performance stock units are intended to comply with the exception for performance-based compensation under Section 162(m) of the Code. Of course, in order to maintain flexibility in rewarding individual performance and contributions, the Agilent Compensation Committee will not limit all the amounts paid under all of Agilent’s compensation programs to just those that qualify for tax deductibility. In addition, because of the fact-based nature of the performance-based compensation exception and the limited amount of binding-related guidance, Agilent cannot guarantee that compensation that is intended to comply with the performance-based compensation exception under Section 162(m) of the Code will in fact so qualify.

Termination and Change of Control

Consistent with the practice of many of Agilent’s peers, the Agilent Compensation Committee adopted change-of-control agreements designed to provide protection to Agilent’s officers so they are not distracted by their personal, professional and financial situations at a time when Agilent needs them to remain focused on their responsibilities, Agilent’s best interests and those of all its shareholders. These agreements provide for a “double-trigger” payout only in the event of a change in control and the officer is either terminated from his or her position or moved into a position that represents a substantial change in responsibilities within a limited period of time after the transaction (these agreements do not become operative unless both events occur).

Agilent has eliminated excise tax gross-ups for officers entering into newly executed change-of-control agreements after July 14, 2009. Existing officers that had such protection under ongoing agreements will continue to have this benefit as long as the existing agreements remain in effect without material amendment.

Potential payments to our NEOs in the event of a change of control under Agilent’s existing agreements are reported in the “Termination and Change of Control Table.”

In addition, Agilent has a Workforce Management Program in place that is applicable to all Agilent employees, including our NEOs. Employment security is tied to competitive realities as well as individual results and performance, but from time to time, business circumstances could dictate the need for Agilent to reduce its workforce. The Workforce Management Program is intended to assist employees affected by restructuring by providing transition income in the form of severance benefits.

Going Forward

Overview

Immediately after the separation, our executive compensation program will be similar to Agilent’s, and will be comprised of base salaries, an annual performance-based bonus program, and long-term incentive awards in the form of stock options, restricted stock units and performance shares.

In connection with the separation, we expect to adopt benefit plans, including deferred compensation, supplemental retirement and pension plans, that are similar to those in effect at Agilent before the separation. In addition, our executive compensation plans and policies initially will mirror those at Agilent. Following the separation, the Keysight Compensation Committee will consider and develop Keysight’s compensation policies, practices and procedures, consistent with the company’s business needs and goals.

Peer Groups Following the Separation

In anticipation of the separation, the Agilent Compensation Committee and F.W. Cook reviewed and approved the peer group selection criteria for future executive compensation for both Agilent and Keysight. Although the Keysight peer group after the separation will be determined by the Keysight Compensation Committee and its compensation consultant, it is expected that the Keysight peer group criteria shown below will be considered in Keysight’s initial executive compensation decisions. The table below summarizes the criteria:

Post Spin-Off
		New Agilent	Keysight
	Type of Company	Product, Capital Market and Labor competitors	Product, Capital Market and Labor competitors
	Index	S&P 500	Russell 3000
Peer Group	Sector (GICS)	Health Care	Information Technology
Selection	Revenue Size	$1 billion to $10 billion	$1 billion to $9 billion
Criteria	Multiple of Projected Revenue	0.25x to 2.5x	0.33x to 3x
	Minimum Number of Companies	15	15

Treatment of Equity-Based Compensation Awards at the Time of the Separation

As of August 31, 2014, Keysight employees, other than our NEOs, held, in the aggregate, (i) options with respect to 1,717,062 shares of Agilent common stock, with a weighted average exercise price of $33.87, (ii) restricted stock units with respect to 1,060,220 shares of Agilent common stock, (iii) performance share awards with a fiscal year 2012-2014 performance period with respect to 66,004 shares of Agilent common stock and (iv) performance share awards with a fiscal year 2013-2015 performance period with respect to 70,305 shares of Agilent common stock.

As of August 31, 2014, our NEOs held, in the aggregate, (i) options with respect to 690,275 shares of Agilent common stock, with a weighted average exercise price of $39.92, (ii) restricted stock units with respect to 106,691 shares of Agilent common stock, (iii) performance share awards with a fiscal year 2012-2014 performance period with respect to 54,450 shares of Agilent common stock and (iv) performance share awards with a fiscal year 2013-2015 performance period with respect to 60,506 shares of Agilent common stock.

Agilent equity-based compensation awards will convert into either adjusted Agilent awards or Keysight awards upon the separation. Generally, equity awards held by Keysight employees will be converted into awards that relate to shares of Keysight common stock, and awards held by employees who will remain employed by Agilent after the separation will be adjusted to reflect the separation and continue to relate to shares of Agilent common stock. Specifically, outstanding equity awards held by Keysight employees, including our NEOs, are expected to be treated as shown in the table below:

Award Type	Treatment

Stock Options

Each Agilent stock option held by a Keysight employee will be converted into an option to purchase shares of Keysight common stock. The exercise price and number of shares subject to each such Keysight stock option will be adjusted as described in the employee matters agreement in order to preserve the aggregate intrinsic value of the original Agilent stock option, as measured immediately before and immediately after the separation, subject to rounding.

Restricted Stock Units

Each award of Agilent restricted stock units held by a Keysight employee will be converted into a Keysight restricted stock unit award. The number of shares of Keysight common stock subject to the award will be adjusted as described in the employee matters agreement in order to preserve the aggregate intrinsic value of the original Agilent restricted stock unit award, as measured immediately before and immediately after the separation, subject to rounding.

LTP Awards

•  Performance shares with a fiscal year 2012-2014 performance period will continue to be subject to the same performance criteria (Agilent TSR) as applied immediately prior to the separation; however, the awards will be settled in shares of Keysight common stock, with adjustment as described in the employee matters agreement to the number of shares subject to the award in order to preserve the aggregate intrinsic value of the original Agilent performance share award immediately before and immediately after the separation, subject to rounding.

•  Performance shares with a fiscal year 2013-2015 performance period will continue to be subject to the same performance criteria (Agilent TSR) as applied immediately prior to the separation; however, the awards will be settled in shares of Keysight common stock, with adjustment as described in the employee matters agreement to the number of shares subject to the award in order to preserve the aggregate intrinsic value of the original Agilent performance share award immediately before and immediately after the separation, subject to rounding.

Award Type	Treatment

•  No performance shares were granted for the fiscal year 2014-2016 performance period. Instead, in fiscal year 2014, Agilent granted stock options and restricted stock units to individuals expected to serve as Keysight employees after the separation. Such stock options and restricted stock units will be treated as described above.

Historical Compensation of Named Executive Officers Prior to the Separation

Each of our NEOs was employed by Agilent prior to the separation; therefore, the information provided for the fiscal years 2013, 2012 and 2011 below reflects compensation earned at Agilent and the design and objectives of the Agilent executive compensation programs in place prior to the separation. Each of our NEOs is currently, and was as of October 31, 2013, a President, Senior Vice President or Vice President of Agilent. Accordingly, the compensation decisions regarding our NEOs were made by the Agilent Compensation Committee or by the Agilent CEO. Compensation decisions following the separation in respect of our executive officers will be made by the Keysight Compensation Committee. All references in the following tables to stock options, restricted stock units and performance shares relate to awards granted by Agilent in respect of shares of Agilent common stock.

The amounts and forms of compensation reported below are not necessarily indicative of the compensation that our NEOs will receive following the separation, which could be higher or lower, because historical compensation was determined by Agilent and because future compensation levels at Keysight will be determined based on the compensation policies, programs and procedures to be established by the Keysight Compensation Committee for those individuals who will be employed by Keysight following the separation.

Summary Compensation Table

The following table summarizes compensation historically awarded to, earned by, or paid to, our NEOs by Agilent. Position titles refer to each NEO’s expected title at Keysight following the separation.

	Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)(5)	Option Awards ($)(2)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All other Compensation ($)(8)	Total ($)
Ronald S. Nersesian	2013	$741,667	$0	$1,560,567	$1,705,200	$585,178	$138,164	$27,914	$4,758,690
President and Chief	2012	$641,667	$0	$1,484,309	$1,541,459	$518,870	$119,247	$26,917	$4,332,469
Executive Officer	2011	$545,838	$0	$1,760,651	$1,136,484	$740,293	$101,039	$26,009	$4,310,316
Neil Dougherty(9) Senior Vice President and Chief Financial Officer	2013	$243,750	$0	$102,518	$112,056	$117,035	$43,560	$10,988	$629,907
Ingrid Estrada(9) Senior Vice President, Human Resources	2013	$298,250	$0	$74,905	$81,850	$140,365	$114,218	$8,970	$718,558
Soon Chai Gooi(9)(10) Senior Vice President, Order Fulfillment & Infrastructure	2013	$467,647	$0	$1,123,994	$292,320	$310,963	$0	$90,204	$2,285,128
Guy Séné(9) Senior Vice President, R&D, Sales & Marketing	2013	$541,667	$0	$646,493	$706,440	$278,960	$100,164	$48,488	$2,322,212

(1)	None of our NEOs received any service awards or cash bonuses for fiscal year 2013.

(2)

Reflects the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, Stock Compensation (“FASB ASC Topic 718”). The assumptions used in calculating the expense are provided in additional detail in the tables below.

(3)	Amounts consist of expenses relating to performance share awards that are outstanding for each of our NEOs under the LTP Program.

(4)	Amounts consist of expenses relating to option awards granted under the 2009 Stock Plan granted at an exercise price equal to the closing price of Agilent common stock on the date of grant.

(5)	The expenses listed in these columns include expenses for stock awards and options awarded in accordance with the LTP Program and 2009 Stock Plan, as shown in the table below.

(6)	Amounts consist of incentive awards earned by our NEOs during fiscal year 2013 under the Performance-Based Compensation Plan for Covered Employees.

(7)

Amounts represent the change in pension value for the following Agilent sponsored pension plans: Agilent Technologies, Inc. Deferred Profit- Sharing Plan, Agilent Technologies, Inc. Retirement Plan and Agilent Technologies, Inc. Supplemental Benefit Retirement Plan.

(8)

Amounts reflect (i) employer contributions of $10,200 to Mr. Nersesian, $9,750 to Mr. Dougherty, $8,970 to Ms. Estrada and $10,083 to Mr. Séné to the Agilent Technologies, Inc. 401(k) Plan in fiscal year 2013, and $70,147 to Mr. Gooi for the Malaysia defined contribution plan, (ii) $15,825 for Mr. Nersesian and $17,841 for Mr. Séné for services incurred from The Ayco Company, LP, the provider designated by Agilent to provide financial counseling services to its executive officers, (iii) travel expenses of $1,101 for Mr. Nersesian for use of Agilent drivers and vehicles for personal travel and $20,057 for Mr. Gooi for the annual car and gasoline allowance, and (iv) $788 for Mr. Nersesian, $1,238 for Mr. Dougherty and $788 for Mr. Séné, for employer contribution to a health savings account, (v) $19,645 for mortgage subsidy and $131 for other miscellaneous expenses for Mr. Séné related to his indefinite international assignment.

(9)	Mr. Nersesian was an Agilent NEO for fiscal years 2011, 2012 and 2013. Therefore, this table provides compensation data for him for all three of those years.

(10)

Amounts included for Mr. Gooi, with the exception of stock awards and option awards, are shown in U.S. Dollars but were paid to him in Malaysian Ringgit. To convert the amounts paid to U.S. Dollars, Agilent used the prevailing exchange rate as of the last business day of the applicable fiscal year (for FY13 amounts, an exchange rate of 3.17094508 Malaysian Ringgits per U.S. Dollar).

The following table itemizes the full grant date fair value of equity grants made to our NEOs during the 2013 fiscal year in accordance with FASB ASC Topic 718 for the “Stock Awards” and “Option Awards” columns of the “Summary Compensation” table.

	Long-Term Incentive Awards
	Total FY13 Expense			Total FY12 Expense			Total FY11 Expense
	Stock Awards	Option Awards	Restricted Stock Unit Awards	Stock Awards	Option Awards	Restricted Stock Unit Awards	Stock Awards	Option Awards	Restricted Stock Unit Awards
Mr. Nersesian	$1,560,567	$1,705,200	—	$1,484,309	$1,541,459	—	$1,056,451	$1,136,484	$704,200
Mr. Dougherty	$102,518	$112,056	—	—	—	—	—	—	—
Mrs. Estrada	$74,905	$81,850	—	—	—	—	—	—	—
Mr. Gooi	$267,494	$292,320	$856,500	—	—	—	—	—	—
Mr. Séné	$646,493	$706,440	—	—	—	—	—	—	—

FASB ASC Topic 718 Assumptions

The following table sets forth the weighted average FASB ASC Topic 718 assumptions used in 2013 in the calculation of the stock awards and option awards presented in Agilent’s “Summary Compensation Table” and in the tables above in respect of our NEOs. For all periods presented, the fair value of share-based awards for employee stock option awards was estimated using the Black-Scholes option pricing model, while shares granted under the LTP Program were valued using a Monte Carlo simulation. The estimated fair value of restricted stock unit awards was determined based on the market price of Agilent’s common stock on the date of grant, adjusted for expected dividend yield. On January 17, 2012, Agilent’s board of directors approved the initiation of quarterly cash dividends to Agilent’s shareholders. The fair value of all the awards granted prior to the declaration of quarterly cash dividends was measured based on an expected dividend yield of 0%.

	2013	2012	2011
Stock Option Plans:
Weighted average risk-free interest rate	0.86%	0.88%	1.49%
Dividend yield	1%	0%	0%
Weighted average volatility	39%	38%	35%
Expected life	5.8 yrs	5.8 yrs	5.8 yrs

LTP Program:
Volatility of Agilent shares	37%	41%	40%
Volatility of selected peer-company shares	6% - 64%	17% - 75%	20% - 76%
Price-wise correlation with selected peers	49%	62%	55%

Grants of Plan-Based Awards in Last Fiscal Year

The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs during fiscal year 2013. For more information please refer to the “Executive Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal Year 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying	All Other Stock	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Options (#)(3)	Awards (#)	Awards ($/Sh)	and Option Awards ($)
Ronald S. Nersesian	11/21/2012	$121,875	$468,750	$937,500	—	—	—	—	—	—	—
	5/15/2013	$28,125	$281,250	$562,500	—	—	—	—	—	—	—
	11/21/2012	—	—	—	$390,142	$1,560,567	$3,121,134	—	—	—	$1,560,567
	11/21/2012	—	—	—	—	—	—	140,000	—	$35.84	$1,705,200
Neil Dougherty	11/21/2012	$7,350	$73,500	$147,000	—	—	—	—	—	—	—
	5/15/2013	$7,350	$73,500	$147,000	—	—	—	—	—	—	—
	11/21/2012	—	—	—	$25,630	$102,518	$205,037	—	—	—	$102,518
	11/21/2012	—	—	—	—	—	—	9,200	—	$35.84	$112,056
Ingrid Estrada	11/21/2012	$31,021	$100,913	$201,825	—	—	—	—	—	—	—
	5/15/2013	$4,859	$48,588	$97,175	—	—	—	—	—	—	—
	11/21/2012	—	—	—	$18,726	$74,905	$149,811	—	—	—	$74,905
	11/21/2012	—	—	—	—	—	—	6,720	—	$35.84	$81,850
Soon Chai Gooi	11/21/2012	$61,513	$241,008	$482,017	—	—	—	—	—	—	—
	5/15/2013	$14,748	$147,479	$294,958	—	—	—	—	—	—	—
	11/21/2012	—	—	—	$66,874	$267,494	$534,989	—	—	—	$267,494
	11/21/2012	—	—	—	—	—	—	24,000	—	$35.84	$292,320
	11/21/2012	—	—	—	—	—	—	—	25,000	—	$856,500
Guy Séné	11/21/2012	$71,500	$275,000	$550,000	—	—	—	—	—	—	—
	5/15/2013	$16,500	$165,000	$330,000	—	—	—	—	—	—	—
	11/21/2012	—	—	—	$161,623	$646,493	$1,292,985	—	—	—	$646,493
	11/21/2012	—	—	—	—	—	—	58,000	—	$35.84	$706,440

(1)                                     Reflects the value of the potential payout targets for fiscal year 2013 pursuant to the annual award program under Agilent’s Performance-Based Compensation Plan. Actual payout amounts under this plan are disclosed in the “Summary Compensation Table.”

(2)                                     Reflects the value of potential payout of the target number of performance shares granted in fiscal year 2013 for the FY13 through FY15 performance period under Agilent’s LTP Program. Actual payout of these awards, if any, will be determined by the Agilent Compensation Committee after the end of the performance period depending on whether the performance criteria set forth in Agilent’s LTP Program were met. Payout, if any, will be in the form of Keysight common stock. Please see section entitled “Long-Term Incentives” for disclosure regarding material terms of the LTP Program.

(3)                                     Reflects options granted in fiscal year 2013 under the 2009 Stock Plan in accordance with Agilent’s long-term incentive goals as described in the “Executive Compensation Discussion and Analysis—Long-Term Incentives.” Such options vest at 25% per year over four years.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of options, performance-based stock awards and restricted stock units by our NEOs as of October 31, 2013.

Outstanding Equity Awards at Fiscal Year 2013 Year End

		Option Awards(1)					Restricted Stock Unit Awards		Performance Share Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Vesting	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not	Number of Unearned Shares That Have Not Vested	Market Value of Shares That Have Not
Name	Grant Date	Exercisable	Unexercisable	($)	Date	Date	(#)(2)	Vested ($)	(#)(3)	Vested ($)
Ronald S. Nersesian	11/18/2009	0	28,207	$29.46	11/18/2010	11/17/2019	—	—	—	—
	11/17/2010	0	45,533	$35.21	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	0	84,523	$37.21	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	0	140,000	$35.84	11/21/2013	11/20/2022	—	—	—	—
	11/17/2010	—	—	—	—	—	10,000	$507,600	—	—
	11/17/2010	—	—	—	—	—	—	—	21,645	$1,098,700
	11/17/2011	—	—	—	—	—	—	—	29,934	$1,519,450
	11/21/2012	—	—	—	—	—	—	—	35,605	$1,807,310
Total		0	298,263				10,000	$507,600	87,184	$4,425,460
Neil Dougherty	1/26/2004	4,646	0	$31.93	1/26/2005	1/25/2014	—	—	—	—
	1/24/2005	6,300	0	$20.62	1/24/2006	1/23/2015	—	—	—	—
	1/17/2006	6,300	0	$31.93	1/17/2007	1/16/2016	—	—	—	—
	11/21/2012	0	9,200	$35.84	11/21/2013	11/20/2022	—	—	—	—
	12/3/2009	—	—	—	—	—	358	$18,172	—	—
	11/29/2010	—	—	—	—	—	550	$27,918	—	—
	12/1/2011	—	—	—	—	—	825	$41,877	—	—
	3/20/2012	—	—	—	—	—	—	—	1,573	$79,845
	3/20/2012	—	—	—	—	—	—	—	2,494	$126,595
	11/21/2012	—	—	—	—	—	—	—	2,339	$118,728
Total		17,246	9,200				1,733	$87,967	6,406	$325,168
Ingrid Estrada	11/15/2006	6,250	0	$33.14	11/15/2007	11/14/2016	—	—	—	—
	11/29/2007	5,500	0	$37.47	11/29/2008	11/28/2017	—	—	—	—
	11/18/2009	2,301	2,301	$29.46	11/18/2010	11/17/2019	—	—	—	—
	11/17/2010	4,336	4,337	$35.21	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	2,160	6,480	$37.21	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	0	6,720	$35.84	11/21/2013	11/20/2022	—	—	—	—
	11/17/2010	—	—	—	—	—	—	—	2,061	$104,616
	11/17/2011	—	—	—	—	—	—	—	2,294	$116,443
	11/21/2012	—	—	—	—	—	—	—	1,709	$86,749
Total		20,547	19,838				0	$0	6,064	$307,808
Soon Chai Gooi	1/24/2005	23,127	0	$20.62	1/24/2006	1/23/2015	—	—	—	—
	11/18/2008	49,019	0	$19.00	11/18/2009	11/17/2018	—	—	—	—
	11/18/2009	5,500	7,646	$29.46	11/18/2010	11/17/2019	—	—	—	—
	11/17/2010	0	8,673	$35.21	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	0	12,678	$37.21	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	0	24,000	$35.84	11/21/2013	11/20/2022	—	—	—	—
	6/24/2011	—	—	—	—	—	5,000	$253,800	—	—
	11/21/2012	—	—	—	—	—	25,000	$1,269,000	—	—
	11/17/2010	—	—	—	—	—	—	—	4,122	$209,233
	11/17/2011	—	—	—	—	—	—	—	4,490	$227,912
	11/21/2012	—	—	—	—	—	—	—	6,103	$309,788
Total		77,646	52,997				30,000	$1,522,800	14,715	$746,933
Guy Séné	11/30/2007	10,000	0	$37.83	11/20/2008	11/19/2017	—	—	—	—
	11/18/2009	0	5,716	$29.46	11/18/2010	11/17/2019	—	—	—	—
	11/17/2010	8,347	8,348	$35.21	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	13,148	39,444	$37.21	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	0	58,000	$35.84	11/21/2013	11/20/2022	—	—	—	—
	6/24/2011	—	—	—	—	—	4,928	$250,145	—	—
	11/17/2010	—	—	—	—	—	—	—	3,968	$201,416
	11/17/2011	—	—	—	—	—	—	—	13,969	$709,066
	11/21/2012	—	—	—	—	—	—	—	14,750	$748,710
Total		31,495	111,508				4,928	$250,145	32,687	$1,659,192

(1)                                     Pursuant to the anti-dilution provisions in Agilent’s 1999 Stock Plan, the number of shares and exercise prices related to the listed stock options with grant dates prior to November 1, 2006 were adjusted to maintain their aggregate economic value in connection with the spin-off of Verigy on October 31, 2006.

(2)                                     Amounts reflect unvested restricted stock unit awards. The remainder of Mr. Nersesian’s award will vest equally on November 17, 2013 and November 17, 2014. The remainder of Mr. Dougherty’s December 3, 2009 award will vest on December 3, 2013. The remainder of his November 29, 2010 award will vest equally on November 29, 2013 and November 29, 2014. The remainder of his December 1, 2011 award will vest equally on December 1, 2013, December 1, 2014 and December 1, 2015. The remainder of Mr. Gooi’s June 24, 2011 award will vest equally on June 24, 2014 and June 24, 2015. The remainder of his November 21, 2012 award will vest 100% on the fourth anniversary of the date of grant, which is November 21, 2016. The remainder of Mr. Séné’s June 24, 2011 award will vest equally on June 24, 2014 and June 24, 2015.

(3)                                     Amounts reflect multiple unvested performance share awards that are outstanding simultaneously as of the end of fiscal year 2013 for each NEO under the LTP Program. The performance share awards granted on November 17, 2010 will vest and be assessed on November 20, 2013. The performance share awards granted on November 17, 2011 will vest and be assessed in November 2014. The performance share awards granted on November 21, 2012 will vest and be assessed in November 2015.

Option Exercises and Stock Vested at Fiscal Year-End

The following table sets forth information on stock option exercises and stock vesting in fiscal year 2013 and the value realized on the date of exercise, if any, by each of our NEOs.

	Option Exercises and Stock Vested in Fiscal Year 2013		Restricted Stock & Restricted		Performance
	Option Awards		Stock Units		Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Awards Acquired Upon Vesting (#)	Value Realized on Vesting ($)	Number of Awards Acquired Upon Vesting (#)(1)	Value Realized on Vesting ($)(2)
Ronald S. Nersesian	173,074	$3,294,103	10,000	$389,500	18,831	$1,008,023
Neil Dougherty	—	—	907	$34,611	1,368	$73,229
Ingrid Estrada	14,001	$311,275	—	—	1,793	$95,979
Soon Chai Gooi	56,243	$546,889	5,000	$211,000	3,586	$191,959
Guy Séné	27,704	$644,695	2,572	$108,331	3,452	$184,786

(1)                                 Amounts reflect the performance shares granted in fiscal year 2011 pursuant to the LTP Program for the fiscal year 2011-2013 performance period and paid out in calendar year 2013. Mr. Nersesian and Mr. Dougherty elected to defer 17,889 shares and 1,300 shares, respectively, into their Deferred Compensation Accounts of which 421 shares and 31 shares, respectively, were withheld to cover employment taxes applicable at the time of vesting to the shares subject to the deferral election.

(2)                                 The market value of these awards is based on the closing price of Agilent’s common stock on November 20, 2013.

Pension Benefits

The following table shows the estimated present value of accumulated benefits payable, including years of credited service payable on retirement to our NEOs under the Agilent Deferred Profit-Sharing Plan (“DPSP”), the Agilent Retirement Plan and the Agilent Supplemental Benefit Retirement Plan. To calculate the number of years of an eligible employee’s service, the pension plans will bridge each eligible employee’s service, if any, with HP to that eligible employee’s service with Agilent; the years of service will reflect employment service from both HP and Agilent. The cost of all three plans is paid entirely by Agilent. The present value of accumulated benefit is calculated using the assumptions under Accounting Standards Codification Topic 715: Compensation—Retirement Benefits for the fiscal year end measurement (as of October 31, 2013). The present value is based on a lump sum interest rate of 6.00%, DPSP rate of return of 7.5% and the “applicable mortality table” described in Section 417(e)(3) of the

Code. See also Note 15 to Agilent’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended October 31, 2013, as filed with the SEC on December 19, 2013.

Pension Benefits

	Eligible	Agilent Technologies, Inc.			Number of Years of	Payments	Present
Name	for Full Retirement Benefits?	Deferred Profit-Sharing Plan ($)	Retirement Plan($)	Supplemental Benefit Plan ($)	Credited Service (#)	During Last Fiscal Year ($)	Value of Accumulated Benefit ($)
Nersesian, Ronald	No	$0	$391,557	$469,440	11	$0	$860,997
Dougherty, Neil	No	$0	$463,815	$0	17	$0	$463,815
Estrada, Ingrid	No	$88,697	$695,757	$18,906	25	$0	$803,360
Gooi, Soon Chai*	No	$0	$0	$0	0	$0	$0
Séné, Guy	No	$0	$176,387	$132,605	4	$0	$308,992

*                                         Mr. Gooi does not live in the United States and is not eligible for the U.S. Pension Plan.

Retirement Plan

The Retirement Plan guarantees a minimum retirement benefit payable at normal retirement age (the later of age 65 or termination). Benefits are accrued on a monthly basis as a lump sum payable at normal retirement age based on target pay and years of credited service up to a maximum of 30 years as follows:

For participants who have fewer than 15 years of service:

11% × target pay at the end of the month

PLUS

5% × target pay at the end of the month in excess of

50% of the Social Security Wage Base

For participants who have 15 or more years of service:

14% × target pay at the end of the month

PLUS

5% × target pay at the end of the month in excess of

50% of the Social Security Wage Base

Benefits under the Retirement Plan are payable as either (a) a single life annuity for single participants or as (b) a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement and in the above forms or as an actuarially equivalent 75% or 100% joint and survivor annuity, or as a one-time lump sum. Payments made prior to normal retirement age will be reduced in accordance with the plan provisions.

All regular full-time or regular part-time employees automatically become participants in the Retirement Plan on the May 1 or November 1 following completion of two years of service.

Deferred Profit-Sharing Plan

The Deferred Profit-Sharing Plan is a closed, defined contribution plan. The Deferred Profit-Sharing Plan was created by HP and covers participants’ service with HP before November 1, 1993 and is used as a floor offset for the Retirement Plan for service prior to November 1, 1993. There have been no contributions into the plan since October 31, 1993.

For service prior to November 1, 1993 (if any), the benefit due is the greater of (i) the benefit defined by the Retirement Plan formula, and (ii) the annuity value of the Deferred Profit-Sharing Plan account balance. Therefore, for service prior to November 1, 1993, the Retirement Plan guarantees a minimum retirement benefit.

Benefits under the Deferred Profit-Sharing Plan are payable at normal retirement age as either (i) a single life annuity for single participants, or (ii) a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement and in the above forms or as 75% or 100% joint and survivor annuity, or as a one-time lump sum.

Supplemental Benefit Retirement Plan

The Supplemental Benefit Retirement Plan is an unfunded, non-qualified deferred compensation plan. Benefits payable under this plan are equal to the excess of the qualified Retirement Plan amount that would be payable in accordance with the terms of the Retirement Plan disregarding the benefit and compensation limitations imposed pursuant to sections 415 and 401(a)(17) of the Code.

Benefits under the Supplemental Benefit Retirement Plan are payable upon termination or retirement as follows:

•                  Accruals prior to January 1, 2005 are paid in a single lump sum in the January following the fiscal year in which the participant takes his qualified Retirement Plan benefit.

•                  Accruals after December 31, 2004 are paid based on the date participants retire or terminate: in January immediately following if termination occurs during the first six months of the year; or in July if termination occurs during the second six months of the year. Participants will receive a benefit in the form of either five annual installments (if the lump sum value is at least $150,000); or in a single lump sum (if the lump sum value is less than $150,000).

Non-Qualified Deferred Compensation in Last Fiscal Year

For fiscal year 2013, the non-qualified deferred compensation plan is available to all active employees on the U.S. payroll with total target cash salary, including the short-term Performance-Based Compensation Plan, greater than or equal to $255,000.

There are three types of earnings that may be deferred under the program:

1.                                      100% of annual base pay earnings in excess of the IRS qualified plan limit of $255,000 for 2013;

2.                                      95% of bonus earnings, discretionary and cash compensation paid under the Performance-Based Compensation Plan; and

3.                                      95% of performance based compensation paid out in accordance with the terms of Agilent’s LTP Program. Awards under this program are paid out in the form of Agilent common stock.

Deferral elections may be made annually and are part of overall tax planning for many executives. There are several investment options available under the Plan, which mirror the investment choices under Agilent’s tax-qualified 401(k) plan, with the exception of Agilent’s common stock that is not available under the non-qualified deferred compensation plan. All investment choices are made by the participant. Based on market performance, dividends and interest are credited to participants’ accounts from the funds that the participant has elected.

At the time participation is elected, employees must also elect payout in one of two forms, that can commence upon termination or be delayed by an additional one, two or three years following termination:

1.                                      a single lump sum payment; or

2.                                      annual installments over a five-to-fifteen year period.

Payouts are distributed to eligible participants in January of the year following termination, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to eligible participants in July of the year following termination where termination occurs during the second half of the calendar year. No early distributions or withdrawals are allowed. When and if received, a participant in the LTP Program may elect to defer his or her shares through Agilent’s 2005 Deferred Compensation Plan. The LTP Program shares are deferred in the form of Agilent common stock only. At the end of the deferral period, the LTP Program shares are simply released to the executive.

Agilent has established a rabbi trust as a source of funds to make payments under the non-qualified deferred compensation plan. As of October 31, 2013, the rabbi trust with Fidelity Management Trust Company was overfunded, so there is no need for additional funding.

The table below provides information on the non-qualified deferred compensation of our NEOs for fiscal year 2013.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year-End ($)(3)
Ronald S. Nersesian	$0	$0	$563,905	$0	$2,428,561
Neil Dougherty	$0	$0	$0	$0	$0
Ingrid Estrada	$0	$0	$0	$0	$0
Soon Chai Gooi*	$0	$0	$0	$0	$0
Guy Séné	$0	$0	$0	$0	$247,926

*                                         Mr. Gooi does not live in the United States and is not eligible for the Non-Qualified Deferred Compensation program.

(1)                                 The salary portion of the amounts reflected above is included in the amount reported as salary in the “Summary Compensation Table.” Detailed in the table below, are the deferred amounts for the following: salary contribution amounts for fiscal year 2013, the amount of shares and the value of the shares paid out pursuant to the LTP Program for the fiscal year 2010-2012 and fiscal year 2011-2013 performance periods, and the value of compensation earned as part of Agilent’s annual rewards program.

(2)                                 Amounts reflected are not included in the “Summary Compensation Table” because the earnings are not “above-market.” These amounts include dividends, interest and change in market value.

(3)                                 Aggregate Balance at Last Fiscal Year End for Mr. Séné includes $247,926 equivalent to the aggregate lump sum balance for the Agilent Technologies, Inc. France Pension Plan (as described below). The present value is of accumulated benefit based on an interest rate of 3.00% and rate of return of 3.64%

(as of January 1, 2013). The France Pension Plan is only valued once a year, and the benefit value as of October 31, 2013 is the same as that on January 1, 2013.

Name	Deferred Salary FY13 ($)	Value of Deferred Compensation Earned as Part of Agilent’s Annual Rewards Program ($)	Value of Deferred Shares Paid Out from the LTP Program for FY10 - FY12 ($)	Value of Deferred Shares Paid Out from the LTP Program for FY11 - FY13 ($)	Total Value of Employee Contribution of Deferred Compensation for FY13 ($)	Amount of Deferred Shares from LTP Program FY10 - FY12 (#)	Amount of Deferred Shares from LTP Program FY11 - FY13 (#)(a)
Ronald S. Nersesian	$0	$0	$0	$957,598	$957,598	0	17,889
Neil Dougherty	$0	$0	$0	$69,589	$69,589	0	1,300
Ingrid Estrada	$0	$0	$0	$0	$0	0	0
Soon Chai Gooi	$0	$0	$0	$0	$0	0	0
Guy Séné	$0	$0	$0	$0	$0	0	0

(a)                                 Includes, with respect to Mr. Nersesian and Mr. Dougherty, 421 shares and 31 shares, respectively, that were withheld to cover employment taxes applicable at the time of vesting to the shares subject to the deferral election.

Agilent Technologies, Inc. France Pension Plan

The Agilent Technologies, Inc. France Pension Plan (the “French Pension Plan”) is a defined contribution plan created by HP in 1982 and is open to all exempt employees in France. Since Mr. Séné was originally employed by Hewlett-Packard France, he is the only one of our NEOs participating in this plan. The French Pension Plan is not a tax-qualified defined contribution plan under the Code.

Eligible employees must have Pensionable Salary above eight times the French Social Security Ceiling (“Tranche C” threshold) to be a participant in this plan. Agilent contributes 5% of Pensionable Salary and eligible employees contribute 3% of Pensionable Salary. Agilent no longer contributes to this plan on Mr. Séné’s behalf. Benefits under this plan are payable at the plan’s normal retirement age (age 65) or from age 60 with a 5% reduction per annum as a lifetime annuity resulting from the accumulated contributions and actual return on investments. Should Mr. Séné die prior to receiving benefits, his surviving spouse would receive 60% of the annuity accrued at the time of his death (death in service) or 60% of the actual annuity (death in retirement). In case of employment termination, the accrued benefit retirement annuity and, where appropriate, contingent spouse’s pension is deferred to normal retirement age.

Termination and Change of Control Arrangements

Set forth below is a description of the plans and agreements that could result in potential payments to our NEOs in the case of their termination of employment and/or a change of control of Agilent.

Change of Control Agreements

Each of our NEOs has signed a Change of Control Agreement with Agilent. Under these agreements, in the event that within 24 months after a change of control of Agilent, Agilent or its successor terminates the employment of such executive without cause, or an event constituting good reason occurs and the executive resigns within three months after such an event, the executive will be entitled to: (i) one times, or with respect to Mr. Nersesian, Mr. Séné and Mr. Gooi, two times, the sum of such executive’s base salary and target bonus, (ii) payment of $80,000 for medical insurance premiums, (iii) full vesting of all outstanding options and stock awards not subject to performance-based vesting, and (iv) a prorated portion of any bonus. The Agilent Compensation Committee amended Agilent’s forms of Change of Control Agreement to remove tax gross-ups of payments subject to the “golden parachute” excise tax pursuant to Section 4999 of the Code. These amended forms of agreements are used with any newly executed agreements after July 14, 2009, including agreements with Mr. Dougherty, Ms. Estrada and Mr. Séné. For agreements entered into before then, including agreements with Mr. Nersesian and Mr. Gooi, and to the extent that the payment of these benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax, subject to certain exceptions. As a condition to receive such consideration, each executive must execute a release of all of the executive’s rights and claims relating to his or her employment.

Under these agreements a “change of control” means occurrence of any of the following events: (i) the sale, exchange, lease or other disposition or transfer of all or substantially all of the assets of Agilent to a third party; (ii) a merger or consolidation involving Agilent in which the shareholders of Agilent immediately prior to such merger or consolidation are not the owners of more than 75% of the total voting power of the outstanding voting securities of Agilent after the transaction; or (iii) the acquisition of beneficial ownership of at least 25% of the total voting power of the outstanding voting securities of Agilent by a third person. “Good reason” means (i) the reduction of the officer’s rate of pay, other than reductions that apply to employees generally and variable and performance reductions; (ii) reduction in benefits or failure to receive the same benefits as similarly situated employees; (iii) a change in the officer’s duties, responsibilities, authority, job title or reporting relationships resulting in a significant diminution of position, subject to certain exceptions; (iv) the relocation to a worksite that is more than 35 miles from his or her prior worksite; (v) the failure or refusal of a successor to Agilent to assume Agilent’s obligations under the agreement; or (vi) a material breach by Agilent or any successor to Agilent of any of the material provisions of the agreement.

Under these agreements, “cause” means misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty that has a material adverse effect on Agilent’s business or reputation; (ii) repeated unexplained or unjustified absences from Agilent; (iii) refusal or willful failure to act in accordance with any specific directions, orders or policies of Agilent that has a material adverse effect on Agilent’s business or reputation; (iv) a material and willful violation of any state or federal law that would materially injure the business or reputation of Agilent as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against Agilent which has a material adverse effect on Agilent’s business or reputation; (vi) conduct by the officer that the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation by the officer of any contract between the officer and Agilent or any statutory duty of the officer to Agilent that is not corrected within thirty days after written notice to the officer.

These agreements will remain in effect until the separation. It is anticipated that, subject to the consent of our NEOs, these agreements will be terminated effective upon the separation. In that event, our NEOs will have no rights under these agreements upon a change of control of Agilent that occurs after the separation, and it is anticipated that our NEOs will enter into new Change of Control Agreements with Keysight, effective immediately after the separation. In connection with a qualifying termination following a post- separation change of control of Keysight, the form of Keysight Change of Control Agreements provide for substantially similar benefits as the Agilent Change of Control Agreements for each level of executive, and do not include the tax gross-ups of payments subject to the “golden parachute” excise tax pursuant to Section 4999 of the Code. If a NEO’s executive level has changed from when he or she entered into the Agilent Change of Control Agreement so that he or she qualifies for a higher level of benefits, his or her benefits under the Keysight Change of Control Agreement will be greater. For example, the Chief Executive Officer of Keysight will qualify for a higher level of benefits of a multiple of 3 times his applicable base salary and target bonus (as defined in the agreement) than his current level of benefits at Agilent.

In addition:

1.                                      In the event of a change of control of Agilent that occurs before or after the separation, our NEOs who participate in the LTP Program would receive at the earlier of the end of the applicable performance period or termination of the LTP Program, an LTP Program payout equivalent to the greater of the target award or the accrued amount of the payout (including, after the separation, in respect of their adjusted Keysight performance shares), and in the case of termination during the first 12 months of the applicable performance period, prorated for the amount of time elapsed during the first 12 months of the performance period; and

2.                                      In the event of a change of control of Agilent that occurs before the separation, our NEOs who hold Agilent restricted stock unit awards would vest in full immediately prior to the closing of the transaction, unless the awards are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor.

Termination and Change of Control Table

For each of our NEOs, the table below estimates the amount of compensation that would be paid if (i) a change of control of Agilent occurred and the executive’s employment was terminated by Agilent without cause or by the executive at a time when an event constituting good reason had occurred, in each case, within 24 months following the change of control, within three months prior to such change of control or prior to such change of control and at the request of the acquiring company, (ii) the executive’s employment was terminated involuntarily with or without cause, or voluntarily terminated by the executive or (iii) the executive’s employment was terminated due to death, disability or retirement. The amounts shown assume that each of the terminations was effective October 31, 2013.

Name	Type of Benefit	Involuntary Termination or Resignation for Good Cause in Connection with a Change of Control ($)(1)	Voluntary Termination or Involuntary Termination with or without Cause ($)	Death/ Disability ($)(6)
Ronald S. Nersesian	Cash Severance Payments	$3,000,000	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$4,933,060	$0	$4,933,060
	Stock Option Acceleration(3)	$4,542,919	$0	$4,542,934
	Pension Benefits(4)	$529,168	$529,168	$529,168
	Excise Tax Gross-Up(5)	$4,029,269	$0	$0
	Total Termination Benefits:	$17,114,416	$529,168	$10,005,162

Neil Dougherty	Cash Severance Payments	$392,000	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$413,136	$0	$413,136
	Stock Option Acceleration(3)	$137,264	$0	$137,264
	Pension Benefits(4)	$171,127	$171,127	$171,127
	Excise Tax Gross-Up(5)	N/A	N/A	N/A
	Total Termination Benefits:	$1,193,527	$171,127	$721,527

Ingrid Estrada	Cash Severance Payments	$448,500	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$307,809	$0	$307,809
	Stock Option Acceleration(3)	$304,518	$0	$304,518
	Pension Benefits(4)	$358,414	$358,414	$358,414
	Excise Tax Gross-Up(5)	N/A	N/A	N/A

Name	Type of Benefit	Involuntary Termination or Resignation for Good Cause in Connection with a Change of Control ($)(1)	Voluntary Termination or Involuntary Termination with or without Cause ($)	Death/ Disability ($)(6)
	Total Termination Benefits:	$1,499,241	$358,414	$970,741

Soon Chai Gooi	Cash Severance Payments	$1,683,529	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$2,269,733	$0	$2,269,733
	Stock Option Acceleration(3)	$827,571	$0	$827,571
	Pension Benefits(4)	$0	$0	$0
	Excise Tax Gross-Up(5)	$0	$0	$0
	Total Termination Benefits:	$4,860,833	$0	$3,097,304

Guy Séné	Cash Severance Payments	$1,980,000	$0
	Continuation of Benefits(2)	$80,000	$0
	Stock Award Acceleration	$1,909,337	$0	$1,909,337
	Stock Option Acceleration(3)	$1,651,388	$0	$1,651,388
	Pension Benefits(4)	$228,707	$228,707	$228,707
	Excise Tax Gross-Up(5)	N/A	N/A	N/A
	Total Termination Benefits:	$5,849,432	$228,707	$3,789,432

(1)                                 As to Mr. Nersesian and Mr. Séné, to the extent that the payment of the listed benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax. However, the executive shall not be entitled to receive such a gross-up payment if (i) the payment of the listed benefits may be reduced to an amount (the “Reduced Amount”) sufficient to result in no portion of such payment being subject to the excise tax, and (ii) after reducing such payment by the Reduced Amount, the executive would receive, on a pre-tax basis, an amount not less than 90% of the value of the unreduced payment on a pre-tax basis.

(2)                                 Flat lump sum benefit for healthcare expenses, including additional health plan premium payments that may result from termination in the event of change of control.

(3)                                 The Stock Award value was calculated using the $50.76 closing price of Agilent common stock as of October 31, 2013. For the Stock Options, the same closing price of $50.76 was used to calculate the in-the-money value of unvested options as of October 31, 2013, the last business day of Agilent’s last completed fiscal year.

(4)                                 For information regarding potential payments upon termination under the 2005 Deferred Compensation Plan and the Retirement Plan, the Supplemental Benefit Retirement Plan and the Deferred Profit-Sharing Plan, in which our NEOs participate, see “Non-Qualified Deferred Compensation in Last Fiscal Year” and “Pension Benefits” above.

(5)                                 Agilent determined the amount of the excise tax in accordance with the provisions of Sections 280G and 4999 of the Code. Agilent utilized the following key assumptions to determine the tax gross-up payment: (i) the interest rate assumption was 120% of the applicable federal rate effective for the month of October 2013, compounded semiannually; (ii) a federal income tax rate of 39.6%, Medicare tax rate of 2.35%, California income tax rate of 12.3%; (iii) Section 280G “base amount” was determined based on average W-2 compensation for the period from 2008-2012; and (iv) equity grants made within one year of the assumed transaction were in the ordinary course of business and were not in contemplation of a transaction. No tax gross-up payment would have been payable to Mr. Gooi as of October 31, 2013, as he resides in Malaysia and is not subject to United States income taxes, or the Code Section 4999 excise tax.

(6)                                 Under the 1999 Stock Plan, 2009 Stock Plan and the LTP Program, if one of our NEOs dies or is fully disabled, his or her unvested stock options and stock awards shall fully vest. Also, when an employee retires from Agilent, all unvested restricted stock units and/or stock options granted on or after November 17, 2010 continue to vest per the original terms of the grant and grants prior to November 17, 2010 have accelerated vesting upon retirement. As of October 31, 2013, only Mr. Séné was eligible for such continued vesting/accelerated vesting upon retirement.

DIRECTOR COMPENSATION

Director Compensation Following the Separation

Directors who will be employed by Keysight following the separation and distribution will not receive any compensation for their services as members of the Board. Compensation for non-employee directors of Keysight is expected to be a mix of cash and equity-based compensation that is competitive with the compensation paid to non-employee directors within Keysight’s peer group.

The table below sets forth the annual retainer, equity grants and committee premiums for our non-employee directors and the non-executive chairman (to be prorated based on actual service periods) approved by the compensation committee of the Agilent board of directors:

Summary of Non-Employee Director Annual Compensation

	Cash Retainer(1)	Stock Grant(2)	Committee Chair Premium(3)	Audit Committee Member Premium(4)
Non-employee director	$90,000	$180,000 in value of a stock grant	$15,000	$10,000
Non-executive chairman	$245,000	$180,000 in value of a stock grant	Not eligible	$10,000

(1)                                 Each non-employee director may elect to defer all or part of the cash compensation to the Keysight non-employee director deferred compensation plan. Any deferred cash compensation will be converted into shares of Keysight common stock.

(2)                                 The number of shares underlying the stock grant will be determined by dividing the value of the grant by the average fair market value of Keysight’s common stock over 20 consecutive trading days up to and including the day prior to the grant date. The stock grant will vest immediately upon grant. Voluntary deferral will be available as an option for the non-employee directors.

(3)                                 Non-employee directors (excluding the non-executive chairman) who serve as the chairperson of a Board committee receive an annual “committee chair premium” of $15,000 in cash.

(4)                                 Non-employee directors (including the non-executive chairman) who serve as a member of the Audit and Finance Committee will receive an additional $10,000 in cash annually.

KEYSIGHT TECHNOLOGIES, INC. 2014 EQUITY AND INCENTIVE COMPENSATION PLAN

Keysight has adopted the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan (the “Plan”). The following is a summary of the principal terms of the Plan, which is qualified in its entirety by reference to the full text of the Plan. The Keysight equity-based compensation awards into which the outstanding Agilent equity-based compensation awards are converted upon the separation (see “Treatment of Equity-Based Compensation Awards at the Time of the Separation”) will be issued pursuant to the Plan and will reduce the shares authorized for issuance under the Plan.

Purpose of the Plan

The purpose of the Plan is to encourage ownership in the company by its employees, directors and consultants whose long-term employment by or involvement with the company is considered essential to the company’s continued progress and, thereby, encourage recipients to act in the shareholder’s interest and share in the company’s success. The Plan is designed to permit the grant of awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

Administration of the Plan

The Plan may be administered by the Board or any of its committees (“Administrator”) and, it is currently the intent of the Board that the Plan be administered by the Compensation Committee, which committee satisfies the requirements of Section 162(m) regarding a committee of two or more “outside directors,” as well as a committee of “non-employee directors” for purposes of Rule 16b-3. The Administrator has the power in its discretion to grant awards under the Plan, to determine the terms of such awards, to interpret the provisions of the Plan and to take action as it deems necessary or advisable for the administration of the Plan. In accordance with the terms of the Plan, the Plan may be administered by different committees with respect to different groups of participants in the Plan.

Number of Authorized Shares

The total number of shares authorized and available for issuance under the Plan is 25,000,000. Shares issued under the Plan may be currently authorized but unissued shares, or shares currently held or subsequently acquired by the company as treasury shares, including shares purchased in the open market or in private transactions.

The maximum number of options or SARs under the Plan that may be granted in any one fiscal year to an individual participant may not exceed 1,500,000 shares. In addition, no participant may be granted stock awards for more than 1,000,000 shares in any fiscal year of the company. Notwithstanding the foregoing, in connection with a participant’s initial service, a participant may also be granted options or SARs for up to an additional 1,000,000 shares and may be granted new executive stock awards (performance based stock awards) for up to an additional 1,000,000 shares. These initial service grants do not count against the annual limits. The maximum number of shares that may be granted pursuant to incentive stock options is 25,000,000.

In the event of certain changes in the capitalization of the company the Board will adjust the number and class of shares available for issuance under the Plan and the award limits set forth above to prevent dilution or enlargement of rights. Except as described below, shares subject to an award under the Plan that are terminated, expire unexercised, or are forfeited, or repurchased by the company at their original purchase price shall be available for subsequent awards under the Plan.

Awards granted in assumption of, or in substitution for, awards previously granted by a company acquired by, or merged into, the company or a subsidiary (“Substitute Awards”) will not reduce the shares authorized for issuance under the Plan or authorized for grant to a participant in any calendar year. Further, shares available for grant under stock plans assumed by the company in an acquisition may be added to the available share reserve under the Plan for issuance to eligible individuals who were not employed by the company or any of its subsidiaries or affiliates immediately before the acquisition. As described above, Keysight equity-based awards into which the outstanding Agilent equity-based awards are converted upon separation will reduce the shares authorized for issuance under the Plan.

Payments of the exercise price or applicable taxes made by delivery of shares to, or withholding of shares by, the company in satisfaction of a participant’s obligations, shares repurchased on the open market with the proceeds of an option exercise price or shares not issued or delivered as a result of the net settlement of an outstanding SAR, will not result in shares again becoming available for issuance as awards under the Plan.

Eligibility and Participation

Eligibility to participate in the Plan is limited to employees (including officers), directors and consultants of Keysight, its affiliates or subsidiaries, as determined by the Administrator. Participation in the Plan is at the discretion of the Administrator.

Types of Awards under the Plan

The Plan authorizes the Administrator to grant awards, individually or collectively, to participants in any of the following forms, subject to such terms, conditions, and provisions as the Administrator may determine to be necessary or desirable:

•                  incentive stock options (“ISOs”);

•                  nonstatutory stock options (“NSOs”);

•                  SARs;

•                  restricted stock;

•                  restricted stock units (“RSUs”);

•                  performance shares and performance units with performance-based conditions to vesting or exercisability;

•                  deferred shares;

•                  cash awards; and

•                  dividend equivalents.

Options and SARs

Stock options entitle the option holder to purchase shares at a price established by the Administrator. Options may be either ISOs or NSOs, provided that only employees may be granted ISOs. SARs entitle the SAR holder to receive cash, or shares with a fair market value, or a combination thereof, equal to the positive difference (if any) between the closing price of shares on the NYSE on the last trading day prior to the exercise date and the exercise price.

Exercise Price

The Administrator will determine the exercise price of an option and a SAR at the date of grant, which price, except in the case of Substitute Awards, may not be less than 100% of the fair market value of the underlying shares on the date of grant. The Plan prohibits any repricing, replacement, regrant or modification of stock options or SARs that would reduce the exercise price of the stock options or SARs without shareholder approval, other than in connection with a change in the company’s capitalization, Substitute Awards or to comply with an exemption under Section 409A of the Code.

Vesting/Expiration of Options

The Administrator may determine the terms under which options and SARs will vest and become exercisable.

Special Limitations on ISOs

If options were to be granted as ISOs, these options would be subject to certain additional restrictions imposed on ISOs by the Code including, but not limited to, restrictions on the post-termination exercise period of such options, the status of the individual receiving the grant and the number of options that could become exercisable for the first time by a participant in a given calendar year. In addition, to receive the favorable tax treatment afforded ISOs, these options would be required to comply with certain post-termination exercise periods.

Exercise of Options

An option holder may exercise his or her option by giving written notice to the company or a duly authorized agent of the company stating the number of shares for which the option is being exercised and tendering payment for such shares. The Administrator may, in its discretion, permit payment in the form of cash, check or wire transfer, previously acquired shares (valued at their fair market value on the date of exercise) or consideration under a cashless exercise program, or may permit a net exercise arrangement pursuant to which the number of shares issuable upon exercise is reduced by the largest whole number of shares having an aggregate fair market value that does not exceed the aggregate exercise price, or a combination thereof.

Surrender or Exchange of SARs

Upon exercise of a SAR, a participant will be entitled to receive cash, shares or a combination thereof, as specified in the award agreement, having an aggregate fair market value equal to the excess of (i) the closing price of shares on the NYSE on the last trading day prior to the exercise date over (ii) the base price of the shares covered by the SAR, multiplied by the number of shares covered by the SAR, or the portion thereof being exercised.

Termination of Options and SARs

In the event that a participant’s service with the company or its subsidiaries terminates prior to the expiration of an option or SAR, the Participant’s right to exercise vested options or SARS will be governed by the terms of the applicable award agreement approved by the Administrator at the time of grant.

Stock Awards and Performance Shares

Stock awards, including deferred shares, restricted stock, RSUs, performance shares and performance units, may be issued either alone, in addition to, or in tandem with other awards granted under the Plan. Stock awards may be denominated in shares or units payable in shares (e.g. RSUs), and may be settled in cash, shares, or a combination of cash and shares. Restricted stock granted to participants may not be sold, transferred, pledged or otherwise encumbered or disposed of during the restricted period established by the Administrator. The Administrator may also impose additional restrictions on a participant’s right to dispose of or to encumber restricted stock, including the satisfaction of performance objectives.

Termination of Stock Awards

In the event that a participant’s service with the company or its subsidiaries terminates prior to the vesting of a stock award, that award will be forfeited unless the terms of the award, as approved by the Administrator at the time of grant, provide for accelerated or continued vesting. To the extent the participant purchased the stock award, the company has the right to repurchase the unvested award at the original price paid by the participant.

Cash Incentive Awards

The Administrator may grant “cash incentive awards” under the Plan, which is the grant of a right to receive a payment of cash that may be contingent on achievement of performance objectives over a specified period established by the Administrator. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Administrator, including provisions relating to deferred payment. The maximum amount payable under a cash award for each fiscal year of the Company is $10,000,000.

Qualifying Performance-Based Compensation

The Administrator may specify that the grant, retention, vesting, or issuance of any award, (whether in the form of a stock option, SAR, restricted stock, RSU or a performance award) or the amount to be paid out under any award, be subject to or based on performance objectives or other standards of financial performance and/or personal performance evaluations, and may determine whether or not such award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code. With respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the number of shares issuable, or the amount payable, under an award based on achievement of the applicable performance goals may be reduced by the Administrator in its sole discretion.

Establishment of Performance Goals

At the beginning of each performance period the Administrator will establish performance goals applicable to the performance awards. To the extent that performance conditions under the Plan are applied to awards intended to qualify as performance-based compensation under Code Section 162(m), such performance goals will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more criteria of the following criteria and any objectively verifiable adjustment(s) thereto permitted and pre- established by the Administrator in accordance with Code Section 162(m), as determined by the Administrator in its sole discretion: sales revenue; gross margin; operating margin; operating income; pre-tax profit; earnings before interest, taxes and depreciation and amortization; net income; expenses; the market price of the shares; earnings per share; return on stockholder equity; return on capital; return on net assets; economic value added; market share; customer service; customer satisfaction; safety; total stockholder return; free cash flow; and size-adjusted growth in earnings.

The performance goals may be based on one or more business criteria, any of which may be measured in absolute terms or as compared to any incremental increase or as compared to the result of a peer group or securities or stock market index and each may be expressed in terms of overall company performance, the performance of a subsidiary or affiliate, or the performance of a business unit or division of the company, a subsidiary or affiliate, as determined by the Administrator in its sole discretion. Performance awards granted under the Plan may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator may determine, provided that, if the performance awards are intended to qualify as performance-based compensation under Code Section 162(m), such additional terms and conditions are also not inconsistent with Section 162(m) of the Code.

Limited Transferability of Awards

The Administrator retains the authority and discretion to permit an award (other than an ISO) to be transferable as long as such transfers are made by a participant to the participant’s immediate family or trusts established solely for the benefit of one or more members of the participant’s immediate family. Awards may otherwise not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.

Tax Withholding

The Administrator may require a participant to remit, and shall have the right to deduct or withhold an amount sufficient to satisfy applicable withholding tax requirements with respect to any award granted under the Plan.

Change in Control

Unless otherwise determined by the Administrator and set forth in the applicable award agreement, in the event of certain transactions described in the Plan constituting a change in control or the sale of substantially all of the assets of the company for which a participant is performing services, all awards will fully vest immediately prior to the closing of the transaction. The foregoing shall not apply where such awards are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a change of control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation shall be made by an entity with publicly traded securities and shall provide that the holders of such assumed, converted, replaced or continued stock options and SARs shall be able to acquire such publicly traded securities.

In the event of the dissolution or liquidation of the company, the Administrator in its sole discretion may provide for an option or SAR to be fully vested and exercisable until ten days prior to such transaction, or such shorter reasonable period of time as the Administrator may establish in its discretion. In addition, the Administrator may provide that any restrictions on any award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed transaction.

Termination and Amendment of the Plan

The Board may amend, suspend or terminate the Plan or the Administrator’s authority to grant awards under the Plan without the consent of shareholders or participants; provided, however, that any amendment to the Plan will be submitted to the company’s shareholders for approval if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted and the Board may otherwise, in its sole discretion, determine to submit other amendments to the Plan to shareholders for approval. Except in the event of certain changes in the capitalization of the company, the total number of shares authorized and available for issuance under the Plan may not be increased by the company without shareholder approval. Any such amendment, suspension, or termination may not materially and adversely affect the rights of a participant under any award previously granted without such participant’s consent unless deemed necessary by the Administrator to comply with applicable laws.

The Plan is designed to provide for the grant of awards which are intended to comply with, or be exempt from, Section 409A of the Code and shall be construed, administered and interpreted with that intent. In the event that the Administrator determines that any award may be subject to Section 409A of the Code, the Administrator will have the authority to amend, without the consent of the participant, such award to cause it to be exempt from, or implement such award in a manner intended to avoid the imposition on the employee of tax penalties under Section 409A of the Code.

Term of Plan

The Plan is effective November 1, 2014 and, unless earlier terminated by the Board, the Plan will have a term of ten years.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with Agilent

Following the separation and distribution, Keysight and Agilent will operate separately, each as an independent public company. Keysight has entered into a separation and distribution agreement with Agilent, which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the separation, Keysight has also entered into various other agreements to effect the separation and provide a framework for its relationship with Agilent after the separation, including a services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a trademark license agreement and a real estate matters agreement. These agreements provide for the allocation between Keysight and Agilent of Agilent’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Keysight’s separation from Agilent and will govern certain relationships between Keysight and Agilent after the separation. The agreements listed above have been filed as exhibits to the registration statement of which this information statement is a part.

The following summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, “distribution date” refers to the date on which Agilent commences distribution of Keysight’s common stock to the holders of Agilent common shares.

In addition to the above agreements, Keysight has entered into a collaboration agreement with Agilent. The collaboration agreement is not material to Keysight’s business.

The Separation and Distribution Agreement

Transfer of Assets and Assumption of Liabilities

The separation agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of Keysight and Agilent as part of the separation of Agilent into two companies, and it provides for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement provides, among other things, that subject to the terms and conditions contained therein:

•                  all assets primarily used by the Keysight business, which are referred to as “Keysight Assets,” will be transferred to Keysight including, among others:

•                  manufacturing facilities located in Malaysia, Santa Rosa, California, Colorado Springs, Colorado, Germany and China;

•                  R&D facilities primarily located in Santa Rosa, California, Colorado Springs, Colorado, Germany, Santa Clara, California, Japan, China, Spain, Loveland, Colorado, Budd Lake, New Jersey, Scotland and Malaysia;

•                  contracts (or portions thereof) related to the Keysight business;

•                  intellectual property related to the Keysight business subject to the terms of the intellectual property matters agreement;

•                  rights and assets expressly allocated to Keysight pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation; and

•                  other assets that are included in the Keysight pro forma balance sheet as of July 31, 2014.

•                  certain liabilities related to the Keysight business or the Keysight Assets, which are referred to as the “Keysight Liabilities,” will be retained by or transferred to Keysight;

•                  all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the Keysight Assets and the Keysight Liabilities (such assets and liabilities referred to as the “Agilent Assets” and the “Agilent Liabilities,” respectively) will be retained by or transferred to Agilent; and

•                  certain contingent liabilities, unless attributable to either Agilent or Keysight, will be equally divided between the two parties.

Except as expressly set forth in the separation agreement or any ancillary agreement, neither Keysight nor Agilent make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Keysight or Agilent or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets are transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of all security interests, and that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement and the ancillary agreements, unless the context otherwise requires. The separation agreement provides that, in the event that the transfer or assignment of certain assets and liabilities to Keysight or Agilent, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, Keysight or Agilent, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform and discharge such liabilities in the ordinary course of business, provided that the other party will advance or reimburse Keysight or Agilent, as applicable, for any payments made in connection with the maintenance of such assets or the performance and discharge of such liabilities.

The Cash Distribution

The separation agreement provides that, prior to the distribution, Keysight will make a cash distribution to Agilent in an amount equal to $900 million. The distribution of such cash to Agilent is intended to be a return of capital to Agilent that ensures that Keysight has approximately $700 million of total cash immediately following the distribution.

The Distribution

The separation agreement also governs the rights and obligations of the parties regarding the distribution. On the distribution date, Agilent will distribute to its shareholders that hold Agilent common shares as of the record date for the distribution all of the issued and outstanding shares of Keysight’s common stock on a pro rata basis. Agilent shareholders will receive cash in lieu of any fractional shares of Keysight common stock.

Conditions to the Distribution

The separation agreement provides that the distribution is subject to satisfaction (or waiver by Agilent) of certain conditions. These conditions are described under “The Separation and Distribution—Conditions to the Distribution.” Agilent has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Termination of Arrangements and Agreements between Agilent and Keysight

The separation agreement provides that all agreements, arrangements, commitments or understandings as to which there are no third parties and that are between Keysight, on the one hand, and Agilent, on the other hand, as of the distribution, will be terminated as of the distribution, except for the separation agreement and the ancillary agreements, certain shared contracts and other arrangements specified in the separation agreement. The separation agreement also provides that at or prior to the distribution date, all bank and brokerage accounts owned by Keysight will be de-linked from the Agilent accounts.

Releases

The separation agreement provides that Keysight and its affiliates will release and discharge Agilent and its affiliates from all liabilities to the extent existing or arising from any acts and events occurring or failing to occur, and all conditions existing, prior to the effective time of the distribution, including in connection with the implementation of the separation and distribution, except as expressly set forth in the separation agreement. The separation agreement provides that Agilent and its affiliates will release and discharge Keysight and its affiliates from all liabilities to the extent existing or arising from any acts and events occurring or failing to occur, and all conditions existing, prior to the effective time of the distribution, including in connection with the implementation of the separation and distribution, except as expressly set forth in the separation agreement.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation and distribution agreement, the services agreements, the tax matters agreement, the employee matters agreement, the intellectual property matters agreement, the trademark license agreement, the real estate matters agreement and the local transfer documents executed in connection with the separation.

Indemnification

In the separation agreement, Keysight agrees to indemnify, defend and hold harmless Agilent, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•                  any Keysight Liabilities;

•                  the failure of Keysight to pay, perform or otherwise promptly discharge any Keysight Liabilities or contracts, in accordance with their respective terms, whether prior to or after the effective time of the distribution;

•                  any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by Agilent for the benefit of Keysight, unless related to an Agilent Liability;

•                  any breach by Keysight of the separation agreement or any of the ancillary agreements or any action by Keysight in contravention of its amended and restated certificate of incorporation or amended and restated bylaws; and

•                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement of which this information statement forms a part, this information statement (as amended or supplemented) or any other disclosure document that describes the separation or the distribution or Keysight and its subsidiaries or primarily relates to the transactions contemplated by the separation and distribution agreement, other than any such statement or omission specifically relating to the Agilent Assets, the Agilent Liabilities or Agilent or its subsidiaries (other than Keysight and its subsidiaries).

Agilent agrees to indemnify, defend and hold harmless Keysight, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•                  the Agilent Liabilities;

•                  the failure of Agilent or any of its subsidiaries, other than Keysight, to pay, perform or otherwise promptly discharge any of the Agilent Liabilities, in accordance with their respective terms, whether prior to or after the effective time of the distribution;

•                  any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by Keysight for the benefit of Agilent, unless related to a Keysight Liability;

•                  any breach by Agilent or any of its subsidiaries, other than Keysight of the separation agreement or any of the ancillary agreements; and

•                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information contained in the registration statement of which this information statement forms a part, this information statement (as amended or supplemented) or any other disclosure document that describes the separation or the distribution or Keysight and its subsidiaries or primarily relates to the transactions contemplated by the separation and distribution agreement, but only to the extent specifically relating to the Agilent Assets, the Agilent Liabilities or Agilent or its subsidiaries (other than Keysight and its subsidiaries).

The separation and distribution agreement also establishes procedures with respect to claims subject to indemnification and related matters.

Indemnification with respect to taxes will be governed solely by the tax matters agreement.

Legal Matters

Each party to the separation agreement generally will assume the liability for, and control of, all pending and threatened legal matters primarily related to its own business, and indemnify the other party for any liability arising out of or resulting from such assumed legal matters.

Insurance

The separation agreement provides for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims. In addition, the separation agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies. The separation agreement also provides that Agilent will obtain, subject to the terms of the separation agreement, certain directors and officers “tail” insurance policies to apply against certain pre-separation claims, if any.

Further Assurances

In addition to the actions specifically provided for in the separation agreement, each of Keysight and Agilent agree in the separation agreement to use commercially reasonable efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The separation and distribution agreement contains provisions that govern, except as otherwise provided in certain ancillary agreements, the resolution of disputes, controversies or claims that may arise between Keysight and Agilent related to such agreements, the separation or the distribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims first by escalation of the matter to senior management of Keysight and Agilent, before availing themselves of any other remedies. The parties may also jointly select a mediator, whose opinion shall be strictly advisory and nonbinding, to assist them in their discussions and negotiations.

Expenses

Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, Agilent will be responsible for payment of all out-of-pocket fees, costs and expenses incurred in connection with the separation and distribution prior to the effective time of the distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution. Except as expressly set forth in the separation agreement or in any ancillary agreement, or as otherwise agreed in writing by Agilent and Keysight, all such fees, costs and expenses incurred in connection with the separation and distribution after the effective time of the distribution will be paid by the party incurring such fee, cost or expense.

Other Matters

Other matters governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of witnesses and records, certain environmental matters and treatment of outstanding guarantees.

Termination

The separation agreement provides that it may be terminated, and the separation and distribution may be abandoned, at any time prior to the effective time of the distribution in the sole discretion of Agilent without the approval of any person, including Keysight’s or Agilent’s shareholders. In the event of a termination of the separation agreement, no party, nor any of its directors or officers, will have any liability of any kind to the other party or any other person. After the effective time of the distribution, the separation agreement may not be terminated except by an agreement in writing signed by both Agilent and Keysight.

Services Agreement

Keysight and Agilent have entered into a services agreement that will be effective upon the distribution, pursuant to which Agilent and its subsidiaries and Keysight and its subsidiaries will provide to each other various services. The services to be provided include information technology, accounts payable, payroll and other financial functions and administrative services. The agreed upon charges for such services are generally intended to allow the servicing party to recover all out-of-pocket costs and expenses and a predetermined profit.

The services agreement will terminate on the expiration of the term of the last service provided under it, unless earlier terminated by the parties. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date at the end of the calendar month, subject to a minimum notice period equal to 30 days.

The liability of each party under the services agreement for the services it provides to the other party will be limited to the aggregate fees it receives in connection with the provision of services under the services agreement, except for breaches of confidentiality obligations or in the case of gross negligence or willful misconduct. The services agreement also provides that each party will not be liable to the other party for any special, indirect, incidental, punitive or consequential damages, except for breaches of confidentiality or in the case of gross negligence or willful misconduct.

Tax Matters Agreement

Keysight and Agilent have entered into a tax matters agreement to allocate U.S. federal, state and foreign tax liabilities and responsibilities arising prior to, as a result of and after the separation. The tax matters agreement generally provides that tax liabilities that relate to periods prior to the separation and as a result of the separation will be borne by Agilent subject to the sharing mechanic described below; however, Keysight will be responsible for tax liabilities that relate to periods prior to the separation of the Keysight group of entities relating to tax returns filed by any member of the Keysight group of entities.

With respect to pre-separation contingent tax liabilities of Agilent and its affiliates that arise on audit, Agilent will bear the first $150,000,000 of liability. For such contingent tax liabilities relating to pre-separation periods in excess of $150,000,000, Agilent will be responsible for sixty-five percent (65%) of such taxes and Keysight will be responsible for thirty-five percent (35%) of such taxes. The $150,000,000 threshold excludes tax liabilities attributable to certain acquisitions. The $150,000,000 threshold will be increased by thirty-five percent (35%) of any tax refunds received by Agilent relating to the pre-separation tax periods and any tax attributes that arose pre-separation, that are allocated to Keysight in connection with the separation and that are used by Agilent.

In order to preserve the U.S. tax-free treatment of the separation, there are certain restrictions on the actions of both Keysight and Agilent post-separation. For example, for the two-year period following the separation, Keysight will be prohibited, except in certain circumstances, from entering into acquisition, merger, liquidation, sale and stock redemption transactions with respect to Keysight stock if such transactions, taken as a whole, would result in one or more persons acquiring forty percent (40%) or more of the outstanding Keysight stock. If an act or acquisition of either Keysight or Agilent causes the separation to fail to qualify for U.S. tax-free treatment, then that party at fault or acquired will bear the full tax liability arising from such failure calculated based on several assumptions, including that the highest marginal rate applies. If the IRS, at no fault of either party, does not respect the tax-free characterization of the separation, the tax liability arising from such failure will be treated as a contingent tax liability where Agilent will bear the first $150,000,000 (assuming no other contingent liabilities have arisen) and, thereafter, Agilent will be responsible for sixty-five percent (65%) of such taxes and Keysight will be responsible for thirty-five percent (35%) of such taxes.

Agilent will pay Keysight for any tax attributes that arise post- separation, but are carried back to pre-separation tax periods and used by Agilent.

The party that bears the tax liability will control any tax contests that may arise with respect to such liability. With respect to any tax contests relating to any Agilent federal consolidated income tax return or Agilent state combined income tax return (including returns where Keysight is a consolidated or combined group member), Agilent will control any tax contests. If Keysight, however, may be liable to make an indemnification payment to Agilent under the tax matters agreement, Keysight will be informed of the tax contest and have certain limited participation rights.

Employee Matters Agreement

Keysight and Agilent have entered into an employee matters agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits arrangements and other related matters in connection with the separation.

The employee matters agreement provides that, unless otherwise specified, Agilent will be responsible for liabilities associated with employees who will be employed by Agilent following the internal separation (which occurred on August 1, 2014), in which the Keysight business was segregated operationally from the Agilent business in advance of the separation and distribution, and former Agilent employees whose liabilities are not allocated to Keysight (collectively, the “Agilent allocated employees”), and Keysight will be responsible for liabilities associated with employees who will be employed by Keysight following the internal separation, former Agilent employees whose last employment was with the electronic measurement businesses and certain specified former employees (collectively, the “Keysight allocated employees”).

Keysight allocated employees will be eligible to participate in Keysight benefit plans in accordance with the terms and conditions of the Keysight plans as in effect from time to time. Generally and subject to certain exceptions, Keysight will create compensation and benefit plans that mirror the terms of corresponding Agilent compensation and benefit plans, and Keysight will credit each Keysight allocated employee with his or her service with Agilent prior to the internal separation for all purposes under the Keysight benefit plans to the same extent such service was recognized by Agilent for similar purposes and so long as such crediting does not result in a duplication of benefits.

The employee matters agreement also includes provisions relating to cooperation between the two companies on matters relating to employees and employee benefits and other administrative provisions.

Retirement and Deferred Compensation Programs

Keysight has established tax-qualified defined benefit and defined contribution retirement plans as well as non-qualified deferred compensation plans for Keysight allocated employees. In connection with the internal separation, assets, liabilities and account balances (as applicable) of Keysight allocated employees have been transferred to Keysight or Keysight plans, as applicable, and Agilent or Agilent plans will retain assets, liabilities and account balances of Agilent allocated employees.

Welfare Plans

Generally, under Agilent health and welfare plans, after the internal separation, Agilent will retain liability for claims made by Agilent allocated employees, and Keysight will assume liability for claims made by Keysight allocated employees, whenever such claims were incurred. In particular, for certain specified account based medical benefits, such as the Retiree Medical Account or the Agilent Reimbursement Arrangement, Keysight will assume liability for claims made by Keysight allocated employees regardless of when the claim was incurred. With respect to certain specified non-account based medical benefits, where participants do not have an account balance, Agilent will retain liability for all claims incurred prior to the internal separation for both Agilent and Keysight allocated employees.

Equity Compensation Awards

The employee matters agreement provides for the conversion, as of the distribution, of all outstanding awards granted under Agilent’s equity compensation programs into adjusted awards relating to shares of Agilent or Keysight common stock as described in “Executive Compensation Discussion and Analysis — Treatment of Equity-Based Compensation Awards at the Time of the Separation.”

Intellectual Property Matters Agreement

Keysight and Agilent have entered into an intellectual property matters agreement pursuant to which (1) Agilent conveyed to Keysight the intellectual property rights (the “transferred intellectual property rights”) and technology primarily used in the electronic measurement business, and (2) Agilent granted to Keysight a personal, generally irrevocable, non-exclusive, worldwide, royalty-free and generally non-transferable license to use the intellectual property rights primarily used in Agilent’s businesses (other than the electronic measurement business).

Keysight also granted back to Agilent a personal, generally irrevocable, non-exclusive, worldwide, royalty-free and generally non-transferable license to continue to use the transferred intellectual property rights. This license back permits Agilent to continue to use the transferred intellectual property rights in the conduct of its remaining businesses. Keysight believes that the license back will have little impact on Keysight’s business because Agilent’s use of the transferred intellectual property rights is generally limited to products and services that are not part of the Keysight business.

Trademark License Agreement

Keysight and Agilent have entered into a trademark license agreement pursuant to which Agilent granted Keysight a personal, non-exclusive, worldwide, royalty-free and generally non-transferable license to use certain of Agilent’s marks in connection with Keysight’s corporate identity materials, licensed products, collateral material and marketing materials. Agilent will retain full ownership of the licensed marks during the period of the license. Keysight is permitted to sublicense the licensed marks subject to certain standards and restrictions. Agilent will monitor the quality of Keysight products bearing the Agilent marks until such time as Keysight ceases all use of the licensed marks.

Real Estate Matters Agreement

Keysight and Agilent have entered into a real estate matters agreement pursuant to which Agilent transferred to or shares with Keysight certain Agilent leased and owned property, and Keysight retained, transferred to or shares with Agilent certain Keysight leased and owned property. The real estate matters agreement describes the manner in which the specified leased and owned properties are transferred or shared, including, but not limited to, the following types of transactions: (i) conveyances to Keysight of specified properties that Agilent owned; (ii) conveyances to Agilent of specified properties that Keysight owned; (iii) assignments of Agilent’s leases for specified leased properties to Keysight; (iv) assignments of Keysight’s leases for specified leased properties to Agilent; (v) subleases to Keysight of portions of specified Agilent leased properties (at the same rate paid by Agilent to the lessor of the applicable property); and (vi) subleases to Agilent of portions of specified Keysight leased properties (at the same rate paid by Keysight to the lessor of the applicable property). The real estate matters agreement describes the leased and owned property transferred or shared for each type of transaction. The standard forms for the proposed transfer documents (e.g., forms of conveyance, assignment and sublease) are contained in exhibits to the real estate matters agreement.

Collaboration Agreement

Keysight and Agilent have entered into a collaboration agreement that will be effective upon the distribution, pursuant to which Agilent and Keysight will transfer to each other certain development and design capabilities and manufacturing know-how in areas where the parties have existing technical synergies. Most of these services relate to the transfer of development and design capabilities and manufacturing know-how from Keysight to Agilent, which transfers will not have a material impact on Keysight’s business. The transfers to Agilent include limited manufacturing and design capability, as well as consulting services, including services related to microwave resonator design and microscopy. The parties will also provide one another research sharing services on ongoing projects. The agreed upon charges for such services are generally intended to allow the transferring party to recover all out-of-pocket costs and expenses and a predetermined profit for certain services.

The collaboration agreement will terminate on the expiration of the term of the last service provided under it, unless earlier terminated by the parties. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date at the end of the calendar month, subject to a minimum notice period equal to 30 days.

The liability of each party under the collaboration agreement for the services it provides to the other party will be limited to the aggregate fees it receives in connection with the provision of services under the collaboration agreement, except for breaches of confidentiality obligations or in the case of gross negligence or willful misconduct. The collaboration agreement also provides that each party will not be liable to the other party for any special, indirect, incidental, punitive or consequential damages, except for breaches of confidentiality or in the case of gross negligence or willful misconduct.

Procedures for Approval of Related Person Transactions

Keysight’s board of directors is expected to adopt a written policy on related person transactions. The policy will cover transactions involving Keysight in excess of $120,000 in any year in which any director, director nominee, executive officer or greater-than-five percent beneficial owner of Keysight, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less-than-10 percent owner, of an entity involved in the transaction. This policy will be posted to the corporate governance section of Keysight’s investor relations website (http://investor.keysight.com) as of the distribution date.

Under this policy, the general counsel must advise the Nominating and Corporate Governance Committee of any related person transaction of which he or she becomes aware. The Nominating and Corporate Governance Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Nominating and Corporate Governance Committee will consider all relevant information available to it and, as appropriate, take into consideration the size of the transaction and the amount payable to the related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; the purpose, and the potential benefits to the Corporation, of the transaction; whether the transaction was undertaken in the ordinary course of business; and whether the transaction involved the provision of goods or services to Keysight that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to Keysight as would be available in comparable transactions with or involving unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the separation, all of the outstanding shares of Keysight’s common stock will be owned beneficially and of record by Agilent. Following the distribution, Keysight expects to have outstanding an aggregate of approximately 166,816,116 shares of common stock based upon approximately 333,632,232 Agilent common shares outstanding on August 31, 2014, excluding treasury shares and assuming no exercise of Agilent options, and applying the distribution ratio.

Security Ownership of Certain Beneficial Owners

The following table reports the number of shares of Keysight common stock beneficially owned, immediately following the completion of the separation calculated as of August 31, 2014, based upon the distribution of one share of Keysight’s common stock for every two shares of Agilent common stock, of each person who is known by Keysight who will beneficially own more than five percent of Keysight’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price, Associates, Inc. 100 East Pratt Street Baltimore, MD 21202-1009	15,611,001	9.4%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355-2331	8,575,566	5.1%

Fidelity Management & Research Co. 245 Summer Street Boston, MA 02210-1133	8,342,333	5.0%

Share Ownership of Executive Officers and Directors

The following table sets forth information, immediately following the completion of the separation calculated as of August 31, 2014, based upon the distribution of one share of Keysight’s common stock for every two shares of Agilent common stock, regarding (i) each expected director, director nominee and NEO of Keysight and (ii) all of Keysight’s expected directors and executive officers as a group. The address of each director, director nominee and executive officer shown in the table below is c/o Keysight, Attention: Secretary, 1400 Fountaingrove Parkway, Santa Rosa, California 95403.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class
Paul N. Clark	42,620	(2)	*
James G. Cullen	49,152	(2)	*
Jean M. Halloran	91,175		*
Richard Hamada	—		—
Chuck Dockendorff	—		—
Ronald S. Nersesian	24,510		*
Neil Dougherty	13,206		*
Ingrid Estrada	12,767		*
Soon Chai Gooi	88,619		*
Guy Séné	48,015		*
All directors and executive officers as a group (13 persons)	380,693	(3)	*

*                                         Indicates that the percentage of beneficial ownership does not exceed 1 percent of the class.

(1)                                 Pursuant to SEC regulations, shares receivable through the exercise of Agilent stock options that are exercisable, and shares issuable pursuant to Agilent restricted stock units that will vest, within 60 days after August 31, 2014 are deemed to be beneficially owned as of August 31, 2014. For purposes of this table, shares of Agilent common stock currently underlying such options and restricted stock units are treated as outstanding as of August 31, 2014 and converted into Keysight shares based upon the distribution ratio.

(2)                                 Includes deferred shares or share equivalents held by Fidelity Management Trust Company under the Deferred Compensation Plan for Non- Employee Directors as to which voting or investment power exists.

(3)                                 Includes (a) 9,002 shares and shares underlying restricted stock units that vest within 60 days after August 31, 2014 and (b) 1,625 shares underlying stock options that are exercisable within 60 days after August 31, 2014, in each case attributable to the executive officers that are not listed in this table.

THE SEPARATION AND DISTRIBUTION

Background

On September 19, 2013, Agilent announced that it intended to separate its electronic measurement business from its life sciences, chemical analytics and diagnostics and genomics businesses. Agilent announced that it intended to effect the separation through a pro rata distribution of the common stock of a new entity, which has since been named Keysight Technologies, Inc. (“Keysight”) and was formed to hold the assets and liabilities associated with the electronic measurement business.

On September 16, 2014, the Agilent board of directors approved the distribution of the issued and outstanding shares of Keysight common stock on the basis of one share of Keysight common stock for every two shares of Agilent common stock held as of the close of business on the record date of October 22, 2014.

On November 1, 2014, the distribution date, each Agilent shareholder will receive one share of Keysight common stock for every two shares of Agilent common stock held at the close of business on the record date for the distribution, as described below. Agilent shareholders will receive cash in lieu of any fractional shares of Keysight common stock that they would have received after application of this ratio. You will not be required to make any payment, surrender or exchange your Agilent common shares or take any other action to receive your shares of Keysight’s common stock in the distribution. The distribution of Keysight’s common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “—Conditions to the Distribution.”

Reasons for the Separation

The Agilent board of directors determined that the separation of Agilent’s electronic measurement business from its life sciences, chemical analytics and diagnostics and genomics businesses would be in the best interests of Agilent and its shareholders and approved the plan of separation. A wide variety of factors were considered by the Agilent board of directors in evaluating the separation. Among other things, the Agilent board of directors considered the following potential benefits of the separation:

•                  Distinct investment identity—The separation will allow investors to separately value Agilent and Keysight based on their distinct investment identities. Keysight’s electronic measurement business differs from Agilent’s other businesses in several respects, such as the market for products, manufacturing processes and R&D capabilities. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective business and to invest in each company separately based on their distinct characteristics;

•                  Enhanced strategic and management focus—The separation will allow Keysight and Agilent to more effectively pursue their distinct operating priorities and strategies and enable management of both companies to focus on unique opportunities for long-term growth and profitability. For example, while Keysight’s management will be enabled to focus exclusively on its electronic measurement business, the management of Agilent will be able to grow its life sciences, chemical analytics and diagnostics and genomics businesses. The separate management teams of Keysight and Agilent will also be able to focus on executing the companies’ differing strategic plans without diverting attention from the other business;

•                  More efficient allocation of capital—The separation will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to invest capital in its businesses in a time and manner appropriate for its distinct strategy and business needs and facilitate a more efficient allocation of capital;

•                  Direct access to capital markets—The separation will create an independent equity structure that will afford Keysight direct access to the capital markets and facilitate Keysight’s ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock; and

•                  Alignment of incentives with performance objectives—The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

Neither Keysight nor Agilent can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The Agilent board of directors also considered a number of potentially negative factors in evaluating the separation, including that:

•                  Loss of joint purchasing power and increased costs.  As a current part of Agilent, the electronic measurement business benefits from Agilent’s size and purchasing power in procuring certain goods and services. After the separation, as a separate, independent entity, Keysight may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Agilent obtained prior to the separation. Keysight may also incur costs for certain functions previously performed by Agilent, such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in Keysight’s historical financial statements, which could cause Keysight’s profitability to decrease.

•                  Disruptions to the business as a result of the separation.  The actions required to separate Keysight’s and Agilent’s respective businesses could disrupt Keysight’s operations.

•                  Increased significance of certain costs and liabilities.  Certain costs and liabilities that were otherwise less significant to Agilent as a whole will be more significant for Keysight as a stand-alone company.

•                  One-time costs of the separation.  Keysight will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning Keysight personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems.

•                  Inability to realize anticipated benefits of the separation.  Keysight may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Keysight’s business; (ii) following the separation, Keysight may be more susceptible to market fluctuations and other adverse events than if it were still a part of Agilent; and (iii) following the separation, Keysight’s business will be less diversified than Agilent’s business prior to the separation.

•                  Limitations placed upon Keysight as a result of the tax matters agreement.  To preserve the tax-free treatment for U.S. federal income tax purposes to Agilent of the separation and the distribution, under the tax matters agreement that Keysight has entered into with Agilent, Keysight will be restricted from taking any action that prevents the separation and distribution from being tax-free for U.S. federal income tax purposes. These restrictions may limit Keysight’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its business.

The Agilent board of directors concluded that the potential benefits of the separation outweighed these factors.

Formation of a New Company Prior to Keysight’s Distribution

Keysight was formed in Delaware on December 6, 2013, for the purpose of holding Agilent’s electronic measurement business. As part of the plan to separate the electronic measurement business from the remainder of its businesses, Agilent has transferred the equity interests of certain entities that operate the electronic measurement business and the assets and liabilities of the electronic measurement business to Keysight, as set forth in the separation agreement.

When and How You Will Receive the Distribution

With the assistance of Computershare, Keysight expects to distribute Keysight common stock on November 1, 2014, the distribution date, to all holders of outstanding Agilent common shares as of the close of business on October 22, 2014, the record date for the distribution. Computershare, which currently serves as the transfer agent and registrar for Agilent’s common shares, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Keysight common stock.

If you own Agilent common shares as of the close of business on the record date for the distribution, Keysight’s common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of Keysight common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell Agilent common shares in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Keysight common stock in the distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your Agilent common shares and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Keysight’s common stock that have been registered in book-entry form in your name.

Most Agilent shareholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Agilent common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Keysight common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of Keysight common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Keysight affiliates. Persons who may be deemed to be Keysight affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Keysight, which may include certain Keysight executive officers, directors or principal shareholders. Securities held by Keysight affiliates will be subject to resale restrictions under the Securities Act. Keysight affiliates will be permitted to sell shares of Keysight common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of Keysight Common Stock You Will Receive

For every two shares of Agilent common stock that you own at the close of business on October 22, 2014, the record date for the distribution, you will receive one share of Keysight common stock on the distribution date.

Agilent will not distribute any fractional shares of Keysight common stock to its shareholders. Instead, if you are a registered holder, Computershare will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The transfer agent, in its sole discretion, without any influence by Agilent or Keysight, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Agilent or Keysight. Neither Keysight nor Agilent will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

If you hold physical certificates for Agilent common shares and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. Keysight estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Agilent common shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution

After its separation from Agilent, Keysight will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on October 22, 2014, the record date for the distribution, and will reflect any exercise of Agilent options between the date the Agilent board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding Agilent common shares or any rights of Agilent shareholders. Agilent will not distribute any fractional shares of Keysight common stock.

Keysight has entered into a separation agreement and other related agreements with Agilent to effect the separation and provide a framework for Keysight’s relationship with Agilent after the separation. These agreements provide for the allocation between Agilent and Keysight of Agilent’s assets, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Keysight’s separation from Agilent and will govern certain relationships between Agilent and Keysight after the separation. For a more detailed description of these agreements, see “Certain Relationships and Related Person Transactions.”

Market for Keysight Common Stock

There is currently no public trading market for Keysight’s common stock. Keysight has been authorized to have its common stock listed on the NYSE under the symbol “KEYS.” Keysight has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Keysight cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices of one Agilent common share and .5 shares of Keysight common stock after the distribution (representing the number of shares of Keysight common stock to be received per share of Agilent common stock in the distribution) may not equal the “regular-way” trading price of a share of Agilent common stock immediately prior to the distribution. The price at which Keysight common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Keysight common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to Keysight’s Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Agilent expects that there will be two markets in Agilent common shares: a “regular-way” market and an “ex-distribution” market. Agilent common shares that trade on the “regular-way” market will trade with an entitlement to Keysight common shares distributed pursuant to the separation. Agilent common shares that trade on the “ex-distribution” market will trade without an entitlement to Keysight common stock distributed pursuant to the distribution. Therefore, if you sell Agilent common shares in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive Keysight common stock in the distribution. If you own Agilent common shares at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Keysight common stock that you are entitled to receive pursuant to your ownership as of the record date of the Agilent common shares.

Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Keysight expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Keysight common stock that will be distributed to holders of Agilent common shares on the distribution date. If you owned Agilent common shares at the close of business on the record date for the distribution, you would be entitled to Keysight common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Keysight common stock, without the Agilent common shares you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Keysight common stock will end, and “regular-way” trading will begin.

Conditions to the Distribution

Keysight has announced that the distribution will be effective at 12:01 a.m., Eastern time, on November 1, 2014, which is the distribution date, provided that the following conditions will have been satisfied (or waived by Agilent in its sole discretion):

•                  the transfer of assets and liabilities to Keysight in accordance with the separation agreement will have been completed, other than assets and liabilities intended to transfer after the distribution;

•                  Agilent will have received an opinion of Baker & McKenzie LLP, tax counsel to Agilent, regarding the qualification of the separation and the distribution as a reorganization within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code;

•                  the SEC will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to Agilent shareholders;

•                  all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•                  the transaction agreements relating to the separation will have been duly executed and delivered by the parties;

•                  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•                  the shares of Keysight common stock to be distributed will have been accepted for listing on the NYSE, subject to official notice of distribution;

•                  the financing described under the section entitled “Description of Material Indebtedness” will have been completed; and

•      no event or development will have occurred or exist that, in the judgment of Agilent’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

The satisfaction of the foregoing conditions does not create any obligations on Agilent’s part to effect the separation, and Agilent’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation, including by accelerating or delaying the timing of the consummation of all or part of the separation, at any time prior to the distribution date. To the extent that the Agilent board of directors determines that any modifications by Agilent materially change the material terms of the distribution, Agilent will notify Agilent shareholders in a manner reasonably calculated to inform them about the modification as may be required by law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the contribution by Agilent of assets of the electronic measurement business to and assumption of related liabilities by Keysight and the distribution by Agilent of all of Keysight’s outstanding common stock to Agilent’s shareholders. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder and on judicial and administrative interpretations of the Code and the U.S. Treasury regulations, all as in effect on the date of this information statement, and is subject to changes in these or other governing authorities, any of which may have a retroactive effect. This summary assumes that the separation and the distribution will be consummated in accordance with the separation agreement and as described in this information statement.

This summary does not purport to be a complete description of all U.S. federal income tax consequences of the separation and the distribution nor does it address the effects of any state, local or foreign tax laws or U.S. federal tax laws other than those relating to income taxes on the separation and the distribution. The tax treatment of an Agilent shareholder may vary depending upon that shareholder’s particular situation, and certain shareholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships or other pass-through entities that hold common shares in Agilent, traders in securities who elect to apply a mark-to-market method of accounting, shareholders who hold their Agilent common shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who received Agilent common shares upon the exercise of employee stock options or otherwise as compensation, and shareholders who are liable for alternative minimum tax) may be subject to special rules not discussed below. In addition, this summary only addresses the U.S. federal income tax consequences to an Agilent shareholder who, for U.S. federal income tax purposes, is a U.S. person (other than any entity or arrangement treated as a partnership) and not to an Agilent shareholder who is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign trust or estate. Finally, this summary does not address the U.S. federal income tax consequences to those Agilent shareholders who do not hold their Agilent common shares as capital assets within the meaning of Section 1221 of the Code.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Agilent common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of Agilent common stock should consult their tax advisors.

Each shareholder is urged to consult the shareholder’s tax advisor as to the specific tax consequences of the distribution to that shareholder, including the effect of any U.S. federal, state or local or foreign tax laws and of changes in applicable tax laws.

Agilent has received an opinion of Baker & McKenzie LLP, tax counsel to Agilent, to the effect that, among other things, the separation and distribution will qualify as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code. It is a condition to the distribution that the opinion not be revoked or modified in any material respect. Such opinion is based on, among other things, certain assumptions as well as on the accuracy, correctness and completeness of certain representations and statements that Agilent and Keysight made to Baker & McKenzie LLP. In rendering the opinion, Baker & McKenzie LLP also relied on certain covenants that Agilent and Keysight enter into, including the adherence by Agilent and Keysight to certain restrictions on future actions. If any of the assumptions, representations or statements that Agilent and Keysight made are, or become, inaccurate, incorrect or incomplete, or if Agilent or Keysight breach any of their covenants, the separation and the distribution might not qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Notwithstanding receipt by Agilent of the opinion, the IRS could assert successfully that the separation and distribution are taxable. In that event, the consequences described in the opinion would not apply and both Agilent and holders of Agilent common shares who received shares of Keysight common stock in the distribution would be subject to significant U.S. federal income tax liability.

Accordingly, based upon and subject to the foregoing, the material U.S. federal income tax consequences to Agilent, Keysight and Agilent shareholders of the separation and distribution are as follows:

•                  subject to the discussion below regarding Section 355(e) of the Code, neither Keysight nor Agilent will recognize any gain or loss for U.S. federal income tax purposes upon the separation and the distribution of Keysight common stock and no amount will be includable in the income of Agilent or Keysight as a result of the separation and the distribution, other than taxable income or gain possibly arising out of internal reorganizations and restructurings undertaken in connection with the separation and distribution (including with respect to any portion of the cash distribution from Keysight to Agilent that is not used for qualifying purposes) and with respect to any items required to be taken into account under U.S. Treasury regulations relating to consolidated federal income tax returns;

•                  an Agilent shareholder will not recognize any gain or loss for U.S. federal income tax purposes and no amount will be includable in income for U.S. federal income tax purposes as a result of the receipt of Keysight common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares of Keysight common stock (as described below);

•                  an Agilent shareholder’s aggregate tax basis in such shareholder’s Agilent common shares following the distribution and in Keysight common stock received in the distribution (including any fractional share interest in Keysight common stock for which cash is received) will equal such shareholder’s tax basis in its Agilent common shares immediately before the distribution, allocated between the Agilent common shares and Keysight common stock (including any fractional share interest in Keysight common stock for which cash is received) in proportion to their fair market values on the distribution date;

•                  an Agilent shareholder’s holding period for Keysight common stock received in the distribution (including any fractional share interest in Keysight common stock for which cash is received) will include the holding period for that shareholder’s Agilent common shares; and

•                  an Agilent shareholder who receives cash in lieu of a fractional share of Keysight common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the Agilent shareholder’s adjusted tax basis in the fractional share. That gain or loss will be long-term capital gain or loss if the shareholder’s holding period for its Agilent common shares exceeds one year at the time of the distribution.

U.S. Treasury regulations provide that if an Agilent shareholder holds different blocks of Agilent common shares (generally Agilent common shares purchased or acquired on different dates or at different prices), the aggregate basis for each block of Agilent common shares purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of Keysight common stock received in the distribution in respect of such block of Agilent common shares and such block of Agilent common shares, in proportion to their respective fair market values on the distribution date. The holding period of the shares of Keysight common stock received in the distribution in respect of such block of Agilent common shares will include the holding period of such block of Agilent common shares. If an Agilent shareholder is not able to identify which particular shares of Keysight common stock are received in the distribution with respect to a particular block of Agilent common shares, for purposes of applying the rules described above, the shareholder may designate which shares of Keysight common stock are received in the distribution in respect of a particular block of Agilent common shares, provided that such designation is consistent with the terms of the distribution. Agilent shareholders are urged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

U.S. Treasury regulations also require certain Agilent shareholders who receive Keysight common stock in the distribution to attach to the shareholder’s U.S. federal income tax return for the year in which the stock is received a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

Notwithstanding receipt by Agilent of the opinion of tax counsel, the IRS could assert that the separation and the distribution do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, Agilent shareholders and Agilent would be subject to significant U.S. federal income tax liability. In general, Agilent would recognize gain in an amount equal to the excess, if any, of the fair market value of Keysight’s common stock distributed to Agilent shareholders on the distribution date over Agilent’s tax basis in such shares. In addition, each Agilent shareholder that receives shares of Keysight’s common stock in the separation could be treated as receiving a taxable distribution from Agilent in an amount equal to the fair market value of Keysight’s common stock that was distributed to the shareholder, which generally would be taxed as a dividend to the extent of the shareholder’s pro rata share of Agilent’s current and accumulated earnings and profits, including Agilent’s taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the shareholder’s basis in the Agilent stock and thereafter treated as capital gain from the sale or exchange of Agilent stock. Also, if the IRS were successful in taking this position, Keysight might be required to indemnify Agilent under the circumstances set forth in the tax matters agreement, and such indemnification obligation could materially adversely affect Keysight’s financial position.

Even if the distribution otherwise qualifies as tax-free for U.S. federal income tax purposes under Section 355 of the Code, it could be taxable to Agilent (but not Agilent’s shareholders) under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50 percent or greater interest by vote or value, in Agilent or Keysight. For this purpose, any acquisitions of Agilent common shares or Keysight common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although Agilent or Keysight may be able to rebut that presumption.

Payments of cash to holders of Agilent common shares in lieu of fractional shares may be subject to information reporting and backup withholding at a rate of 28 percent, unless a shareholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax. Amounts withheld as backup withholding may be refunded or credited against a shareholder’s U.S. federal income tax liability, provided, that the required information is timely supplied to the IRS.

The foregoing is a summary of material U.S. federal income tax consequences of the separation and the distribution under current law and particular circumstances. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of shareholders. Each Agilent shareholder should consult its own tax advisor as to the particular tax consequences of the distribution to such shareholder, including the application of U.S. federal, state or local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Indebtedness in Connection with the Separation

In connection with the separation, Keysight anticipates issuing approximately $1.1 billion of senior notes and has obtained a $300 million unsecured revolving credit facility. Keysight’s target debt balance as of the distribution date is based on internal capital planning considering the following factors and assumptions: anticipated business plan, optimal debt levels, operating activities, general economic contingencies, investment grade credit rating and desired financing capacity. Set forth below is a summary of the anticipated terms of the senior notes and the final terms of the credit facility.

Keysight anticipates issuing approximately $1.1 billion in aggregate principal amount of senior notes prior to the distribution date, which senior notes are likely to be sold in a private placement exempt from registration under the Securities Act. Keysight intends to use part of the net proceeds from the sale of senior notes to finance the payment of a $900 million distribution to Agilent, as provided by the terms of the separation agreement. Keysight intends to use the remaining proceeds to fund working capital and other liquidity needs. Keysight currently anticipates that the senior notes will be issued in two series, maturing five and ten years after the issue date, respectively, and that the senior notes will be guaranteed by Agilent until the separation. Keysight currently anticipates that the senior notes will contain customary affirmative and negative covenants for investment grade issuers of debt securities.

On September 15, 2014, Keysight entered into a credit agreement by and among Agilent, as guarantor, Keysight, as borrower, certain lenders party thereto and CitiBank, N.A., as Administrative Agent, that provides for a $300 million five-year unsecured revolving credit facility. The revolving credit facility will expire on (a) December 31, 2014, if the distribution date has not occurred on or prior to such date or (b) the fifth anniversary of the distribution date. Keysight’s ability to borrow under the revolving credit facility is subject to the satisfaction or waiver of certain conditions precedent, including the occurrence of the separation. Prior to the separation, Agilent irrevocably and unconditionally guarantees payment, when and as due, of Keysight’s obligations under the credit agreement. Keysight may, subject to certain customary conditions, on one or more occasions increase commitments under the revolving credit facility in an amount not to exceed $150 million in the aggregate and may extend the maturity date for a period of one year. Each lender will have discretion to determine whether it will participate in any such increase or extension. Keysight will use amounts borrowed under the revolving credit facility for general corporate purposes. Keysight does not intend to borrow under the revolving credit facility in connection with the separation, but may borrow under the revolving credit facility from time to time thereafter.

Loans under the credit agreement will bear interest at: (i) the alternative base rate which is defined as the highest of (a) the prime rate in effect from time to time, (b) the federal funds effective rate from time to time plus 1/2 of 1.00% or (c) the applicable adjusted London interbank offered rate for a deposit in US Dollars with a maturity of one month plus 1.00%, in each case plus the applicable margin for such loans, or (ii) the applicable London or Euro interbank offered rate plus the applicable margin for such loans. The applicable margin for loans bearing interest at the alternative base rate ranges between zero and 0.650%, and the applicable margin for loans bearing interest based on the London or EURO interbank offered rate ranges from 1.00% to 1.65%, in each case based on Keysight’s senior debt credit ratings as published by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. At Keysight’s current credit ratings, the applicable margin for the base rate is 0.300%, and the applicable margin for London or EURO interbank offered rate loans is 1.300%. Additionally, Keysight must pay an annual fee during the term of the credit agreement beginning October 15, 2014, the amount of which will vary depending on Keysight’s credit ratings. At Keysight’s current ratings, the facility fee will be 0.200% per year, or $600,000 per year.

The credit agreement contains customary representations and warranties as well as customary affirmative and negative covenants that, subject to certain significant exceptions, limit Keysight’s ability to incur liens and the ability of Keysight’s subsidiaries to incur indebtedness. In addition, the credit agreement requires that Keysight maintain a ratio of adjusted consolidated debt to consolidated EBITDA of not greater than 3.50 to 1.00 and maintain a ratio of consolidated EBITDA to consolidated interest expense of not greater than 3.00 to 1.00.

The foregoing description and the other information in this information statement regarding the senior notes is included in this information statement solely for informational purposes. Nothing in this information statement should be construed as an offer to sell, or the solicitation of an offer to buy, any such notes.

DESCRIPTION OF KEYSIGHT’S CAPITAL STOCK

Keysight’s certificate of incorporation and bylaws will be amended and restated prior to the separation. The following is a summary of the material terms of Keysight’s capital stock that will be contained in the amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws to be in effect at the time of the distribution. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on Keysight’s capital stock as of the time of the distribution. The certificate of incorporation and bylaws to be in effect at the time of the distribution are included as exhibits to the registration statement of which this information statement forms a part.

General

Keysight’s authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Keysight’s board of directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, Keysight expects that approximately 166,816,116 shares of its common stock will be issued and outstanding and that no shares of preferred stock will be issued and outstanding.

As of the date of this information statement, there are no shares of common stock subject to options or warrants to purchase, or securities convertible into, common equity of Keysight, however, as described in the section entitled “Treatment of Equity-Based Compensation Awards at the Time of the Separation,” Keysight intends to issue Keysight options and equity-based awards upon the separation.  Specifically, all outstanding options to purchase Agilent common stock, restricted stock units with respect to Agilent common stock and performance share awards with respect to Agilent common stock that are held by Keysight employees will be converted, upon the separation, into options to purchase Keysight common stock, restricted stock units with respect to Keysight common stock and performance share awards with respect to Keysight common stock, respectively.

Common Stock

Each holder of Keysight common stock will be entitled to one vote for each share on all matters to be voted upon by the common shareholders, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of Keysight common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Keysight, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Holders of Keysight common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of Keysight common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of Keysight common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Keysight may designate and issue in the future.

Preferred Stock

Under the terms of Keysight’s amended and restated certificate of incorporation, its board of directors will be authorized, subject to limitations prescribed by the DGCL and by Keysight’s amended and restated certificate of incorporation, to issue up to 100,000,000 shares of preferred stock in one or more series without further action by the holders of its common stock. Keysight’s board of directors will have the discretion, subject to limitations prescribed by the DGCL and by Keysight’s amended and restated

certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Keysight’s Certificate of Incorporation and Bylaws

Provisions of the DGCL and Keysight’s amended and restated certificate of incorporation and bylaws could make it more difficult to acquire Keysight by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that its board of directors may consider inadequate and to encourage persons seeking to acquire control of Keysight to first negotiate with Keysight’s board of directors. Keysight believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute.  Keysight will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Keysight’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Keysight’s shareholders.

Classified Board.  Keysight’s amended and restated certificate of incorporation and bylaws will provide that its board of directors will be divided into three classes. At the time of the separation, Keysight’s board of directors will be divided into three classes, each comprised of two directors. The two directors designated as Class I directors will have terms expiring at the first annual meeting of shareholders following the distribution, which Keysight expects to hold in 2015. The two directors designated as Class II directors will have terms expiring at the following year’s annual meeting of shareholders, which Keysight expects to hold in 2016, and the two directors designated as Class III directors will have terms expiring at the following year’s annual meeting of shareholders, which Keysight expects to hold in 2017. Commencing with the first annual meeting of shareholders following the separation, directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of shareholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the shareholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the shareholders entitled to vote in the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of Keysight’s board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Keysight.

Removal of Directors.  Keysight’s amended and restated bylaws will provide that its shareholders may remove its directors only for cause, by an affirmative vote of holders of at least the majority of Keysight’s voting stock then outstanding.

Amendments to Certificate of Incorporation.  Keysight’s amended and restated certificate of incorporation will provide that the affirmative vote of the holders of at least 80% of its voting stock then outstanding is required to amend certain provisions relating to the number, term and removal of its directors, the filling of its board vacancies, the advance notice to be given for nominations for elections of directors, the calling of special meetings of shareholders, shareholder action by written consent, the ability of the board of directors to amend the bylaws, the elimination of liability of directors to the extent permitted by Delaware law, exclusive forum for certain types of actions and proceedings that may be initiated by Keysight’s shareholders and amendments of the certificate of incorporation.

Amendments to Bylaws.  Keysight’s amended and restated certificate of incorporation and bylaws will provide that they may be amended by Keysight’s board of directors or by the affirmative vote of holders of a majority of Keysight’s voting stock then outstanding, except that the affirmative vote of holders of at least 80% of Keysight’s voting stock then outstanding is required to amend certain provisions relating to the calling of special meetings of shareholders, the business that may be conducted or considered at annual or special meetings, the advance notice of shareholder business and nominations, shareholder action by written consent, the number, tenure, qualifications and removal of Keysight’s directors, the filling of its board vacancies, director and officer indemnification and amendments of the bylaws.

Size of Board and Vacancies.  Keysight’s amended and restated bylaws will provide that the number of directors on its board of directors will be fixed exclusively by its board of directors. Any vacancies created in its board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Keysight’s board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.

Special Shareholder Meetings.  Keysight’s amended and restated certificate of incorporation will provide that only the board of directors, pursuant to a resolution adopted by the majority of the entire board, the chairman of the board of directors or Keysight’s chief executive officer, or, if the chief executive officer is absent or unable, by the president or any executive vice president, may call special meetings of Keysight shareholders. The majority of the board of directors must concur with the calling of the meeting by the chairman, chief executive officer, president or any executive vice president. Shareholders may not call special shareholder meetings.

Shareholder Action by Written Consent.  Keysight’s amended and restated certificate of incorporation will expressly eliminate the right of its shareholders to act by written consent effective as of the distribution. Shareholder action must take place at the annual or a special meeting of Keysight shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals.  Keysight’s certificate of incorporation will mandate that shareholder nominations for the election of directors will be given in accordance with the bylaws.  The amended and restated bylaws will establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for shareholders making the proposals or nominations. Additionally, the bylaws will require that candidates for election as director disclose their qualifications and make certain representations.

No Cumulative Voting.  The DGCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Keysight’s amended and restated certificate of incorporation will not provide for cumulative voting.

Undesignated Preferred Stock.  The authority that Keysight’s board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Keysight’s company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Keysight’s board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Keysight’s amended and restated certificate of incorporation will include such an exculpation provision. Keysight’s amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Keysight, or for serving at Keysight’s request as a director or officer or another position at another corporation or enterprise, as the case may be. Keysight’s amended and restated certificate of incorporation and bylaws will also provide that Keysight must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Keysight’s amended and restated certificate of incorporation will expressly authorize Keysight to carry directors’ and officers’ insurance to protect Keysight, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in Keysight’s amended and restated certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Keysight’s directors and officers, even though such an action, if successful, might otherwise benefit Keysight and its shareholders. However, these provisions will not limit or eliminate Keysight’s rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Keysight pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Keysight directors, officers or employees for which indemnification is sought.

Exclusive Forum

Keysight’s amended and restated certificate of incorporation will provide that unless the board of directors otherwise determines, the state courts located within the State of Delaware or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Keysight, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Keysight to Keysight or

Keysight’s shareholders, any action asserting a claim against Keysight or any director or officer of Keysight arising pursuant to any provision of the DGCL or Keysight’s amended and restated certificate of incorporation or bylaws, or any action asserting a claim against Keysight or any director or officer of Keysight governed by the internal affairs doctrine.

Authorized but Unissued Shares

Keysight’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. Keysight may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Keysight by means of a proxy contest, tender offer, merger or otherwise.

Listing

Keysight has been authorized to have its shares of common stock listed on the NYSE under the symbol “KEYS.”

Sale of Unregistered Securities

On December 11, 2013, Keysight issued 100 shares of its common stock to Agilent pursuant to Section 4(2) of the Securities Act. Keysight did not register the issuance of the issued shares under the Securities Act because the issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for Keysight’s common stock will be Computershare Trust Company, N.A.

WHERE YOU CAN FIND MORE INFORMATION

Keysight has filed a registration statement on Form 10 with the SEC with respect to the shares of Keysight common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Keysight and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, Keysight will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

Keysight intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Keysight has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Agilent Technologies, Inc.:

In our opinion, the combined financial statements of The Electronic Measurement Business of Agilent Technologies, Inc. listed in the accompanying index present fairly, in all material respects, the financial position of The Electronic Measurement Business of Agilent Technologies, Inc. (the “Company”) at October 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 2013, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 5, 2014

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

COMBINED STATEMENT OF OPERATIONS

(in millions)

	Years Ended October 31,
	2013	2012	2011
Net revenue:
Products	$2,434	$2,862	$2,875
Services and other	454	453	441
Total net revenue	2,888	3,315	3,316
Costs and expenses:
Cost of products	1,044	1,208	1,159
Cost of services and other	221	226	233
Total costs	1,265	1,434	1,392
Research and development	375	377	381
Selling, general and administrative	752	771	806
Total costs and expenses	2,392	2,582	2,579
Income from operations	496	733	737
Other income (expense), net	5	13	12
Income before taxes	501	746	749
Provision (benefit) for income taxes	44	(95)	(38)
Net income	$457	$841	$787

The accompanying notes are an integral part of these combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

COMBINED STATEMENT OF COMPREHENSIVE INCOME

(in millions)

	Years Ended October 31,
	2013	2012	2011
Net income	$457	$841	$787
Other comprehensive income (loss):
Change in unrealized gain on investments, net of tax expense of $3, zero and zero	5	—	—
Foreign currency translation, net of tax expense of $(6), zero and zero	(75)	(14)	23
Other comprehensive income (loss)	(70)	(14)	23
Total comprehensive income	$387	$827	$810

The accompanying notes are an integral part of these combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

COMBINED BALANCE SHEET

(in millions)

	October 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	340	392
Inventory	502	472
Deferred tax assets	65	70
Other current assets	65	59
Total current assets	972	993
Property, plant and equipment, net	469	493
Goodwill	419	467
Other intangible assets, net	20	28
Long-term investments	44	26
Long-term deferred tax assets	88	108
Other assets	16	18
Total assets	$2,028	$2,133
LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable	$131	$156
Employee compensation and benefits	142	144
Deferred revenue	190	200
Income and other taxes payable	55	57
Other accrued liabilities	42	38
Total current liabilities	560	595
Long-term deferred revenue	94	122
Other long-term liabilities	129	111
Total liabilities	783	828
Commitments and contingencies (Note 14)
Invested equity:
Agilent net investment	1,214	1,204
Accumulated other comprehensive income	31	101
Total invested equity	1,245	1,305
Total liabilities and invested equity	$2,028	$2,133

The accompanying notes are an integral part of these combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

COMBINED STATEMENT OF CASH FLOWS

(in millions)

	Years Ended October 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$457	$841	$787
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	77	65	56
Share-based compensation	41	38	36
Deferred taxes	14	(118)	8
Excess and obsolete inventory related charges	21	14	17
Asset impairment charges	1	—	4
Other, net	1	1	1
Changes in assets and liabilities:
Accounts receivable, net	44	(3)	(6)
Inventory	(53)	(46)	(74)
Accounts payable	(24)	(23)	(10)
Employee compensation and benefits	—	(32)	8
Income and other taxes payable	(2)	(5)	10
Other assets and liabilities	(11)	(8)	(86)
Net cash provided by operating activities	566	724	751
Cash flows from investing activities:
Investments in property, plant and equipment	(69)	(103)	(95)
Proceeds from the sale of property, plant and equipment	—	—	5
Purchase of investments	(15)	—	—
Proceeds from sale of investments	—	—	5
Acquisition of businesses and intangible assets, net of cash acquired	(1)	(69)	(3)
Net cash used in investing activities	(85)	(172)	(88)
Cash flows from financing activities:
Net transfers to Agilent	(481)	(552)	(663)
Net cash used in financing activities	(481)	(552)	(663)
Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—
Cash and cash equivalents at end of year	$—	$—	$—

The accompanying notes are an integral part of these combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

COMBINED STATEMENT OF INVESTED EQUITY

(in millions)

	Agilent Net Investment	Accumulated Other Comprehensive Income/(Loss)	Total Invested Equity
Invested equity, October 31, 2010	$725	$92	$817
Net Income	787	—	787
Other comprehensive income	—	23	23
Net transfers to Agilent	(631)	—	(631)
Invested equity, October 31, 2011	881	115	996
Net Income	841	—	841
Other comprehensive loss	—	(14)	(14)
Net transfers to Agilent	(518)	—	(518)
Invested equity, October 31, 2012	1,204	101	1,305
Net Income	457	—	457
Other comprehensive loss	—	(70)	(70)
Net transfers to Agilent	(447)	—	(447)
Invested equity, October 31, 2013	$1,214	$31	$1,245

The accompanying notes are an integral part of these combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview.  As the Electronic Measurement Business (“we,” “us” “our Business” or “the Business”) of Agilent Technologies, Inc. (“Agilent” or “Parent”), we provide core electronic measurement solutions to communications and electronics industries.

On September 19, 2013, Agilent announced plans to separate into two publicly traded companies, one comprising of the life sciences, diagnostics and chemical analysis businesses that will retain the Agilent name, and the other that will be comprised of the electronic measurement business that will be renamed Keysight Technologies, Inc. (“Keysight”). As part of the distribution, Agilent plans to transfer the assets, liabilities and operations of the electronic measurement business to Keysight prior to the distribution. The distribution is expected to occur through a pro rata distribution of Keysight shares to Agilent shareholders that is tax free to Agilent’s shareholders for U.S. federal income tax purposes and is expected to be completed early in November 2014. Keysight was incorporated in Delaware as a wholly owned subsidiary of Agilent on December 6, 2013. The distribution is subject to a number of conditions, including that the transfer of assets and liabilities to Keysight has occurred in accordance with the separation agreement, the receipt of an external counsel opinion stating the separation and distribution will qualify as tax free to Agilent’s shareholders for U.S. federal income tax purposes, all actions and filings necessary or appropriate under U.S. laws have become effective or accepted, and the completion of the financing needed for Keysight.

Basis of presentation.  The combined financial statements of the Electronic Measurement Business of Agilent (also referred as “we,” “us,” or “the Business”) have been presented on a standalone basis and are derived from the consolidated financial statements and accounting records of Agilent. The accompanying financial data has been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and is in conformity with U.S. generally accepted accounting principles (“GAAP”). Our fiscal year end is October 31. Unless otherwise stated, all years and dates refer to our fiscal year.

We receive significant management and shared administrative services from Agilent and we and Agilent engage in certain intercompany transactions. We rely on Agilent for a significant portion of our operational and administrative support. The combined financial statements include allocation of certain Agilent corporate expenses, including information technology resources and support; finance, accounting, and auditing services; real estate and facility management services; human resources activities; certain procurement activities; treasury services, and legal advisory services and costs for research and development. These costs have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of revenue, square footage, headcount or other measures.

Agilent uses a centralized approach to cash management and financing of its operations. All cash generated by our Business is assumed to be remitted to the Agilent subsidiary located in the same legal entity or country. Cash management and financing transactions relating to our Business are accounted for through the Agilent invested equity account. Accordingly, none of the Agilent cash and cash equivalents at the corporate level has been assigned to us in the combined financial statements. Agilent’s debt and related interest expense have not been allocated to us for any of the periods presented since we are not the legal obligor of the debt and Agilent’s borrowings were not directly attributable to us.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate. The expenses and cost allocations have been determined on a basis that Agilent and we consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

However, the amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of Agilent. Consequently, our future results of operations after our separation from Agilent will include costs and expenses for us to operate as an independent company, and these costs and expenses may be materially different from our historical results of operations, statement of comprehensive income, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of our future results of operations, financial position, and cash flows.

See Note 3, “Transactions with Agilent” for further information regarding the relationships we have with Agilent and other Agilent businesses.

Principles of combination.  The combined financial statements include certain assets and liabilities that have historically been held at the Agilent level but are specifically identifiable or otherwise attributable to us. All significant intra-company transactions within the Business have been eliminated. All significant transactions between us and other businesses of Agilent are included in these combined financial statements. All intercompany transactions are considered to be effectively settled for cash in the combined statement of cash flows at the time the transaction is recorded.

Invested Equity.  This balance represents the accumulation of our net earnings over time, including share-based compensation expense recorded, cash transferred to and from Agilent, and net intercompany receivable/payable between us and Agilent.

Use of estimates.  The preparation of financial statements in accordance with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in our combined financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and actions that may impact the company in the future, actual results may be different from the estimates. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Those policies are revenue recognition, inventory valuation, allocated expenses from Agilent and the related allocation methods, including share-based compensation and retirement and post- retirement plan assumptions, restructuring, valuation of goodwill and accounting for income taxes.

Revenue recognition.  We enter into agreements to sell products (hardware and/or software), services and other arrangements (multiple element arrangements) that include combinations of products and services.

We recognize revenue, net of trade discounts and allowances, provided that (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the price is fixed or determinable and (4) collectability is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer, for products, or when the service has been provided. We consider the price to be fixed or determinable when the price is not subject to refund or adjustments. We consider arrangements with extended payment terms not to be fixed or determinable, and accordingly we defer revenue until amounts become due. At the time of the transaction, we evaluate the creditworthiness of our customers to determine the appropriate timing of revenue recognition.

Product revenue.  Our product revenue is generated predominantly from the sales of various types of test equipment. Product revenue, including sales to resellers and distributors, is reduced for estimated

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

returns, when appropriate. For sales or arrangements that include customer-specified acceptance criteria, including those where acceptance is required upon achievement of performance milestones, revenue is recognized after the acceptance criteria have been met. For products that include installation, if the installation meets the criteria to be considered a separate element, product revenue is recognized upon delivery, and recognition of installation revenue is delayed until the installation is complete. Otherwise, neither the product nor the installation revenue is recognized until the installation is complete.

Where software is licensed separately, revenue is recognized when the software is delivered and has been transferred to the customer or, in the case of electronic delivery of software, when the customer is given access to the licensed software programs.

We also evaluate whether collection of the receivable is probable, the fee is fixed or determinable and whether any other undelivered elements of the arrangement exist on which a portion of the total fee would be allocated based on vendor-specific objective evidence.

Service revenue.  Revenue from services includes extended warranty, customer and software support, consulting, training and education. Service revenue is deferred and recognized over the contractual period or as services are rendered and accepted by the customer. For example, customer support contracts are recognized ratably over the contractual period, while training revenue is recognized as the training is provided to the customer. In addition the four revenue recognition criteria described above must be met before service revenue is recognized.

Revenue recognition for arrangements with multiple deliverables.  Our multiple-element arrangements are generally comprised of a combination of measurement instruments, installation or other start-up services, and/or software, and/or support or services. Hardware and software elements are typically delivered at the same time and revenue is recognized upon delivery once title and risk of loss pass to the customer. Delivery of installation, start-up services and other services varies based on the complexity of the equipment, staffing levels in a geographic location and customer preferences, and can range from a few days to a few months. Service revenue is deferred and recognized over the contractual period or as services are rendered and accepted by the customer. Revenue from the sale of software products that are not required to deliver the tangible product’s essential functionality are accounted for under software revenue recognition rules which require vendor specific objective evidence (“VSOE”) of fair value to allocate revenue in a multiple element arrangement. Our arrangements generally do not include any provisions for cancellation, termination, or refunds that would significantly impact recognized revenue.

We have evaluated the deliverables in our multiple-element arrangements and concluded that they are separate units of accounting if the delivered item or items have value to the customer on a standalone basis and for an arrangement that includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in our control. We allocate revenue to each element in our multiple-element arrangements based upon their relative selling prices. We determine the selling price for each deliverable based on a selling price hierarchy. The selling price for a deliverable is based on VSOE if available, third-party evidence (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE nor TPE is available. Revenue allocated to each element is then recognized when the basic revenue recognition criteria for that element have been met.

We use VSOE of selling price in the selling price allocation in all instances where it exists. VSOE of selling price for products and services is determined when a substantial majority of the selling prices fall

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

within a reasonable range when sold separately. TPE of selling price can be established by evaluating largely interchangeable competitor products or services in standalone sales to similarly situated customers. As our products contain a significant element of proprietary technology and the solution offered differs substantially from that of competitors, it is difficult to obtain the reliable standalone competitive pricing necessary to establish TPE. ESP represents the best estimate of the price at which we would transact a sale if the product or service were sold on a standalone basis. We determine ESP for a product or service by using historical selling prices which reflect multiple factors including, but not limited, to customer type; geography, market conditions, competitive landscape, gross margin objectives and pricing practices. The determination of ESP is made through consultation with and approval by management. We may modify or develop new pricing practices and strategies in the future. As these pricing strategies evolve, changes may occur in ESP. The aforementioned factors may result in a different allocation of revenue to the deliverables in multiple element arrangements, which may change the pattern and timing of revenue recognition for these elements but will not change the total revenue recognized for the arrangement.

Deferred revenue.  Deferred revenue represents the amount that is allocated to undelivered elements in multiple element arrangements. We limit the revenue recognized to the amount that is not contingent on the future delivery of products or services or meeting other specified performance conditions.

Warranty.  In the past, our standard warranty terms typically extended for one year from the date of delivery. During the second fiscal quarter of 2013 typical standard warranty arrangements were extended from one year to three years from the date of delivery. Prior to the change in standard warranty terms, we sold extended warranties of more than one year and less than three years which were deferred. Those existing warranties greater than one year and less than three years and previously classified as extended warranties will be amortized over the original period of the warranty. We will continue to sell extended warranties for terms beyond three years. The impact will not be material to revenue and the anticipated increase to the warranty accrual as a result of the new arrangements will not be material to the combined balance sheet. We accrue for standard warranty costs based on historical trends in warranty charges as a percentage of net product revenue. The accrual is reviewed regularly and periodically adjusted to reflect changes in warranty cost estimates. Estimated warranty charges are recorded within cost of products at the time products are sold. See Note 13, “Guarantees.”

Accounts receivable, net.  Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Such accounts receivable have been reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors. The allowance for doubtful accounts as of October 31, 2013 and 2012 was not material. We do not have any off- balance-sheet credit exposure related to our customers. Accounts receivable are also recorded net of product returns.

Share-based compensation.  Our employees have historically participated in Agilent’s various incentive award plans, including employee stock options, restricted stock units and the employee stock purchases made under Agilent’s Employee Stock Purchase Plan (“ESPP”). Until consummation of the distribution, we will continue to participate in Agilent’s share-based compensation plans and record share-based compensation expense based on the equity awards granted to our employees. We record compensation expense based on expenses for the awards to our employees as well as an allocation of Agilent’s corporate and shared services employee expenses.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For the years ended 2013, 2012 and 2011, we accounted for share-based awards made to our employees and directors including employee stock option awards, restricted stock units, employee stock purchases made under Agilent’s ESPP and performance share awards under Agilent Technologies, Inc. Long-Term Performance (“LTP”) Program using the estimated grant date fair value method of accounting. Under the fair value method, we recorded compensation expense, including expense for our employees and an allocation of Agilent’s corporate and shared services employee expenses, for all share-based awards of $43 million in 2013, $38 million in 2012 and $37 million in 2011.

Inventory.  Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. We assess the valuation of our inventory on a periodic basis and make adjustments to the value for estimated excess and obsolete inventory based on estimates about future demand. The excess balance determined by this analysis becomes the basis for our excess inventory charge. Our excess inventory review process includes analysis of sales forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory.

Taxes on income.  Income taxes, as presented, are calculated on an “as if” separate tax return basis. Our operations have historically been included in Agilent’s U.S. federal and state income tax returns or non-U.S. jurisdiction tax returns. Agilent’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, the tax results as presented are not necessarily reflective of the results that we would have generated on a standalone basis. It is possible that we will make different tax accounting elections and assertions, such as the amount of earnings that will be permanently reinvested outside the U.S. following our distribution from Agilent. Income tax expense is based on reported income or loss before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized.

We account for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. We make adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate due to new information. We classify the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

Shipping and handling costs.  Our shipping and handling costs charged to customers are included in net revenue, and the associated expense is recorded in cost of products for all periods presented.

Acquisitions.  We completed several small acquisitions during the years ended October 31, 2013, 2012 and 2011. All of these acquisitions are accounted for using the purchase method of accounting. Accordingly, the combined financial statements include the results of operations of the acquired companies since the effective dates of their respective purchases. Pro forma and actual sales, earnings from

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

operations, net earnings and net earnings per share have not been presented because the effects of these acquisitions were not material on either an individual or an aggregated basis.

Goodwill and purchased intangible assets.  In September 2011, the Financial Accounting Standards Board (“FASB”) approved changes to the goodwill impairment guidance which are intended to reduce the cost and complexity of the annual impairment test. The changes provide entities an option to perform a qualitative assessment to determine whether further impairment testing is necessary. The revised standard gives an entity the option to first assess qualitative factors to determine whether performing the current two-step impairment test is necessary. If an entity believes, as a result of its qualitative assessment, that it is more likely than not (i.e. > 50% chance) that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test will be required. Otherwise, no further testing will be required.

The revised guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. The factors that we consider include macro-economic conditions such as deterioration in the business operating environment, industries and market considerations; business-specific events such as increasing costs, declining financial performance, or loss of key personnel; or other events such as an expectation that a reporting unit will be sold or a sustained decrease in the perceived value on either an absolute basis or relative to peers. We opted to early adopt this guidance for the year ended October 31, 2011.

If it is determined, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the provisions of authoritative guidance require that we perform a two-step impairment test on goodwill. In the first step, we compare the fair value of each reporting unit to its carrying value. The second step (if necessary) measures the amount of impairment by applying fair- value-based tests to the individual assets and liabilities within each reporting unit. As defined in the authoritative guidance, a reporting unit is an operating segment, or one level below an operating segment.

Historically, we conducted our business in a single operating segment and reporting unit. Based on our results of our qualitative test for goodwill impairment as of September 30, 2013, we concluded that it is more likely than not that the fair value of our reporting unit was greater than its respective carrying value. There was no impairment of goodwill during the years ended October 31, 2013, 2012 and 2011.

Purchased intangible assets consist primarily of acquired developed technologies, proprietary know-how, trademarks, and customer relationships and are amortized using the straight-line method over estimated useful lives ranging from 6 months to 15 years. No impairments of purchased intangible assets were recorded during the years ended October 31, 2013, 2012 and 2011.

In July 2012, the FASB simplified the guidance for testing for impairment of indefinite-lived intangible assets other than goodwill. Our indefinite-lived intangible assets are IPR&D intangible assets. The revised guidance allows a qualitative approach for testing indefinite-lived intangible assets for impairment, similar to the impairment testing guidance for goodwill. It allows the option to first assess qualitative factors (events and circumstances) that could have affected the significant inputs used in determining the fair value of the indefinite-lived intangible asset. The qualitative factors assist in determining whether it is more likely than not (i.e. > 50% chance) that the indefinite-lived intangible asset is impaired. An organization may choose to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to calculating its fair value. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

was permitted. The business adopted this guidance for the year ended October 31, 2012. Due to specific cancelation of an IPR&D project, we recorded an impairment of $1 million in 2013. There were no impairments in fiscal years 2012 and 2011. In all other instances we used the qualitative test and concluded that it was more likely than not that all other indefinite-lived assets were not impaired.

Advertising.  Advertising costs are expensed as incurred and amounted to $16 million in 2013, $18 million in 2012 and $21 million in 2011.

Research and development.  Costs related to research, design and development of our products are charged to research and development expense as they are incurred.

Sales taxes.  Sales taxes collected from customers and remitted to governmental authorities are not included in our revenue.

Investments.  Cost method investments consisting of non-marketable equity securities are accounted for at historical cost. Trading securities are reported at fair value, with gains or losses resulting from changes in fair value recognized currently in earnings. Investments designated as available- for-sale were reported at fair value, with unrealized gains and losses, net of tax, included in accumulated other comprehensive income.

Fair value of financial instruments.  The carrying values of certain of our financial instruments including accounts receivable, accounts payable, accrued compensation and other accrued liabilities approximate fair value because of their short maturities. The fair value of long-term equity investments is determined using quoted market prices for those securities when available. For those long-term equity investments accounted for under the cost method, their carrying value approximates their estimated fair value. See also Note 10, “Fair Value Measurements” for additional information on the fair value of financial instruments.

Concentration of credit risk.  Credit risk with respect to our accounts receivable is diversified due to the large number of entities comprising our customer base and their dispersion across many different industries and geographies. Credit evaluations are performed on customers requiring credit over a certain amount and we sell the majority of our products through our direct sales force. Credit risk is mitigated through collateral such as letter of credit, bank guarantees or payment terms like cash in advance. Credit evaluation is performed by an independent team to ensure proper segregation of duties. No single customer accounted for more than 10 percent of combined accounts receivable as of October 31, 2013 or 2012.

Property, plant and equipment.  Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized; maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our general ledger, and the resulting gain or loss is reflected in the combined statement of operations. Buildings and improvements are depreciated over the lesser of their useful lives or the remaining term of the lease and machinery and equipment over three to ten years. We use the straight-line method to depreciate assets.

Leases.  We lease buildings, machinery and equipment under operating leases for original terms ranging generally from 1 year to 20 years. Certain leases contain renewal options for periods up to 6 years.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

We depreciate the leasehold improvements related to the operating leases over the estimated term of the lease.

Impairment of long-lived assets.  We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Restructuring costs.  The main component of our restructuring plan is related to workforce reductions. Workforce reduction charges are accrued when payment of benefits becomes probable that the employees are entitled to the severance and the amounts can be estimated. If the amounts and timing of cash flows from restructuring activities are significantly different from what we have estimated, the actual amount of restructuring and other related charges could be materially different, either higher or lower, than those we have recorded.

Employee compensation and benefits.  Amounts owed to employees, such as accrued salary, bonuses and vacation benefits are accounted for within employee compensation and benefits. The total amount of accrued vacation benefit was $58 million and $57 million as of October 31, 2013 and 2012, respectively.

Retirement plans and post retirement plans.  Substantially all of our employees are covered under various defined benefit and/or defined contribution retirement plans sponsored by Agilent. All defined benefit plans and post retirement health care plans are considered multiemployer plans. As a result, no asset or liability was recorded by us to recognize the funded status in our combined balance sheet.

Foreign currency translation.  We translate and remeasure balance sheet and income statement items into U.S. dollars. For those subsidiaries that operate in a local currency functional environment, all assets and liabilities are translated into U.S. dollars using current exchange rates at the balance sheet date; revenue and expenses are translated using monthly exchange rates which approximate to average exchange rates in effect during each period. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income in invested equity.

For those subsidiaries that operate in a U.S. dollar functional environment, foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates except for nonmonetary assets and capital accounts which are remeasured at historical exchange rates. Revenue and expenses are generally remeasured at monthly exchange rates which approximate average exchange rates in effect during each period. Gains or losses from foreign currency remeasurement are included in net income. Net gains or losses resulting from foreign currency transactions, including hedging gains and losses that are allocated to us by Agilent are reported in other income (expense), net and was $4 million loss for fiscal year 2013, $1 million loss for 2012 and $1 million loss for 2011.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. NEW ACCOUNTING PRONOUNCEMENTS

In February 2013, the FASB issued the guidance for reporting of amounts reclassified out of accumulated other comprehensive income. The revised guidance requires reporting the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about these amounts. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. The guidance is effective prospectively for annual reporting periods beginning after December 15, 2012 and interim periods within those years. Early adoption is permitted. We do not expect a material impact to our combined financial statements due to the adoption of this guidance.

In March 2013, the FASB issued an amendment to the accounting guidance on foreign currency matters in order to clarify the guidance for the release of cumulative translation adjustment. The guidance requires that a parent deconsolidate a subsidiary or derecognize a group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) if the parent ceases to have a controlling financial interest in that group of assets. The guidance is effective for annual periods beginning on or after December 15, 2013 and interim periods within those years. We do not expect a material impact to our combined financial statements due to the adoption of this guidance.

In July 2013, the FASB issued an amendment to the accounting guidance related to the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit to be presented as a decrease in a deferred tax asset where a net operating loss, a similar tax loss, or a tax credit carryforward exists and certain criteria are met. This guidance is effective prospectively for annual reporting periods beginning after December 15, 2013 and interim periods within those years and is consistent with our current practice.

Other amendments to GAAP in the U.S. that have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our combined financial statements upon adoption.

3. TRANSACTIONS WITH AGILENT

Intercompany Transactions

The amount of materials and services sold by us to other Agilent businesses was immaterial for the years ended October 31, 2013, 2012 and 2011 and we did not purchase any materials from the other Agilent businesses for those respective periods.

Allocated Costs

The combined statement of operations includes our direct expenses for cost of products and services sold, research and development, sales and marketing, distribution, and administration as well as allocations of expenses arising from shared services and infrastructure provided by Agilent to us. These allocated expenses include costs of information technology, accounting and legal services, real estate and facilities, corporate advertising, insurance services, treasury and other corporate and infrastructure services and

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. TRANSACTIONS WITH AGILENT (Continued)

costs for central research and development efforts. In addition, other costs allocated to us include restructuring costs, share-based compensation expense and retirement plan expenses related to Agilent’s corporate and shared services employees and are included in the table below. These expenses are allocated to us using estimates that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by us. The allocation methods include headcount, square footage, actual consumption and usage of services, adjusted invested capital and others.

Allocated costs included in the accompanying combined statement of operations are as follows:

	Years Ended October 31,
	2013	2012	2011
	(in millions)
Cost of products and services	$93	$98	$99
Research and development	54	58	59
Selling, general and administrative	257	246	257
Other (income) expense	(4)	(7)	(11)
Total allocated costs	$400	$395	$404

Agreements with Agilent

We share and operate under agreements executed by Agilent with third parties, including but not limited to purchasing, manufacturing, and freight agreements; use of facilities owned, leased, and managed by Agilent; and software, technology and other intellectual property agreements.

4. SHARE-BASED COMPENSATION

Agilent maintains various incentive plans including employee stock options, restricted stock units and the employee stock purchases made under Agilent’s ESPP. Until consummation of the distribution, we will continue to participate in Agilent’s share-based compensation plans and record share-based compensation expense based on the equity awards granted to our employees. We record compensation expense based on expenses for the awards to our employees as well as an allocation of Agilent’s corporate employee expenses. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that we would have experienced as an independent publicly traded company for the periods presented.

Description of Agilent’s Share-Based Plans

Employee stock purchase plan.  Effective November 1, 2000, Agilent adopted the ESPP. The ESPP allows eligible employees to contribute up to ten percent of their base compensation to purchase shares of Agilent’s common stock at 85 percent of the purchase price, but only uses the purchase date to establish the fair market value.

Under Agilent’s ESPP, our employees purchased 764,113 shares for $25 million in 2013, 729,920 shares for $25 million in 2012 and 671,345 shares for $23 million in 2011. As of October 31, 2013, our employees contributed an aggregate of $12 million under the Agilent ESPP as consideration for Agilent common stock to be issued.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. SHARE-BASED COMPENSATION (Continued)

Incentive compensation plans.  On November 19, 2008 and March 11, 2009, the Compensation Committee of Agilent’s Board of Directors and the stockholders, respectively, approved the Agilent Technologies, Inc. 2009 Stock Plan (the “2009 Stock Plan”) to replace Agilent’s 1999 Stock Plan and 1999 Stock Non-Employee Director Stock Plan and subsequently reserved 25 million shares of Agilent common stock that may be issued under the 2009 Stock Plan, plus any shares forfeited or cancelled under the 1999 Stock Plan. The 2009 Stock Plan provides for the grant of awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance shares and performance units with performance-based conditions on vesting or exercisability, and cash awards. The 2009 Stock Plan has a term of ten years.

Stock options granted under the 2009 Stock Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or non-statutory. Options generally vest at a rate of 25 percent per year over a period of four years from the date of grant and generally have a maximum contractual term of ten years. The exercise price for stock options is generally not less than 100 percent of the fair market value of our common stock on the date the stock award is granted.

Effective November 1, 2003, the Compensation Committee of Agilent’s Board of Directors approved the LTP Program, which is a performance stock award program administered under the 2009 Stock Plan, for the Agilent’s executive officers and other key employees. Participants in this program are entitled to receive unrestricted shares of Agilent’s stock after the end of a three-year period, if specified performance targets are met. LTP Program awards are generally designed to meet the criteria of a performance award with the performance metrics and peer group comparison set at the beginning of the performance period. Based on the performance metrics the final award may vary from zero to 200 percent of the target award. The maximum contractual term for awards under the LTP Program is three years.

Agilent issues restricted stock units under its share-based plans. The estimated fair value of the restricted stock unit awards granted under the 2009 Stock Plan is determined based on the market price of Agilent’s common stock on the date of grant adjusted for expected dividend yield. Restricted stock units generally vest, with some exceptions, at a rate of 25 percent per year over a period of four years from the date of grant.

Impact of Share-based Compensation Awards

The following disclosures represent share-based compensation expense relating to our employees participating in Agilent’s incentive plans and based on an allocation of costs from employees in Agilent’s corporate shared services. All share-based awards compensation expense has been recognized using a straight-line amortization method and as required by guidance, has been reduced for estimated forfeitures.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. SHARE-BASED COMPENSATION (Continued)

The impact on our results for share-based compensation was as follows:

	Years Ended October 31,
	2013	2012	2011
	(in millions)
Cost of products and services	$9	$8	$7
Research and development	7	6	6
Selling, general and administrative	27	24	24
Total share-based compensation expense	$43	$38	$37

At October 31, 2013 there was no share-based compensation capitalized within inventory. Income tax benefit recognized in 2013, 2012 and 2011 in the statement of operations for share-based compensation was not material. Agilent calculated weighted average grant date fair value of options, granted in 2013, 2012 and 2011 was $12.18, $13.69 and $12.48 per share, respectively.

Valuation Assumptions

For all periods presented, the fair value of share based awards for employee stock option awards was estimated using the Black-Scholes option pricing model. For all periods presented, shares granted under the LTP Program were valued using a Monte Carlo simulation. The estimated fair value of RSU awards was determined based on the market price of Agilent’s common stock on the date of grant adjusted for expected dividend yield. On January 17, 2012, Agilent’s Board of Directors approved the initiation of quarterly cash dividends to its shareholders. The fair value of all the awards granted prior to the declaration of quarterly cash dividend was measured based on an expected dividend yield of 0%. The ESPP allows eligible employees to purchase shares of Agilent’s common stock at 85 percent of the purchase price and uses the purchase date to establish the fair market value.

The following assumptions were used by Agilent to estimate the fair value of employee stock options and LTP Program grants.

	Years Ended October 31,
	2013	2012	2011
Stock Option Plans:
Weighted average risk-free interest rate	0.86%	0.88%	1.49%
Agilent’s dividend yield	1%	0%	0%
Agilent’s weighted average volatility	39%	38%	35%
Expected life	5.8 years	5.8 years	5.8 years
LTP Program:
Volatility of Agilent shares	37%	41%	40%
Volatility of selected peer-company shares to Agilent	6% - 64%	17% - 75%	20% - 76%
Price-wise correlation with selected peers to Agilent	49%	62%	55%

Both the Black-Scholes and Monte Carlo simulation fair value models require the use of highly subjective and complex assumptions used by Agilent, including the option’s expected life and the price

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. SHARE-BASED COMPENSATION (Continued)

volatility of Agilent stock. For all the years presented, the expected stock price volatility assumption was determined using the historical volatility of Agilent’s stock options over the most recent historical period equivalent to the expected life.

In developing the estimated life of our employee stock options of 5.8 years for 2011 to 2013, Agilent considered the historical option exercise behavior of the executive employees who were granted the majority of the options in the annual grants made, which they believe is representative of future behavior.

Share-based Payment Award Activity

Employee Stock Options

The following table summarizes our employee stock option award activity as part of Agilent’s annual grants for 2013:

	Options Outstanding	Weighted Average Exercise Price
	(in thousands)
Outstanding at October 31, 2012	3,599	$29
Granted	264	$36
Exercised	(1,531)	$28
Cancelled/Forfeited/Expired	(16)	$18
Employee Transition(a)	4	$31
Outstanding at October 31, 2013	2,320	$31

(a)         Employee transition amounts consist of option activity for employees transitioning in and out of the Business.

Forfeited and expired options of our employees from total cancellations in 2013 were as follows:

	Options Cancelled	Weighted Average Exercise Price
	(in thousands)
Forfeited	—	$—
Expired	16	$18
Total Options Cancelled at October 31, 2013	16	$18

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. SHARE-BASED COMPENSATION (Continued)

The options outstanding and exercisable for equity share-based payment awards based on Agilent’s closing stock price at October 31, 2013 were as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
	(in thousands)	(in years)		(in thousands)	(in thousands)	(in years)		(in thousands)
$0 - 25	534	1.8	$21	$16,033	534	1.8	$21	$16,033
$25.01 - 30	188	5.2	$29	4,018	132	4.9	$29	2,823
$30.01 - 40	1,598	4.4	$34	26,865	1,119	2.7	$33	19,908
	2,320	3.9	$31	$46,916	1,785	2.6	$29	$38,764

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on Agilent’s closing stock price of $50.76 at October 31, 2013, which would have been received by award holders had all award holders exercised their awards that were in-the-money as of that date. The total number of in-the-money awards exercisable at October 31, 2013 was approximately 2 million.

The following table summarizes the aggregate intrinsic value of options exercised and the fair value of options granted in 2013, 2012 and 2011 to our employees based on Agilent’s stock price in the respective years:

	Aggregate Intrinsic Value	Weighted Average Exercise Price	Per Share Value Using Black-Scholes Model
	(in thousands)
Options exercised in fiscal year 2011	$70,263	$27
Black-Scholes per share value of options granted during fiscal year 2011			$12
Options exercised in fiscal year 2012	$18,694	$22
Black-Scholes per share value of options granted during fiscal year 2012			$14
Options exercised in fiscal year 2013	$26,808	$28
Black-Scholes per share value of options granted during fiscal year 2013			$12

As of October 31, 2013, the unrecognized share-based compensation costs for outstanding stock option awards, net of expected forfeitures, was approximately $2 million which is expected to be amortized over a weighted average period of 2.3 years. See Note 5, “Income Taxes” for the tax impact on share-based award exercises.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. SHARE-BASED COMPENSATION (Continued)

Non-vested Awards

The following table summarizes our employees non-vested award activity in 2013 that primarily held LTP Program and restricted stock unit awards of Agilent:

	Shares	Weighted Average Grant Price
	(in thousands)
Non-vested at October 31, 2012	1,030	$35
Granted	442	$38
Vested	(355)	$35
Forfeited	(17)	$38
Change in LTP Program shares vested in the year due to performance conditions	(6)	$36
Employee Transitions(a)	(8)	$35
Non-vested at October 31, 2013	1,086	$37

(a)         Employee transition amounts consist of LTP Program and RSU activity for employees transitioning in and out of the Business.

As of October 31, 2013, our share of the unrecognized share-based compensation costs for non-vested restricted stock awards, net of expected forfeitures, was approximately $18 million which is expected to be amortized over a weighted average period of 2.3 years. The total fair value of restricted stock awards based on Agilent stock price vested to our employees was $12 million for 2013, $12 million for 2012 and $15 million for 2011.

5. INCOME TAXES

The domestic and foreign components of income before taxes are:

	Years Ended October 31,
	2013	2012	2011
	(in millions)
U.S. operations	$14	$50	$103
Non-U.S. operations	487	696	646
Total income before taxes	$501	$746	$749

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES (Continued)

The provision (benefit) for income taxes is comprised of:

	Years Ended October 31,
	2013	2012	2011
	(in millions)
U.S. federal taxes:
Current	$10	$15	$(50)
Deferred	12	(124)	—
Non-U.S. taxes:
Current	16	7	5
Deferred	3	6	8
State taxes, net of federal benefit:
Current	4	1	(1)
Deferred	(1)	—	—
Total provision (benefit)	$44	$(95)	$(38)

The income tax provision does not reflect potential future tax savings resulting from excess deductions associated with our various share-based award plans.

The significant components of deferred tax assets and deferred tax liabilities included on the combined balance sheet are:

	October 31,
	2013		2012
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(in millions)
Inventory	$11	$(1)	$12	$(1)
Intangibles	9	—	10	—
Property, plant and equipment	11	(6)	11	(14)
Warranty reserves	12	—	11	—
Deferred Revenue	11	(1)	13	(1)
Allowance for doubtful accounts	2	—	3	—
Employee benefits, other than retirement	31	(1)	32	(1)
Net operating loss and credit carryforwards	214	—	307	—
Unremitted earnings of foreign subsidiaries	—	(120)	—	(205)
Share-based compensation	8	—	11	—
State Taxes	3	—	2	—
Other	13	(11)	23	(8)
Subtotal	325	(140)	435	(230)
Tax valuation allowance	(41)	—	(41)	—
Total deferred tax assets or deferred tax liabilities	$284	$(140)	$394	$(230)

We record U.S. income taxes on the undistributed earnings of foreign subsidiaries unless the subsidiaries’ earnings are considered indefinitely reinvested outside the U.S. As of October 31, 2013 we

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES (Continued)

recognized a $120 million deferred tax liability for the overall residual tax expected to be imposed upon the repatriation of unremitted foreign earnings that are not considered permanently reinvested. As of October 31, 2013, the cumulative amount of undistributed earnings considered indefinitely reinvested is $3.9 billion. Because of the availability of U.S. foreign tax credits, the determination of the unrecognized deferred tax liability on these earnings is not practicable.

The breakdown between current and long-term deferred tax assets and deferred tax liabilities was as follows for the years 2013 and 2012:

	October 31,
	2013	2012
	(in millions)
Current deferred tax assets	$65	$70
Long-term deferred tax assets	88	108
Current deferred tax liabilities (included within income and other taxes payable)	(6)	(6)
Long-term deferred tax liabilities (included within other long-term liabilities)	(3)	(8)
Total	$144	$164

Valuation allowances require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. In the fourth quarter of 2012, we concluded that the valuation allowance for most of our U.S. federal and state deferred tax assets is no longer needed primarily due to the emergence from cumulative losses in recent years, the return to sustainable U.S. operating profits and the expectation of sustainable profitability in future periods. As of October 31, 2012, the cumulative positive evidence outweighed the negative evidence regarding the likelihood that most of the deferred tax asset for our U.S. combined income tax group will be realized. Accordingly, we recognized a non-recurring tax benefit of $227 million in 2012 relating to the valuation allowance reversal. As of October 31, 2013, we continued to maintain a valuation allowance of $41 million for certain U.S. state and foreign deferred tax assets until sufficient positive evidence exists to support reversal.

At October 31, 2013, we had federal net operating loss carryforwards of approximately $13 million and tax credit carryforwards of approximately $184 million. The federal net operating losses expire in years beginning 2023 through 2026, and the federal tax credits begin to expire in 2019, if not utilized. At October 31, 2013, we had state net operating loss carryforwards of approximately $6 million which expire in years beginning 2014 through 2031, if not utilized. In addition, we had net state tax credit carryforwards of $43 million that do not expire. All of the federal and state net operating loss carryforwards are subject to change of ownership limitations provided by the Code and similar state provisions. These annual loss limitations may result in the expiration or reduced utilization of the net operating losses. At October 31, 2013, we also had foreign net operating loss carryforwards of approximately $133 million. Of this foreign loss, $75 million will expire in years beginning 2014 through 2022, if not utilized. The remaining $58 million has an indefinite life. Some of the foreign losses are subject to annual loss limitation rules.

The authoritative guidance prohibits recognition of a deferred tax asset for excess tax benefits related to stock and stock option plans that have not yet been realized through reduction in income taxes payable.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES (Continued)

Such unrecognized deferred tax benefits totals $64 million as of October 31, 2013 and will be accounted for as a credit to Agilent net investment, if and when realized through a reduction in income taxes payable. We recognized approximately $24 million as a credit to Agilent net investment for cumulative excess tax benefits related to stock and stock option plans that have been realized as of October 31, 2013.

The differences between the U.S. federal statutory income tax rate and our effective tax rate are:

	Years Ended October 31,
	2013	2012	2011
	(in millions)
Profit before tax times statutory rate	$175	$261	$262
State income taxes, net of federal benefit	2	1	(1)
Non-U.S. income taxed at different rates	(139)	(136)	(181)
Change in unrecognized tax benefits	6	—	(57)
Share-based compensation	1	1	1
Valuation allowances	—	(227)	(55)
Other, net	(1)	5	(7)
Provision (benefit) for income taxes	$44	$(95)	$(38)
Effective tax rate	9%	(13)%	(5)%

We enjoy tax holidays in several different jurisdictions, most significantly in Singapore. Compared with Singapore, the other tax holidays we enjoy do not provide a material benefit. The tax holidays provide lower rates of taxation on certain classes of income, but may involve certain requirements, including employment thresholds, ownership of certain assets, or investments in specific types of activities within the applicable jurisdiction. The tax holidays are due for renewal between 2015 and 2023. As a result of the incentives, the impact of the tax holidays decreased income taxes by $68 million, $96 million, and $84 million in 2013, 2012 and 2011, respectively.

For 2013, the effective tax rate was 9 percent. The 9 percent effective tax rate is lower than the U.S. statutory tax rate primarily due to the mix of earnings in non-U.S. jurisdictions taxed at lower statutory tax rates; in particular Singapore, where we enjoy tax holidays.

For 2012, the effective tax rate reflects a favorable benefit of 13 percent. The 13 percent effective tax rate benefit reflects tax on earnings in jurisdictions that have low effective tax rates and includes a $227 million tax benefit due to the reversal of a valuation allowance for our U.S. federal deferred tax assets. Valuation allowances require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. In the fourth quarter of 2012, management concluded that the valuation allowance for our U.S. federal deferred tax assets was no longer needed primarily due to the emergence from cumulative losses in recent years, the return to sustainable U.S. operating profits and the expectation of sustainable profitability in future periods. As of October 31, 2012, the cumulative positive evidence outweighed the negative evidence regarding the likelihood that most of the deferred tax asset for our U.S. combined income tax group will be realized. Accordingly, we recognized a non-recurring tax benefit of $227 million relating to the valuation allowance reversal. The effective tax rate also included a non-recurring tax expense of $80 million relating to an increase in the overall residual tax expected to be imposed upon the repatriation of unremitted foreign earnings previously considered permanently

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES (Continued)

reinvested. During the fourth quarter of 2012, the Company assessed the forecasted cash needs and the overall financial position of its foreign subsidiaries and determined that a portion of previously permanently reinvested earnings would no longer be reinvested overseas.

For 2011, the effective tax rate reflects a benefit of 5 percent. The 5 percent effective tax rate reflected tax on earnings in jurisdictions that had low effective tax rates and included a $55 million net tax benefit due to changes in the valuation allowance for U.S. federal and state deferred tax assets related to fiscal 2011 earnings in the U.S. and also included a $57 million tax benefit associated with the recognition of previously unrecognized tax benefits and the reversal of the related interest accruals due to the reassessment of certain uncertain tax positions, primarily as a result of a settlement with the IRS.

The breakdown between current and long-term income tax assets and liabilities, excluding deferred tax assets and liabilities, was as follows for the years 2013 and 2012:

	October 31,
	2013	2012
	(in millions)
Current income tax assets (included within other current assets)	$—	$—
Long-term income tax assets (included within other assets)	—	—
Current income tax liabilities (included within other accrued liabilities)	(20)	(18)
Long-term income tax liabilities (included within other long-term liabilities)	(92)	(80)
Total	$(112)	$(98)

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax law and regulations in a multitude of jurisdictions. Although the guidance on the accounting for uncertainty in income taxes prescribes the use of a recognition and measurement model, the determination of whether an uncertain tax position has met those thresholds will continue to require significant judgment by management. In accordance with the guidance on the accounting for uncertainty in income taxes, for all U.S. and other tax jurisdictions, we recognize potential liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes and interest will be due. The ultimate resolution of tax uncertainties may differ from what is currently estimated, which could result in a material impact on income tax expense. If our estimate of income tax liabilities proves to be less than the ultimate assessment, a further charge to expense would be required. If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES (Continued)

The aggregate changes in the balances of our unrecognized tax benefits including all federal, state and foreign tax jurisdictions is as follows:

	2013	2012	2011
	(in millions)
Balance, beginning of year	$162	$193	$289
Additions for tax positions related to the current year	9	9	9
Additions for tax positions from prior years	5	22	5
Reductions for tax positions from prior years	(2)	(27)	(81)
Settlements with taxing authorities	—	(25)	(25)
Statute of limitations expirations	(1)	(10)	(4)
Balance, end of year	$173	$162	$193

As of October 31, 2013, we had $173 million of unrecognized tax benefits of which $161 million, if recognized, would affect our effective tax rate.

We recognized a tax expense of $2 million, a tax expense of $0.3 million and a tax benefit of $8 million of interest and penalties related to unrecognized tax benefits in 2013, 2012 and 2011, respectively. Interest and penalties accrued as of October 31, 2013 and 2012 were $12 million and $10 million, respectively.

In the U.S., tax years remain open back to the year 2008 for federal income tax purposes and the year 2000 for significant states. On January 29, 2014 Agilent reached an agreement with the IRS for the tax years 2006 through 2007 which resulted in $55 million of tax benefits associated with the recognition of previously unrecognized U.S. federal and state tax benefits and the reversal of the related interest accruals resulting from this agreement and are reflected in the first quarter of 2014. Agilent’s U.S. federal income tax returns for 2008 through 2011 are currently under audit by the IRS. In other major jurisdictions where we conduct business, the tax years generally remain open back to the year 2003. With these jurisdictions and the U.S., it is reasonably possible that there could be significant changes to our unrecognized tax benefits in the next twelve months due to either the expiration of a statute of limitation or a tax audit settlement. Given the number of years and numerous matters that remain subject to examination in various tax jurisdictions, management is unable to estimate the range of possible changes to the balance of our unrecognized tax benefits.

6. INVENTORY

	October 31,
	2013	2012
	(in millions)
Finished goods	$209	$203
Purchased parts and fabricated assemblies	293	269
Total Inventory	$502	$472

Inventory-related excess and obsolescence charges of $21 million, $14 million and $17 million each were recorded in total cost of products in 2013, 2012 and 2011, respectively. We record excess and obsolete inventory charges for both inventory on our sites as well as inventory at our contract manufacturers and suppliers where we have non-cancellable purchase commitments.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

7. PROPERTY, PLANT AND EQUIPMENT, NET

	October 31,
	2013	2012
	(in millions)
Land	$68	$81
Buildings and leasehold improvements	647	672
Machinery and equipment	512	497
Software	8	6
Total property, plant and equipment	1,235	1,256
Accumulated depreciation and amortization	(766)	(763)
Property, plant and equipment, net	$469	$493

Asset impairments were zero in both 2013 and 2012 and $1 million in 2011. Depreciation expenses were $65 million in 2013, $55 million in 2012 and $44 million in 2011.

8. GOODWILL AND OTHER INTANGIBLE ASSETS

The goodwill balances at October 31, 2013, 2012 and 2011 and the movements in 2013 and 2012 for each of our reportable segments are shown in the table below:

	Goodwill
	Customer Support and Services	Measurement Solutions	Total
	(in millions)
Goodwill as of October 31, 2011	$57	$387	$444
Foreign currency translation impact	(1)	(8)	(9)
Goodwill arising from acquisitions	4	28	32
Goodwill as of October 31, 2012	$60	$407	$467
Foreign currency translation impact	(6)	(41)	(47)
Goodwill arising from acquisitions and other adjustments	—	(1)	(1)
Goodwill as of October 31, 2013	$54	$365	$419

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

The component parts of other intangible assets at October 31, 2013 and 2012 are shown in the table below:

	Other Intangible Assets
	Gross Carrying Amount	Accumulated Amortization and Impairments	Net Book Value
	(in millions)
As of October 31, 2012:
Purchased technology	$120	$99	$21
Backlog	4	4	—
Trademark/tradename	1	1	—
Customer relationships	26	22	4
Total amortizable intangible assets	$151	$126	$25
In-Process R&D	3	—	3
Total	$154	$126	$28
As of October 31, 2013:
Purchased technology	$123	$108	$15
Backlog	4	4	—
Trademark/tradename	1	1	—
Customer relationships	26	23	3
Total amortizable intangible assets	$154	$136	$18
In-Process R&D	2	—	2
Total	$156	$136	$20

In 2013, goodwill decreased by $1 million relating to an adjustment of a prior year acquisition’s goodwill. During the year, we also recorded $2 million of other intangibles in total, with $1 million related to the same adjustment of a prior year’s acquisition and the remainder relating to another acquisition.

In 2012, we recorded additions to goodwill of $32 million related to five businesses. During the year, we also recorded additions to other intangibles of $29 million related to the same five businesses.

Amortization of intangible assets was $9 million in 2013, $7 million in 2012 and $10 million in 2011. In addition, we recorded $1 million of impairments of other intangibles related to the cancellation of an in-process research and development project during 2013. Future amortization expense related to existing finite-lived purchased intangible assets is estimated to be $7 million for 2014, $6 million for 2015, $4 million for 2016, $1 million for 2017, and zero thereafter.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

9. INVESTMENTS

Equity Investments

The following table summarizes the company’s equity investments as of October 31, 2013 and 2012 (net book value):

	October 31,
	2013	2012
	(in millions)
Long-Term
Cost method investments	$10	$16
Trading securities	11	10
Available-for-sale investments	23	—
Total	$44	$26

Cost method investments consist of non-marketable equity securities and two funds and are accounted for at historical cost. Trading securities are reported at fair value, with gains or losses resulting from changes in fair value recognized currently in earnings. Investments designated as available-for-sale were reported at fair value, with unrealized gains and losses, net of tax, included in invested equity.

Investments in available-for-sale securities at estimated fair value were as follows as of October 31, 2013:

	October 31, 2013
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in millions)
Equity securities	$15	$8	$—	$23

All of our investments, excluding trading securities, are subject to periodic impairment review. The impairment analysis requires significant judgment to identify events or circumstances that would likely have a significant adverse effect on the future value of the investment. We consider various factors in determining whether an impairment is other-than-temporary, including the severity and duration of the impairment, forecasted recovery, the financial condition and near-term prospects of the investee, and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Net unrealized gains on our trading securities portfolio were $2 million of unrealized gains in 2013, $1 million of unrealized gains in 2012 and zero of unrealized gains in 2011.

Realized gains from the sale of cost method securities were zero for 2013, 2012 and 2011.

10. FAIR VALUE MEASUREMENTS

The authoritative guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. FAIR VALUE MEASUREMENTS (Continued)

recorded at fair value, we consider the principal or most advantageous market and assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

The guidance establishes a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into three levels. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There are three levels of inputs that may be used to measure fair value:

Level 1—applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2—applies to assets or liabilities for which there are inputs other than quoted prices included within level 1 that are observable, either directly or indirectly, for the asset or liability such as: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in less active markets; or other inputs that can be derived principally from, or corroborated by, observable market data.

Level 3—applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Financial assets and liabilities measured at fair value on a recurring basis as of October 31, 2013 were as follows:

		Fair Value Measurement at October 31, 2013 Using
	October 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Assets:
Long-term
Trading securities	$11	$11	$—	$—
Available-for-sale	23	23	—	—
Total assets measured at fair value	$34	$34	$—	$—
Liabilities:
Long-term
Deferred compensation liability	$11	$—	$11	$—
Total liabilities measured at fair value	$11	$—	$11	$—

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. FAIR VALUE MEASUREMENTS (Continued)

Financial assets and liabilities measured at fair value on a recurring basis as of October 31, 2012 were as follows:

		Fair Value Measurement at October 31, 2012 Using
	October 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Assets:
Long-term
Trading securities	$10	$10	$—	$—
Total assets measured at fair value	$10	$10	$—	$—
Liabilities:
Long-term
Deferred compensation liability	$10	$—	$10	$—
Total liabilities measured at fair value	$10	$—	$10	$—

Our trading securities and available-for-sale investments are generally valued using quoted market prices and therefore are classified within level 1 of the fair value hierarchy. Our deferred compensation liability is classified as level 2 because although the values are not directly based on quoted market prices, the inputs used in the calculations are observable.

Trading securities and deferred compensation liability are reported at fair value, with gains or losses resulting from changes in fair value recognized currently in net income. Investments designated as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax, included in invested equity. Realized gains and losses from the sale of these instruments are recorded in net income.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

Long-Lived Assets

For assets measured at fair value on a non-recurring basis, the following table summarizes the impairments included in net income for the years ended October 31, 2013 and 2012:

	Years Ended October 31,
	2013	2012
	(in millions)
Long-lived assets held and used	$1	$—

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. FAIR VALUE MEASUREMENTS (Continued)

Long-lived assets held and used related to the cancellation of an in-process research and development project with a carrying amount of $1 million were written down to their fair value of zero, resulting in an impairment charge of $1 million, which was included in net income for 2013.

Fair values for the impaired long-lived assets were measured using level 2 inputs.

11. RESTRUCTURING COSTS

In the second quarter of 2013, in response to slow revenue growth due to macroeconomic conditions, we accrued for a targeted restructuring program to reduce our total headcount by approximately 200 regular employees, representing approximately 2 percent of our global workforce. The timing and scope of workforce reductions will vary based on local legal requirements. When completed, the restructuring program is expected to result in a reduction in annual cost of sales and operating expenses.

We expect to complete a majority of these actions by the end of the second half of fiscal 2014. As of October 31, 2013, approximately 110 employees were terminated and paid under the above actions.

A summary of total restructuring activity is shown in the table below:

Workforce Reduction
(in millions)
Balance as of October 31, 2012	$—
Income statement expense	15
Cash payments	(9)
Balance as of October 31, 2013	$6

The restructuring accruals, which totaled $6 million at October 31, 2013, are recorded in other accrued liabilities on the combined balance sheet. These balances reflect estimated future cash outlays.

A summary of the charges in the combined statement of operations resulting from our restructuring plan is shown below:

Year Ended October 31, 2013
(in millions)
Cost of products and services	$4
Research and development	5
Selling, general and administrative	6
Total restructuring	$15

12. RETIREMENT PLANS AND POST-RETIREMENT PLANS

Substantially all of our employees are covered under various defined benefit and/or defined contribution retirement plans sponsored by Agilent. Agilent provides U.S. employees, who meet eligibility criteria, defined benefits which are based on an employee’s base or target pay during the years of employment and on length of service. U.S. employees who meet eligibility requirements as of their termination date may participate in a post-retirement health care plan. Eligible employees outside the U.S.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. RETIREMENT PLANS AND POST-RETIREMENT PLANS (Continued)

generally receive retirement benefits under various retirement plans sponsored by Agilent based upon factors such as years of service and/or employee compensation levels. Eligibility is generally determined in accordance with local statutory requirements. All defined benefit retirement plans and the post-retirement health care plan are considered multiemployer plans.  As a result, no asset or liability was recorded by us to recognize the funded status in our combined balance sheet.

Our combined statements of operations include expense allocations for these benefits to our employees and for an allocation of Agilent’s corporate and shared services employees. We consider the expense allocation methodology and results to be reasonable for all periods presented. At or prior to the separation date, we will establish defined benefit retirement and post- retirement plans for our current and former employees. Responsibility for the defined benefit retirement and post-retirement liabilities for these plans will be transferred from Agilent’s plans to our defined benefit plans. A proportionate share of the defined benefit plan assets will be allocated from the Agilent pension trust in each applicable country to a newly established Business pension trust. Subject to local law, it is anticipated that the share of assets allocated to us will be in the same proportion as the projected benefit obligation of our current and former employees to the total projected benefit obligation of Agilent.

In the U.S., allocated expenses for defined benefit plans were $9 million in 2013, $8 million in 2012 and $8 million in 2011. Allocated expenses for Non-U.S. defined benefit plans were $23 million in 2013, $26 million in 2012 and $23 million in 2011. Allocated benefits for the U.S. post-retirement plan were $10 million in 2013, $10 million in 2012 and $4 million in 2011. These costs and benefits were reflected in our cost of sales and operating expenses. These costs and benefits were funded through intercompany transactions with Agilent which are now reflected within Agilent’s investment equity balance.

Eligible U.S. employees may participate in a defined contribution plan (the “401(k) Plan”) sponsored by Agilent. Enrollment in the 401(k) Plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the 401(k) Plan, matching contributions are provided to employees up to a maximum of 4 percent of an employee’s annual eligible compensation. Agilent allocated costs and made contributions to the 401(k) Plan on our behalf in the amount of $12 million for each of the three years ended October 31, 2013.

Contributions to the U.S. defined benefit plans by Agilent on our behalf were $15 million for each of the three years ended October 31, 2013. Contributions to the Non-U.S. defined benefit plans by Agilent on our behalf were $45 million, $30 million and $32 million for the years ended October 31, 2013, 2012 and 2011, respectively.

There were no contributions to the U.S. multiemployer post-retirement health care plan for any of the three years ended October 31, 2013.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. GUARANTEES

Standard Warranty

A summary of the standard warranty accrual activity is shown in the table below. The standard warranty accrual balances are held in other accrued and other long-term liabilities.

	October 31,
	2013	2012
	(in millions)
Balance as of October 31, 2012 and 2011	$26	$19
Accruals for warranties including change in estimates	44	38
Settlements made during the period	(32)	(31)
Balance as of October 31, 2013 and 2012	$38	$26
Accruals for warranties costs due within one year	21	22
Accruals for warranties costs due after one year	17	4
Balance as of October 31, 2013 and 2012	$38	$26

Indemnifications

As is customary in our industry and as provided for in local law in the U.S. and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, companies that purchase our businesses or assets and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products and services, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against claims related to undiscovered liabilities or additional product liability. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability was not material as of October 31, 2013.

In connection with the sale of several of our businesses prior to the year ended October 31, 2011, Agilent has agreed to indemnify the buyers of such business, their respective affiliates and other related parties against certain damages that they might incur in the future. The continuing indemnifications primarily cover damages relating to liabilities of the businesses that Agilent retained and did not transfer to the buyers, as well as other specified items. In our opinion, the fair value of these indemnification obligations was not material as of October 31, 2013.

14. COMMITMENTS AND CONTINGENCIES

Operating lease commitments:  We lease certain real and personal property from unrelated third parties under non-cancelable operating leases. Future minimum lease payments under operating leases at October 31, 2013 were $23 million for 2014, $17 million for 2015, $11 million for 2016, $7 million for 2017, $3 million for 2018 and $2 million thereafter. Future minimum sublease income under leases at October 31, 2013 was $2 million for 2014, $2 million for 2015, $1 million for 2016, $1 million for 2017 and zero thereafter. Certain leases require us to pay property taxes, insurance and routine maintenance, and

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

14. COMMITMENTS AND CONTINGENCIES (Continued)

include escalation clauses. Total rent expense was $37 million in 2013, $37 million in 2012 and $42 million in 2011.

We are involved in lawsuits, claims, investigations and proceedings, including, but not limited to, patent, commercial and environmental matters, which arise in the ordinary course of business. There are no matters pending that we currently believe are reasonably possible of having a material impact to our business, combined financial condition, results of operations or cash flows.

On March 4, 2013, Agilent made a report to the Inspector General of the Department of Defense (“DOD IG”) regarding pricing irregularities relating to certain sales of our products to U.S. government agencies. Agilent has conducted a thorough investigation with the help of external counsel, and Agilent has approached the DOD IG with a proposed methodology for resolving possible overcharges to U.S. government purchasers resulting from these sales. Based on our investigation and our interactions with the DOD IG, we do not believe that this matter is reasonably possible of having a material impact on our financial condition, results of operations or cash flows. As of October 31, 2013, we have accrued for this matter based on our current understanding.

As part of routine internal audit activities, Agilent determined that certain employees of Agilent’s subsidiaries in China, including our employees, did not comply with Agilent’s Standards of Business Conduct and other policies. Based on those findings, Agilent has initiated an internal investigation, with the assistance of outside counsel, relating to certain sales of our products through third party intermediaries in China. The internal investigation includes a review of compliance by our employees in China with the requirements of the U.S. Foreign Corrupt Practices Act and other applicable laws and regulations. On September 5, 2013, Agilent voluntarily contacted the SEC and United States Department of Justice to advise both agencies of this internal investigation. We will cooperate with any government investigation of this matter. At this point, we cannot predict or estimate the duration, scope, cost or result of this matter, or whether the government will commence any legal action, which could result in possible fines and penalties, criminal or civil sanctions, or other consequences. Accordingly, no provision with respect to these matters has been made in our combined financial statements. Adverse findings or other negative outcomes from any governmental proceedings could have a material impact on our combined financial statements in future periods.

15. ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table summarizes the components of our accumulated other comprehensive income as of October 31, 2013 and 2012, net of tax effect:

	October 31,
	2013	2012
	(in millions)
Unrealized gain on equity securities, net of tax expense of $3 and zero	$5	$—
Foreign currency translation, net of tax expense of $85 and $79	26	101
Total accumulated other comprehensive income	$31	$101

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. SEGMENT INFORMATION

Description of segments.  We are a measurement business, providing core electronic measurement solutions to the communications and electronics industries. Historically, we conducted our business in one operating segment. In the first quarter of 2014, in conjunction with the planned separation, we implemented changes in our organizational structure which resulted in the formation of two reportable operating segments, measurement solutions and customer support and services. The two operating segments were determined based primarily on how the chief operating decision maker views and evaluates our operations. Operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and to assess its performance. Other factors, including market separation and customer specific applications, go-to-market channels, products and services and manufacturing are considered in determining the formation of these operating segments.

A description of our two reportable segments is as follows:

Our measurement solutions business provides electronic measurement instruments and systems with related software and software design tools that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment. We provide start-up assistance, consulting, optimization and application support throughout the customer’s product lifecycle.

The customer support and services business provides repair and calibration services for our installed base measurement solutions customers and facilitates the resale of used equipment. Our customer support and services business enables our customers to maximize the value from their electronic measurement equipment and strengthens customer loyalty. Providing these services assures a high level of instrument performance and availability while minimizing the cost of ownership and downtime.

A significant portion of the segments’ expenses arise from shared services and infrastructure that we have historically provided to the segments in order to realize economies of scale and to efficiently use resources. These expenses, collectively called corporate charges, include costs of centralized research and development, legal, accounting, real estate, insurance services, information technology services, treasury and other corporate infrastructure expenses. Charges are allocated to the segments, and the allocations have been determined on a basis that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by the segments.

The following tables reflect the results of our reportable segments under our management reporting system. These results are not necessarily in conformity with U.S. GAAP, see reconciliation table below. The performance of each segment is measured based on several metrics, including adjusted income from operations. These results are used, in part, by the chief operating decision maker in evaluating the performance of, and in allocating resources to, each of the segments.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. SEGMENT INFORMATION (Continued)

The profitability of each of the segments is measured after excluding restructuring and asset impairment charges, investment gains and losses, acquisition and integration costs, non-cash amortization and other items as noted in the reconciliations below.

	Measurement Solutions	Customer Support and Services	Total Segments
	(in millions)
Year ended October 31, 2013:
Total net revenue	$2,493	$395	$2,888
Income from operations	$451	$93	$544
Depreciation expense	$56	$9	$65
Share-based compensation expense	$33	$5	$38
Year ended October 31, 2012:
Total net revenue	$2,942	$373	$3,315
Income from operations	$669	$82	$751
Depreciation expense	$49	$6	$55
Share-based compensation expense	$33	$4	$37
Year ended October 31, 2011:
Total net revenue	$2,943	$373	$3,316
Income from operations	$690	$70	$760
Depreciation expense	$39	$5	$44
Share-based compensation expense	$32	$4	$36

The following table reconciles reportable segments’ income from operations to our total enterprise income before taxes:

	Years Ended October 31,
	2013	2012	2011
	(in millions)
Total reportable segments’ income from operations	$544	$751	$760
Restructuring related costs	(15)	—	—
Asset impairments	(1)	—	(4)
Acceleration of share-based compensation expense related to workforce reduction	(1)	—	—
Transformational programs	(4)	(1)	(6)
Amortization of intangibles	(9)	(7)	(10)
Acquisition and integration costs	(8)	(3)	—
Pre-separation costs	(2)	—	—
Other	(8)	(7)	(3)
Other income (expense), net	5	13	12
Income before taxes, as reported	$501	$746	$749

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. SEGMENT INFORMATION (Continued)

The following table presents assets and capital expenditures directly managed by each segment. Unallocated assets primarily consist of accumulated amortization of other intangibles and other assets.

	Measurement Solutions	Customer Support and Services	Total Segments
	(in millions)
As of October 31, 2013:
Assets	$1,769	$228	$1,997
Capital expenditures	$60	$9	$69
As of October 31, 2012:
Assets	$1,907	$250	$2,157
Capital expenditures	$92	$11	$103

The following table reconciles segment assets to our total assets:

	October 31,
	2013	2012
	(in millions)
Total reportable segments’ assets	$1,997	$2,157
Other current assets	8	6
Long-term Investments	44	26
Long-term other assets	60	56
Other	(81)	(112)
Total assets	$2,028	$2,133

The other category primarily represents the difference between how the segments reported deferred taxes and that the intangible assets are reported at the initial purchased amounts.

The following tables present summarized information for net revenue and long-lived assets by geographic region for continuing operations. Long lived assets consist of property, plant, and equipment, long-term receivables and other long-term assets excluding intangible assets. The rest of the world primarily consists of Southeast Asia and Europe.

	United States	China	Japan	Rest of the World	Total
	(in millions)
Net revenue:
Year ended October 31, 2013	$966	$512	$364	$1,046	$2,888
Year ended October 31, 2012	$1,223	$611	$425	$1,056	$3,315
Year ended October 31, 2011	$1,089	$602	$428	$1,197	$3,316

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. SEGMENT INFORMATION (Continued)

Major customers.  No customer represented 10 percent or more of our total net revenue in 2013, 2012 or 2011.

	United States	Japan	Malaysia	China	Rest of the World	Total
	(in millions)
Long-lived assets:
October 31, 2013	$194	$122	$94	$51	$60	$521
October 31, 2012	$189	$156	$90	$52	$40	$527

17. SUBSEQUENT EVENTS

The financial statements of the Electronic Measurement Business of Agilent Technologies, Inc. are derived from the financial statements of Agilent Technologies, Inc., which issued its annual financial statements for the year ended October 31, 2013 on December 19, 2013. Accordingly, the Electronic Measurement Business of Agilent Technologies, Inc. has evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through the date of December 19, 2013. Additionally, the Electronic Measurement Business of Agilent Technologies, Inc. has evaluated transactions and other events that occurred through the issuance of these financial statements, March 5, 2014, for purposes of disclosure of unrecognized subsequent events.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

FINANCIAL STATEMENT SCHEDULE

VALUATION AND QUALIFYING ACCOUNTS

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions Charged to Expenses or Other Accounts*	Deductions Credited to Expenses or Other Accounts**	Balance at End of Period
	(in millions)
2013
Tax valuation allowance	$41	$—	$—	$41
2012
Tax valuation allowance	$269	$1	$(229)	$41
2011
Tax valuation allowance	$321	$8	$(60)	$269

*                                         Additions include current year additions charged to expenses and current year build due to increases in net deferred tax assets, return to provision true-ups, other adjustments and OCI impact to deferred taxes.

**                                  Deductions include current year releases credited to expenses and current year reductions due to decreases in net deferred tax assets, return to provision true-ups, other adjustments and OCI impact to deferred taxes. For 2012, the amount reflects the reversal of the valuation allowance for most of our U.S. federal and state deferred tax assets since management concluded that it is more likely than not that these deferred tax assets will be realized primarily due to the emergence from cumulative losses in recent years, the return to sustainable U.S. operating profits and the expectation of sustainable profitability in future periods.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

CONDENSED COMBINED STATEMENT OF OPERATIONS

(in millions)

(Unaudited)

	Nine Months Ended July 31,
	2014	2013
Net revenue:
Products	$1,833	$1,845
Services and other	338	338
Total net revenue	2,171	2,183
Costs and expenses:
Cost of products	801	788
Cost of services and other	169	167
Total costs	970	955
Research and development	270	287
Selling, general and administrative	592	573
Total costs and expenses	1,832	1,815
Income from operations	339	368
Other income (expense), net	3	6
Income before taxes	342	374
Provision for income taxes	51	32
Net income	$291	$342

The accompanying notes are an integral part of these condensed combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

(in millions)

(Unaudited)

	Nine Months Ended July 31,
	2014	2013
Net income	$291	$342
Other comprehensive loss:
Unrealized gain on investments, net of tax expense of zero	9	4
Foreign currency translation, net of tax expense of $(2) and $(6)	(17)	(84)
Other comprehensive loss	(8)	(80)
Total comprehensive income	$283	$262

The accompanying notes are an integral part of these condensed combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

CONDENSED COMBINED BALANCE SHEET

(in millions)

(Unaudited)

	July 31, 2014	October 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	319	340
Inventory	516	502
Deferred tax assets	61	65
Other current assets	93	65
Total current assets	989	972
Property, plant and equipment, net	462	469
Goodwill	405	419
Other intangible assets, net	14	20
Long-term investments	60	44
Long-term deferred tax assets	51	88
Other assets	18	16
Total assets	$1,999	$2,028
LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable	$112	$131
Employee compensation and benefits	129	142
Deferred revenue	185	190
Income and other taxes payable	80	55
Other accrued liabilities	45	42
Total current liabilities	551	560
Long-term deferred revenue	76	94
Other long-term liabilities	111	129
Total liabilities	738	783
Commitments and contingencies (Note 11)
Invested equity:
Agilent net investment	1,238	1,214
Accumulated other comprehensive income	23	31
Total invested equity	1,261	1,245
Total liabilities and invested equity	$1,999	$2,028

The accompanying notes are an integral part of these condensed combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

CONDENSED COMBINED STATEMENT OF CASH FLOWS

(in millions)

(Unaudited)

	Nine Months Ended July 31,
	2014	2013
Cash flows from operating activities:
Net income	$291	$342
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	59	57
Share-based compensation	35	33
Deferred taxes	39	10
Excess and obsolete inventory related charges	26	16
Asset impairment charges	—	1
Other non-cash income	(1)	—
Changes in assets and liabilities:
Accounts receivable, net	20	44
Inventory	(40)	(49)
Accounts payable	(19)	(21)
Employee compensation and benefits	(12)	(20)
Income and other taxes payable	26	3
Other assets and liabilities	(62)	15
Net cash provided by operating activities	362	431
Cash flows from investing activities:
Investments in property, plant and equipment	(52)	(59)
Purchase of investments	—	(15)
Acquisition of business and intangible assets, net of cash acquired	(1)	(1)
Other	1	—
Net cash used in investing activities	(52)	(75)
Cash flows from financing activities:
Net transfers to Agilent	(310)	(356)
Net cash used in financing activities	(310)	(356)
Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—
Cash and cash equivalents at end of year	$—	$—

The accompanying notes are an integral part of these condensed combined financial statements.

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

1. OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview.  As the Electronic Measurement Business “we,” “us” “our Business” or “the Business”), of Agilent Technologies, Inc. (“Agilent” or “Parent”), we provide core electronic measurement solutions to communications and electronics industries.

On September 19, 2013, Agilent announced plans to separate into two publicly traded companies, one comprising of the life sciences, diagnostics and chemical analysis businesses that will retain the Agilent name, and the other that will be comprised of the electronic measurement business that will be renamed Keysight Technologies, Inc. (“Keysight”). As part of the distribution, as of August 1, 2014, Agilent has transferred substantially all of the assets, liabilities and operations of the electronic measurement business to Keysight. The distribution is expected to occur through a pro rata distribution of Keysight shares to Agilent shareholders that is tax free to Agilent’s shareholders for U.S. federal income tax purposes and is expected to be completed early in November 2014. Keysight was incorporated in Delaware as a wholly owned subsidiary of Agilent on December 6, 2013. The distribution is subject to a number of conditions, including that the transfer of assets and liabilities to Keysight has occurred in accordance with the separation agreement, the receipt of an external counsel opinion stating the separation and distribution will qualify as tax free to Agilent’s shareholders for U.S. federal income tax purposes and all actions and filings necessary or appropriate under U.S. laws have become effective or accepted, and the completion of the financing needed for Keysight.

Our fiscal year-end is October 31, and our fiscal quarters end on January 31, April 30 and July 31. Unless otherwise stated, all dates refer to our fiscal year and fiscal quarters.

Basis of presentation.  The condensed combined financial statements have been presented on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Agilent. The accompanying financial data has been prepared by us pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP in the U.S. have been condensed or omitted pursuant to such rules and regulations.

In the opinion of management, the accompanying condensed combined financial statements contain all normal and recurring adjustments necessary to state fairly our condensed combined balance sheet as of July 31, 2014 and October 31, 2013, condensed combined statement of comprehensive income for the nine months ended July 31, 2014 and 2013, condensed combined statement of operations for the nine months ended July 31, 2014 and 2013 and condensed combined statement of cash flows for the nine months ended July 31, 2014 and 2013. The October 31, 2013 condensed combined balance sheet information was derived from audited financial statements, but does not include all disclosures required by GAAP.

We receive significant management and shared administrative services from Agilent and we and Agilent engage in certain intercompany transactions. We rely on Agilent for a significant portion of our operational and administrative support. The condensed combined financial statements include allocation of certain Agilent corporate expenses, including information technology resources and support; finance, accounting and auditing services; real estate and facility management services; human resources activities; certain procurement activities; treasury services, and legal advisory services and costs for centralized research and development. These costs have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of revenue, square footage, headcount or other measures.

Agilent uses a centralized approach to cash management and financing of its operations. All cash generated by our Business is assumed to be remitted to the Agilent subsidiary located in the same legal

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

1. OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

entity or country. Cash management and financing transactions relating to our Business are accounted for through the Agilent invested equity account. Accordingly, none of the Agilent cash and cash equivalents at the corporate level has been assigned to us in the condensed combined financial statements. Agilent’s debt and related interest expense have not been allocated to us for any of the periods presented since we are not the legal obligor of the debt and Agilent’s borrowings were not directly attributable to us.

Management believes the assumptions and allocations underlying the condensed combined financial statements are reasonable and appropriate. The expenses and cost allocations have been determined on a basis that Agilent and we consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented.

The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of Agilent. Consequently our future results of operations after our separation from Agilent will include costs and expenses for us to operate as an independent company, and these costs and expenses may be materially different than our historical results of operations, statement of comprehensive income, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of our future results of operations, financial position, and cash flows.

Fair value of financial instruments.  The carrying values of certain of our financial instruments including accounts receivable, accounts payable, accrued compensation and other accrued liabilities approximate fair value because of their short maturities. The fair value of long-term equity investments is determined using quoted market prices for those securities when available which are Level 1 inputs under accounting guidance fair value hierarchy. For those long-term equity investments accounted for under the cost method, their carrying value approximates their estimated fair value. See also Note 8, “Fair Value Measurements” for additional information on the fair value of financial instruments.

Update to significant accounting policies.  There have been no material changes to our significant accounting policies, as compared to the significant accounting policies described in our audited combined financial statements for the fiscal year ended October 31, 2013 included elsewhere in this information statement.

In the first quarter of 2014, we adopted the authoritative guidance for reporting of amounts reclassified out of accumulated other comprehensive income. For additional details related to the updated authoritative guidance, see Note 2, “New Accounting Pronouncements.”

See Note 3, “Transactions with Agilent” for further information regarding the relationships we have with Agilent and other Agilent businesses.

2. NEW ACCOUNTING PRONOUNCEMENTS

In February 2013, the FASB issued the guidance for reporting of amounts reclassified out of accumulated other comprehensive income. The revised guidance requires reporting the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about these amounts. The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. The guidance is effective prospectively for annual reporting periods beginning after December 15, 2012 and interim periods within those years. We adopted this

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NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. NEW ACCOUNTING PRONOUNCEMENTS (Continued)

guidance in the first quarter of 2014 and have presented the requisite disclosures in the condensed combined statement of comprehensive income and in the notes to the financial statements.

In March 2013, the FASB issued an amendment to the accounting guidance on foreign currency matters in order to clarify the guidance for the release of cumulative translation adjustment. The guidance requires that a parent deconsolidate a subsidiary or derecognize a group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) if the parent ceases to have a controlling financial interest in that group of assets. The guidance is effective for annual periods beginning on or after December 15, 2013 and interim periods within those years. We do not expect a material impact to our combined financial statements due to the adoption of this guidance.

In July 2013, the FASB issued an amendment to the accounting guidance related to the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit to be presented as a decrease in a deferred tax asset where a net operating loss, a similar tax loss, or a tax credit carryforward exists and certain criteria are met. This guidance is effective prospectively for annual reporting periods beginning after December 15, 2013 and interim periods within those years and is consistent with our current practice.

In May 2014, the FASB issued an amendment to the accounting guidance related to revenue recognition. The amendment was the result of a joint project between the FASB and the International Accounting Standards Board (“IASB”) to clarify the principles for recognizing revenue and to develop common revenue standards for U.S. GAAP and International Financial Reporting Standards (“IFRS”). To meet those objectives, the FASB is amending the FASB Accounting Standards Codification and creating a new Topic 606, Revenue from Contracts with Customers, and the IASB is issuing IFRS 15, Revenue from Contracts with Customers. The new guidance is effective for annual periods beginning after December 15, 2016, and interim periods within those years. Early application is not permitted. We are evaluating the impact of adopting this guidance to our combined financial statements.

In June 2014, the FASB issued an amendment to the accounting guidance relating to share-based compensation to resolve what it saw as diverse accounting treatment of certain awards. With this amendment, the FASB has given explicit guidance to treat a performance target that could be achieved after the requisite service period as a performance condition that affects vesting rather than as a non-vesting condition that affects the grant-date fair value of an award. The new guidance is effective for annual periods beginning after December 15, 2015 and for the interim periods within those annual periods. Earlier adoption is permitted. We are evaluating the impact of adopting this prospective guidance to our consolidated financial statements.

Other amendments to GAAP in the U.S. that have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our combined financial statements upon adoption.

3. TRANSACTIONS WITH AGILENT

Intercompany Transactions

The amount of materials and services sold by us to other Agilent businesses was immaterial for the nine months ended July 31, 2014 and 2013, and we did not purchase any materials from the other Agilent businesses for those respective periods.

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NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

3. TRANSACTIONS WITH AGILENT (Continued)

Allocated Costs

The condensed combined statement of operations includes our direct expenses for cost of products and services sold, research and development, sales and marketing, distribution, and administration as well as allocations of expenses arising from shared services and infrastructure provided by Agilent to us. These allocated expenses include costs of information technology, accounting and legal services, real estate and facilities, corporate advertising, insurance services, treasury and other corporate and infrastructure services. Costs allocated from other Agilent functions include costs for research and development, such as software tools, common development costs, and technology costs and costs of management and support, such as finance, quality, communications and central research and development efforts. In addition, other costs allocated to us include restructuring costs, pre-separation costs, share-based compensation expense and retirement plan expenses related to Agilent’s corporate and shared services employees and are included in the table below. These expenses are allocated to us using estimates that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by us. The allocation methods include headcount, square footage, actual consumption and usage of services, adjusted invested capital and others.

Allocated costs included in the accompanying condensed combined statement of operations are as follows:

	Nine Months Ended July 31,
	2014	2013
	(in millions)
Cost of products and services	$73	$71
Research and development	33	41
Selling, general and administrative	217	195
Other (income) expense	(2)	(4)
Total allocated costs	$321	$303

Agreements with Agilent

We share and operate under agreements executed by Agilent with third parties, including but not limited to purchasing, manufacturing, and freight agreements; use of facilities owned, leased, and managed by Agilent; and software, technology and other intellectual property agreements.

4. SHARE-BASED COMPENSATION

Agilent accounts for share-based awards in accordance with the provisions of the authoritative accounting guidance which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock option awards, RSUs, employee stock purchases made under Agilent’s employee stock purchase plan (“ESPP”) and performance share awards granted to selected members of our senior management under the Long-Term Performance (“LTP”) Program based on estimated fair values. The following disclosures represent share-based compensation expense relating to our employees participating in Agilent’s stock plan and based on allocation of Agilent’s corporate and shared services employee costs.

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NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

4. SHARE-BASED COMPENSATION (Continued)

The impact on our results for share-based compensation was as follows:

	Nine Months Ended July 31,
	2014	2013
	(in millions)
Cost of products and services	$9	$8
Research and development	6	6
Selling, general and administrative	21	20
Total share-based compensation expense	$36	$34

At July 31, 2014, there was no share-based compensation capitalized within inventory. For the nine months ended July 31, 2014 and 2013, there was no amount of windfall tax benefit realized from exercised stock options and similar awards.

The following assumptions were used by Agilent to estimate the fair value of employee stock options and LTP Program grants.

	Nine Months Ended July 31,
	2014	2013
Stock Option Plans:
Weighted average risk-free interest rate	1.7%	0.9%
Agilent’s Dividend yield	1%	1%
Agilent’s Weighted average volatility	39%	39%
Expected life	5.8 years	5.8 years
LTP Program:
Volatility of Agilent shares	—	37%
Volatility of selected peer-company shares to Agilent	—	6% - 64%
Price-wise correlation with selected peers to Agilent	—	49%

The fair value of share-based awards for employee stock option awards was estimated using the Black-Scholes option pricing model. Shares granted under the LTP Program were valued using a Monte Carlo simulation model. For the nine months ended July 31, 2014, there were no awards granted under the LTP Program. Both the Black-Scholes and Monte Carlo simulation fair value models require the use of highly subjective and complex assumptions used by Agilent, including the option’s expected life and the price volatility of Agilent stock. The estimated fair value of RSU awards is determined based on the market price of Agilent’s common stock on the date of grant adjusted for expected dividend yield. The ESPP allows eligible employees to purchase shares of Agilent’s common stock at 85 percent of the purchase price and uses the purchase date to establish the fair market value.

In developing the estimated life of employee stock options, Agilent considered the historical option exercise behavior of executive employees who were granted the majority of the options in the annual grants made which Agilent believes is representative of future behavior.

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5. INCOME TAXES

Our effective tax rate was 14.9 percent and 8.6 percent for the nine months ended July 31, 2014 and 2013, respectively. The income tax expense was $51 million and $32 million for the nine months ended July 31, 2014 and 2013, respectively.

The income tax provision for the nine months ended July 31, 2014 included a net discrete expense of $18 million primarily due to the recognition of tax expense related to the repatriation of earnings to the U.S. offset somewhat by the settlement of an IRS audit in the U.S. The income tax provision for the nine months ended July 31, 2013 included a net discrete tax expense of $3 million consisting of $6 million of net tax expense related to an increase in the Company’s uncertain tax positions for prior years partially offset by a $3 million benefit due to the recognition of research and development tax credits relating to the company’s prior fiscal year.

At July 31, 2014, our estimate of annual effective tax rate is 9.4 percent excluding discrete items and 13.5 percent including discrete items. We determine our interim tax provision using an estimated annual effective tax rate methodology except in jurisdictions where we anticipate a full year loss or we have a year-to-date ordinary loss for which no tax benefit can be recognized. In these jurisdictions, tax expense is computed separately. Our effective tax rate differs from the U.S. statutory rate primarily due to the mix of earnings in non-U.S. jurisdictions taxed at lower statutory rates; in particular Singapore where we enjoy a tax holiday.

At July 31, 2014 we had a balance of $61 million recorded in Other Current Assets that pertains to transaction tax refunds for legal entities where the input transaction taxes are higher than the output transaction taxes and we are entitled to a net refund from various tax authorities. The balance at October 31, 2013 was $45 million. The increase is primarily due to a slow Tax Authority refund process in certain jurisdictions.

At July 31, 2014, we had $126 million of unrecognized tax benefits, including $51 million of unrecognized tax benefits that have been netted against the related deferred tax assets. The remaining $75 million of unrecognized tax benefits were recorded within Other long-term liabilities. At October 31, 2013, we had $173 million of unrecognized tax benefits, including $81 million of unrecognized tax benefits that have been netted against the related deferred tax assets. The remaining $92 million of unrecognized tax benefits were recorded within Other long-term liabilities.

In the U.S., tax years remain open back to the year 2008 for federal income tax purposes and the year 2000 for significant states. On January 29, 2014 Agilent reached an agreement with the IRS for the tax years 2006 through 2007 which resulted in $55 million of tax benefits associated with the recognition of previously unrecognized U.S. federal and state tax benefits and the reversal of the related interest accruals resulting from this agreement and are reflected in the first quarter of 2014. Agilent’s U.S. federal income tax returns for 2008 through 2011 are currently under audit by the IRS. In other major jurisdictions where we conduct business, the tax years generally remain open back to the year 2003. With these jurisdictions and the U.S., it is reasonably possible that there could be significant changes to our unrecognized tax benefits in the next twelve months due to either the expiration of a statute of limitation or a tax audit settlement. Given the number of years and numerous matters that remain subject to examination in various tax jurisdictions, management is unable to estimate the range of possible changes to the balance of our unrecognized tax benefits.

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NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

6. INVENTORY

	July 31, 2014	October 31, 2013
	(in millions)
Finished goods	$229	$209
Purchased parts and fabricated assemblies	287	293
Total inventory	$516	$502

7. GOODWILL AND OTHER INTANGIBLE ASSETS

The following table presents goodwill balances and the movements for each of our reportable segments during the nine months ended July 31, 2014:

	Customer Support and Services	Measurement Solutions	Total
	(in millions)
Goodwill as of October 31, 2013	$54	$365	$419
Foreign currency translation impact	(2)	(12)	(14)
Goodwill as of July 31, 2014	$52	$353	$405

The component parts of other intangible assets at July 31, 2014 and October 31, 2013 are shown in the table below:

	Other Intangible Assets
	Gross Carrying Amount	Accumulated Amortization and Impairments	Net Book Value
	(in millions)
As of October 31, 2013:
Purchased technology	$123	$108	$15
Backlog	4	4	—
Trademark/Tradename	1	1	—
Customer relationships	26	23	3
Total amortizable intangible assets	$154	$136	$18
In-Process R&D	2	—	2
Total	$156	$136	$20
As of July 31, 2014:
Purchased technology	$125	$113	$12
Backlog	4	4	—
Trademark/Tradename	1	1	—
Customer relationships	26	24	2
Total	$156	$142	$14

During the nine months ended July 31, 2014, we recorded no additions to goodwill or other intangible assets. The $2 million decrease in in-process R&D was due to the completion of one project. During the

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NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

7. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

nine months ended July 31, 2014, there was no impact to intangible assets due to foreign exchange translation.

Amortization of intangible assets was $6 million and $7 million for the nine months ended July 31, 2014 and 2013, respectively. We recorded an impairment of $1 million of other intangible assets for the nine months ended July 31, 2013 due to the cancellation of an in-process R&D project. Future amortization expense related to intangible assets is estimated to be $1 million for the remainder of 2014, $6 million for 2015, $4 million for 2016 and $2 million for 2017, and $1 million thereafter.

8. FAIR VALUE MEASUREMENTS

The authoritative guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market and assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

The guidance establishes a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into three levels. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There are three levels of inputs that may be used to measure fair value:

Level 1—applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2—applies to assets or liabilities for which there are inputs other than quoted prices included within level 1 that are observable, either directly or indirectly, for the asset or liability such as: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in less active markets; or other inputs that can be derived principally from, or corroborated by, observable market data.

Level 3—applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

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NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

8. FAIR VALUE MEASUREMENTS (Continued)

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Financial assets and liabilities measured at fair value on a recurring basis as of July 31, 2014 were as follows:

		Fair Value Measurement at July 31, 2014 Using
	July 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Assets:
Long-term
Trading securities	$10	$10	$—	$—
Available-for-sale	32	32	—	—
Total assets measured at fair value	$42	$42	$—	$—
Liabilities:
Long-term
Deferred compensation liability	$10	$—	$10	$—
Total liabilities measured at fair value	$10	$—	$10	$—

Financial assets and liabilities measured at fair value on a recurring basis as of October 31, 2013 were as follows:

		Fair Value Measurement at October 31, 2013 Using
	October 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Assets:
Long-term
Trading securities	$11	$11	$—	$—
Available-for-sale	23	23	—	—
Total assets measured at fair value	$34	$34	$—	$—
Liabilities:
Long-term
Deferred compensation liability	$11	$—	$11	$—
Total liabilities measured at fair value	$11	$—	$11	$—

Our trading securities and available-for-sale investments are generally valued using quoted market prices and therefore are classified within level 1 of the fair value hierarchy. Our deferred compensation

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NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

8. FAIR VALUE MEASUREMENTS (Continued)

liability is classified as level 2 because although the values are not directly based on quoted market prices, the inputs used in the calculations are observable.

Trading securities and deferred compensation liability are reported at fair value, with gains or losses resulting from changes in fair value recognized currently in net income. Investments designated as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax, included in invested equity. Realized gains and losses from the sale of these instruments are recorded in net income.

9. RESTRUCTURING COSTS

In the second quarter of 2013, in response to slow revenue growth due to macroeconomic conditions, we accrued for a targeted restructuring program to reduce our total headcount by approximately 200 regular employees, representing approximately 2 percent of our global workforce. After the separation announcement in the fourth quarter of 2013 approximately 40 employees from the targeted restructuring plan have been redeployed within the company, reducing the total headcount under this plan to 160 employees. The timing and scope of workforce reductions will vary based on local legal requirements. When completed, the restructuring program is expected to result in a reduction in annual cost of sales and operating expenses.

We have substantially completed these actions as of July 31, 2014.

A summary of total restructuring activity is shown in the table below:

Workforce Reduction
(in millions)
Balance as of October 31, 2013	$6
Income statement expense/(reversal)	(3)
Cash payments	(2)
Balance as of July 31, 2014	$1

The restructuring reversal of $3 million recorded during the nine months ended July 31, 2014 related to approximately 40 employees that have been redeployed within the company as a result of the separation announcement. The restructuring accruals, which totaled $1 million at July 31, 2014, are recorded in other accrued liabilities on the condensed combined balance sheet. These balances reflect estimated future cash outlays.

A summary of the activity in the condensed combined statement of operations resulting from our restructuring plan is shown below:

	Nine Months Ended July 31, 2014	Nine Months Ended July 31, 2013
	(in millions)
Cost of products and services	$(1)	$4
Research and development	(1)	6
Selling, general and administrative	(1)	7
Total restructuring	$(3)	$17

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NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

10. RETIREMENT PLANS AND POST-RETIREMENT PLANS

Agilent provides multiemployer pension and post-retirement medical benefits to our eligible employees and retirees. As such, these liabilities are not reflected in our condensed combined balance sheets. As of the separation date, we expect to record the net benefit plan obligations related to these plans and reflect them in our condensed combined balance sheet.

Our condensed combined statements of operations include expense allocations for these benefits which were determined based on personnel by business unit and based on allocations of Agilent’s corporate and other shared functional personnel. We consider the expense allocation methodology and results to be reasonable for all periods presented.

Allocated expenses were $3 million and $6 million for the U.S. defined benefit plans for the nine months ended July 31, 2014 and 2013, respectively. Allocated expenses were $9 million and $18 million for the Non-U.S. defined benefit plans for the nine months ended July 31, 2014 and 2013, respectively. Allocated benefits for the U.S. post-retirement health care plan were $9 million for both the nine months ended July 31, 2014 and 2013, respectively.

These costs and benefits were reflected in our cost of sales and operating expenses. These costs and benefits were funded through intercompany transactions with Agilent which are now reflected within Agilent’s investment equity balance.

Eligible U.S. employees may participate in a defined contribution plan (the “401(k) Plan”) sponsored by Agilent. Enrollment in the 401(k) Plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the 401(k) Plan, matching contributions are provided to employees up to a maximum of 4 percent of an employee’s annual eligible compensation. Agilent allocated costs and made contributions to the 401(k) Plan on our behalf in the amount of $9 million for both the nine months ended July 31, 2014 and 2013, respectively.

Agilent made contributions to the U.S. defined benefit plans on our behalf in the amount of $15 million for the nine months ended July 31, 2014 and 2013, respectively. Contributions were $32 million and $36 million to the Non-U.S. defined benefit plans by Agilent on our behalf for the nine months ended July 31, 2014 and 2013, respectively. There were no contributions made to the U.S. post-retirement health care plan for both of the nine months ended July 31, 2014 and 2013, respectively.

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11. GUARANTEES

Standard Warranty

A summary of the standard warranty accrual activity is shown in the table below. The standard warranty accrual balances are held in other accrued and other long-term liabilities.

	Nine Months Ended July 31,
	2014	2013
	(in millions)
Balance as of November 1, 2013 and 2012	$38	$26
Accruals for warranties including change in estimates	34	33
Settlements made during the period	(24)	(24)
Balance as of July 31, 2014 and 2013	$48	$35
Accruals for warranties costs due within one year	$30	$22
Accruals for warranties costs due after one year	18	13
Balance as of July 31, 2014 and 2013	$48	$35

Contingencies

We are involved in lawsuits, claims, investigations and proceedings, including, but not limited to, patent, commercial and environmental matters, which arise in the ordinary course of business. There are no matters pending that we currently believe are probable of having a material impact to our business, combined financial condition, results of operations or cash flows.

On March 4, 2013, Agilent made a report to the Inspector General of the Department of Defense (“DOD IG”) regarding pricing irregularities relating to certain sales of electronic measurement products to U.S. government agencies. Agilent has conducted a thorough investigation with the help of external counsel, and has approached the DOD IG with a proposed methodology for resolving possible overcharges to U.S. government purchasers resulting from these sales and now will be discussing the matter with the Department of Justice Civil Division (“DOJ”). Based on the investigation and interactions with the DOD IG and DOJ, we do not believe that this matter is reasonably possible of having a material impact on Keysight’s financial condition, results of operations or cash flows. As of July 31, 2014, we have accrued for this matter based on our current understanding.

As part of routine internal audit activities, Agilent determined that certain employees of Agilent’s subsidiaries in China, including our employees, did not comply with Agilent’s Standards of Business Conduct and other policies. Based on those findings, Agilent has initiated an internal investigation, with the assistance of outside counsel, relating to certain sales of our products through third party intermediaries in China. The internal investigation includes a review of compliance by our employees in China with the requirements of the U.S. Foreign Corrupt Practices Act and other applicable laws and regulations. On September 5, 2013, Agilent voluntarily contacted the SEC and United States Department of Justice to advise both agencies of this internal investigation. We will cooperate with any government investigation of this matter. At this point, we cannot predict or estimate the duration, scope, cost, or result of this matter, or whether the government will commence any legal action, which could result in possible fines and penalties, criminal or civil sanctions, or other consequences. Accordingly, no provision with

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11. GUARANTEES (Continued)

respect to these matters has been made in our combined financial statements. Adverse findings or other negative outcomes from any governmental proceedings could have a material impact on our combined financial statements in future periods.

12. ACCUMULATED OTHER COMPREHENSIVE INCOME

Changes in accumulated other comprehensive income by component for the nine months ended July 31, 2014 were as follows, net of tax:

	Unrealized gain on investments	Foreign currency translation	Total
	(in millions)
As of October 31, 2013	$5	$26	$31
Other comprehensive loss before reclassifications	9	(15)	(6)
Tax (expense) benefit	—	(2)	(2)
Other comprehensive loss	9	(17)	(8)
As of July 31, 2014	$14	$9	$23

13. SEGMENT INFORMATION

Description of segments.  We are a measurement business, providing core electronic measurement solutions to the communications and electronics industries. Historically, we conducted our business in one operating segment. In the first quarter of 2014, in conjunction with the planned separation, we implemented changes in our organizational structure which resulted in the formation of two operating segments, measurement solutions and customer support and services. The two operating segments were determined based primarily on how the chief operating decision maker views and evaluates our operations. Operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and to assess its performance. Other factors, including market separation and customer specific applications, go-to-market channels, products and services and manufacturing are considered in determining the formation of these operating segments.

A description of our two reportable segments is as follows:

Our measurement solutions business provides electronic measurement instruments and systems with related software and software design tools that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment. We provide start-up assistance, consulting, optimization and application support throughout the customer’s product lifecycle.

The customer support and services business provides repair and calibration services for our installed base measurement solutions customers and facilitates the resale of used equipment. Our customer support and services business enables our customers to maximize the value from their electronic measurement equipment and strengthens customer loyalty. Providing these services assures a high level of instrument performance and availability while minimizing the cost of ownership and downtime.

A significant portion of the segments’ expenses arise from shared services and infrastructure that we have historically provided to the segments in order to realize economies of scale and to efficiently use

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13. SEGMENT INFORMATION (Continued)

resources. These expenses, collectively called corporate charges, include costs of legal, accounting, real estate, insurance services, information technology services, treasury and other corporate infrastructure expenses and historically centralized research and development costs. Charges are allocated to the segments, and the allocations have been determined on a basis that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by the segments. Beginning in fiscal year 2014, we created the order fulfillment and infrastructure (“OFI”) organization to centralize all order fulfillment and supply organizations and operations. OFI provides resources for manufacturing, engineering and strategic sourcing to our businesses. In general, OFI employees are dedicated to specific businesses and the associated costs are directly allocated to those businesses.

The following tables reflect the results of our reportable segments under our management reporting system. These results are not necessarily in conformity with U.S. GAAP. The performance of each segment is measured based on several metrics, including adjusted income from operations. These results are used, in part, by the chief operating decision maker in evaluating the performance of, and in allocating resources to, each of the segments.

The profitability of each of the segments is measured after excluding restructuring and asset impairment charges, investment gains and losses, acquisition and integration costs, non-cash amortization and other items as noted in the reconciliations below.

	Measurement Solutions	Customer Support and Services	Total Segments
	(in millions)
Nine months ended July 31, 2014:
Total net revenue	$1,870	$301	$2,171
Income from operations	$334	$65	$399
Nine months ended July 31, 2013:
Total net revenue	$1,891	$292	$2,183
Income from operations	$344	$66	$410

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NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

13. SEGMENT INFORMATION (Continued)

The following table reconciles reportable segments’ income from operations to our total enterprise income before taxes:

	Nine Months Ended July 31
	2014	2013
	(in millions)
Total reportable segments’ income from operations	$399	$410
Restructuring related reversals/(costs)	3	(17)
Transformational programs	(1)	(4)
Asset impairment charges	—	(1)
Amortization of intangibles	(6)	(7)
Acquisition and integration costs	(1)	(7)
Non-recurring pre-separation and transaction costs	(51)	—
Other	(4)	(6)
Other income (expense), net	3	6
Income before taxes, as reported	$342	$374

The following table presents assets directly managed by each segment. Unallocated assets primarily consist of deferred tax assets accumulated amortization of other intangibles and other assets.

	Measurement Solutions	Customer Support and Services	Total Segments
	(in millions)
Assets:
As of July 31, 2014	$1,743	$220	$1,963
As of October 31, 2013	$1,769	$228	$1,997

14. SUBSEQUENT EVENTS

The financial statements of the Electronic Measurement Business of Agilent Technologies, Inc. are derived from the financial statements of Agilent Technologies, Inc., which issued its quarterly financial statements for the quarter ended July 31, 2014 on September 2, 2014. Accordingly, the Electronic Measurement Business of Agilent Technologies, Inc. has evaluated transactions or other events for consideration as recognized subsequent events in the quarterly financial statements through the date of September 2, 2014. Additionally, the Electronic Measurement Business of Agilent Technologies, Inc. has evaluated transactions and other events that occurred through the reissuance of these financial statements, September 29, 2014, for purposes of disclosure of unrecognized subsequent events.

In accordance with the Employee Matters Agreement with Agilent, the liabilities attributable to Keysight employees were transferred from the Agilent retirement plans to the Keysight retirement plans, along with assets attributable to those liabilities, as of August 1, 2014. The net benefit obligations expected to be recorded include an estimated net unfunded benefit plan liability of $182 million and net funded benefit plan assets of $57 million, which are based on the actual discount rates and plan assumptions

THE ELECTRONIC MEASUREMENT BUSINESS OF AGILENT TECHNOLOGIES, INC.

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

14. SUBSEQUENT EVENTS (Continued)

determined as of the transfer date, accumulated other comprehensive income losses (net of tax of $269 million, $47 million of related deferred tax assets and $21 million of related deferred tax liabilities).

On September 15, 2014, we entered into a $300 million five-year revolving credit facility which will mature on (a) December 31, 2014, if the distribution date has not occurred on or prior to such date or (b) the fifth anniversary of the distribution date. We may not borrow under the credit facility until the occurrence of the separation and distribution. Borrowings under the credit facility will bear interest at 1) the London or Euro interbank offered rate  or 2) the Alternate Base Rate (“ABR”), in each case plus the applicable margin for such loans. The applicable margin for loans bearing interest at the alternative base rate ranges between zero and 0.650%, and the applicable margin for loans bearing interest based on the London or Euro interbank offered rate ranges from 1.00% to 1.65%, in each case based on our senior debt credit ratings as published by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. At our current credit ratings, the applicable margin for the base rate is 0.300%, and the applicable margin for London or euro interbank offered rate loans is 1.300%. The revolving credit facility agreement also provides for customary fees, including facility fees, letter of credit fees, and other fees. Loans made under the credit facility may be used for general corporate purposes, including acquisitions and share repurchases. Under terms of the credit agreement, we must maintain certain financial ratios (Consolidated Total Indebtedness/EBITDA and Interest Expense/EBITDA). The revolving credit agreement also contains customary representations, covenants and events of default. As of September 29, 2014, no amounts were drawn on this credit facility.

As part of routine internal audit activities, Agilent determined that certain employees of Agilent’s subsidiaries in China, including our employees, did not comply with Agilent’s Standards of Business Conduct and other policies. Based on those findings, Agilent initiated an internal investigation, with the assistance of outside counsel, relating to certain sales of our products through third party intermediaries in China. The internal investigation included a review of compliance by our employees in China with the requirements of the U.S. Foreign Corrupt Practices Act and other applicable laws and regulations. On September 5, 2013, Agilent voluntarily contacted the SEC and United States Department of Justice to advise both agencies of this internal investigation. On September 15, 2014, Agilent received a letter from the SEC’s Division of Enforcement stating that the investigation had been completed and that the Division of Enforcement did not intend to recommend any enforcement action against Agilent by the SEC. On September 24, 2014, Agilent received a letter from the DOJ stating that the DOJ had closed its inquiry into the matter, citing Agilent’s voluntary disclosure and thorough investigation.